Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163430
PROSPECTUS SUPPLEMENT NO. 4
Dated March 16, 2010
(to Prospectus dated December 23, 2009)
6,255,313 Shares
Alon USA Energy, Inc.
Common Stock

     This Prospectus Supplement No. 4 relates to the offer and resale from time to time of up to 6,255,313 shares of our common stock by the selling stockholder and supplements our Prospectus dated December 23, 2009 (as previously supplemented by the prospectus supplements dated January 5, 2010, January 27, 2010 and March 2, 2010, the “Prospectus”). You should read this Prospectus Supplement No. 4 together with the Prospectus.
     Attached hereto and incorporated by reference herein is our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 16, 2010.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.
     Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 1 of the Prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2009 attached hereto.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is March 16, 2010.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009
OR

☐	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                      TO                     .
Commission file number: 001-32567
ALON USA ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	74-2966572 (I.R.S. Employer Identification No.)

7616 LBJ Freeway, Suite 300, Dallas, Texas (Address of principal executive offices)	75251 (Zip Code)
Registrant’s telephone number, including area code: (972) 367-3600
Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value	New York Stock Exchange
$0.01 per share
Securities registered pursuant to Section 12 (g) of the Act: None
     Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
     Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☑
     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
     Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     Indicate by check mark whether the registrant is a shell company (as defined in Exchange Act Rule 12b-2). Yes ☐ No ☑
     The aggregate market value for the registrant’s common stock held by non-affiliates as of June 30, 2009, the last day of the registrant’s most recently completed second fiscal quarter was $84,064,473.99.
     As of March 1, 2010, 54,170,913 shares of the registrant’s common stock, $0.01 par value, were outstanding.
     Documents incorporated by reference: Proxy statement of the registrant relating to the registrant’s 2010 annual meeting of stockholders, which is incorporated into Part III of this Form 10-K.

i

PART I
ITEMS 1. AND 2. BUSINESS AND PROPERTIES.
Statements in this Annual Report on Form 10-K, including those in Items 1 and 2, “Business and Properties,” and Item 3, “Legal Proceedings,” that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See “Forward-Looking Statements” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 for a discussion of forward-looking statements and of factors that could cause actual outcomes and results to differ materially from those projected.
COMPANY OVERVIEW
     In this Annual Report, the words “we,” “our” and “us” refer to Alon USA Energy, Inc. and its consolidated subsidiaries or to Alon USA Energy, Inc. or an individual subsidiary, and not to any other person.
     We are a Delaware corporation formed in 2000 to acquire the Big Spring, Texas refinery and related pipeline, terminal and marketing assets from Atofina Petrochemicals, Inc., or FINA. In 2006, we acquired refineries in Paramount and Long Beach, California and Willbridge, Oregon, together with the related pipeline, terminal and marketing assets, through the acquisitions of Paramount Petroleum Corporation and Edgington Oil Company. In 2008, we acquired a refinery in Krotz Springs, Louisiana through the acquisition of Valero Refining Company-Louisiana. As of December 31, 2009, we operated 308 convenience stores in Central and West Texas and New Mexico, primarily under the 7-Eleven and FINA brand names. Our convenience stores typically offer merchandise, food products and motor fuels. Our principal executive offices are located at 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and our telephone number is (972) 367-3600. Our website can be found at www.alonusa.com.
     On July 28, 2005, our stock began trading on the New York Stock Exchange under the trading symbol “ALJ.” We are a controlled company under the rules and regulations of the New York Stock Exchange because Alon Israel Oil Company, Ltd. (“Alon Israel”) holds more than 50% of the voting power for the election of our directors through its ownership of approximately 76.02% of our outstanding common stock. Alon Israel, an Israeli limited liability company, is the largest services and trade company in Israel. Alon Israel entered the gasoline marketing and convenience store business in Israel in 1989 and has grown to become a leading marketer of petroleum products and one of the largest operators of retail gasoline and convenience stores in Israel. Alon Israel is a controlling shareholder of Blue Square Israel, Ltd., a leading retailer in Israel, which is listed on the New York Stock Exchange and the Tel Aviv Stock Exchange and also of Dor-Alon Energy in Israel (1988) Ltd., a leading Israeli marketer, developer and operator of gas stations and shopping centers which is listed on the Tel Aviv Stock Exchange.
     We file annual, quarterly and current reports and proxy statements, and file or furnish other information, with the Securities Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, we make our SEC filings available free of charge through our internet website at www.alonusa.com as soon as reasonably practicable after we electronically file, or furnish, such material with the SEC. In addition, we will provide copies of our filings free of charge to our stockholders upon request to Alon USA Energy, Inc., Attention: Investor Relations, 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. We have also made the following documents available free of charge through our internet website at www.alonusa.com:
•	Compensation Committee Charter;

•	Audit Committee Charter;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

BUSINESS
     We are an independent refiner and marketer of petroleum products operating primarily in the South Central, Southwestern and Western regions of the United States. Our crude oil refineries are located in Texas, California, Oregon and Louisiana and have a combined throughput capacity of approximately 250,000 barrels per day (“bpd”). Our refineries produce petroleum products including various grades of gasoline, diesel fuel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt, and other petroleum-based products.
     In the first quarter of 2008, we modified our presentation of segment data to reflect the following three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing. The branded marketing segment information historically included as part of the refining and marketing segment was combined with the retail segment in 2008 and prior segment results have been changed to conform with the current year presentation. Additional information regarding our operating segments and properties is presented in Note 6 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Refining and Unbranded Marketing
     Our refining and unbranded marketing segment includes sour and heavy crude oil refineries that are located in Big Spring, Texas; and Paramount and Long Beach, California; and a light sweet crude oil refinery located in Krotz Springs, Louisiana. Because we operate the Long Beach refinery as an extension of the Paramount refinery and due to their physical proximity to one another, we refer to the Long Beach and Paramount refineries together as our “California refineries.” Our refineries have a combined throughput capacity of approximately 240,000 bpd. At our refineries we refine crude oil into petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals, petrochemical feedstocks and asphalts, which are marketed primarily in the South Central, Southwestern and Western United States.
Big Spring Refinery
     Our Big Spring refinery has a crude oil throughput capacity of 70,000 bpd and is located on 1,306 acres in the Permian Basin in West Texas. In industry terms, our Big Spring refinery is characterized as a “cracking refinery,” which generally refers to a refinery utilizing vacuum distillation and catalytic cracking processes in addition to basic distillation, naphtha reforming and hydrotreating processes, to produce higher light product yields through the conversion of heavier fuel oils into gasoline, light distillates and intermediate products.
     Major processing units at our Big Spring refinery include fluid catalytic cracking (“FCC”), naphtha reforming, vacuum distillation, hydrotreating and alkylation units.
     On February 18, 2008, a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units. The re-start of the crude unit in a hydroskimming mode began on April 5, 2008 and the Fluid Catalytic Cracking Unit (“FCCU”) resumed operations on September 26, 2008. All of the repairs to the units damaged in the fire were completed by the end of 2009 other than the alkylation unit which returned to operations in January 2010.
     Our Big Spring refinery has the capability to process substantial volumes of less expensive high-sulfur, or sour, crude oils to produce a high percentage of light, high-value refined products. Typically, sour crude oil has accounted for approximately 90.0% of the Big Spring refinery’s crude oil input.
     Our Big Spring refinery produces ultra low-sulfur gasoline, ultra low-sulfur diesel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt and other petroleum products. This refinery typically converts approximately 90.0% of its feedstock into finished products such as gasoline, diesel, jet fuel and petrochemicals, with the remaining 10.0% primarily converted to asphalt and liquefied petroleum gas.

     During each full year of operations since our acquisition from FINA other than 2009 and 2008, we have averaged over 90% utilization of our Big Spring refinery’s crude oil throughout capacity. The following table summarizes historical throughput and production data for our Big Spring refinery:

	Year Ended December 31,
	2009		2008		2007
	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	48,340	80.8	31,654	83.8	58,607	86.0
Sweet crude	9,238	15.4	4,270	11.3	5,017	7.4
Blendstocks	2,292	3.8	1,869	4.9	4,521	6.6

Total refinery throughput (1)	59,870	100.0	37,793	100.0	68,145	100.0

Refinery production:
Gasoline	26,826	45.0	14,266	38.4	32,135	47.5
Diesel/jet	19,136	32.2	10,439	28.2	19,676	29.1
Asphalt	5,289	8.9	4,850	13.1	7,620	11.3
Petrochemicals	2,928	4.9	1,221	3.3	3,980	5.9
Other	5,327	9.0	6,298	17.0	4,190	6.2

Total refinery production (2)	59,506	100.0	37,074	100.0	67,601	100.0

Refinery utilization (3)		82.3%		52.3%		92.5%

(1)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(2)	Total refinery production represents the barrels per day of various products produced from processing oil and other refinery feedstocks through the crude unit and other conversion units at our Big Spring refinery.

(3)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.
     Refinery throughput and production for 2009 reflects the effects of downtime associated with a scheduled reformer regeneration in May 2009, an unscheduled reformer regeneration in November 2009 and a scheduled shutdown of the ultra low-sulfur gas unit for completion of our ultra low-sulfur gas project. Refinery throughput and production for 2008 reflects the effects of the downtime associated with the February 18, 2008 fire. Refinery throughput and production for 2007 reflects the effects of downtime associated with a scheduled reformer regeneration in January 2007, scheduled maintenance in the third quarter of 2007 and restrictions on throughput caused by limited hydrogen production due to operational issues in the catalytic reformer which were resolved by a reformer regeneration completed in January 2008.
     Big Spring Refinery Raw Material Supply
     Sour crude oil has typically accounted for more than 90% of our crude oil input at the Big Spring refinery, of which approximately 93% was West Texas Sour (“WTS”) crude oil prior to 2007. In late 2006, we began to use different crudes and feedstocks shipped from the Texas Gulf Coast on the Amdel pipeline to diversify our crude sources and to improve production yields. As a result, in 2007 WTS decreased to approximately 77% of the Big Spring Refinery’s sour crude oil input. WTS was approximately 63% of the Big Spring Refinery’s sour crude oil input in 2008 and approximately 78% of the Big Spring Refinery’s sour crude oil input in 2009. Our Big Spring refinery is the closest refinery to Midland, Texas, which is the largest origination terminal for West Texas crude oil. We believe this location provides us with the lowest transportation cost differential for West Texas crude oil of any refinery.
     Approximately 66% of our Big Spring refinery’s crude oil input requirements are purchased through term contracts with several suppliers, including major oil companies. These term contracts are generally short-term in nature with arrangements that contain market-responsive pricing provisions and provisions for renegotiation or cancellation by either party. A small amount of locally gathered crude oil is also delivered directly to our Big Spring refinery. The remainder of the Big Spring refinery’s crude oil input requirements are purchased on the spot market.

In addition, access to the Amdel and White Oil pipelines gives us the ability to optimize our refinery crude slate by transporting foreign and domestic crude oils to our Big Spring refinery from the Gulf Coast when the economics for processing those crude oils are more favorable than processing locally-sourced crude oils. Other feedstocks, including butane, isobutane and asphalt blending components, are delivered by truck and railcar, and a majority of our natural gas is delivered by a pipeline in which we own a 63% interest.
     Crude Oil Pipelines
     We receive WTS crude oil and West Texas Intermediate (“WTI”), a light sweet crude oil, primarily from regional common carrier pipelines. We also have access to offshore domestic and foreign crude oils available on the Gulf Coast through the Amdel and White Oil pipelines. This combination of access to Permian Basin crude oil and foreign and offshore domestic crude oil from the Gulf Coast allows us to optimize our Big Spring refinery’s crude oil supply at any given time. The crude oil pipelines we utilize consist of the following:

Crude Oil Pipelines	Status	Miles	Connections
Amdel	Sunoco Throughput	504	Midland and Nederland
White Oil	Sunoco Throughput	25	Garden City (Amdel) and Big Spring
Mesa Interconnect	Owned	4	Mesa pipeline and Big Spring
Centurion	Owned (leased to Centurion)	3	Centurion pipeline and Big Spring
     The 504-mile bi-directional Amdel pipeline and the 25-mile White Oil pipeline connect our refinery to Nederland, Texas, which is located on the Gulf Coast, and to Midland, Texas. Permian Basin crude oil is delivered to our Big Spring refinery through the 4-mile long, 16-inch diameter Mesa Interconnect pipeline which is connected to the Mesa pipeline system, a common carrier, and through our 3-mile long, 12-inch diameter connection pipeline which is leased to Centurion Pipeline L.P. (“Centurion”) and connected to the Centurion 12-inch and 8-inch diameter pipeline system from Midland, Texas to Roberts Junction in Texas.
     On March 1, 2006, we sold our Amdel and White Oil crude pipelines to an affiliate of Sunoco, Inc. (“Sunoco”), for a total consideration of approximately $68.0 million. In conjunction with the sale of the Amdel and White Oil pipelines, we entered into a 10-year pipeline Throughput and Deficiency Agreement with Sunoco, with an option to extend the agreement by four additional thirty-month periods. The Throughput and Deficiency Agreement allows us to maintain crude oil transportation rights on the pipelines from the Gulf Coast and from Midland, Texas to the Big Spring refinery. Pursuant to the Throughput and Deficiency Agreement, we have agreed to ship a minimum of 15,000 bpd on the pipelines during the term of the agreement. We commenced shipments of crude oil through the Amdel and White Oil pipelines under this agreement in October 2006.
     To further diversify crude oil delivery sources to our Big Spring refinery, we entered into a 15-year arrangement with Centurion in June 2006. Pursuant to this arrangement, Centurion will provide us with crude oil transportation pipeline capacity, and we ship a minimum of 21,500 bpd of crude oil from Midland, Texas to our Big Spring refinery using Centurion’s approximately 40-mile long pipeline system from Midland to Roberts Junction and our 3-mile pipeline from Roberts Junction to the Big Spring refinery which we lease to Centurion. We commenced shipments of crude oil through these pipelines in November 2006.
      Big Spring Refinery Production
     Gasoline. In 2009, gasoline accounted for approximately 45.0% of our Big Spring refinery’s production. We produce various grades of gasoline, ranging from 84 sub-octane regular unleaded to 93 octane premium unleaded, and use a computerized component blending system to optimize gasoline blending. We completed our ultra low-sulfur gasoline project in the second half of 2009, so gasoline currently produced at the Big Spring refinery complies with the U.S. Environmental Protection Agency’s (“EPA”) ultra low-sulfur gasoline standard of 30 parts per million (“ppm”). Our Big Spring refinery is capable of producing specially formulated fuels, such as those required in the El Paso, Dallas/Fort Worth and Arizona markets.
     Distillates. In 2009, diesel and jet fuel accounted for approximately 32.2% of our Big Spring refinery’s production. All of the on-road specification diesel fuel we produce meets the EPA’s ultra low-sulfur diesel standard of 15 ppm. Our jet fuel production conforms to the JP-8 grade military specifications required by the Air Force bases to which we market our jet fuel.
     Asphalt. Asphalt accounted for approximately 8.9% of our Big Spring refinery’s production in 2009. Approximately 49.3% of our Big Spring refinery’s asphalt production is blended paving grades and 50.7% is asphalt blendstocks. We have an exclusive license to use FINA’s asphalt blending technology in West Texas, Arizona, New Mexico and Colorado and a non-exclusive license in Idaho, Montana, Nevada, North Dakota, Utah and Wyoming. Exclusivity under this fully-paid license remains in effect as long as we continue to purchase our rubber modifiers from FINA, although we may purchase rubber modifiers from other sources and maintain such exclusivity if FINA does not provide competitive pricing on these products. Because FINA ceased supplying rubber modifiers in the United States in the first quarter of 2005, we have been purchasing rubber modifiers from other sources since that time. Our asphalt facilities are capable of producing up to 30 different product formulations, including both polymer modified asphalt (“PMA”) and ground tire rubber (“GTR”) asphalt. Asphalt produced at the Big Spring refinery is transferred to our asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate bulk wholesale market prices.
     Petrochemical Feedstocks and Other. We produce propane, propylene, certain aromatics, specialty solvents and benzene for use as petrochemical feedstocks, along with other by-products such as sulfur and carbon black oil. Our Big Spring refinery has sulfur processing capabilities of approximately two tons per thousand bpd of crude oil capacity, which is above the average for cracking refineries and aids in our ability to produce low sulfur motor fuels while continuing to process significant amounts of sour crude oil.
      Big Spring Refinery Transportation Fuel Marketing
     Our refining and unbranded marketing segment sales include sales of refined products from our Big Spring refinery in both the wholesale rack and bulk markets. Our marketing of transportation fuels produced at our Big Spring refinery is focused on four states in the Southwestern and South Central regions of the United States through our physically integrated system.
     We market transportation fuels produced at our Big Spring refinery in West and Central Texas, Oklahoma, New Mexico and Arizona. We refer to these areas as our ‘physically integrated system’ because our distributors in this region are supplied with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals which we either own or have access to through leases or long-term throughput agreements. Other than in 2008 due to the February 18, 2008 fire, approximately 53% of the gasoline and 14% of the diesel motor fuels produced at our Big Spring Refinery are transferred to our retail and branded marketing segments at prices substantially determined by reference to commodity pricing information published by Platts.
     Unbranded Transportation Fuel Marketing. We presently sell a majority of the diesel fuel and approximately 25.41% of the gasoline produced at our Big Spring refinery on an unbranded basis. During 2009 we sold over 16,424 bpd of our Big Spring refinery’s diesel fuel and gasoline production as unbranded fuels, which were largely sold through our physically integrated system.
     Jet Fuel Marketing. We market substantially all the jet fuel produced at our Big Spring refinery as JP-8 grade to the Defense Energy Supply Center (“DESC”). All DESC contracts are for a one-year term and are awarded through a competitive bidding process. We have traditionally bid for contracts to supply Dyess Air Force Base in Abilene, Texas and Sheppard Air Force Base in Wichita Falls, Texas. Jet fuel production in excess of existing contracts is sold through unbranded rack sales.
     Product Supply Sales. We sell transportation fuel production in excess of our branded and unbranded marketing needs through bulk sales and exchange channels. These bulk sales and exchange arrangements are entered into with various oil companies and traders and are transported through our product pipeline network or truck deliveries. Our petrochemical feedstock and other petroleum product production is sold to a wide customer base and is transported through truck and railcars.
      Big Spring Product Pipelines
     The product pipelines we utilize to deliver refined products from our Big Spring refinery are linked to the major third-party product pipelines in the geographic area around our Big Spring refinery. These pipelines provide us flexibility to optimize product flows into multiple regional markets. This product pipeline network can also (1) receive additional transportation fuel products from the Gulf Coast through the Delek product terminal and Magellan pipelines, (2) deliver and receive products to and from the Magellan system, our connection to the Group III, or mid-

continent markets, and (3) deliver products to the New Mexico and Arizona markets through third-party systems. The following table describes the product pipelines which we utilize:

				Expiration
Product Pipelines	Access	Miles	Connections	Date
Plains (1)	Lease	38	Coahoma and Midland	2012
Fin-Tex	HEP throughput	137	Midland and Orla (Holly)	2020
Holly	Lease	133	Orla and El Paso	2018
Trust	HEP throughput	332	Big Spring/Abilene/Wichita Falls	2020
Dyess JP-8	HEP throughput	2	Abilene and Dyess Air Force Base	2020
River	HEP throughput	47	Wichita Falls and Duncan (Magellan)	2020
Carswell	Owned	148	Abilene and Fort Worth	N/A

(1)	The description of the Plains pipeline does not include a 4-mile pipeline that we own connecting Big Spring and Coahoma, Texas.
     In February 2005, we completed the contribution of our Fin-Tex, Trust, River and Dyess JP-8 product pipelines, and certain of our product terminals connected to these pipelines to Holly Energy Partners, LP (“HEP”). Simultaneous with this transaction, we entered into a Pipelines and Terminal Agreement with HEP with an initial term of 15 years and three subsequent five year renewal terms exercisable at our sole discretion. Pursuant to the Pipelines and Terminal Agreement, we have agreed to transport and store minimum volumes of refined products in the pipelines and terminals and to pay specified tariffs and fees for such transportation and storage during the term of the agreement. See Note 5 of our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
     The Plains, Fin-Tex and Holly pipelines make up the Fin-Tex system. Our access to the Plains and Holly pipelines is secured by pipeline leases, while our access to the Fin-Tex pipeline is provided through our Pipelines and Terminals Agreement with HEP. The Fin-Tex system transports product from the Big Spring refinery to El Paso, Texas and allows product to be placed in Tucson and Phoenix, Arizona through the third-party Kinder Morgan pipeline. The Fin-Tex system also gives us access to the Albuquerque and Bloomfield, New Mexico markets. We deliver physical barrels to El Paso and receive, through an exchange agreement with Navajo Refining Company, physical barrels in Albuquerque and Bloomfield.
     The Trust pipeline connects our Big Spring refinery to terminals in Abilene and Wichita Falls, while the River pipeline connects the terminal in Wichita Falls to our Duncan, Oklahoma terminal. At Duncan, the River pipeline connects into the Magellan pipeline system for sales into Group III, or mid-continent, markets. The Trust and River pipeline system is a bi-directional pipeline system which we access through our Pipelines and Terminals Agreement with HEP.
     The Dyess JP-8 pipeline connects the Abilene terminal to Dyess Air Force Base. Our access to this pipeline is also provided through our Pipelines and Terminals Agreement with HEP.
     Our Carswell pipeline system runs from Abilene to Fort Worth, Texas. The Carswell pipeline is currently inactive.
      Product Terminals
     We primarily utilize the following six product terminals for delivery of transportation fuels produced at our Big Spring refinery, of which two are owned and three are accessed through our Pipelines and Terminal Agreement with HEP:

		Working
Terminals	Access	Capacity (1)	Supply Source	Mode of Delivery
Big Spring, Texas (2)	Owned	331	Pipeline/refinery	Pipeline/truck
Abilene, Texas	HEP	111	Pipeline	Pipeline/truck
Wichita Falls, Texas	HEP	189	Pipeline	Pipeline/truck
Duncan, Oklahoma	Owned (3)	154	Pipeline	Pipeline
Orla, Texas	HEP	116	Pipeline	Pipeline
Southlake, Texas	Terminalling Agreement	212	Pipeline	Truck

Total		1,113

(1)	Measured in thousands of barrels.

(2)	Includes the tankage located at our Big Spring refinery.

(3)	The terminal is owned, but the underlying real property is leased.
     All six terminals we access are physically integrated with our Big Spring refinery through the product pipelines we utilize. Four of these six terminals, Big Spring, Abilene, Southlake and Wichita Falls, are equipped with truck loading racks. The other two terminals, Duncan, Oklahoma and Orla, Texas, are used for delivering shipments into third-party pipeline systems. The Southlake terminal is supplied pursuant to a throughput agreement with Nustar Logistics, LP (“Nustar”) whereby we have agreed to ship 2,000 bpd of product from the HEP-owned Wichita Falls, Texas terminal to the Southlake terminal through Nustar’s pipeline. We also directly access three other terminals located in El Paso, Texas and Tucson and Phoenix, Arizona.
California Refineries and Terminals
     On August 4, 2006, we completed the purchase of the stock of Paramount Petroleum Corporation, a heavy crude oil refining company. Paramount Petroleum Corporation’s assets included two refineries located in Paramount, California and Willbridge, Oregon with a combined refining capacity of 66,000 bpd, seven asphalt terminals located in Washington (Richmond Beach), California (Elk Grove and Mojave), Arizona (Phoenix, Fredonia and Flagstaff), and Nevada (Fernley) (50% interest), and a 50% interest in Wright Asphalt Products Company (“Wright”), which specializes in patented ground tire rubber modified asphalt products. Our Paramount refinery has a crude oil throughput capacity of 54,000 bpd and is located on 63 acres in Paramount, California. In industry terms, the Paramount refinery is characterized as a “hydroskimming refinery” which is a more complex refinery configuration than a “topping refinery” (described below), adding naphtha reforming, hydrotreating and other chemical treating processes to the distillation process. In addition to producing vacuum gas oil and asphalt, our Paramount refinery utilizes naphtha reforming and hydrotreating to produce gasoline and distillate products from the light oil streams resulting from the distillation process.
     On September 28, 2006, we completed the acquisition of Edgington Oil Company, a heavy crude oil refining company located in Long Beach, California. Edgington Oil Company’s assets included a refinery with a nameplate capacity of approximately 40,000 bpd. Our Long Beach refinery has a crude oil throughput capacity of 40,000 bpd and is located on 19 acres in Long Beach, California. In industry terms, the Long Beach refinery is characterized as a “topping refinery” which generally refers to a low complexity refinery configuration consisting primarily of a distillation unit. Distillation is the first step in the refining process — separating crude oil into its constituent petroleum products. The Long Beach refinery utilizes vacuum distillation to produce vacuum gas oil and asphalt.
     Our refineries located in Paramount and Long Beach are included in our refining and unbranded marketing segment, while our refinery in Willbridge is included in our asphalt segment. Because we operate the Long Beach refinery as an extension of the Paramount refinery and due to their physical proximity to one another, we refer to the Paramount and Long Beach refineries together as our “California refineries.”
     Our California refineries have the capability to process substantial volumes of less expensive sour crude oils. In 2009 at the California refineries, sour crude oil accounted for approximately 43.5% of crude oil input and heavy crude oil accounted for 56.5%. The California refineries are connected by pipelines we own. Asphalt is the only finished product produced at the Long Beach refinery. Approximately 56% of the unfinished motor fuels, jet fuel and other products produced at the Long Beach refinery in 2009 were transferred to the Paramount refinery via our pipeline connection and by trucks for final processing and marketing, with the remainder sold to other area refineries and third parties. Major processing units at the California refineries include naphtha reforming, vacuum distillation, hydrotreating and isomerization units.
     Our California refineries produce CARBOB gasoline, CARB diesel, jet fuel, asphalt and other petroleum products. In 2009, these refineries converted approximately 39.7% of crude oil into higher value products such as gasoline, diesel and jet fuel, with 29.5% converted to asphalt, fuel oil and sulfur. The remaining 30.8% of production was sold as unfinished feedstocks to other refineries and third parties.
     As reflected in our 2009 production results, the California refineries still produced unfinished products. Unfinished products typically provide lower margins than finished products. In order to realize higher margins for the sale of these finished products, we have completed a refinery upgrade project to bring online a naphtha hydrotreater located at the Paramount refinery. The naphtha hydrotreater allows us to increase our production of distillates and gasoline and to produce less unfinished products.
     In 2009, we averaged approximately 46% utilization of our California refineries’ crude oil throughput capacity. The following table summarizes 2009, 2008 and 2007 throughput and production data for our California refineries on a combined basis.

	Year Ended December 31,
	2009		2008		2007
	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	13,408	43.0	8,014	25.8	20,839	33.7
Heavy crude	17,420	55.9	22,590	72.6	40,700	65.9
Blendstocks	330	1.1	495	1.6	223	0.4

Total refinery throughput (1)	31,158	100.0	31,099	100.0	61,762	100.0

Refinery production:
Gasoline	4,920	16.2	4,141	13.7	7,318	12.1
Diesel/jet	7,123	23.5	7,481	24.8	13,360	22.1
Asphalt	8,976	29.5	9,214	30.5	19,006	31.5
Light unfinished	117	0.4	—	—	3,071	5.1
Heavy unfinished	8,813	29.0	9,182	30.4	16,793	27.9
Other	418	1.4	192	0.6	793	1.3

Total refinery production (2)	30,367	100.0	30,210	100.0	60,341	100.0

Refinery utilization (3)		46.2%		46.3%		85.9%

(1)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(2)	Total refinery production represents the barrels per day of various products produced from processing crude oil and other refinery feedstocks through the crude units and other conversion units at our California refineries.

(3)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. Reflects the effects of downtime associated with a planned turnaround of our No. 2 crude unit at the Paramount refinery in March and April 2007 and the downtime to optimize our refining and asphalt economics in 2009 and 2008.
     Our California refineries operated at low rates for 2009 and 2008 due to historically low West Coast refining margins. Additionally, 2008 was affected by a planned turnaround of the Paramount refinery lasting for two months, and a planned revamp and turnaround of the No. 2 crude unit at the Long Beach refinery lasting five months. The Paramount refinery started back up in February 2009 after the completion of a refinery-wide turnaround and the completion of refinery upgrade projects. These projects include the upgrade of an idled naphtha hydrotreater, revamping a naphtha hydrotreater to hydrotreat jet fuel, upgrading crude units’ metallurgy, upgrading the refinery’s electrical system and the installation of a new flare gas recovery system. These upgrades resulted in the combined Paramount and Long Beach refineries being operated in a hydroskimming mode. In September 2007, our Long Beach refinery achieved throughput of 35,000 bpd upon the startup of the No. 1 crude unit. In November

2007, the No. 2 crude unit at the Long Beach refinery was taken offline for a planned turnaround. In addition, we continuously evaluate and optimize throughput at our California refineries based on the topping and hydroskimming margins environment.
      California Refineries Raw Material Supply
     For 2009, sour crude oil accounted for approximately 43.5% of our crude oil input of which approximately 20.4% was California sour crude oil. Heavy crude oil accounted for approximately 56.5% of our crude oil input of which approximately 37.4% was local California heavy crude oil. As a result of the proximity of the California refineries to the Port of Los Angeles and the Port of Long Beach, we have access to a variety of domestic and foreign crude oils that are available on the West Coast. Our California refineries receive crude oil primarily from common carrier, private carrier and our owned pipelines. Approximately 30.0% of our California refineries’ crude oil input requirements are purchased through term contracts with several suppliers, including major oil companies. These term contracts are both short-term and long-term in nature with arrangements that contain market-responsive pricing provisions and provisions for renegotiation or cancellation by either party. The remainder of the California refineries’ crude oil input requirements are purchased on the spot market. Other feedstocks, including butane and gasoline blendstocks, are delivered by truck and pipeline.
      Crude Oil Pipelines
     The crude oil pipelines we utilize provide our California refineries access to California and foreign crude oils and consist of the following:

Crude Oil Pipelines	Status	Miles	Connections
Paramount Crude	Owned	2.5	Paramount and East Hynes Terminal
Chevron Crude	Third Party	15	Paramount and local gathering system
No. 3/No. 4	Owned	13	Long Beach and Long Beach Harbor
BP	Third Party	1	Long Beach and East Hynes Terminal
Plains Pipeline	Third Party	14	Long Beach and West Hynes Terminal
     The Paramount refinery is supplied by the Chevron Crude pipeline (heavy sour) and Paramount Crude pipeline (medium/heavy sour). The Long Beach refinery is supplied by the No. 3/No. 4 pipelines (heavy sour) and the BP pipeline (medium sour). As a supplement to our on-site storage facilities, the California refineries lease crude oil storage tanks located at the BP-owned East Hynes, the Plains West Hynes, and the Kinder Morgan Carson crude oil terminals. Additionally, we acquire California medium sour crude oil from the West Hynes terminal and utilize the Plains Dominguez and Long Beach terminals pursuant to throughput arrangements. This combination of storage capacity and throughput arrangements allows the California refineries to receive and optimize the crude slate of waterborne domestic and foreign crude oil, along with California crude oil.
     On June 29, 2007, we purchased a crude oil and unfinished products pipeline system from Kinder Morgan, Inc. known as the “Black Oil System.” The Black Oil System includes approximately 6 miles of active and 13 miles of inactive pipelines in the Long Beach, California area. The Black Oil System provides our Paramount refinery and other third-party shippers with access to refineries and waterborne terminals.
      California Refineries Production
     Gasoline. In 2009, CARBOB gasoline, all of which is produced or finished at our Paramount refinery, accounted for approximately 16.2% of our California refineries’ production. The Paramount refinery utilizes a computerized component blending system to optimize gasoline blending. In addition, our Paramount refinery is capable of producing specially formulated fuels, such as those required in the California, Nevada and Arizona markets.
     Distillates. In 2009, CARB diesel, Ultra Low-Sulfur EPA diesel, Jet A and military jet fuel, all of which is produced or finished at our Paramount refinery, accounted for approximately 23.5% of our California refineries’ production. All of the diesel fuel we produce is ultra low-sulfur CARB/EPA diesel. We produce both commercial Jet A and military jet fuel. The military jet fuel conforms to the JP-8 grade military specifications required by the Air Force bases to which we market our jet fuel.

     Asphalt. In 2009, asphalt accounted for approximately 29.5% of our California refineries’ production. Approximately 71.7% of our California refineries’ asphalt production is paving grades and 28.3% is roofing asphalt. Asphalt produced at the California refineries is transferred to our asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices.
     Light and Heavy Unfinished Feedstocks. We produce LPG, naphtha, unfinished distillates, fuel oil and gas oils used as refinery feedstocks, along with other by-products such as sulfur and fuel oil, all of which is sold to third parties via pipeline and truck on either a contract or spot basis.
     California Refineries Transportation Fuel Marketing
     Our refining and unbranded marketing segment sales includes sales of refined products from our California refineries in both the wholesale rack and bulk markets. Our marketing of gasoline and diesel fuels is focused on the Southern California market. We market a portion of the CARBOB gasoline and CARB diesel produced at our Paramount refinery through the Paramount refinery rack on an unbranded and delivered basis to wholesale distributors. The remainder of our CARB diesel and our CARBOB gasoline production is sold through the spot market and term contracts to other refiners and to third parties and for delivery by pipeline.
     We market our jet fuel as Jet A that is sold through the spot market, while our JP-8 military jet fuel is contracted to the DESC. All JP-8 grade is sold to the DESC under one-year contracts awarded through a competitive bidding process. Our JP-8 contract was not renewed in 2009 and, consequently, we have temporarily stopped producing JP-8. However, in 2009, we were awarded the DESC F76 distillate contract. All of our light products are delivered to our customers via our Line 145 pipeline or the Paramount rack system.
     We sell transportation fuel production in excess of our unbranded marketing needs through bulk sales and exchange channels. These bulk sales and exchange arrangements are entered into with various oil companies and traders and are transported through our product pipeline network to the Kinder Morgan terminal located in Carson, California.
      California Product Pipelines/Terminal
     The Paramount refinery utilizes our Line 145 eight-mile product pipeline and our two-mile leased Line 166 pipeline to ship products to the Kinder Morgan product terminal in Carson, California. The Kinder Morgan product terminal gives us access to the Kinder Morgan product rack, the Kinder Morgan Pacific pipeline to Phoenix, Arizona, and the Kinder Morgan CalNev pipeline to Las Vegas, Nevada.
     The following table describes the product pipelines which we utilize:

Product Pipelines	Access	Miles	Connections
Line 145	Owned and Leased	8	Paramount to a connection with Line 145
Line 166	Leased	2	Connects to Line 145 to City of Carson, California (Kinder Morgan)
     The Paramount refinery also utilizes its own terminal at the refinery to distribute CARB diesel, California Reformulated Gasoline (CaRFG), F76 distillate fuel, JP-8 and Jet-A into the local market. This terminal is equipped with a truck loading rack that has permitted volumes of approximately 12,000 bpd of distillate and 13,000 bpd of gasoline.
     California Feedstock Pipelines
     The Paramount refinery operates a feedstock pipeline and terminal system that is used to supply gas oil and other unfinished product to other Los Angeles (“LA”) Basin refineries and third party terminals. The Black Oil System acquired in June 2007 provides our Paramount refinery and other third-party shippers with access to refineries and waterborne terminals. In the fourth quarter of 2008 we acquired portions of BP’s E-12A pipeline and Plain’s L-52 pipeline. These lines are connected to our Line 35, increasing the integration between our Paramount and Long Beach refineries.
     The following table describes the components of our feedstock pipeline and terminal system:

Feedstock Pipelines	Terminal	Access	Tankage (1)	Miles	Connections
Chevron No.1		Leased		4	Connects our Paramount and Long Beach refineries to our Lakewood Terminal

	Lakewood	Owned	110		Connects the Chevron No. 1 pipeline to our Line 160 pipeline

Line 160		Owned		7.1	Connects the Lakewood Terminal to our leased tanks at Kinder Morgan, other refiners and third party customers

	Kinder Morgan	Leased	180		Connects to our Black Oil Pipeline for deliveries to other refiners and third party customers

Line 35, L-52, E-12A		Owned		4	Connects our Long Beach and Paramount Refineries

Black Oil Pipeline		Owned		19	Connects the Kinder Morgan Terminal and Plains Pipeline System to LA Basin refiners and waterborne terminals

(1)	Measured in thousands of barrels.
Krotz Springs Refinery
     On July 3, 2008, we completed the acquisition of the refinery and related assets located in Krotz Springs, Louisiana through the purchase of all of the capital stock of Valero Refining Company — Louisiana from Valero Energy Corporation (“Valero”). The completion of the Krotz Springs refinery acquisition increased Alon’s crude refining capacity by 50% to approximately 250,000 bpd.
     The Krotz Springs refinery, with a nameplate crude capacity of approximately 83,100 bpd, supplies multiple demand centers in the Southern and Eastern United States markets through the Colonial products pipeline system (“Colonial Pipeline”). Krotz Springs’ liquid product yield is approximately 101.5% of total feedstock input, meaning that for each 100 barrels of crude oil and feedstocks input into the refinery, it produces 101.5 barrels of refined products. Of the 101.5%, on average 99.0% is light finished products such as gasoline and distillates, including diesel and jet fuel, petrochemical feedstocks and liquefied petroleum gas, and the remaining 2.5% is primarily heavy oils.
     Our Krotz Springs refinery is strategically located on approximately 381 acres on the Atchafalaya River in central Louisiana at the intersection of two crude oil pipeline systems and has direct access to the Colonial Pipeline, providing us with diversified access to both locally sourced and foreign crude oils, as well as distribution of our products to markets throughout the Southern and Eastern United States and along the Mississippi and Ohio Rivers. In industry terms, the Krotz Springs refinery is characterized as a “mild residual cracking refinery”, which generally refers to a refinery utilizing vacuum distillation and catalytic cracking processes in addition to basic distillation and naphtha reforming processes to minimize low quality black oil production and to produce higher light product yields such as gasoline, light distillates and intermediate products.
     The Krotz Springs refinery’s main processing units include a crude unit and an associated vacuum unit, a fluid catalytic cracking unit, a catalytic reformer unit, a polymerization unit, and an isomerization unit.
     Our Krotz Springs refinery has the capability to process substantial volumes of low sulfur, or sweet, crude oils to produce a high percentage of light, high-value refined products. Typically, sweet crude oil has accounted for 100% of the Krotz Springs refinery’s crude oil input.

     Our Krotz Springs refinery produces gasoline, high sulfur diesel, jet fuel, kerosene, petrochemicals, petrochemical feedstocks and other petroleum products. This refinery typically converts approximately 96% of its feedstock into products such as gasoline, diesel, jet fuel and petrochemicals, with the remaining 4% primarily converted to liquefied petroleum gas.
     In 2009, we averaged approximately 65% utilization of our crude oil throughput capacity for the Krotz Springs refinery. The following table summarizes 2009 and 2008 throughput and production data for our Krotz Springs refinery.

	Year Ended December 31, (1)
	2009		2008
	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	22,942	47.5	43,361	74.5
Heavy sweet crude	22,258	46.0	11,979	20.6
Blendstocks	3,137	6.5	2,844	4.9

Total refinery throughput (2)	48,337	100.0	58,184	100.0

Refinery production:
Gasoline	22,264	45.4	25,195	42.8
Diesel/jet	21,318	43.4	26,982	45.9
Heavy oils	1,238	2.5	1,402	2.4
Other	4,258	8.7	5,258	8.9

Total refinery production (3)	49,078	100.0	58,837	100.0

Refinery utilization (4)		65.3%		66.6%

(1)	2008 data includes our Krotz Springs refinery for the period from July 1, 2008 through December 31, 2008.

(2)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(3)	Total refinery production represents the barrels per day of various products produced from processing oil and other refinery feedstocks through the crude unit and other conversion units at our Krotz Springs refinery.

(4)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. Refinery throughput and production for 2009 reflects the effects of downtime associated with a shutdown that was originally scheduled for the first quarter of 2010 that was accelerated to November 2009. Refinery throughput and production for 2008 reflects the effects of shutdowns during hurricanes Gustav and Ike and limited crude supply due to widespread electrical outages following the hurricanes.
     Krotz Springs Refinery Raw Material Supply
     In 2009, sweet crude oil accounted for approximately 100% of our crude oil input at the Krotz Springs refinery, of which approximately 50.8% was Light Louisiana Sweet (“LLS”) crude oil and 49.2% was Heavy Louisiana Sweet (“HLS”) crude oil. The Krotz Springs refinery has access to various types of domestic and foreign crude oils via a combination of two ExxonMobil pipeline (“EMPCo”) systems, barge delivery, or truck rack delivery. Approximately 80% of the crude oil is received by pipeline with the remainder received by barge or truck.
     We receive HLS crude oil, LLS crude oil and foreign crude oils from two EMPCo pipeline systems. The EMPCo pipeline located to the west of the Krotz Springs refinery is termed the “Southbend/Sunset System,” and the EMPCo pipeline located to the east of the Krotz Springs refinery is termed the “Northline System”. The Southbend/Sunset System provides HLS crude oil from gathering systems at South Bend, Avery Island, Empire, Grand Isle and Fourchon, Louisiana. All of Southbend/Sunset’s current crude oil capacity is delivered to the Krotz Springs refinery. The Northline System delivers LLS and foreign crude oils from the St. James, Louisiana crude oil terminaling complex.
     The Krotz Springs refinery also has access to foreign crude oils which arrive at the St. James terminal by direct shipment up the Mississippi River and via offload at the Louisiana Offshore Oil Platform (“LOOP”) with delivery to

St. James through the LOCAP pipeline. Various Louisiana crude oils can also be delivered by barge, via the Intracoastal Canal, the Atchafalaya River, or directly by truck.
     Approximately 78.4% of our Krotz Springs refinery’s crude oil input requirements are purchased through term contracts with several suppliers. At present, a major oil company is the largest supplier. These term contracts are both short-term and long-term in nature with arrangements that contain market-responsive pricing provisions and provisions for renegotiation or cancellation by either party. The remainder of the Krotz Spring refinery’s crude oil input requirements are purchased on the spot market. Other feedstocks, including butane and secondary feedstocks, are delivered by truck and marine transportation.
     Krotz Springs Refinery Production
     Gasoline. In 2009, gasoline accounted for approximately 45.4% of our Krotz Springs refinery’s production. We produce 87 octane regular unleaded gasoline and use a computerized component blending system to optimize gasoline blending. We also purchase 93 octane premium unleaded gasoline for truck rack sales. Our Krotz Springs refinery is capable of producing regular unleaded gasoline grades required in the southern and eastern U.S. markets.
     Distillates. In 2009, diesel, light cycle oil and jet fuel accounted for approximately 43.4% of our Krotz Springs refinery’s production. Historically the Krotz Springs refinery shipped high sulfur distillate blendstock and light cycle oils to certain Valero refineries for processing. In connection with the acquisition of the Krotz Springs refinery in 2008, we entered into an offtake agreement with Valero that provides for Valero to purchase, at market prices, certain specified products and other products as may be mutually agreed upon from time to time. These products include regular and premium unleaded gasoline, light cycle oil and straight run diesel. The term of the offtake agreement as it applies to the products produced by the Krotz Springs refinery, is a follows: (i) five years for light cycle oil and straight run diesel; and (ii) one year for regular and premium unleaded gasoline.
     Heavy Oils and Other. In 2009, we produced slurry oil, LPG, and petrochemical feedstocks, which accounted for approximately 11% of the Krotz Spring refinery’s production.
     Krotz Springs Refinery Transportation Fuel Marketing
     Our refining and unbranded marketing segment sales include sales of refined products from our Krotz Springs refinery in both the wholesale rack and bulk markets. Our marketing of gasoline and diesel fuels is focused on the southeastern United States. We market a portion of the diesel and gasoline produced at our Krotz Springs refinery through the Krotz Springs refinery rack on an unbranded basis to wholesale distributors. The remainder of our diesel and gasoline production is sold through the spot market and term contracts to other refiners and to third parties and for delivery by barge or pipeline.
     We sell transportation fuel production in excess of our unbranded marketing needs through bulk sales and exchange channels. These bulk sales and exchange arrangements are entered into with various oil companies and traders and are transported to markets on the Mississippi River and the Atchafalaya River as well as to the Colonial Pipeline.
     Krotz Springs Refinery Product Pipeline
     The Krotz Springs refinery connects to and distributes refined products into the Colonial Pipeline for distribution by our customers to the southern and eastern United States. The 5,519 mile Colonial pipeline system transports products to 267 marketing terminals located near the major population centers of the southern and eastern United States. The Krotz Springs refinery’s close proximity to the Colonial pipeline provides us flexibility to optimize product flows into multiple regional markets. Products not shipped through the Colonial pipeline are either transported via barge for sale or for further upgrading or are sold at the Krotz Springs refinery’s truck rack. Barges have access to both the Mississippi and Ohio Rivers and can carry refined products for delivery as far north as Evansville, Indiana.
     Propylene/propane mix is sold via railcar and truck, to consumers at Mont Belvieu, Texas or in adjacent Louisiana markets. Mixed LPGs are shipped on to an LPG fractionator at Napoleonsville, Louisiana. We pay a fractionation fee and sell the ethane and propane to a regional chemical company under contract, transport the normal butane back to the Krotz Springs refinery via truck for blending, and sell the isobutene and natural gasoline on a spot basis.

Asphalt
     Our California, Big Spring and Oregon refineries have the capability to process heavy and sour crude oils, and as a result, we have developed our asphalt business to maximize the value of the additional amount of vacuum tower bottoms (VTB) produced after making gasoline and distillate products from these crude oils. We believe our asphalt production capabilities provides the opportunity to realize higher netbacks than those attainable by producing VTB into No. 6 Fuel Oil, which is an alternate product that can be produced at these refineries. In addition, our asphalt production capabilities permit us to realize value from VTB without the significant costs and expenses required to construct and operate coker units.
     The amount of asphalt produced at our refineries, as a percentage of throughput, varies depending on the configuration of the specific refinery, the crude oils processed at each refinery, the techniques used in the refining process and the type and quality of the asphalt produced. As part of our efforts to maximize the return generated by the production of asphalt, we have licensed advanced asphalt-blending technology from FINA, with respect to asphalt produced at our Big Spring refinery, and a patented GTR asphalt manufacturing process from Wright with respect to asphalt produced and sold in California.
     Our asphalt segment markets asphalt products produced at our Big Spring and California refineries and at our Willbridge, Oregon refinery. Asphalt produced by the refineries in our refining and unbranded marketing segment is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. During 2008 crude oil prices increased rapidly in the first half of 2008 resulting in increasing transfer prices charged to our asphalt segment. Market prices for asphalt did not keep pace with these rapid and unprecedented increases in crude oil costs and the resulting asphalt transfer prices which resulted in decreased margins for our asphalt segment. The asphalt business in our Texas market was also affected by the effects of contracts that are priced months in advance of delivery. While our asphalt sales continued to exceed the returns that would have been realized by producing No. 6 Fuel Oil, the relationship between realized asphalt prices in our Texas market and our cost of crude in the first half of 2008 was compressed. Asphalt demand overall decreased in 2008 and continued to be depressed in 2009, due in part to less state highway work and reduced demand for roofing products.
     We continue to believe that the asphalt business is a better alternative to producing No. 6 Fuel Oil or construction and operation of a coker unit. We believe that asphalt production will be reduced due to coker unit projects that have been announced by several asphalt producing refineries. We therefore expect the combination of decreased asphalt production in our markets and a stabilization of crude prices to improve our asphalt margins.
     The asphalt segment also conducts operations at and markets asphalt produced by our Willbridge, Oregon refinery. The Willbridge refinery is an asphalt topping refinery located on 42 acres in the industrial section of Portland and has a crude oil throughput capacity of 12,000 bpd. Alternatively, the asphalt terminal at Willbridge can be supplied with asphalt produced at the California refineries or purchased from third parties by marine vessel or by rail cars. When operating the Willbridge facility as a refinery, it typically operates two to four months per year at times when cargos of heavy crude oil are available for delivery to the refinery. Heavy crude oil is delivered to the Willbridge refinery through access to an adjacent dock leased by us from Chevron. The Willbridge refinery processes primarily heavy crude oil with approximately 70% of its production being asphalt products. The unfinished products produced by the Willbridge refinery include yields of approximately 5% naphtha and approximately 25% gas oils. Asphalt produced at the Willbridge refinery is sold through our terminal at the Willbridge refinery or delivered by truck and railcar to terminals for further processing and resale. Gas oils and naphtha are sold to local refiners and other third parties and are primarily delivered by barge or rail cars.
     In addition to the Willbridge refinery, our asphalt segment includes 11 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia), Nevada (Fernley) (50% interest) and a 50% interest in Wright.
     In 2009, through our asphalt segment, we sold the asphalt that was produced at our refineries in Texas and California, primarily as either paving asphalt to road and materials manufacturers and highway construction/maintenance contractors, as GTR, polymer modified or emulsion asphalt to highway maintenance contractors, or as roofing asphalt to either roofing shingle manufacturers or to other industrial users.

Texas Asphalt Marketing
     Approximately 8.9% of our Big Spring refinery’s production in 2009 was asphalt. We can produce or manufacture approximately 30 different product formulations, including PMA and GTR asphalts that meet the stringent and varied state highway road paving specifications for use in Texas, New Mexico and Arizona. Based on 2008 data, the Texas Department of Transportation has advised us that we are one of the largest suppliers of asphalt to the State of Texas, which is the second largest asphalt consuming state in the United States according to the latest available industry data.
     Paving grade asphalts are predominantly sold from May through October through competitive bids to contractors involved in government projects. These asphalt sales are primarily made at our asphalt terminal at the Big Spring refinery and are delivered to project sites by truck. Our other asphalt blendstocks are sold to roofing companies and asphalt blenders and delivered by rail throughout the United States, including to our asphalt terminals in Elk Grove, Bakersfield and Mojave, California and Phoenix, Arizona.
West Coast Asphalt Marketing
     In 2009, approximately 29.5% of our California refineries’ production was asphalt and asphalt blendstocks. When operating as a refinery, production at the Willbridge refinery has averaged an approximate 70% paving and roofing asphalt products yield. Our California refineries/terminals produce over 100 different grades of paving and roofing asphalt products. Paving asphalt products include various grades of Performance Graded (PG), Asphalt Cement (AC) and Aged Residue (AR) paving asphalts, cutbacks, emulsions, PMA and GTR. The products meet the California PG specification included in the recently enacted conversion to Federal Highway SHRP asphalt performance grading system (PG). Our GTR products conform to the specifications of the recently enacted California Assembly Bill 338 which requires usage of GTR asphalt on California road and highways. Roofing asphalt products include oxidized coatings, asphalt fluxes and saturants which are used in the roofing industry to manufacture shingles, roofing roll products and built-up roofing asphalts. The paving and roofing products produced at our refineries can be sold from the on-site asphalt terminal facilities or they can be distributed through and sold at one of our eight asphalt terminals in the western United States. Based upon the Asphalt Institute’s 2008 data, we are the largest supplier of liquid asphalt in the State of California, which is currently one of the top two largest asphalt consuming states in the United States.
     Sales of paving asphalt are made primarily to hot mix asphalt (HMA) materials manufacturers and paving contractors. Sales to HMA manufacturers and paving contractors can be made either through negotiated contracts or they may result from competitive bidding. Sales of roofing asphalts are made primarily to shingle manufacturers or other industrial users through contracts. Sales of asphalt, particularly paving asphalts, are seasonal. Overall, approximately 71% of our West Coast paving asphalt products were sold between May and October 2009.
     Asphalt produced at our California refineries is marketed through the following owned asphalt terminals:

	Asphalt Storage
Terminals	Capacity (1)		Receipt Capabilities	Delivery Capabilities
California Refineries	731		Refinery, Rail, Truck	Rail, Truck
Willbridge, OR refinery	1,129	(2)	Refinery, Rail, Truck, Marine	Rail, Truck, Marine
Elk Grove, CA	307		Rail, Truck	Truck
Bakersfield, CA	183		Rail, Truck	Truck
Mojave, CA	283		Rail, Truck	Truck
Richmond Beach, WA	702	(2)	Rail, Truck, Marine	Truck, Marine
Fernley, NV (3)	254		Rail, Truck	Truck
Phoenix, AZ	165		Rail, Truck	Truck
Flagstaff, AZ	25		Rail, Truck	Truck
Fredonia, AZ	79		Truck	Truck

(1)	Measured in thousands of barrels.

(2)	Storage figures for Willbridge and Richmond Beach include tanks in service for storage of crude oil, fuel oil or other products.

(3)	50% interest.

     Deliveries of asphalt products to our non-refinery terminals are made primarily through common carrier trucks and leased railcars that are loaded at the California and Big Spring refineries. Asphalt produced at our Willbridge refinery is sold primarily through our terminal located at that refinery but may also be delivered by rail or marine vessel to other terminals.
     We also own a 50% interest in Wright, which holds the licensing rights to a patented GTR manufacturing process for paving asphalts. Wright licenses this proprietary technology from Neste/Wright Asphalt Company under a perpetual license that covers all of North America, except California. In California we maintain the exclusive license. Wright’s operations consist of sublicensing the patented technology to parties to manufacture the GTR asphalt for Wright to sell at various Alon-owned or third party-owned facilities in Texas, Arizona, Oregon and Oklahoma. Wright also purchases and resells various other paving asphalts in these markets. During 2009, Wright obtained approximately 24.5% of its asphalt requirements from our refineries and terminals, and the remainder from other refineries. Wright sells GTR and its other asphalt products on either a negotiated contract or competitive bidding basis.
Retail and Branded Marketing
     We are the largest 7-Eleven licensee in the United States, and we are the sole licensee of the FINA brand for motor fuels in the South Central and Southwestern United States. Through our 7-Eleven licensing agreement, we have the exclusive right to operate 7-Eleven convenience stores in substantially all of our existing retail markets and many surrounding areas. We market gasoline and diesel fuel under the FINA brand name and provide brand support and payment services to distributors supplying over 650 locations, including all 296 of our owned stores that sell motor fuel. In markets where we choose not to supply fuel products we also sub-license the FINA brand and provide the same brand support and payment services to distributors supplying approximately 300 additional locations. In 2009, approximately 93% of Alon’s branded marketing operations, including retail operations, were supplied by our Big Spring refinery.
Retail
     As of December 31, 2009, we operated 308 owned and leased convenience store sites operating primarily in Central and West Texas and New Mexico. Our convenience stores typically offer various grades of gasoline, diesel fuel, food products, tobacco products, non-alcoholic and alcoholic beverages and general merchandise to the public, primarily under the 7-Eleven and FINA brand names.
     We are one of the top three independent convenience store chains, measured by store count, in each of the cities of Abilene, El Paso, Midland, Odessa, Big Spring and Lubbock, Texas. We also have a significant presence in Waco and Wichita Falls, Texas and Albuquerque, New Mexico.
     The following table shows our owned and leased convenience stores by location:

Location	Owned	Leased	Total
Big Spring, Texas	6	1	7
El Paso, Texas	13	73	86
Lubbock, Texas	17	5	22
Midland, Texas	9	9	18
Odessa, Texas	11	25	36
Wichita Falls, Texas	8	4	12
Abilene, Texas	34	9	43
Waco, Texas	11	3	14
Albuquerque, New Mexico	12	11	23
Other	29	18	47

Total stores	150	158	308

     On July 3, 2006, we completed the purchase of 40 retail convenience stores from Good Time Stores, Inc. (“Good Time”) in El Paso, Texas. The acquired stores have been branded 7-Eleven and FINA and our Big Spring refinery supplies these locations with substantially all of their gasoline and diesel needs. This acquisition provided us a leading market share in El Paso and furthered our strategy of strengthening our integrated marketing sector.

     On June 29, 2007, we completed the acquisition of Skinny’s, Inc., a privately held Abilene, Texas-based company that owned and operated 102 FINA branded convenience stores in Central and West Texas. Of the 102 stores, approximately two-thirds are owned and one-third are leased. Since the acquisition, we have re-branded the majority of these stores to the 7-Eleven brand name.
     Convenience Store Management and Employees. Each of our stores has a store manager who supervises a staff of full-time and part-time employees. The number of employees at each convenience store varies based on the store’s size, sales volume and hours of operation. Typically, a geographic group of six to ten stores is managed by a supervisor who reports to a district manager. Five district managers are responsible for a varying number of stores depending on the geographic size of each market and the experience of each district manager. These district managers report to our retail management headquarters in Odessa, Texas, where we have 56 employees. We also maintain an office in Abilene, Texas, where we have 33 employees.
     Distribution and Supply. The merchandise requirements of our convenience stores are serviced at least weekly by over 100 direct-store delivery, or (“DSD”), vendors. In order to minimize costs and facilitate deliveries, we utilize a single wholesale distributor, McLane Company, Inc., for non-DSD products. We purchase the products from McLane at cost plus an agreed upon percentage mark-up. Our current supply contract with McLane expires in December 2011. For the year ended December 31, 2009, approximately 51% of our retail merchandise sales were purchased from McLane. We typically do not have contracts with our DSD vendors.
     7-Eleven License Agreement. We are party to a license agreement with 7-Eleven, Inc. which gives us a perpetual license to use the 7-Eleven trademark, service name and trade name in West Texas and a majority of the counties in New Mexico in connection with our convenience store operations. 7-Eleven, Inc. has advised us that we are the largest 7-Eleven licensee in the United States based on the number of stores.
     Technology and Store Automation. We have implemented a point-of-sale checkout system at approximately two-thirds of our convenience stores. This system includes merchandise scanning, pump control, peripheral device integration and daily operations reporting. This system enhances our ability to offer a greater variety of promotions with a high degree of flexibility regarding definition (by store, group of stores, region, or other subset of stores) and duration. We also are able to receive enhanced management reports that will assist our decision-making processes. We believe this system will allow our convenience store managers to spend less time preparing reports and more time analyzing these reports to improve convenience store operations. This system also includes shortage-control tools. We plan to use this system as a platform to support other marketing technology projects, including interactive video at the pump and bar-code coupons at the pump.
Branded Marketing
     Approximately 66% of our branded fuel sales are in West Texas and Central Texas. We sell motor fuel through various terminals to supply approximately 650 locations, including approximately 90% of our retail locations and other FINA-branded independent locations. The FINA brand is a recognized trade name in the Southwestern and South Central United States, where motor fuels have been marketed under the FINA brand since 1956. For the year ended December 31, 2009, we sold 274.1 million gallons of branded motor fuel for distribution to our retail convenience stores and other retail distribution outlets.
     Our branded wholesale motor fuel is sold under the FINA brand, and we have an exclusive license through 2012 to use the FINA trademark in the wholesale distribution of motor fuel within Texas, Oklahoma, New Mexico, Arizona, Arkansas, Louisiana, Colorado and Utah. Prior to the expiration of this license, we intend to review our alternatives for branding our transportation fuel, including seeking to extend our license with FINA or developing our own brand.
     Distribution Network and Distributor Arrangements. We sell motor fuel to our retail locations and to approximately 31 third-party distributors, who then supply and resell to other retail outlets. The supply agreements we maintain with our distributors are generally for three-year terms and usually include 10-day payment terms. All supplied distributors comply with our ratability program, which involves incentives and penalties based on the consistency of their purchases.

     FINA Brand Sub-Licensing. We also sub-license the FINA brand and provide payment card processing services, advertising programs and loyalty and other marketing programs to 49 distributors supplying approximately 300 additional stores. We offer FINA brand sub-licensing to distributors supplying geographic areas other than our integrated supply system. This sub-licensing program allows us to expand the geographic footprint of the FINA brand, thereby increasing its recognition. Each sub-licensee pays royalties on a per gallon basis and is required to comply with the FINA minimum standards program and utilize our payment card processing services.
     FINA Minimum Standards Program. We have an established image consistency program where each FINA branded facility in our network is inspected annually by an independent third-party organization. Each facility is evaluated using specific criteria and image scores based upon these criteria and are communicated to the controlling distributor. Any non-complying facilities are enrolled in a specific improvement program to bring the facility up to our FINA standards.
     Payment Card Processing. We offer payment card processing services to our distributors and FINA-brand sublicensees through a third-party provider, which acts as a clearinghouse with MasterCard, VISA, American Express, Discover and debit card issuers. Our customers’ payment card transactions are communicated directly to the third-party provider, which then transmits those transactions to the appropriate card issuers. Our fees payable to MasterCard, VISA, American Express, Discover and debit card issuers are contracted through the third-party provider. Although our fees may vary by card type, we charge our customers, including our retail convenience stores, a percentage-based fee plus a transaction fee for each card type to simplify the fee structure. Our rates are designed to provide a margin on the difference between the fees paid by our distributors and fees charged by the various card associations. The fees are not designed to be a major profit center, but rather to cover overhead and ancillary expenses of maintaining the payment card network system. For MasterCard, VISA, American Express, Discover and debit cards, the third-party provider provides us with daily settlement of transactions. We generally provide our customers with payment or credit for transactions within five days. We also generally retain the settlement funds for such payment and transactions that we process as a credit against any payments due to us from our distributors or sub-licensees. As a result, offering these payment services also reduces our credit risk.
     Technology. We rely on technology to enhance our operations and provide meaningful data and tools for management to evaluate and manage the profitability of our motor fuel distribution business. We have a licensing arrangement with a third-party provider for payment card processing and clearinghouse services for payment card purchases at many of our retail convenience stores, as well as all of the third-party retail locations supplied by our wholesale distributors or the sub-licensed FINA stores for which we provided branded services. Under our arrangement with the third-party provider, we sub-license the proprietary software to each of these retail locations that provides secure data transfer of payment card transactions directly to the third party provider for daily processing of each payment card transaction at these retail locations. We also license JD Edwards enterprise software tailored for our wholesale business that collects and analyzes the data from each of these payment card transactions that we process, providing our management with valuable information on consumer purchasing tendencies and trends. Additionally, we use a proprietary software program to further break-down and analyze the payment card transactions that we process. We also license pricing optimization software that assists management in modeling and making timely pricing decisions in order to maximize our gross margin in motor fuel sales. In addition, we utilize licensed software to manage our customers’ motor fuel purchases and delivery arrangements.
Competition
     The petroleum refining and marketing industry continues to be highly competitive. Many of our principal competitors are integrated, multi-national oil companies (e.g., Valero, Chevron, ExxonMobil, Shell and ConocoPhillips) and other major independent refining and marketing entities that operate in our market areas. Because of their diversity, integration of operations and larger capitalization, these major competitors may have greater financial support and diversity with a potential better ability to bear the economic risks, operating risks and volatile market conditions associated with the petroleum industry.
     Financial returns in the refining and marketing industry depend on the difference between refined product prices and the prices for crude oil and other feedstock, also referred to as refining margins. Refining margins are impacted by, among other things, levels of crude oil and refined product inventories, balance of supply and demand, utilization rates of refineries and global economic and political events.
     All of our crude oil and feedstocks are purchased from third-party sources, while some of our vertically-integrated competitors have their own sources of crude oil that they may use to supply their refineries. However, our Big Spring refinery is in close proximity to Midland, Texas, which is the largest origination terminal for Permian Basin crude oil, which we believe provides us with transportation cost advantages over many of our competitors in this region.

     The majority of our refined fuel products produced at our Big Spring refinery are shipped to wholesale distributors within the principal geographic regions of West Texas, Central Texas, Oklahoma, New Mexico and Arizona or to our retail sites within West Texas and New Mexico. Production in excess of our wholesale and retail sales is sold in the spot market and either shipped northeast via the Trust and River pipeline system to distribution points in North Texas and Oklahoma or West via the Fin-Tex pipeline system to El Paso, Texas and distribution points in New Mexico and Arizona. The market for refined products in these regions is also supplied by a number of refiners, including large integrated oil companies or independent refiners that either have refineries located in the region or have pipeline access to these regions. These larger companies typically have greater resources and may have greater flexibility in responding to volatile market conditions or absorbing market changes.
     The Longhorn pipeline runs approximately 700 miles from the Houston area of the Gulf Coast to El Paso and has an estimated maximum capacity of 225,000 bpd of refined products. This pipeline provides Gulf Coast refiners, which include some of the world’s largest and most complex refineries, and other shippers with improved access to the refined products markets in West Texas and New Mexico. In August 2006, Longhorn Pipeline Holdings LLC, the owner of the Longhorn pipeline, was acquired by Flying J, Inc., (“Flying J”). Since Flying J’s acquisition, we have reduced shipments to El Paso via the Fin-Tex pipeline system, while increasing sales through our Big Spring and Abilene terminals. We do not expect our remaining shipments of refined products to be affected, since they are shipped directly for distribution through contracted FINA-branded locations, including our retail and branded marketing segment, in addition to being used for exchange paybacks for sales in the Albuquerque and Bloomfield, New Mexico markets to which the Longhorn pipeline does not have access. On December 22, 2008, Flying J and certain of it affiliates, including its subsidiary that operates the Longhorn pipeline, filed for bankruptcy. On July 29, 2009, Magellan Midstream Partners, L.P. acquired the Longhorn pipeline from Flying J after receiving approval from the bankruptcy court.
     The majority of the refined fuel products produced at our California refineries are sold on the spot market and shipped through our pipeline to the Kinder Morgan Carson terminal where it can be distributed to terminals in Arizona, Nevada and Southern California. The balance of our refined fuel products at our California refineries is sold through our Paramount refinery’s truck rack. The market for refined products in these regions is also supplied by a number of refiners, including large integrated oil companies or independent refiners that either have refineries located in the region or have pipeline access to these regions. These larger companies typically have greater resources and may have greater flexibility in responding to volatile market conditions or absorbing market changes.
     The majority of our refined fuel products produced at our Krotz Springs refinery are sold on the spot market and shipped through the Colonial pipeline to major demand centers along the southern and eastern United States. Products not shipped through the Colonial pipeline are either transported via barge for sale or for further upgrading or are sold at the Krotz Springs refinery’s truck rack. Barges have access to both the Mississippi and Ohio Rivers and can carry refined products for delivery as far north as Evansville, Indiana. The market for refined products in these regions is also supplied by a number of refiners, including large integrated oil companies or independent refiners that either have refineries located in the region or have pipeline access to these regions. These larger companies typically have greater resources and may have greater flexibility in responding to volatile market conditions or absorbing market changes.
     The principal competitive factors affecting our wholesale marketing business are price and quality of products, reliability and availability of supply and location of distribution points.
     We compete in the asphalt market with various refineries including Valero, Shell, Tesoro, U.S. Oil, Western, San Joaquin Refining, Ergon and Holly as well as regional and national asphalt marketing companies that have little or no associated refining operations such as NuStar Energy LP. The principal factors affecting competitiveness in asphalt markets are cost, supply reliability, consistency of product quality, transportation cost and capability to produce the range of high performance products necessary to meet the requirements of customers.
     Our major retail competitors include Valero, Chevron, ConocoPhillips, Susser, Allsups and Western Refining. The principal competitive factors affecting our retail and branded marketing segment are location of stores, product price and quality, appearance and cleanliness of stores and brand identification. We expect to continue to face competition from large, integrated oil companies, as well as from other convenience stores that sell motor fuels. Increasingly, national grocery and dry goods retailers such as Albertson’s and Wal-Mart, as well as regional grocers and retailers, are entering the motor fuel retailing business. Many of these competitors are substantially larger than we are, and because of their diversity, integration of operations and greater resources, may be better able to withstand volatile market conditions and lower profitability because of competitive pricing and lower operating costs.

Government Regulation and Legislation
Environmental Controls and Expenditures
     Our operations are subject to extensive and frequently changing federal, state, regional and local laws, regulations and ordinances relating to the protection of the environment, including those governing emissions or discharges to the air and water, the handling and disposal of solid and hazardous waste and the remediation of contamination. We believe our operations are generally in substantial compliance with these requirements. Over the next several years our operations will have to meet new requirements being promulgated by the EPA and the states and jurisdictions in which we operate.
     Environmental Expenditures. The EPA regulations related to the Clean Air Act require significant reductions in the sulfur content in gasoline and diesel fuel. These regulations required most refineries to reduce sulfur content in gasoline to 30 ppm by January 1, 2004. The regulations allow small refiners to meet the 30 ppm gasoline standard by January 2008, or December 2010 if the small refiner implemented the new diesel sulfur content standard of 15 ppm by June 1, 2006. Prior to the Paramount Petroleum Corporation and Edgington Oil Company acquisitions, we were certified by the EPA as a small refiner for both gasoline and diesel. In May 2006, we completed upgrades at our Big Spring refinery to satisfy the required diesel sulfur content standard. Our expenditures to meet the diesel sulfur standards were approximately $17.9 million.
     In November 2006, following consummation of the Paramount Petroleum Corporation and Edgington Oil Company acquisitions, we provided notice to the EPA that we no longer satisfied the criteria for a small refiner. As a result, we were then required to comply with the 30 ppm gasoline sulfur content standards within 30 months. In July 2007, the EPA granted our request to extend this deadline by six months, with the total 36-month period to commence on September 28, 2006, the date on which we acquired the assets of Edgington Oil Company. As a result, we were required to meet the 30 ppm gasoline sulfur standard in September 2009. Our gasoline sulfur control schedule at our Big Spring refinery was impacted by the fire that occurred in February 2008. On September 25, 2009, we entered into an Administrative Settlement Agreement with EPA, which gave us an additional 90 days to meet the gasoline sulfur standards at Big Spring in consideration for our agreement to offset any excess gasoline sulfur during that time. We achieved compliance within the 90 day extension and have until the end of 2010 to offset any excess sulfur. Compliance with the gasoline sulfur standards required capital expenditures of approximately $35.5 million through 2009, of which approximately $5.2 million was spent in 2008 and $1.0 million was spent in 2007. We had previously budgeted these expenditures through December 2010. Gasoline and diesel produced at our Paramount refinery currently meet the gasoline and diesel low sulfur fuel standards.
     In October 2004, Paramount Petroleum Corporation entered into a Stipulated Order for Abatement (SOA) with the South Coast Air Quality Management District (SCAQMD), the air pollution agency for Orange County and the urban portions of Los Angeles, Riverside and San Bernardino counties. The SOA resolved a number of outstanding issues with the SCAQMD and allowed Paramount Petroleum Corporation to modify crude unit process heater permit descriptions and operate these heaters at firing rates sufficient to meet current and anticipated crude oil throughputs. The SOA required that Paramount Petroleum Corporation install NOx control equipment on specified heaters within a prescribed schedule, including installation of equipment in 2007 and 2009. We completed expenditures totaling $4.5 million, of which $2.2 million was spent in 2007, and $2.3 million was spent in 2008, which completed installation of the NOx control equipment to meet the requirements of the SOA and no further expenditures are anticipated.
     On November 4, 2005, the SCAQMD adopted a stringent regulatory requirement, Rule 1118, designed to control emissions from refinery flares. Expenditures required to comply with Rule 1118 were approximately $4.0 million, with approximately $0.7 million spent in 2007, $2.2 million spent in 2008 and $1.1 million spent in 2009. The Paramount refinery has one flare which is subject to Rule 1118 and required the installation of continuous emissions monitoring equipment and installation of a vapor recovery system for the flare. The installation of the emissions monitoring equipment was originally required by Rule 1118 to be completed in 2007; however, the SCAQMD’s Hearing Board granted additional time to comply. The monitoring system was installed and certified in 2009 and the vapor recovery system was installed and placed in service in 2009. Paramount has completed the capital projects required to comply with Rule 1118. Rule 1118 does not apply to our Long Beach refinery.

     On August 7, 2008 the SCAQMD issued a notice of violation to the Paramount refinery for failing to continuously monitor emissions from the Reformer heaters (H-303, H-304, H-305 and H-306). We subsequently settled the notice of violation for $30,000. The exhaust stacks of these four heaters are manifolded together and routed to a single piece of NOx control equipment with a common exhaust stack and continuous emissions monitoring system (CEMS). Each individual heater also has an emergency by-pass stack that is used on rare occasions for safety reasons. The SCAQMD believes that use of emergency by-pass stacks without CEMS monitoring is a violation of SCAQMD rules. Paramount has successfully obtained variance coverage to use the emergency by-pass stacks during startup activities and expects to be able to use the variance process for future relief from rule requirements if necessary. Paramount is pursuing a rule change option with the SCAQMD. Absent a rule change, Paramount could face an approximate cost of $3.5 million.
     In 2006, the Governor of California signed into law AB 32, the California Global Warming Solutions Act of 2006. Regulations implementing the goals stated in the law, i.e., the reduction of greenhouse gas emission levels to 1990 levels, have yet to be promulgated. Although development of such regulations is in a preliminary stage, it is expected that AB 32 mandated reductions will require increased emission controls on both stationary and non-stationary sources and will result in requirements to significantly reduce greenhouse gases from our California refineries and possibly our other California terminals.
     On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act, which would establish a market-based “cap-and-trade” system to achieve yearly reductions in greenhouse gas emissions through which regulated entities will buy and sell a limited quantity of carbon emission allowances. The Senate likely will consider multiple pieces of its own legislation, including the Clean Energy Jobs and American Power Act, which also would establish a “cap-and-trade” program and sets even more aggressive reduction targets than the House bill and yet to be introduced bi-partisan legislation sponsored by Sens. John Kerry, Lindsey Graham and Joseph Lieberman. Both chambers would be required to approve identical legislation before it could become law. With respect to regulation, on December 7, 2009, the EPA issued an endangerment finding that greenhouse gases endanger both public health and welfare, and that greenhouse gas (GHG) emissions from motor vehicles contribute to the threat of climate change. Although the finding itself does not impose requirements on regulated entities, it allows the EPA and the Department of Transportation to finalize a jointly proposed rule regulating greenhouse gas emissions from vehicles and establishing Corporate Average Fuel Economy standards for light-duty vehicles. When this happens, greenhouse gases will become federally regulated air pollutants subject to the Prevention of Significant Deterioration (PSD) and Title V permitting programs under the Clean Air Act. Anticipating this result, the EPA has proposed the “tailoring rule” to raise the statutory threshold for regulation under PSD and Title V to prevent virtually every GHG source from instantly becoming a major stationary source subject to the PSD and Title V permitting requirements. While it is probable that Congress and/or the EPA will adopt some form of federal mandatory greenhouse gas emission reductions legislation or regulation in the future, the timing and specific requirements of any such legislation or regulation are uncertain at this time, especially in light of recent challenges to the endangerment finding by industry organizations, which have filed petitions in the United States Court of Appeals for the D.C. Circuit, as well as by Senator Lisa Murkowski, who has introduced a resolution (S.J. Res. 26) that would overturn the endangerment finding.
     In February 2007, the EPA adopted final rules effective as of April 27, 2007, to reduce the levels of benzene in gasoline on a nationwide basis. More specifically, the rule would require that beginning in 2011 refiners meet an annual average gasoline benzene content standard of 0.62% by volume on all gasoline produced, both reformulated and conventional. Gasoline produced at our California refineries already meets the standards established by the EPA. We have not yet determined the capital expenditures that may be necessary to comply with the proposed benzene limits at our Big Spring or Krotz Springs refineries. Under the regulations, the EPA may grant extensions of time to comply with the benzene standard if a refinery demonstrates that unusual circumstances exist that impose extreme hardship and significantly affect the ability of the refinery to comply. We may ask for an extension of time to comply with the MSAT2 standards at our Big Spring and Krotz Springs refineries.
     In May 2007, the EPA adopted a final rule effective as of September 1, 2007, that subjects refiners and importers of gasoline to a yearly renewable volume obligation that is based on the national renewable fuel standard. Due to our size, we are exempted from the requirements of this rule through December 31, 2010. In February 2010, the EPA finalized new regulations that replace and update the current rules and extend the renewable fuel standard to other finished products (e.g., diesel). In the final rulemaking, the EPA did not extend the time for small refiners to comply with the renewable fuel standard. In light of this, we may ask for an extension of time to comply based upon a demonstration of disproportionate economic hardship. When we become subject to the rule, we will be required to blend renewable fuels (e.g., ethanol) into our finished products or purchase credits in lieu of blending renewable fuels. At this time, we do not know how much credits will cost or whether we will be able to blend renewable fuels into our finished products in order to avoid having to purchase credits.
     In October 2006, we were contacted by Region 6 of the EPA and invited to enter into discussions under the EPA’s National Petroleum Refinery Initiative. This Initiative addresses what the EPA deems to be the most significant Clean Air Act compliance concerns affecting the petroleum refining industry. On February 2, 2007, we committed in writing to enter into discussions with the EPA under the Petroleum Refinery Initiative. To date, there have been no specific findings entered against us or any of our refineries by the EPA, and we have not determined whether we will ultimately enter into a settlement agreement with the EPA. Based on prior settlements that the EPA has reached with other petroleum refineries under the Petroleum Refinery Initiative, we anticipate that the EPA will seek relief in the form of the payment of civil penalties, the installation of air pollution controls and the implementation of environmentally beneficial projects. At this time, we cannot estimate the amount of any such civil penalties or the cost of any required controls or environmentally beneficial projects.
     The Krotz Springs refinery entered into a consent decree with the EPA under the National Petroleum Refining Initiative in November 2005. In return for agreeing to the consent decree and implementing the reductions in emissions that it specifies, the Krotz Springs refinery secured a release of liability that provides immunity from enforcement actions for alleged past non-compliance. The major project for consent decree compliance is installing NOx controls and monitors on heaters and boilers which is scheduled to be completed in 2011. Other projects include various SO2 and NOx reduction measures. The current best estimate of capital costs is $13.0 million. The Krotz Springs refinery already completed many portions of the consent decree including compliance with particulate emissions from the FCCU, H2S in the fuel gas, LDAR performance, and implementation of Benzene Waste Operations NESHAPs requirements. Because the Krotz Springs refinery remains subject to the Valero consent decree, we entered into an agreement with Valero at the time of the acquisition allocating responsibilities under the consent decree. The Krotz Spring refinery is responsible for implementing only those portions of the consent decree that are specifically and uniquely applicable to the Krotz Springs refinery. In addition, with respect to certain system-wide emission limitations that apply across all of the Valero refineries, the Krotz Springs refinery was generally allocated emission limitations that did not necessitate substantial capital expenditures for add-on controls.
     Conditions may develop that cause additional future capital expenditures at our refineries, product terminals and retail gasoline stations (operating and closed locations) for compliance with the Federal Clean Air Act and other federal, state and local requirements. We cannot currently determine the amounts of such future expenditures.
     Remediation Efforts. We are currently remediating historical soil and groundwater contamination at our Big Spring refinery pursuant to a compliance plan issued by the Texas Commission on Environmental Quality (“TCEQ”). The compliance plan requires us to investigate and, if necessary, remediate 59 potentially contaminated areas on our refinery property and also requires us to monitor and treat contaminated groundwater at our Big Spring refinery and some of our terminals, which is currently underway. The costs incurred to comply with the compliance plan are covered, with certain limitations, by an environmental indemnity provided by FINA, which is discussed below.
     We are currently engaged in four separate remediation projects in the Los Angeles area which are being conducted pursuant to Cleanup and Abatement Orders issued by the Los Angeles Regional Water Quality Control Board. Two projects focus on clean up efforts in and around the Paramount refinery and the Lakewood Tank Farm. Our Paramount subsidiary shares the cost of both these remediation projects with ConocoPhillips, the former owner of the Paramount refinery and Lakewood Tank Farm. Another project focuses on efforts at the Long Beach refinery, with the costs being shared with Apex Oil Co., the former owner of the Long Beach refinery. As part of its acquisition of Pipeline 145, Paramount Petroleum Corporation assumed an active remediation project designed to clean up a leak that occurred on this pipeline prior to Paramount Petroleum Corporation’s ownership. Paramount Petroleum Corporation bears the full costs of this pipeline remediation effort. Approximately $2.0 million was spent in 2009 for all of these remediation projects of which Paramount’s portion was $1.2 million. We estimate that an additional $2.4 million will be spent in 2010 with our portion being approximately $1.6 million.
     We also have a limited ongoing remediation program at our Long Beach refinery. In conjunction with our acquisition of the Edgington Oil Company refinery in September 2006, we acquired a seven-year environmental insurance policy, the premiums for which have been prepaid in full. This policy provides us coverage for both known and unknown conditions existing at our Long Beach refinery at the time of our acquisition for off-site, third party bodily injury and property damage claims. The policy limit on a per occurrence and aggregate basis is $15.0 million and has a per occurrence deductible of $0.5 million.

     On March 1, 2005, Paramount Petroleum Corporation purchased Chevron’s Pacific Northwest Asphalt business. As part of the purchase and sale agreement, the parties agreed to share the remediation costs at the Richmond Beach, Washington and Willbridge, Oregon terminals. Approximately $0.6 million was spent in 2009 for these remediation costs, of which our portion was $0.2 million, and we estimate that an additional $0.5 million will be spent during 2010, of which our portion will be $0.2 million.
     In addition, we operate 308 owned and leased convenience stores with underground gasoline and diesel fuel storage tanks primarily in Central and West Texas and New Mexico. Compliance with federal and state regulations that govern these storage tanks can be costly. The operation of underground storage tanks also poses various risks, including soil and groundwater contamination. We are currently investigating and remediating leaks from underground storage tanks at some of our convenience stores, and it is possible that we may identify more leaks or contamination in the future that could result in fines or civil liability for us. We have established reserves in our financial statements in respect of these matters to the extent that the associated costs are both probable and reasonably estimable. We cannot assure you, however, that these reserves will prove to be adequate.
     Environmental Indemnity from FINA. In connection with the acquisition of our Big Spring refinery and other operating assets from FINA in August 2000, FINA agreed, within prescribed limitations, to indemnify us against costs incurred in connection with any remediation that is required as a result of environmental conditions that existed on the acquired properties prior to the closing date of our acquisition. FINA’s indemnification obligations for these remediation costs run through August 2010, have a ceiling of $5.0 million per year (with carryover of unused ceiling amounts and unreimbursed environmental costs into subsequent years) and have an aggregate indemnification cap of $20.0 million. Thereafter, we are solely responsible for all additional remediation costs. As of December 31, 2009 the remediation of the properties is on schedule, and we have expended approximately $16.8 million in connection with that remediation and approximately $3.0 million in environmental insurance premiums, all of which has been covered by the FINA indemnity. Subject to a $25 thousand deductible per claim up to an aggregate deductible of $2.0 million, FINA is additionally obligated to indemnify us for third-party claims with respect to environmental matters received by us within ten years of the closing date to the extent such matters relate to FINA’s operations on the acquired properties prior to the closing date. FINA is further obligated to indemnify us for environmental fines imposed as a result of FINA’s operations on the acquired properties prior to the closing date, provided that such claims are asserted no later than the earlier of ten years from the closing date and the date that the applicable statute of limitations expires. FINA’s aggregate indemnification obligations for environmental fines and third-party claims are not subject to a monetary cap. Excluding liabilities retained by FINA as described above, we assumed the environmental liabilities associated with the acquired properties and agreed to indemnify FINA for any environmental claims or costs in connection with our operations at the acquired properties after the closing date.
     Environmental Insurance. We have also purchased two environmental insurance policies to cover expenditures not covered by the FINA indemnification agreement, the premiums for which have been prepaid in full. Under an environmental clean-up cost containment, or cost cap policy, we are insured for remediation costs for known conditions at the time of our acquisition of our assets from FINA. This policy has an initial retention of $20.0 million during the first ten years after the acquisition (coinciding with the FINA indemnity), which retention is increased by $1.0 million annually during the remainder of the term of the policy. Under an environmental response, compensation and liability insurance policy, or ERCLIP, we are covered for bodily injury, property damage, clean-up costs, legal defense expenses and civil fines and penalties relating to unknown conditions and incidents. The ERCLIP policy is subject to a $100 thousand per claim / $1.0 million aggregate sublimit on liability for civil fines and penalties and a retention of $150 thousand per claim in the case of civil fines or penalties. Both the cost cap policy and ERCLIP have a term of twenty years and share a maximum aggregate limit of $40.0 million. The insurer under these policies is The Kemper Insurance Companies, which has experienced significant downgrades of its credit ratings in recent years and is currently in run-off. However, we have no reason to believe at this time that Kemper will be unable to comply with its obligations under these policies. Our insurance broker has advised us that environmental insurance policies with terms in excess of ten years are not currently generally available and that policies with shorter terms are available only at premiums equal to or in excess of the premiums paid for our policies with Kemper.
     Environmental Indemnity to HEP. In connection with the HEP transaction, we entered into an Environmental Agreement with HEP pursuant to which we agreed to indemnify HEP against costs and liabilities incurred by HEP to the extent resulting from the existence of environmental conditions at the pipelines or terminals prior to February 28, 2005 or from violations of environmental laws with respect to the pipelines and terminals occurring prior to

February 28, 2005. Our environmental indemnification obligations under the Environmental Agreement expire after February 28, 2015. In addition, our indemnity obligations are subject to HEP first incurring $100 thousand of damages as a result of pre-existing environmental conditions or violations. Our environmental indemnity obligations are further limited to an aggregate indemnification amount of $20.0 million, including any amounts paid by us to HEP with respect to indemnification for breaches of our representations and warranties under a Contribution Agreement entered into as a part of the HEP transaction.
     With respect to any remediation required for environmental conditions existing prior to February 28, 2005, we have the option under the Environmental Agreement to perform such remediation ourselves in lieu of indemnifying HEP for their costs of performing such remediation. Pursuant to this option, we are continuing to perform the ongoing remediation at the Wichita Falls terminal which is subject to our environmental indemnity from FINA. Any remediation required under the terms of the Environmental Agreement is limited to the standards under the applicable environmental laws as in effect at February 28, 2005.
     Environmental Indemnity to Sunoco. In connection with the sale of the Amdel and White Oil crude oil pipelines, we entered into a Purchase and Sale Agreement with Sunoco pursuant to which we agreed to indemnify Sunoco against costs and liabilities incurred by Sunoco resulting from the existence of environmental conditions at the pipelines prior to March 1, 2006 or from violations of environmental laws with respect to the pipelines occurring prior to March 1, 2006. With respect to any remediation required for environmental conditions existing prior to March 1, 2006, we have the option under the Purchase and Sale Agreement to perform such remediation ourselves in lieu of indemnifying Sunoco for their costs of performing such remediation.
     Other Government Regulation
     The pipelines owned or operated by us and located in Texas are regulated by Department of Transportation rules and our intrastate pipelines are regulated by the Texas Railroad Commission. Within the Texas Railroad Commission, the Pipeline Safety Section of the Gas Services Division administers and enforces the federal and state requirements on our intrastate pipelines. All of our pipelines within Texas are permitted and certified by the Texas Railroad Commission’s Gas Services Division.
     The California State Fire Marshall’s Office enforces federal pipeline regulations for pipelines in the State of California. We are required to have integrity management and other programs in place, and we anticipate spending approximately $2.0 million over the next five years to comply with the regulations. We are also required to have a Pipeline Spill Response Plan for all California pipelines in our system which includes keeping the plan current, training employees to effect the plan and conducting annual, quarterly and more frequent spill drills. We are also required to maintain Certificates of Financial Responsibility with the State of California, Department of Fish and Game, and the Office of Spill Prevention and Response based on a worst case discharge.
     As required by the Oil Pollution Act of 1990 and state requirements, marine oil transfer operations at the Richmond Beach Terminal are conducted under the facility’s Facility Response Plan (“FRP”) approved and on file with the EPA, the U.S. Coast Guard, and the Washington Department of Ecology. The FRP provides guidance to facility personnel for emergency responses to oil spills. It provides specific information on internal and external agency and contractor notification requirements, appropriate oil spill response actions, the proper disposal of contaminated materials, hazard evaluation and personnel safety, spill response equipment and material lists, and operator and response personnel training. The Richmond Beach Terminal conducts four training drills per year for the purpose of assessing the adequacy of the Facility Response Plan and the effectiveness of personnel training. In addition to the Facility Response Plan, the Richmond Beach Terminal conducts all transfer operations under a Marine Oil Transfer Operations Manual approved and on file with the U.S. Coast Guard and the Washington Department of Ecology.
     The Petroleum Marketing Practices Act, or PMPA, is a federal law that governs the relationship between a refiner and a distributor pursuant to which the refiner permits a distributor to use a trademark in connection with the sale or distribution of motor fuel. We are subject to the provisions of the PMPA because we sublicense the FINA brand to our branded distributors in connection with their distribution and sale of motor fuels. Under the PMPA, we may not terminate or fail to renew these distributor contracts unless certain enumerated preconditions or grounds for termination or nonrenewal are met and we also comply with the prescribed notice requirements. The PMPA provides that our distributors may enforce the provisions of the act through civil actions against us. If we terminate or fail to renew one or more of our distributor contracts in accordance with certain requirements of the PMPA, those distributors may file lawsuits against us to compel continuation of their contracts or to recover damages from us.
Employees
     As of December 31, 2009, we had approximately 2,825 employees. Approximately 725 employees worked in our refining and unbranded marketing segment, of which 630 were employed at our refineries and approximately 95 were employed at our corporate offices in Dallas, Texas. Approximately 122 employees worked in our asphalt segment and approximately 1,978 employees worked in our retail and branded marketing segment.
     Approximately 120 of the 170 employees at our Big Spring refinery are covered by collective bargaining agreements that expire on April 1, 2012. None of the employees in our asphalt, retail and branded marketing segment or in our corporate offices are represented by a union. We consider our relations with our employees to be satisfactory.
Properties
     Our principal properties are described above under the captions “Refining and Unbranded Marketing,” “Asphalt” and “Retail and Branded Marketing” in Item 1. We believe that our facilities are generally adequate for our operations and are maintained in a good state of repair in the ordinary course of business. As of December 31, 2009, we were the lessee under a number of cancelable and non-cancelable leases for certain properties. Our leases are discussed more fully in Note 21 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Executive Officers of the Registrant
     Our current executive officers and key employees (identified by an asterisk), their ages as of March 1, 2010, and their business experience during at least the past five years are set forth below.

Name	Age	Position
David Wiessman	55	Executive Chairman of the Board of Directors
Jeff D. Morris	58	Director and Chief Executive Officer
Paul Eisman	54	President
Shai Even	41	Senior Vice President and Chief Financial Officer
Joseph Israel	38	Chief Operating Officer
Claire A. Hart	54	Senior Vice President
Joseph A. Concienne	59	Senior Vice President of Refining
Alan Moret	55	Senior Vice President of Supply
Harlin R. Dean	43	Senior Vice President — Legal, General Counsel and Secretary
Michael Oster	38	Senior Vice President of Mergers and Acquisitions
Jimmy C. Crosby*	50	Vice President of Refining — Big Spring
Ed Juno*	57	Vice President of Refining — Paramount
William Wuensche*	49	Vice President of Refining — Krotz Springs
William L. Thorpe*	63	Vice President of Asphalt Operations
Kyle McKeen*	46	President and Chief Executive Officer of Alon Brands
Joseph Lipman*	64	President and Chief Executive Officer of SCS
     Set forth below is a brief description of the business experience of each of the executive officers and key employees listed above.
     David Wiessman has served as Executive Chairman of the Board of Directors of Alon since July 2000 and served as President and Chief Executive Officer of Alon from its formation in 2000 until May 2005. Mr. Wiessman has over 25 years of oil industry and marketing experience. Since 1994, Mr. Wiessman has been Chief Executive Officer, President and a director of Alon Israel Oil Company, Ltd., or Alon Israel, Alon’s parent company. In 1992, Bielsol Investments (1987) Ltd. acquired a 50% interest in Alon Israel. In 1987, Mr. Wiessman became Chief Executive Officer of, and a stockholder in, Bielsol Investments (1987) Ltd. In 1976, after serving in the Israeli Air Force, he became Chief Executive Officer of Bielsol Ltd., a privately-owned Israeli company that owns and operates gasoline stations and owns real estate in Israel. Mr. Wiessman is also Executive Chairman of the Board of Directors of Blue Square-Israel, Ltd., which is listed on the New York Stock Exchange, or NYSE, and the Tel Aviv Stock Exchange, or TASE; Executive Chairman of Blue Square Real Estate Ltd., which is listed on the TASE; and Executive Chairman of the Board and President of Dor-Alon Energy in Israel (1988) Ltd., which is listed on the TASE, and all of which are subsidiaries of Alon Israel.
     Jeff D. Morris has served as a director and as our Chief Executive Officer since May 2005 and has served as Chief Executive Officer of our other operating subsidiaries since July 2000. Mr. Morris also served as our President from May 2005 until March 2010 and President of our other operating subsidiaries from July 2000 until March 2010. Prior to joining Alon, he held various positions at Fina, Inc., where he began his career in 1974. Mr. Morris served as Vice President of Fina’s SouthEastern Business Unit from 1998 to 2000 and as Vice President of its SouthWestern Business Unit from 1995 to 1998. In these capacities, he was responsible for both the Big Spring refinery and Fina’s Port Arthur refinery and the crude oil gathering assets and marketing activities for both business units. Mr. Morris has also been a director of our subsidiary Alon Refining Krotz Springs, Inc. since 2008.
     Paul Eisman was appointed to serve as our President in March 2010. Prior to joining Alon, Mr. Eisman was Executive Vice President, Refining & Marketing Operations at Frontier Oil Corporation from 2006 to 2009 and held various positions at KBC Advanced Technologies from 2003 to 2006, including Vice President of North American Operations. During 2002, Mr. Eisman was Senior Vice President of Planning for Valero Energy Corporation following Valero’s acquisition of Ultramar Diamond Shamrock. Prior to the acquisition, Mr. Eisman had a 24-year career with Ultramar Diamond Shamrock, serving in many technical and operational roles including Executive Vice President of Corporate Development and Refinery Manager at the McKee refinery.
     Shai Even has served as a Senior Vice President since August 2008 and as our Chief Financial Officer since December 2004. Mr. Even served as a Vice President from May 2005 to August 2008 and Treasurer from August 2003 until March 2007. Prior to joining Alon, Mr. Even served as the Chief Financial Officer of DCL Technologies, Ltd. from 1996 to July 2003 and prior to that worked for KPMG from 1993 to 1996. Shai Even is the brother of Shlomo Even, one of our directors.
     Joseph Israel has served as our Chief Operating Officer since August 2008. Mr. Israel served as our Vice President of Mergers & Acquisitions from March 2005 to August 2008 and as our General Manager of Economics and Commerce from September 2000 to March 2005. Prior to joining Alon, Mr. Israel held positions with several Israeli government entities beginning in 1995, including the Israeli Land Administration, the Israeli Fuel Administration and most recently as Economics and Commerce Vice President of Israel’s Petroleum Energy Infrastructure entity.
     Claire A. Hart has served as our Senior Vice President since January 2004 and served as our Chief Financial Officer and Vice President from August 2000 to January 2004. Prior to joining Alon, he held various positions in the Finance, Accounting and Operations departments of FINA for 13 years, serving as Treasurer from 1998 to August 2000 and as General Manager of Credit Operations from 1997 to 1998.
     Joseph A. Concienne has served as our Senior Vice President of Refining since August 2008 and served as our Senior Vice President of Refining and Transportation from May 2007 to August 2008 and Vice President of Refining and Transportation from March 2001 to May 2007. His primary role is oversight of our refinery system. Prior to joining Alon, Mr. Concienne served as Director of Operations/General Manager for Polyone Corporation in Seabrook, Texas from 1998 to 2001. He served as Vice President/General Manager for Valero Refining and Marketing, Inc. in 1998, and as Manager of Refinery Operations and Refinery Manager for Phibro Energy Refining (now known as Valero Refining and Marketing, Inc.) from 1985 to 1998.
     Alan Moret has served as our Senior Vice President of Supply since August 2008. Mr. Moret served as our Senior Vice President of Asphalt Operations from August 2006 to August 2008, with responsibility for asphalt operations and marketing at our refineries and asphalt terminals. Prior to joining Alon, Mr. Moret was President of Paramount Petroleum Corporation from November 2001 to August 2006. Prior to joining Paramount Petroleum Corporation, Mr. Moret held various positions with Atlantic Richfield Company, most recently as President of ARCO Crude Trading, Inc. from 1998 to 2000 and as President of ARCO Seaway Pipeline Company from 1997 to 1998.
     Harlin R. Dean has served as our General Counsel and Secretary since October 2002 and as our Senior Vice President since August 2008. Mr. Dean served as our Vice President from May 2005 to August 2008. Prior to joining Alon, Mr. Dean practiced corporate and securities law, with a focus on public and private merger and acquisition transactions and public securities offerings, at Brobeck, Phleger & Harrison, LLP, from April 2000 to September 2002, and at Weil, Gotshal & Manges, LLP, from September 1992 to March 2000.
     Michael Oster has served as our Senior Vice President of Mergers and Acquisitions of Alon Energy since August 2008 and General Manager of Commercial Transactions of Alon Energy from January 2003 to August 2008. Prior to joining Alon Energy, Mr. Oster was a partner in the Israeli law firm, Yehuda Raveh and Co.
     Jimmy C. Crosby has served as our Vice President of Refining — Big Spring since January 2010, as Vice President of Refining — California Refineries from March 2009 until January 2010, and as Vice President of Refining and Supply since May 2007, with responsibility for refinery and supply operations at our California refineries. Mr. Crosby served as our Vice President of Supply and Planning from May 2005 to May 2007, with responsibility for all terminal and refinery supply for our Big Spring refinery’s marketing and refinery operations. Mr. Crosby served as our General Manager of Business Development and Planning from August 2000 to May 2005. Prior to joining Alon, Mr. Crosby worked with FINA from 1996 to August 2000 where he last held the position of Manager of Planning and Economics for the Big Spring refinery.
     Ed Juno has served as our Vice President of Refining - Paramount since January 2010. Prior to joining Alon, Mr. Juno has been employed in the refining industry for over 35 years, most recently with Sinclair Oil Corporation as Manager of Sinclair’s Wyoming refinery from 2008 to 2009 and as Operations Manager of the Wyoming refinery from 2003 to 2008.
     William Wuensche has served as our Vice President of Refining — Krotz Springs since March 2009, with responsibility for refinery operations at the Krotz Springs refinery. Mr. Wuensche joined Alon in July 2008 and from August 2008 to March 2009, Mr. Wuensche served as Vice President of Refining of Alon Refining Krotz Springs, Inc., our subsidiary conducting our refining operations at Krotz Springs. Prior to joining Alon, Mr. Wuensche was with Valero Refining Company-Louisiana from June 2006 to July 2008, as Vice President and General Manager of Valero’s Krotz Springs refinery and Valero Refining Company from February 2004 to June 2006, as Vice President and General Manager of Valero’s McKee Refinery. Earlier in his career, Mr. Wuensche held various positions of increasing responsibilities in the engineering, economics and planning and refinery operations areas.
     William L. Thorpe has served as Vice President of Asphalt Operations since August 2008, with responsibility over asphalt marketing and operations, quality control and quality assurance at our refineries and asphalt terminals and safety, security and training at our asphalt terminals. Mr. Thorpe served as the Vice President of Asphalt Marketing of our subsidiary, Paramount Petroleum Corporation, from August 2006 to August 2008. Prior to joining Alon, Mr. Thorpe was with Paramount Petroleum Corporation from 1996 to August 2006 having responsibility for marketing and operations, serving as Senior Vice President. Prior to joining Paramount Petroleum Corporation, Mr. Thorpe held management positions with various companies, including Vice President of Pacific Resources, Inc., Vice President — Sales and Marketing of Marlex Petroleum Corporation, Vice President — Marketing of Charter Oil Company and Manager — Transportation Planning and Development of ConocoPhillips. Mr. Thorpe has served as Vice-Chairman of the Board for the Asphalt Institute and the Asphalt Pavement Association of California and became Chairman of the Board of the Asphalt Institute beginning in 2010.
     Kyle McKeen has served as President and Chief Executive Officer of Alon Brands, Inc., our subsidiary that manages our retail and branded marketing operations, since May 2008. From 2005 to 2008, Mr. McKeen served as President and Chief Operating Officer of Carter Energy, an independent energy marketer supporting over 600 retailers by providing fuel supply, merchandising and marketing support, and consulting services. Prior to joining Carter Energy in 2005, Mr. McKeen was a member of the Board of Managers of Alon USA Interests, LLC from September 2002 to 2005 and held numerous positions of increasing responsibilities with Alon Energy, including Vice President of Marketing.
     Joseph Lipman has served as President and Chief Executive Officer of Southwest Convenience Stores, LLC, or SCS, our subsidiary conducting our retail operations since July 2001. From 1997 to July 2001, Mr. Lipman served as General Manager of Cosmos, a chain of supermarkets in Israel owned by Super-Sol Ltd., where he was responsible for marketing and store operations.

ITEM 1A. RISK FACTORS.
     You should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this Annual Report on Form 10-K or in any other of our filings with the SEC could have a material adverse effect on our business, financial position, results of operations and cash flows. In evaluating an investment in any of our securities, you should consider carefully, among other things, the factors and the specific risks set forth below. This annual report contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 for a discussion of the factors that could cause actual results to differ materially from those projected.
The price volatility of crude oil, other feedstocks, refined products and fuel and utility services may have a material adverse effect on our earnings, profitability and cash flows.
     Our refining and marketing earnings, profitability and cash flows from operations depend primarily on the margin above fixed and variable expenses (including the cost of refinery feedstocks, such as crude oil) at which we are able to sell refined products. When the margin between refined product prices and crude oil and other feedstock prices contracts, our earnings, profitability and cash flows are negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. For example, from January 2005 to December 2009, the price for WTI crude oil fluctuated between $31.27 and $145.31 per barrel, while the price for Gulf Coast unleaded gasoline fluctuated between 76.8 cents per gallon, or cpg, and 474.6 cpg. Prices of crude oil, other feedstocks and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline, diesel, asphalt and other refined products. Such supply and demand are affected by, among other things:
•	changes in global and local economic conditions;

•	domestic and foreign demand for fuel products;

•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, West Africa and Venezuela;

•	the level of foreign and domestic production of crude oil and refined products and the level of crude oil, feedstock and refined products imported into the United States;

•	utilization rates of U.S. refineries;

•	development and marketing of alternative and competing fuels;

•	commodities speculation;

•	accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect our refineries;

•	federal and state government regulations; and

•	local factors, including market conditions, weather conditions and the level of operations of other refineries and pipelines in our markets.
     When the margin between refined product prices and crude oil and other feedstock prices contracts our earnings, profitability and cash flows are negatively affected.
     The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Because crude oil and refined products are essentially commodities, we have no control over the changing market value of these inventories. Our inventory is valued at the lower of cost or market value under the last-in, first-out (“LIFO”) inventory valuation methodology. As a result, if the market value of our inventory were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales. Our investment in inventory is affected by the general level of crude oil prices, and significant increases in crude oil prices could result in substantial working capital requirements to maintain inventory volumes.
     In addition, the volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refineries and other operations affect our operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Future increases in fuel and utility prices may have a negative effect on our earnings, profitability and cash flows.
Our profitability depends, in part, on the sweet/sour crude oil price spread. A decrease in this spread could negatively affect our profitability.
     Because our Big Spring and California refineries are configured to process substantial volumes of sour crude oils, our profitability depends, in part, on the price spread between sweet crude oil and sour crude oil, which we refer to as the sweet/sour spread. In recent years, the sweet/sour spread has significantly narrowed and any further tightening of the sweet/sour spreads could negatively affect our profitability.
The profitability of our California refineries depends, in part, on the light/heavy crude oil price spread. A decrease in this spread could negatively affect our profitability.
     Our California refineries process significant volumes of heavy crude oils and, as a result, our profitability depends in part on the price spread between light crude oil and heavy crude oil, which we refer to as the light/heavy spread. Because processing light crude oils produces higher percentages of light products, light crude oils typically are priced higher than heavy crude oils. In 2009, the light/heavy spread was less than in 2008 and any further tightening of the light/heavy spread would negatively affect profitability.
The dangers inherent in our operations could cause disruptions and could expose us to potentially significant losses, costs or liabilities.
     Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products. These hazards and risks include, but are not limited to, natural disasters, fires, explosions, pipeline ruptures and spills, third party interference and mechanical failure of equipment at our or third-party facilities, any of which could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or wrongful death claims and other damage to our properties and the properties of others. We experienced such an event on February 18, 2008 when a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units. As a result the Big Spring refinery’s crude unit did not operate until April 5, 2008 and the FCCU did not resume operations until September 26, 2008.
     The occurrence of such events at our Big Spring refinery, Krotz Springs refinery or our California refineries could significantly disrupt our production and distribution of refined products, and any sustained disruption could have a material adverse effect on our business, financial condition and results of operations.
We are subject to interruptions of supply as a result of our reliance on pipelines for transportation of crude oil and refined products.
     Our refineries receive a substantial percentage of their crude oil and deliver a substantial percentage of their refined products through pipelines. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, earthquakes, hurricanes, governmental regulation, terrorism, other third-party action or any of the types of events described in the preceding risk factor. Our prolonged inability to use any of the pipelines that we use to transport crude oil or refined products could have a material adverse effect on our business, results of operations and cash flows.

If the price of crude oil increases significantly, it could reduce our profit on our fixed-price asphalt supply contracts.
     We enter into fixed-price asphalt supply contracts pursuant to which we agree to deliver asphalt to customers at future dates. We set the pricing terms in these agreements based, in part, upon the price of crude oil at the time we enter into each contract. If the price of crude oil increases from the time we enter into the contract to the time we produce the asphalt, our profits from these sales could be adversely affected. For example, in the first half of 2008, WTI crude prices increased from $87.15 per barrel to $140.22 per barrel over a period of six months. Primarily as a result of these increases in the cost of crude, we experienced reduced margins from our asphalt sales in the first half of 2008.
Our operating results are seasonal and generally lower in the first and fourth quarters of the year.
     Demand for gasoline and asphalt products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. Seasonal fluctuations in highway traffic also affect motor fuels and merchandise sales in our retail stores. As a result, our operating results for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year. This seasonality is more pronounced in our asphalt business.
If the price of crude oil increases significantly, it could limit our ability to purchase enough crude oil to operate our refineries at full capacity.
     We rely in part on borrowings and letters of credit under our revolving credit facilities to purchase crude oil for our refineries. If the price of crude oil increases significantly, we may not have sufficient capacity under our revolving credit facilities to purchase enough crude oil to operate our refineries at full capacity. A failure to operate our refineries at full capacity could adversely affect our profitability and cash flows.
Changes in our credit profile could affect our relationships with our suppliers, which could have a material adverse effect on our liquidity and our ability to operate our refineries at full capacity.
     Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms for our purchases or require us to post security prior to payment. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our suppliers of more burdensome payment terms on us may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This, in turn, could cause us to be unable to operate our refineries at full capacity. A failure to operate our refineries at full capacity could adversely affect our profitability and cash flows.
Competition in the refining and marketing industry is intense, and an increase in competition in the markets in which we sell our products could adversely affect our earnings and profitability.
     We compete with a broad range of companies in our refining and marketing operations. Many of these competitors are integrated, multinational oil companies that are substantially larger than we are. Because of their diversity, integration of operations, larger capitalization, larger and more complex refineries and greater resources, these companies may be better able to withstand disruptions in operations, volatile market conditions, to offer more competitive pricing and to obtain crude oil in times of shortage.
     We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. Certain of our competitors, however, obtain a portion of their feedstocks from company-owned production. Competitors that have their own crude production are at times able to offset losses from refining operations with profits from producing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, we compete with other industries, such as wind, solar and hydropower, that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual customers. If we are unable to compete effectively with these competitors, both within and outside our industry, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

Our indebtedness could adversely affect our financial condition or make us more vulnerable to adverse economic conditions.
     As of December 31, 2009, our consolidated outstanding indebtedness was $937.0 million. Our level of indebtedness could have important consequences to you, such as:
•	we may be limited in our ability to obtain additional financing to fund our working capital needs, capital expenditures and debt service requirements or our other operational needs;

•	we may be limited in our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our debt;

•	we may be at a competitive disadvantage compared to competitors with less leverage since we may be less capable of responding to adverse economic and industry conditions; and

•	we may not have sufficient flexibility to react to adverse changes in the economy, our business or the industries in which we operate.
     In addition, our ability to make payments on our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Any inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity. However, we cannot assure you that any such alternatives would be feasible or prove adequate. Failure to pay our debts could cause us to default on our obligations in respect of our indebtedness and impair our liquidity. Also, some alternatives would require the prior consent of the lenders under our credit facilities, which we may not be able to obtain.
Competition in the asphalt industry is intense, and an increase in competition in the markets in which we sell our asphalt products could adversely affect our earnings and profitability.
     Our asphalt business competes with other refiners and with regional and national asphalt marketing companies. Many of these competitors are larger, more diverse companies with greater resources, providing them advantages in obtaining crude oil and other blendstocks and in competing through bidding processes for asphalt supply contracts.
     We compete in large part on our ability to deliver specialized asphalt products which we produce under proprietary technology licenses. Recently, demand for these specialized products has increased due to new specification requirements by state and federal governments. If we were to lose our rights under our technology licenses, or if competing technologies for specialized products are developed by our competitors, our profitability could be adversely affected.
Competition in the retail industry is intense, and an increase in competition in the markets in which our retail businesses operate could adversely affect our earnings and profitability.
     Our retail operations compete with numerous convenience stores, gasoline service stations, supermarket chains, drug stores, fast food operations and other retail outlets. Increasingly, national high-volume grocery and dry-goods retailers, such as Albertson’s and Wal-Mart are entering the gasoline retailing business. Many of these competitors are substantially larger than we are. Because of their diversity, integration of operations and greater resources, these companies may be better able to withstand volatile market conditions or levels of low or no profitability. In addition, these retailers may use promotional pricing or discounts, both at the pump and in the store, to encourage in-store merchandise sales. These activities by our competitors could adversely affect our profit margins. Additionally, our convenience stores could lose market share, relating to both gasoline and merchandise, to these and other retailers, which could adversely affect our business, results of operations and cash flows.

     Our convenience stores compete in large part based on their ability to offer convenience to customers. Consequently, changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and reduced sales and profitability at affected stores.
We may incur significant costs to comply with new or changing environmental laws and regulations.
     Our operations are subject to extensive regulatory controls on air emissions, water discharges, waste management and the clean-up of contamination that can require costly compliance measures. If we fail to meet environmental requirements, we may be subject to administrative, civil and criminal proceedings by state and federal authorities, as well as civil proceedings by environmental groups and other individuals, which could result in substantial fines and penalties against us as well as governmental or court orders that could alter, limit or stop our operations.
     On February 2, 2007, we committed in writing to enter into discussions with the EPA under the National Petroleum Refinery Initiative. To date, the EPA has not made any specific findings against us or any of our refineries and we have not determined whether we will ultimately enter into a settlement agreement with the EPA. Based on prior settlements that the EPA has reached with other petroleum refiners under the Petroleum Refinery Initiative, we anticipate that the EPA will seek relief in the form of the payment of civil penalties, the installation of air pollution controls and the implementation of environmentally beneficial projects. At this time, we cannot estimate the amount of any such civil penalties or the costs of any required controls or environmentally beneficial projects.
     In addition, new laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting any of these requirements are substantial and not adequately provided for, our results of operations and cash flows could suffer.
The adoption of climate change legislation by Congress or the regulation of greenhouse gas emissions by the United States Environmental Protection Agency (EPA) could result in increased operating costs, lower profitability and reduced demand for our refined products.
     On June 26, 2009, the U.S. House of Representatives passed the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or ACESA. The purpose of ACESA is to control and reduce emissions of “greenhouse gases,” or “GHGs,” in the United States. GHGs are certain gases, including carbon dioxide and methane, that may be contributing to warming of the Earth’s atmosphere and other climatic changes. ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require an overall reduction in GHG emissions of 17% (from 2005 levels) by 2020, and by over 80% by 2050. Under ACESA, most sources of GHG emissions would be required to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. The number of emission allowances issued each year would decline as necessary to meet ACESA’s overall emission reduction goals. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil and refined petroleum products.
     The U.S. Senate has begun work on its own legislation for controlling and reducing emissions of GHGs in the United States. On September 30, 2009, Senators Barbara Boxer and John Kerry introduced climate change legislation, S. 1733, entitled the “Clean Energy Jobs & American Power Act.” The Senate committee from which the legislation was introduced, the Environment and Public Works Committee, approved the bill on November 5, 2009. Various Senate committees are expected to review the bill, and the text of the bill may change as a result. The Clean Energy Jobs & American Power Act is not identical to ACESA. For example, the 2020 GHG reduction target in the Senate proposed legislation is 20% below 2005 levels, versus 17% below 2005 levels in the House-passed bill. The Senate may consider other legislative options, as well; currently, Sens. John Kerry, Lindsey Graham and Joseph Lieberman are drafting a bi-partisan climate bill.

     Any Senate-passed legislation would need to be reconciled with ACESA, and both chambers would be required to approve identical legislation before it could become law. President Obama has indicated that he is in support of the adoption of legislation to control and reduce emissions of GHGs through an emission allowance permitting system that results in fewer allowances being issued each year but that allows parties to buy, sell and trade allowances as needed to fulfill their GHG emission obligations. Although it is not possible at this time to predict when the Senate may act on climate change legislation or how any bill approved by the Senate would be reconciled with ACESA, any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs. If we are unable to sell our refined products at a price that reflects such increased costs, there could be a material adverse effect on our business, financial condition and results of operations. In addition, any increase in prices of refined products resulting from such increased costs could have an adverse effect on our financial condition, results of operations and cash flows.
     In addition to the climate change legislation under consideration by Congress, on December 7, 2009, the EPA issued an endangerment finding that GHGs endanger both public health and welfare, and that GHG emissions from motor vehicles contribute to the threat of climate change. Although the finding itself does not impose requirements on regulated entities, it allows the EPA and the Department of Transportation to finalize a jointly proposed rule regulating greenhouse gas emissions from vehicles and establishing Corporate Average Fuel Economy standards for light-duty vehicles. When GHGs become regulated by the EPA for vehicles, they will also become regulated pollutants under the Clean Air Act triggering other Clean Air Act requirements. The EPA’s endangerment finding is being challenged, however. Industry organizations have filed petitions in the United States Court of Appeals for the D.C. Circuit, and Senator Lisa Murkowski has introduced a resolution (S.J. Res. 26) that would overturn the endangerment finding.
     On September 30, 2009, the EPA proposed the Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule to raise the threshold amount of GHG emissions that a source would have to emit to trigger certain Clean Air Act permitting requirements and the need to install controls to reduce emissions of greenhouse gases. The EPA is moving forward with the regulations despite the Obama administration’s stated preference for legislation. Under the current thresholds in the PSD and Title V rules, the rule would capture even small emitters of greenhouse gases. Although it is not clear whether a final version of this rule would differ significantly from the proposed rule, or if finalized, would withstand legal challenges, the new obligations proposed in the regulation could require us to incur increased operating costs. If we are unable to sell our refined products at a price that reflects such increased costs, there could be a material adverse effect on our business, financial condition and results of operations. In addition, any increase in prices of refined products resulting from such increased costs could have an adverse effect on our financial condition, results of operations and cash flows.
We may incur significant costs and liabilities with respect to environmental lawsuits and proceedings and any investigation and remediation of existing and future environmental conditions.
     We are currently investigating and remediating, in some cases pursuant to government orders, soil and groundwater contamination at our Big Spring refinery, terminals and convenience stores. Since August 2000, we have spent approximately $19.8 million with respect to the investigation and remediation of our Big Spring refinery and related terminals. We anticipate spending approximately $8.0 million in investigation and remediation expenses in connection with our Big Spring refinery and terminals over the next 15 years. Since their acquisition, we have spent approximately $8.6 million with respect to the investigation and remediation of our California refineries and related terminals. We anticipate spending an additional $16.0 million in investigation and remediation expenses in connection with our California refineries and terminals over the next 15 years. There can be no assurances, however, that we will not have to spend more than these anticipated amounts. Our handling and storage of petroleum and hazardous substances may lead to additional contamination at our facilities and facilities to which we send or sent wastes or by-products for treatment or disposal, in which case we may be subject to additional cleanup costs, governmental penalties, and third-party suits alleging personal injury and property damage. Although we have sold three of our pipelines and three of our terminals pursuant to the HEP transaction and two of our pipelines pursuant to the Sunoco transaction, we have agreed, subject to certain limitations, to indemnify HEP and Sunoco for costs and liabilities that may be incurred by them as a result of environmental conditions existing at the time of the sale. See Items 1 and 2 “Business and Properties — Government Regulation and Legislation — Environmental Indemnity to HEP” and “— Environmental Indemnity to Sunoco.” If we are forced to incur costs or pay liabilities in connection with such proceedings and investigations, such costs and payments could be significant and could adversely affect our business, results of operations and cash flows.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.
     From time to time, we have been sued or investigated for alleged violations of health, safety, environmental and other laws. If a lawsuit or enforcement proceeding were commenced or resolved against us, we could incur significant costs and liabilities. In addition, our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations, cash flows or prospects.
We could encounter significant opposition to operations at our California refineries.
     Our Paramount refinery is located in a residential area. The refinery is located near schools, apartment complexes, private homes and shopping establishments. In addition, our Long Beach refinery is also located in close proximity to other commercial facilities. Any loss of community support for our California refining operations could result in higher than expected expenses in connection with opposing any community action to restrict or terminate the operation of the refinery. Any community action in opposition to our current and planned use of the California refineries could have a material adverse effect on our business, results of operations and cash flows.
The occurrence of a release of hazardous materials or a catastrophic event affecting our California refineries could endanger persons living nearby.
     Because our Paramount refinery is located in a residential area, any release of hazardous material or catastrophic event could cause injuries to persons outside the confines of the Paramount refinery. Similarly, any such release or event at our Long Beach refinery could cause injury to persons outside of the Long Beach refinery. In the event that non-employees were injured as a result of such an event, we would be likely to incur substantial legal costs as well as any costs resulting from settlements or adjudication of claims from such injured persons. The extent of these expenses and costs could be in excess of the limits provided by our insurance policies. As a result, any such event could have a material adverse effect on our business, results of operations and cash flows.
Certain of our facilities are located in areas that have a history of earthquakes or hurricanes, the occurrence of which could materially impact our operations.
     Our refineries located in California and the related pipeline and asphalt terminals, and to a lesser extent our refinery and operations in Oregon, are located in areas with a history of earthquakes, some of which have been quite severe. Our Krotz Springs refinery is located less than 100 miles from the Gulf Coast. In August 2008, the Krotz Springs refinery sustained minor physical damage from Hurricane Gustav; however, the regional utilities were affected and, as a result, the Krotz Springs refinery was without electric power for one week. Offshore crude oil production and gathering facilities were impacted by Gustav and a subsequent storm, which temporarily limited the availability of crude oil to the Krotz Springs refinery. In the event of an earthquake or hurricane that causes damage to our refining, pipeline or asphalt terminal assets, or the infrastructure necessary for the operation of these assets, such as the availability of usable roads, electricity, water, or natural gas, we may experience a significant interruption in our refining and/or marketing operations. Such an interruption could have a material adverse effect on our business, results of operations and cash flows.
Terrorist attacks, threats of war or actual war may negatively affect our operations, financial condition, results of operations and prospects.
     Terrorist attacks, threats of war or actual war, as well as events occurring in response to or in connection with them, may adversely affect our operations, financial condition, results of operations and prospects. Energy-related assets (which could include refineries, terminals and pipelines such as ours) may be at greater risk of future terrorist attacks than other possible targets in the United States. A direct attack on our assets or assets used by us could have a material adverse effect on our operations, financial condition, results of operations and prospects. In addition, any terrorist attack, threats of war or actual war could have an adverse impact on energy prices, including prices for our crude oil and refined products, and an adverse impact on the margins from our refining and marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls.

Covenants in our credit agreements could limit our ability to undertake certain types of transactions and adversely affect our liquidity.
     Our credit agreements contain negative and financial covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. For example, we are subject to negative covenants that restrict our activities, including changes in control of Alon or certain of our subsidiaries, restrictions on creating liens, engaging in mergers, consolidations and sales of assets, incurring additional indebtedness, entering into certain lease obligations, making certain capital expenditures, and making certain dividend, debt and other restricted payments. Should we desire to undertake a transaction that is limited by the negative covenants in our credit agreements, we will need to obtain the consent of our lenders or refinance our credit facilities. Such refinancings may not be possible or may not be available on commercially acceptable terms, or at all.
Our insurance policies do not cover all losses, costs or liabilities that we may experience.
     We maintain significant insurance coverage, but it does not cover all potential losses, costs or liabilities, and our business interruption insurance coverage does not apply unless a business interruption exceeds a period of 45 — 75 days, depending upon the specific policy. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.
We are exposed to risks associated with the credit-worthiness of the insurer of our environmental policies.
     The insurer under three of our environmental policies is The Kemper Insurance Companies, which has experienced significant downgrades of its credit ratings in recent years and is currently in run-off. Of these three policies, two are 20-year policies that were purchased to protect us against expenditures not covered by our indemnification agreement with FINA, and the third policy is a ten-year policy covering our operations subsequent to our acquisition from FINA. Our insurance brokers have advised us that environmental insurance policies with terms in excess of ten years are not currently generally available and that policies with shorter terms are available only at premiums equal to or in excess of the premiums paid for our policies with Kemper. Accordingly, we are currently subject to the risk that Kemper will be unable to comply with its obligations under these policies and that comparable insurance may not be available or, if available, at premiums equal to or in excess of our current premiums with Kemper, although we have no reason at this time to believe that Kemper will not be able to comply with its obligations under these policies.
If we lose any of our key personnel, our ability to manage our business and continue our growth could be negatively affected.
     Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel. We do not currently maintain key man life insurance with respect to any member of our senior management team. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and technology. We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms or at all.
A substantial portion of our Big Spring refinery’s workforce is unionized, and we may face labor disruptions that would interfere with our operations.
     As of December 31, 2009, we employed approximately 170 people at our Big Spring refinery, approximately 120 of whom were covered by a collective bargaining agreement. The collective bargaining agreement expires April 1, 2012. Our current labor agreement may not prevent a strike or work stoppage in the future, and any such work stoppage could have a material adverse effect on our results of operation and financial condition.

We conduct our convenience store business under a license agreement with 7-Eleven, and the loss of this license could adversely affect the results of operations of our retail and branded marketing segment.
     Our convenience store operations are primarily conducted under the 7-Eleven name pursuant to a license agreement between 7-Eleven, Inc. and Alon. 7-Eleven may terminate the agreement if we default on our obligations under the agreement. This termination would result in our convenience stores losing the use of the 7-Eleven brand name, the accompanying 7-Eleven advertising and certain other brand names and products used exclusively by 7-Eleven. Termination of the license agreement could have a material adverse effect on our retail operations.
We may not be able to successfully execute our strategy of growth through acquisitions.
     A component of our growth strategy is to selectively acquire refining and marketing assets and retail assets in order to increase cash flow and earnings. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth and many other factors beyond our control. Risks associated with acquisitions include those relating to:
•	diversion of management time and attention from our existing business;

•	challenges in managing the increased scope, geographic diversity and complexity of operations;

•	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of an acquired business with those of our existing operations;

•	liability for known or unknown environmental conditions or other contingent liabilities not covered by indemnification or insurance;

•	greater than anticipated expenditures required for compliance with environmental or other regulatory standards or for investments to improve operating results;

•	difficulties in achieving anticipated operational improvements;

•	incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets; and

•	issuance of additional equity, which could result in further dilution of the ownership interest of existing stockholders.
     We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results.
We depend upon our subsidiaries for cash to meet our obligations and pay any dividends, and we do not own 100% of the stock of our operating subsidiaries.
     We are a holding company. Our subsidiaries conduct all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or pay dividends to our stockholders depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. Our subsidiaries’ ability to make any payments will depend on their earnings, cash flows, the terms of their indebtedness, tax considerations and legal restrictions.
     Three of our executive officers, Messrs. Morris, Hart and Concienne, own shares of non-voting stock of two of our subsidiaries, Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating. As of March 1, 2010, the shares owned by these executive officers represent 6.17% of the aggregate equity interest in these subsidiaries. In addition, these executive officers hold options vesting through 2010 which, if exercised, could increase their aggregate ownership to 7.25% of Alon Assets and Alon Operating. To the extent these two subsidiaries pay dividends to us, Messrs. Morris, Hart and Concienne will be entitled to receive pro rata dividends based on their equity ownership. For additional information, see Item 12 “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”
     Messrs. Morris, Hart and Concienne are parties to stockholders’ agreements with Alon Assets and Alon Operating, pursuant to which we may elect or be required to purchase their shares in connection with put/call rights or rights of first refusal contained in those agreements. The purchase price for the shares is generally determined pursuant to certain formulas set forth in the stockholders’ agreements, but after July 31, 2010, the purchase price, under certain circumstances involving a termination of, or resignation from, employment would be the fair market value of the shares. For additional information, see Item 12 “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”
It may be difficult to serve process on or enforce a United States judgment against certain of our directors.
     All of our directors, other than Messrs. Ron Haddock and Jeff Morris, reside in Israel. In addition, a substantial portion of the assets of these directors are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the State of Israel would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.
ITEM 1B. UNRESOLVED STAFF COMMENTS.
     None.
ITEM 3. LEGAL PROCEEDINGS.
     In the ordinary conduct of our business, we are subject to periodic lawsuits, investigations and claims, including environmental claims and employee related matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceeding or proceedings to which we are a party will have a material adverse effect on our business, results of operations, cash flows or financial condition.
ITEM 4. RESERVED.
PART II
ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.
Market Information
     Our common stock is traded on the New York Stock Exchange under the symbol “ALJ.”
     The following table sets forth the quarterly high and low sales prices of our common stock for each quarterly period within the two most recently completed fiscal years:

Quarterly Period	High	Low
2009
Fourth Quarter	$10.18	$6.60
Third Quarter	11.20	8.20
Second Quarter	15.90	9.92
First Quarter	15.46	8.76
2008
Fourth Quarter	$14.91	$6.19
Third Quarter	17.00	7.31
Second Quarter	17.85	11.31
First Quarter	27.88	11.62

Holders
     As of March 1, 2010, there were approximately 29 common stockholders of record.
Dividends
     On March 14, 2008, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.121 million.
     On June 13, 2008, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.121 million.
     On September 12, 2008, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.
     On December 12, 2008, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.144 million.
     On April 2, 2009, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.144 million.
     On June 15, 2009, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.144 million.
     On September 15, 2009, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.144 million.
     On December 15, 2009, we paid a regular quarterly cash dividend of $0.04 per share of our common stock. In connection with our cash dividend payment to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received an aggregate cash dividend of $0.144 million.
     We intend to continue to pay quarterly cash dividends on our common stock at an annual rate of $0.16 per share. However, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant.
Recent Sales of Unregistered Securities
     None.
Purchases of Equity Securities by the Issuer and Affiliated Purchasers
     None.

Stockholder Return Performance Graph
     The following performance graph compares the cumulative total stockholder return on Alon common stock as traded on the NYSE with the Standard & Poor’s 500 Stock Index (the “S&P 500”) and our peer group for the 53-month period from July 28, 2005 (the date on which trading in Alon’s common stock on the NYSE commenced) to December 31, 2009, assuming an initial investment of $100 dollars and the reinvestment of all dividends, if any. The “Peer Group” includes Frontier Oil Corporation, Tesoro Petroleum Corp. and Valero Energy Corporation.

ITEM 6. SELECTED FINANCIAL DATA.
     The following table sets forth selected historical consolidated financial and operating data for our company. The selected historical consolidated statement of operations and cash flows data for the years ended December 31, 2006 and 2005, and the selected consolidated balance sheet data as of December 31, 2007, 2006 and 2005 are derived from our audited consolidated financial statements, which are not included in this Annual Report on Form 10-K. The selected historical consolidated statement of operations and cash flows data for the three years ended December 31, 2009, 2008 and 2007, and the selected consolidated balance sheet data as of December 31, 2009, and 2008, are derived from our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
     Our financial statements include the results of the Krotz Springs refining business from July 1, 2008. Additionally, our financial statements include the results of Paramount Petroleum Corporation and its subsidiaries from August 1, 2006 and of the Long Beach refinery from September 28, 2006. As a result of these transactions, the financial and operating data for periods prior to the effective date of these transactions may not be comparable to the data for the years ended December 31, 2009, 2008, 2007, and 2006.
     The following selected historical consolidated financial and operating data should be read in conjunction with Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$3,915,732	$5,156,706	$4,542,151	$3,093,890	$2,330,334
Operating costs and expenses (1)	3,994,977	5,258,153	4,363,238	2,877,811	2,180,162

Gain on involuntary conversion of assets (2)	—	279,680	—	—	—
Gain (loss) on disposition of assets (3)	(1,591)	45,244	7,206	63,255	38,591

Operating income (loss)	(80,836)	223,477	186,119	279,334	188,763
Net income (loss) available to common stockholders	(115,156)	82,883	103,936	157,368	103,988

Earnings (loss) per share, basic (4)	$(2.46)	$1.77	$2.22	$3.37	$2.61
Weighted average shares outstanding, basic (4)	46,829	46,788	46,763	46,738	39,889
Earnings (loss) per share, diluted	$(2.46)	$1.72	$2.16	$3.36	$2.61
Weighted average shares outstanding, diluted	46,829	49,583	46,804	46,779	39,908
Cash dividends per common share	0.16	0.16	0.16	3.03	1.96

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$283,145	$(812)	$123,950	$142,977	$137,895
Investing activities	(138,691)	(610,322)	(147,254)	(421,070)	(106,962)
Financing activities	(122,471)	560,973	27,753	205,439	42,530

BALANCE SHEET DATA (end of period):
Cash and cash equivalents and short-term investments	$40,437	$18,454	$95,911	$64,166	$322,140
Working capital	84,257	250,384	279,580	228,779	275,996
Total assets	2,132,789	2,413,433	1,581,386	1,408,785	758,780
Total debt	937,024	1,103,569	536,615	498,669	132,390
Total equity	431,918	536,867	403,922	299,862	286,559

(1)	Our buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location, quality or grade requirements. As of January 1, 2006, these buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold. Prior to January 1, 2006, the results of these buy/sell transactions were recorded separately in sales and cost of sales in the consolidated statements of operations. See Note 2 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

(2)	Gain on involuntary conversion of assets reported in 2008 of $279.7 million represents the insurance proceeds received as a result of the Big Spring refinery fire in excess of the book value of the assets impaired of $25.3 million and demolition and repair expenses of $25.0 million incurred through December 31, 2008.

(3)	Gain on disposition of assets reported in 2008 primarily reflects the recognition of all the remaining deferred gain associated with the HEP transaction due to the termination of an indemnification agreement with HEP. Gain on disposition of assets reported in 2007 reflects the recognition of $7.2 million deferred gain recorded primarily in connection with the HEP transaction. Gain on disposition of assets reported in 2006 reflects the $52.5 million gain recognized in connection with the Amdel and White Oil transaction and the recognition of $10.8 million deferred gain recorded in connection with the HEP transaction. Gain on disposition of assets reported in 2005 reflect the initial gain recognized in connection with the assets contributed in the HEP transaction.

(4)	Basic weighted average shares outstanding and basic earnings per share amounts for the periods presented reflect the effect of a 33,600-for-one split of our common stock which was effected on July 6, 2005. On August 2, 2005, we completed an initial public offering of 11,730,000 shares of our common stock. The shares issued in our initial public offering are included in the number of weighted average shares outstanding at December 31, 2009, 2008, 2007 and 2006, respectively.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     The following discussion of our financial condition and results of operations is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the notes thereto included elsewhere in this Annual Report on Form 10-K and the other sections of this Annual Report on Form 10-K, including Items 1 and 2 “Business and Properties,” and Item 6 “Selected Financial Data.”
Forward-Looking Statements
     Certain statements contained in this report and other materials we file with the SEC, or in other written or oral statements made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases to identify forward-looking statements.
     Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. See Item 1A “Risk Factors.”
     Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:
•	changes in general economic conditions and capital markets;

•	changes in the underlying demand for our products;

•	the availability, costs and price volatility of crude oil, other refinery feedstocks and refined products;

•	changes in the sweet/sour spread;

•	changes in the light/heavy spread;

•	the effects of transactions involving forward contracts and derivative instruments;

•	actions of customers and competitors;

•	changes in fuel and utility costs incurred by our facilities;

•	disruptions due to equipment interruption, pipeline disruptions or failure at our or third-party facilities;

•	the execution of planned capital projects;

•	adverse changes in the credit ratings assigned to our trade credit and debt instruments;

•	the effects of and cost of compliance with current and future state and federal environmental, economic, safety and other laws, policies and regulations;

•	operating hazards, natural disasters, casualty losses and other matters beyond our control;

•	our planned project of the design and construction of a hydrocracker unit at our California refineries may not be completed within the expected time frame or within the budgeted costs for such project due to factors outside of our control;

•	the global financial crisis’ impact on our business and financial condition in ways that we currently cannot predict. We may face significant challenges if conditions in the financial markets do not improve or continue to worsen, such as adversely impacting our ability to refinance existing credit facilities or extend their terms; and

•	the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.”
     Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.
Overview
     We are an independent refiner and marketer of petroleum products operating primarily in the South Central, Southwestern and Western regions of the United States. Our crude oil refineries are located in Texas, California, Oregon and Louisiana and have a combined throughput capacity of approximately 250,000 barrels per day (“bpd”). Our refineries produce petroleum products including various grades of gasoline, diesel fuel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt, and other petroleum-based products.
     In the first quarter of 2008, we modified our presentation of segment data to reflect the following three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing. The branded marketing segment information historically included as part of the refining and marketing segment was combined with the retail segment in 2008 and prior segment results have been changed to conform with the current year presentation. Additional information regarding our operating segments and properties is presented in Note 6 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
     Refining and Unbranded Marketing Segment. Our refining and unbranded marketing segment includes sour and heavy crude oil refineries that are located in Big Spring, Texas; and Paramount and Long Beach, California; and a light sweet crude oil refinery located in Krotz Springs, Louisiana. Because we operate the Long Beach refinery as an extension of the Paramount refinery and due to their physical proximity to one another, we refer to the Long Beach and Paramount refineries together as our “California refineries.” The refineries in our refining and unbranded marketing segment have a combined throughput capacity of approximately 240,000 bpd. At these refineries we refine crude oil into petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals, feedstocks and asphalts, which are marketed primarily in the South Central, Southwestern, and Western United States.
     We market transportation fuels produced at our Big Spring refinery in West and Central Texas, Oklahoma, New Mexico and Arizona. We refer to our operations in these regions as our “physically integrated system” because we supply our retail and branded marketing segment convenience stores and unbranded distributors in this region with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals which we either own or have access to through leases or long-term throughput agreements.
     We market refined products produced at our Paramount refinery to wholesale distributors, other refiners and third parties primarily on the West Coast. Our Long Beach refinery produces asphalt products. Unfinished fuel products and intermediates produced at our Long Beach refinery are transferred to our Paramount refinery via pipeline and truck for further processing or sold to third parties.
     Krotz Springs’ liquid product yield is approximately 101.5% of total feedstock input, meaning that for each 100 barrels of crude oil and feedstocks input into the refinery, it produces 101.5 barrels of refined products. Of the 101.5%, on average 99.0% is light finished products such as gasoline and distillates, including diesel and jet fuel, petrochemical feedstocks and liquefied petroleum gas, and the remaining 2.5% is primarily heavy oils. We market refined products from Krotz Springs to wholesale distributors, other refiners, and third parties. The refinery’s location provides access to upriver markets on the Mississippi and Ohio Rivers and its docking facilities along the Atchafalaya River allow barge access. The refinery also uses its direct access to the Colonial Pipeline to transport products to markets in the Southern and Eastern United States.
     Asphalt Segment. Our asphalt segment markets asphalt produced at our Texas and California refineries included in the refining and marketing segment and at our Willbridge, Oregon refinery. Asphalt produced by the refineries in our refining and marketing segment is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. Our asphalt segment markets asphalt through 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia) and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright Asphalt Products Company, LLC (“Wright”). We produce both paving and roofing grades of asphalt, including performance-graded asphalts, emulsions and cutbacks.
     Retail and Branded Marketing Segment. Our retail and branded marketing segment operates 308 convenience stores primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public, primarily under the 7-Eleven and FINA brand names. Historically, substantially all of the motor fuel sold through our retail operations and the majority of the motor fuel marketed in our branded business was supplied by our Big Spring refinery. In 2009, approximately 93% of the motor fuel requirements of our branded marketing operations, including retail operations, were supplied by our Big Spring refinery. As a result of the February 18, 2008 fire at our Big Spring refinery, branded marketing primarily acquired motor fuel from third-party suppliers during the period the refinery was down and continued to acquire motor fuels to a lesser extent when the refinery began partial production on April 5, 2008 through September 30, 2008.
     We market gasoline and diesel under the FINA brand name through a network of approximately 650 locations, including our convenience stores. Other than in 2008 due to the February 18, 2008 fire, approximately 53% of the gasoline and 14% of the diesel motor fuel produced at our Big Spring refinery was transferred to our retail and branded marketing segment at prices substantially determined by reference to commodity pricing information published by Platts. Additionally, our retail and branded marketing segment licenses the use of the FINA brand name and provides credit card processing services to approximately 300 licensed locations that are not under fuel supply agreements with us. Branded distributors that are not part of our integrated supply system, primarily in Central Texas, are supplied with motor fuels we obtain from third-party suppliers.
Summary of 2009 Developments
     In April 2009, Alon Refining Krotz Springs entered into amendments to its term loan and revolving credit facilities. In connection with the amendments, it was agreed to unwind and terminate our heating oil hedge, entered into in July 2008 at the time of the Krotz Springs refinery acquisition. The proceeds from the unwind of the heating oil hedge of $133.6 million were used to reduce the principal balance of the Alon Refining Krotz Springs term loan. In addition, the amendments called for the release of $50 million of cash collateral previously deposited by Alon Refining Krotz Springs in support of its obligations under the hedging agreement, to the prepayment of principal under the term loan facility and $50 million to reduce borrowings under the revolving credit facility. Further, in connection with the loan amendments, our majority shareholder provided $25 million of equity and $25 million of letter of credit support to Alon Refining Krotz Springs to further enhance its liquidity.
     In July 2009, we entered into an amendment to our unsecured credit facility with Israel Discount Bank of New York. The amendment extended the maturity date from January 1, 2010 to January 1, 2013 and increased the borrowing rate of the facility.
     In October 2009, we issued, through one of our subsidiaries, $216.5 million in aggregate principal amount of 13.50% senior secured notes in a private offering. The senior secured notes will mature on October 15, 2014 and all principal will be paid at maturity. Interest is payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2010. We received gross proceeds of $205.4 million from the sale of the senior secured notes (before fees and expenses related to the offering). In connection with the closing, we prepaid in full all outstanding obligations under the Alon Refining Krotz Springs term loan. The remaining proceeds from the offering were used for general corporate purposes.

     We completed our ultra low-sulfur gasoline project in 2009. As a result, all of our gasoline produced at the Big Spring refinery now complies with the EPA’s ultra low-sulfur gasoline standard of 30 parts per million (“ppm”).
     The repairs to the alkylation unit damaged in the Big Spring refinery fire in 2008 were completed in November 2009. This unit was restarted in January 2010.
     On December 31, 2009, we exchanged 7,351,051 shares of our common stock for all of the outstanding shares of preferred stock of our subsidiary issued in connection with the acquisition of the Krotz Springs refinery in 2008. Under the terms of a stockholders agreement between Alon Israel, the holders of the preferred stock, and Alon, the preferred stock was required to be exchanged for shares of Alon common stock on July 3, 2011 if not previously exchanged as provided in the stockholders agreement. Pursuant to an amendment to the stockholders agreement entered into in December 2009, the mandatory exchange was accelerated to December 31, 2009. The 7,351,051 shares of common stock issued represented the then-outstanding $80 million par value of the preferred stock plus preferred dividends accrued through July 3, 2011, divided by $14.3925, the exchange value set forth in the stockholders agreement. As a result of the exchange, the number of outstanding shares of Alon’s common stock increased from 46,819,862 to 54,170,913 and Alon Israel’s percentage ownership of our outstanding common stock increased from 72.26% to 76.02%.
2009 Operations Highlights
     Highlights for 2009 include:
•	Operating loss was ($80.8) million, compared to operating income of $223.5 million in 2008. Operating income decreased by $304.3 million for 2009 compared to 2008. The year 2008 included gains of $279.7 million on the involuntary conversion of assets due to the Big Spring refinery fire, and $45.2 million for the gain on disposition of assets.

•	The Big Spring refinery and California refineries combined throughput for the year ended December 31, 2009 averaged 91,028 bpd, consisting of 59,870 bpd at the Big Spring refinery and 31,158 bpd at the California refineries compared to a combined average of 68,892 bpd for the same period last year, consisting of 37,793 bpd at the Big Spring refinery and 31,099 bpd at the California refineries. The Big Spring refinery had higher throughput for the year ended December 31, 2009, compared to the same period last year primarily due to the 2008 fire at the Big Spring refinery. The Krotz Springs refinery throughput for the year ended December 31, 2009, averaged 48,337 bpd and for the period from its acquisition effective July 1, 2008 through December 31, 2008, averaged 58,184 bpd. The lower throughput in 2009 is due to a turnaround that began in November 2009.

•	Refinery operating margin at the Big Spring refinery was $4.35 per barrel for the year ended December 31, 2009, compared to ($3.18) per barrel for the same period in 2008. This increase was primarily due to the depressed margins experienced in conjunction with the fire at the Big Spring refinery in 2008. The Big Spring refinery light product yields were approximately 82% for the year ended December 31, 2009, compared to 70% for the same period in 2008. Refinery operating margin at the California refineries was $1.80 per barrel for the year ended December 31, 2009, compared to $1.65 per barrel for the same period in 2008. The Krotz Springs refinery operating margin for the year ended December 31, 2009, was $5.66 per barrel compared to $7.25 per barrel for the period from its acquisition effective July 1, 2008 through December 31, 2008. The lower Krotz Springs refinery operating margin is due primarily to lower Gulf Coast 2/1/1 high sulfur diesel margins in 2009.

•	Gulf coast 3/2/1 average crack spreads were $7.24 per barrel for the year ended December 31, 2009, compared to $10.47 per barrel for the same period in 2008. Gulf Coast 2/1/1 high sulfur diesel average crack spreads for the year ended December 31, 2009, was $6.50 per barrel compared to $11.28 per barrel for the same period in 2008. West Coast 3/2/1 average crack spreads for the year ended December 31, 2009, was $13.92 per barrel compared to $15.80 per barrel for the same period in 2008.

•	The average sweet/sour spread for the year ended December 31, 2009 was $1.52 per barrel compared to $3.78 per barrel for 2008. The average light/heavy spread for the year ended December 31, 2009, was $5.46 per barrel compared to $15.63 per barrel for 2008.

•	Asphalt margins in 2009 averaged $46.07 per ton compared to an average of $113.43 per ton in 2008. The average blended asphalt sales price decreased 19.9% from $511.95 per ton for the year ended December 31, 2008, to $409.88 per ton for the year ended December 31, 2009, and the average non-blended asphalt sales price decreased 46.1% from $315.48 per ton for the year ended December 31, 2008 to $170.05 per ton for the year ended December 31, 2009. The blended asphalt sales accounted for 92% of total asphalt sales for the year ended December 31, 2009. The decrease in the blended asphalt sales price of 19.9% was less than the 37.9% decrease in WTI prices for the year ended December 31, 2009.

•	In our retail and branded marketing segment, retail fuel sales gallons increased by 24.4% from 97.0 million gallons for the year ended December 31, 2008, to 120.7 million gallons for the year ended December 31, 2009. Our integrated branded fuel sales increased by 15.6% from 225.5 million gallons for the year ended December 31, 2008, to 260.6 million gallons for the year ended December 31, 2009.
Major Influences on Results of Operations
     Refining and Unbranded Marketing. Our earnings and cash flow from our refining and unbranded marketing segment are primarily affected by the difference between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire crude oil and other feedstocks and the price of the refined products we ultimately sell depend on numerous factors beyond our control, including the supply of, and demand for, crude oil, gasoline and other refined products which, in turn, depend on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, the availability of imports, the marketing of competitive fuels and government regulation. While our sales and operating revenues fluctuate significantly with movements in crude oil and refined product prices, it is the spread between crude oil and refined product prices, and not necessarily fluctuations in those prices that affect our earnings.
     In order to measure our operating performance, we compare our per barrel refinery operating margins to certain industry benchmarks. We compare our Big Spring refinery’s per barrel operating margin to the Gulf Coast and Group III, or mid-continent, 3/2/1 crack spreads. A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light, sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the per barrel operating margin for our Big Spring refinery by dividing the Big Spring refinery’s gross margin by its throughput volumes. Gross margin is the difference between net sales and cost of sales (exclusive of unrealized hedging gains and losses and inventories adjustments related to acquisitions).
     We compare our California refineries’ per barrel operating margin to the West Coast 6/1/2/3 crack spread. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. The per barrel operating margin of the California refineries is calculated by dividing the California refinery’s gross margin by their throughput volumes. Another comparison to other West Coast refineries that we use is the West Coast 3/2/1 crack spread. This is calculated using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil.
     Our Krotz Springs refinery’s per barrel margin is compared to the Gulf Coast 2/1/1 crack spread. The 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.

     Our Big Spring refinery and California refineries are capable of processing substantial volumes of sour crude oil, which has historically cost less than intermediate and sweet crude oils. We measure the cost advantage of refining sour crude oil at our refineries by calculating the difference between the value of WTI crude oil less the value of West Texas Sour, or WTS, a medium, sour crude oil. We refer to this differential as the sweet/sour spread. A widening of the sweet/sour spread can favorably influence the operating margin for our Big Spring and California refineries. In addition, our California refineries are capable of processing significant volumes of heavy crude oils which historically have cost less than light crude oils. We measure the cost advantage of refining heavy crude oils by calculating the difference between the value of WTI crude oil less the value of MAYA crude, which we refer to as the light/heavy spread. A widening of the light/heavy spread can favorably influence the refinery operating margins for our California refineries.
     The results of operations from our refining and unbranded marketing segment are also significantly affected by our refineries’ operating costs, particularly the cost of natural gas used for fuel and the cost of electricity. Natural gas prices have historically been volatile. For example, natural gas prices ranged from $13.58 per million British thermal units, or MMBTU, in July of 2008 to $2.51 MMBTU in September of 2009. Typically, electricity prices fluctuate with natural gas prices.
     Demand for gasoline products is generally higher during summer months than during winter months due to seasonal increases in highway traffic. As a result, the operating results for our refining and unbranded marketing segment for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters. The effects of seasonal demand for gasoline are partially offset by seasonality in demand for diesel, which in our region is generally higher in winter months as east-west trucking traffic moves south to avoid winter conditions on northern routes.
     Safety, reliability and the environmental performance of our refineries are critical to our financial performance. The financial impact of planned downtime, such as a turnaround or major maintenance project, is mitigated through a diligent planning process that considers product availability, margin environment and the availability of resources to perform the required maintenance.
     The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Crude oil and refined products are essentially commodities, and we have no control over the changing market value of these inventories. Because our inventory is valued at the lower of cost or market value under the LIFO inventory valuation methodology, price fluctuations generally have little effect on our financial results.
     Asphalt. Our earnings from our asphalt segment depend primarily upon the margin between the price at which we sell our asphalt and the transfer prices for asphalt produced at our refineries in the refining and unbranded marketing segment. Asphalt is transferred to our asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. The asphalt segment also conducts operations at and markets asphalt produced by our refinery located in Willbridge, Oregon. In addition to producing asphalt at our refineries, at times when refining margins are unfavorable we opportunistically purchase asphalt from other producers for resale. A portion of our asphalt sales are made using fixed price contracts for delivery of asphalt products at future dates. Because these contracts are priced at the market prices for asphalt at the time of the contract, a change in the cost of crude oil between the time we enter into the contract and the time we produce the asphalt can positively or negatively influence the earnings of our asphalt segment. Demand for paving asphalt products is higher during warmer months than during colder months due to seasonal increases in road construction work. As a result, the revenues for our asphalt segment for the first and fourth calendar quarters are expected to be lower than those for the second and third calendar quarters.
     Retail and Branded Marketing. Our earnings and cash flows from our retail and branded marketing segment are primarily affected by merchandise and motor fuel sales and margins at our convenience stores and the motor fuel sales volumes and margins from sales to our FINA-branded distributors, together with licensing and credit card related fees generated from our FINA-branded distributors and licensees. Retail merchandise gross margin is equal to retail merchandise sales less the delivered cost of the retail merchandise, net of vendor discounts and rebates, measured as a percentage of total retail merchandise sales. Retail merchandise sales are driven by convenience, branding and competitive pricing. Motor fuel margin is equal to motor fuel sales less the delivered cost of fuel and motor fuel taxes, measured on a cents per gallon (“cpg”) basis. Our motor fuel margins are driven by local supply, demand and competitor pricing. Our convenience store sales are seasonal and peak in the second and third quarters of the year, while the first and fourth quarters usually experience lower overall sales.

Factors Affecting Comparability
     Our financial condition and operating results over the three year period ended December 31, 2009 have been influenced by the following factors, which are fundamental to understanding comparisons of our period-to-period financial performance.
Big Spring Refinery Fire
     On February 18, 2008, a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units. On April 5, 2008, the refinery was able to begin partial operation in a 35,000 bpd hydroskimming mode. The major units brought back on line in April included the crude unit, reformer unit, distillate hydrotreater and jet fuel hydrotreater. The Fluid Catalytic Cracking Unit (“FCCU”) returned to normal operating capabilities with the restart on September 26, 2008. Substantially all of the repairs to the units damaged in the fire were completed in 2009 other than the alkylation unit which returned to operations in January 2010.
     For the year ended December 31, 2008, we recorded $56.9 million of non-reimbursable costs associated with the fire. The components of net costs associated with fire as of December 31, 2008 included: $51.1 million for expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5.0 million for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $0.8 million.
     An involuntary pre-tax gain on conversion of assets of $279.7 million was recorded for the insurance proceeds of $330.0 million received in excess of the book value of the assets impaired of $25.3 million and demolition and repair expenses of $25.0 million incurred through December 31, 2008. An additional $55.0 million of insurance proceeds were received in 2008 and January 2009 and this was recorded as business interruption recovery for the year ended December 31, 2008.
Retail Store Acquisitions
     On June 29, 2007, we completed the acquisition of Skinny’s, Inc., a privately held Abilene, Texas-based company that owned and operated 102 stores in Central and West Texas. The total consideration was $75.3 million after certain post-closing adjustments, which were finalized in the fourth quarter of 2007. Of the 102 stores, approximately two-thirds are owned and one-third are leased. We market motor fuels sold at these stores primarily under the FINA brand and primarily supply such fuels from our Big Spring refinery. The acquisition of Skinny’s increased property, plant, and equipment by $43.7 million, goodwill by $34.5 million, current assets by $7.0 million, current liabilities by $10.5 million, and debt by $46.2 million.
Refinery Acquisitions
     On July 3, 2008, we completed the acquisition of all the capital stock of the refining business located in Krotz Springs, Louisiana, from Valero. The purchase price was $333.0 million in cash plus $141.5 million for working capital, including inventories. The Krotz Springs refinery, with a nameplate crude capacity of approximately 83,100 bpd, supplies multiple demand centers in the Southern and Eastern United States markets through a pipeline operated by the Colonial Pipeline. Krotz Springs’ liquid product yield is approximately 101.5% of total feedstock input, meaning that for each 100 barrels of crude oil and feedstocks input into the refinery, it produces 101.5 barrels of refined products. Of the 101.5%, on average 99.0% is light finished products such as gasoline and distillates, including diesel and jet fuel, petrochemical feedstocks and liquefied petroleum gas, and the remaining 2.5% is primarily heavy oils. The purchase of Krotz Springs increased property, plant and equipment by $376.7 million, inventories by $145.0 million and debt by $141.5 million. The results of operations for the Krotz Springs refinery have been included in our consolidated statements of operations for the second half of the year ended December 31, 2008.

Unscheduled Turnaround and Reduced Crude Oil Throughput
     In an effort to match our safety, reliability and the environmental performance initiatives with the current operating margin environment, we accelerated a planned turnaround at our Krotz Springs refinery from the first quarter of 2010 to the fourth quarter of 2009. The refinery is expected to resume operations in April 2010.
     During the downtime in 2008 at the Big Spring refinery due to the February 18, 2008 fire, we performed all scheduled maintenance originally planned for 2009, including major maintenance at the crude and FCCU units.
     The California refineries operated at reduced throughput rates during 2009 and 2008 to optimize our refining and asphalt economics.
Hurricane Activity
     The aftermath of Hurricanes Gustav and Ike in the third quarter of 2008 resulted in the shutdown of approximately 25% of the refining capacity in the United States which greatly influenced the production and supply of both crude oil and refined products throughout the United States. Hurricane Gustav directly affected our refinery in Krotz Springs, Louisiana causing power outages and crude oil supply disruption.
HEP Transaction
     A gain on disposition of assets of $42.9 million in the second quarter of 2008 represented the recognition of all the remaining deferred gain associated with the contribution of certain pipelines and terminals to Holly Energy Partners, LP (“HEP”), in March 2005 and was due to the termination of an indemnification agreement with HEP.
Results of Operations
     Net Sales. Net sales consist primarily of sales of refined petroleum products through our refining and unbranded marketing segment and asphalt segment and sales of merchandise, including food products, and motor fuels, through our retail and branded marketing segment.
     For the refining and unbranded marketing segment, net sales consist of gross sales, net of customer rebates, discounts and excise taxes. Net sales for our refining and unbranded marketing segment include inter-segment sales to our asphalt and retail and branded marketing segments, which are eliminated through consolidation of our financial statements. Asphalt sales consist of gross sales, net of any discounts and applicable taxes. Retail net sales consist of gross merchandise sales, less rebates, commissions and discounts, and gross fuel sales, including motor fuel taxes. For our petroleum and asphalt products, net sales are mainly affected by crude oil and refined product prices and volume changes caused by operations. Our retail merchandise sales are affected primarily by competition and seasonal influences.
     Cost of Sales. Refining and unbranded marketing cost of sales includes crude oil and other raw materials, inclusive of transportation costs. Asphalt cost of sales includes costs of purchased asphalt, blending materials and transportation costs. Retail cost of sales includes cost of sales for motor fuels and for merchandise. Motor fuel cost of sales represents the net cost of purchased fuel, including transportation costs and associated motor fuel taxes. Merchandise cost of sales includes the delivered cost of merchandise purchases, net of merchandise rebates and commissions. Cost of sales excludes depreciation and amortization expense.
     Direct Operating Expenses. Direct operating expenses, which relate to our refining and unbranded marketing and asphalt segments, include costs associated with the actual operations of our refineries, such as energy and utility costs, routine maintenance, labor, insurance and environmental compliance costs. Environmental compliance costs, including monitoring and routine maintenance, are expensed as incurred. All operating costs associated with our crude oil and product pipelines are considered to be transportation costs and are reflected as cost of sales.
     Selling, General and Administrative Expenses. Selling, general and administrative, or SG&A, expenses consist primarily of costs relating to the operations of our convenience stores, including labor, utilities, maintenance and retail corporate overhead costs. Refining and marketing and asphalt segment corporate overhead and marketing expenses are also included in SG&A expenses.

     Summary Financial Tables. The following tables provide summary financial data and selected key operating statistics for us and our three operating segments for the years ended December 31, 2009, 2008 and 2007. The summary financial data for our three operating segments does not include certain SG&A expenses and depreciation and amortization related to our corporate headquarters. The following data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Annual Report on Form 10-K.

ALON USA ENERGY, INC. CONSOLIDATED

	Year Ended December 31,
	2009	2008	2007
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$3,915,732	$5,156,706	$4,542,151
Operating costs and expenses:
Cost of sales	3,502,782	4,853,195	3,999,287
Direct operating expenses	265,502	216,498	201,196
Selling, general and administrative expenses (2)	129,446	119,852	105,352
Net costs associated with fire (3)	—	56,854	—
Business interruption recovery (4)	—	(55,000)	—
Depreciation and amortization (5)	97,247	66,754	57,403

Total operating costs and expenses	3,994,977	5,258,153	4,363,238

Gain on involuntary conversion of assets (6)	—	279,680	—
Gain (loss) on disposition of assets (7)	(1,591)	45,244	7,206

Operating income (loss)	(80,836)	223,477	186,119
Interest expense (8)	(111,137)	(67,550)	(47,747)
Equity earnings (losses) of investees	24,558	(1,522)	11,177
Other income, net	331	1,500	6,565

Income (loss) before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(167,084)	155,905	156,114
Income tax expense (benefit)	(64,877)	62,781	46,199

Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(102,207)	93,124	109,915
Non-controlling interest in income (loss) of subsidiaries	(8,551)	5,941	5,979
Accumulated dividends on preferred stock of subsidiary (9)	21,500	4,300	—

Net income (loss) available to common stockholders	$(115,156)	$82,883	$103,936

Earnings (loss) per share, basic	$(2.46)	$1.77	$2.22
Weighted average shares outstanding, basic (in thousands)	46,829	46,788	46,763
Earnings (loss) per share, diluted	$(2.46)	$1.72	$2.16
Weighted average shares outstanding, diluted (in thousands)	46,829	49,583	46,804
Cash dividends per share	$0.16	$0.16	$0.16

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$283,145	$(812)	$123,950
Investing activities	(138,691)	(610,322)	(147,254)
Financing activities	(122,471)	560,973	27,753

BALANCE SHEET DATA (end of period):
Cash and cash equivalents and short-term investments	$40,437	$18,454	$95,911
Working capital	84,257	250,384	279,580
Total assets	2,132,789	2,413,433	1,581,386
Total debt	937,024	1,103,569	536,615
Total stockholders’ equity	422,772	434,651	388,202
Non-controlling interest in subsidiaries and preferred stock of subsidiary including accumulated dividends	9,146	102,216	15,720
Total equity	431,918	536,867	403,922

OTHER DATA:
Adjusted EBITDA (10)	$42,891	$244,965	$254,058
Capital expenditures (11)	81,660	62,356	42,204
Capital expenditures to rebuild the Big Spring refinery	46,769	362,178	—
Capital expenditures for turnaround and chemical catalyst	24,699	9,958	9,842

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $47.1 million, $37.5 million, and $35.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $0.8 million, $0.6 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(3)	Includes $51.1 million of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5.0 million for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $0.8 million for the year ended December 31, 2008.

(4)	Business interruption recovery of $55.0 million was recorded for the year ended December 31, 2008 as a result of the Big Spring refinery fire with all insurance proceeds received in 2008 and January 2009.

(5)	Includes corporate depreciation and amortization of $0.7 million, $0.9 million and $0.9 million for the years ended December 31, 2009, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(6)	A gain on involuntary conversion of assets of $279.7 million has been recorded for the insurance proceeds received in excess of the book value of the assets impaired of $25.3 million and demolition and repair expenses of $25.0 million incurred through December 31, 2008 as a result of the Big Spring refinery fire.

(7)	Gain on disposition of assets reported in 2008 primarily includes the recognition of deferred gain recorded in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, (“HEP”), in March 2005 (“HEP transaction”). A recognized gain of $42.9 million in 2008 represented all the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP. Gain on disposition of assets reported in 2007 reflects the recognition of $7.2 million deferred gain recorded primarily in connection with the HEP transaction.

(8)	Interest expense for the year ended December 31, 2009 includes $20.5 million of unamortized debt issuance costs written off as a result of prepayments of $163.8 million of term debt in October 2009. Interest expense for 2009 also includes $5.7 million related to the liquidation of the heating oil hedge in the second quarter of 2009.

(9)	Accumulated dividends on preferred stock of subsidiary for year ended December 31, 2009, represent dividends of $12.9 million for the conversion of the preferred stock into Alon common stock. Also included for the year ended December 31, 2009 is $8.6 million of accumulated dividends through December 31, 2009.

(10)	See “— Reconciliation of Amounts Reported Under Generally Accepted Accounting Principles” for information regarding our definition of Adjusted EBITDA, its limitations as an analytical tool and a reconciliation of net income to Adjusted EBITDA for the periods presented.

(11)	Includes corporate capital expenditures of $3.7 million, $1.2 million and $1.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, which are not allocated to our three operating segments.

REFINING AND UNBRANDED MARKETING SEGMENT (A)

	Year Ended December 31,
	2009	2008	2007
	(dollars in thousands, except per barrel data and
	pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$3,359,043	$4,551,769	$4,090,607
Operating costs and expenses:
Cost of sales	3,117,528	4,505,094	3,714,227
Direct operating expenses	221,378	173,142	154,267
Selling, general and administrative expenses	29,376	17,784	20,071
Net costs associated with fire (2)	—	56,854	—
Business interruption recovery (3)	—	(55,000)	—
Depreciation and amortization	76,252	50,047	44,107

Total operating costs and expenses	3,444,534	4,747,921	3,932,672

Gain (loss) on involuntary conversion of assets (4)	—	279,680	—
Gain (loss) on disposition of assets (5)	(1,042)	45,244	7,138

Operating income (loss)	$(86,533)	$128,772	$165,073

KEY OPERATING STATISTICS AND OTHER DATA:
Total sales volume (bpd)	127,400	119,195	91,027
Per barrel of throughput:
Refinery operating margin — Big Spring (6)	$4.35	$(3.18)	$12.83
Refinery operating margin — CA Refineries (6)	1.80	1.65	2.73
Refinery operating margin — Krotz Springs (6)	5.66	7.25	N/A
Refinery direct operating expense — Big Spring (7)	4.21	4.40	3.67
Refinery direct operating expense — CA Refineries (7)	4.82	5.81	2.79
Refinery direct operating expense — Krotz Springs (7)	4.22	4.30	N/A
Capital expenditures	71,555	57,576	28,669
Capital expenditures to rebuild the Big Spring refinery	46,769	362,178	—
Capital expenditures for turnaround and chemical catalyst	24,699	9,958	9,842

PRICING STATISTICS:
WTI crude oil (per barrel)	$61.82	$99.56	$72.32
WTS crude oil (per barrel)	60.30	95.78	67.32
MAYA crude oil (per barrel)	56.36	83.93	59.86
Crack spreads (3/2/1) (per barrel):
Gulf Coast	$7.24	$10.47	$15.00
Group III	8.10	11.15	19.41
West Coast	13.92	15.80	27.37
Crack spreads (6/1/2/3) (per barrel):
West Coast	$4.15	$0.48	$6.33
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel	$6.50	$11.28	$12.80
Crude oil differentials (per barrel):
WTI less WTS	$1.52	$3.78	$5.00
WTI less MAYA	5.46	15.63	12.46
Product price (per gallon):
Gulf Coast unleaded gasoline	163.5 ¢	247.1 ¢	204.5	¢
Gulf Coast ultra low-sulfur diesel	166.4	291.8	214.7
Gulf Coast high sulfur diesel	161.9	280.8	200.8
Group III unleaded gasoline	166.2	248.1	216.0
Group III ultra low-sulfur diesel	167.0	294.5	223.3
West Coast LA CARBOB (unleaded gasoline)	185.2	267.9	244.2
West Coast LA ultra low-sulfur diesel	170.6	288.3	223.7
Natural gas (per MMBTU)	$4.16	$8.90	$7.12

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for 2007 has been recast to provide a comparison to 2009 and 2008 results.

	Year Ended December 31,
THROUGHPUT AND PRODUCTION DATA:	2009		2008		2007
Big Spring refinery	bpd	%	bpd	%	bpd	%

Refinery throughput:
Sour crude	48,340	80.8	31,654	83.8	58,607	86.0
Sweet crude	9,238	15.4	4,270	11.3	5,017	7.4
Blendstocks	2,292	3.8	1,869	4.9	4,521	6.6

Total refinery throughput (8)	59,870	100.0	37,793	100.0	68,145	100.0

Refinery production:
Gasoline	26,826	45.0	14,266	38.4	32,135	47.5
Diesel/jet	19,136	32.2	10,439	28.2	19,676	29.1
Asphalt	5,289	8.9	4,850	13.1	7,620	11.3
Petrochemicals	2,928	4.9	1,221	3.3	3,980	5.9
Other	5,327	9.0	6,298	17.0	4,190	6.2

Total refinery production (9)	59,506	100.0	37,074	100.0	67,601	100.0

Refinery utilization (10)		82.3%		52.3%		92.5%

	Year Ended December 31,
THROUGHPUT AND PRODUCTION DATA:	2009		2008		2007
California refineries	bpd	%	bpd	%	bpd	%

Refinery throughput:
Medium sour crude	13,408	43.0	8,014	25.8	20,839	33.7
Heavy crude	17,420	55.9	22,590	72.6	40,700	65.9
Blendstocks	330	1.1	495	1.6	223	0.4

Total refinery throughput (8)	31,158	100.0	31,099	100.0	61,762	100.0

Refinery production:
Gasoline	4,920	16.2	4,141	13.7	7,318	12.1
Diesel/jet	7,123	23.5	7,481	24.8	13,360	22.1
Asphalt	8,976	29.5	9,214	30.5	19,006	31.5
Light unfinished	117	0.4	—	—	3,071	5.1
Heavy unfinished	8,813	29.0	9,182	30.4	16,793	27.9
Other	418	1.4	192	0.6	793	1.3

Total refinery production (9)	30,367	100.0	30,210	100.0	60,341	100.0

Refinery utilization (10)		46.2%		46.3%		85.9%

	Year Ended December 31,
THROUGHPUT AND PRODUCTION DATA:	2009		2008
Krotz Springs refinery (B)	bpd	%	bpd	%

Refinery throughput:
Light sweet crude	22,942	47.5	43,361	74.5
Heavy sweet crude	22,258	46.0	11,979	20.6
Blendstocks	3,137	6.5	2,844	4.9

Total refinery throughput (8)	48,337	100.0	58,184	100.0

Refinery production:
Gasoline	22,264	45.4	25,195	42.8
Diesel/jet	21,318	43.4	26,982	45.9
Heavy oils	1,238	2.5	1,402	2.4
Other	4,258	8.7	5,258	8.9

Total refinery production (9)	49,078	100.0	58,837	100.0

Refinery utilization (10)		65.3%		66.6%

(B)	The year ended December 31, 2008, represents throughput and production data for the period from July 1, 2008 through December 31, 2008.

(1)	Net sales include inter-segment sales to our asphalt and retail and branded marketing segments at prices which are intended to approximate wholesale market prices. These inter-segment sales are eliminated through consolidation of our financial statements.

(2)	Includes $51.1 million of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5.0 million for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $0.8 million for the year ended December 31, 2008.

(3)	Business interruption recovery of $55.0 million was recorded for the year ended December 31, 2008 as a result of the Big Spring refinery fire with all insurance proceeds being received in 2008 and January 2009.

(4)	A gain on involuntary conversion of assets of $279.7 million has been recorded for the insurance proceeds received in excess of the book value of the assets impaired of $25.3 million and demolition and repair expenses of $25.0 million incurred through December 31, 2008 as a result of the Big Spring refinery fire.

(5)	Gain on disposition of assets reported in 2008 primarily includes the recognition of deferred gain recorded in connection with the HEP transaction. A recognized gain of $42.9 million represented all the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP. Gain on disposition of assets reported in 2007 reflects the recognition of $7.1 million deferred gain recorded primarily in connection with the HEP transaction.

(6)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses and inventories adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging gains of $0.4 million and $4.2 million for the years ended December 31, 2009 and 2008, respectively, and an unrealized hedging loss of $4.3 million for the California refineries for the year ended December 31, 2007. There were unrealized hedging gains of $25.6 million for the year ended December 31, 2009 and unrealized hedging gains of $117.5 million for the Krotz Springs refinery for the six months ended December 31, 2008. The 2008 refinery operating margin for the Krotz Springs refinery excludes a charge of $127.4 million to cost of sales for inventories adjustments related to the acquisition. Additionally, the Krotz Springs refinery margin for 2009 excludes realized gains related to the unwind of the heating oil crack spread hedge of $139.3 million.

(7)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(8)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(9)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries. Light product yields decreased at the Big Spring refinery for the year ended December 31, 2008 due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(10)	Refinery utilization represents average daily crude oil throughput divided by crude oil throughput capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery for 2008 is due to the fire on February 18, 2008. Production ceased at the Big Spring refinery until the re-start of the crude unit in a hydroskimming mode on April 5, 2008. The Big Spring refinery returned to a normal operating mode with the re-start of the Fluid Catalytic Cracking Unit (“FCCU”) on September 26, 2008. The decrease in refinery utilization at our California refineries is due to reduced throughput to optimize our refining and asphalt economics. The low refinery utilization at our Krotz Springs refinery is due to shutdowns during hurricanes Gustav and Ike and limited crude supply and electrical outages following the hurricanes.

ASPHALT SEGMENT

	Year Ended December 31,
	2009	2008	2007
	(dollars in thousands, except per ton data)

STATEMENT OF OPERATIONS DATA:
Net sales	$440,915	$647,221	$642,937
Operating costs and expenses:
Cost of sales (1)	386,050	499,992	592,709
Direct operating expenses	44,124	43,356	46,929
Selling, general and administrative expenses	4,588	4,292	2,825
Depreciation and amortization	6,807	2,139	2,145

Total operating costs and expenses	441,569	549,779	644,608

Operating income (loss)	$(654)	$97,442	$(1,671)

KEY OPERATING STATISTICS AND OTHER DATA:
Number of terminals (end of period)	12	12	12
Blended asphalt sales volume (tons in thousands) (2)	994	1,210	1,794
Non-blended asphalt sales volume (tons in thousands) (3)	197	88	133
Blended asphalt sales price per ton (2)	$409.88	$511.95	$344.81
Non-blended asphalt sales price per ton (3)	170.05	315.48	183.08
Asphalt margin per ton (4)	46.07	113.43	26.07
Capital expenditures	$2,579	$644	$2,167

(1)	Cost of sales includes intersegment purchases of asphalt blends from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(2)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(3)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(4)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

RETAIL AND BRANDED MARKETING SEGMENT (A)

	Year Ended December 31,
	2009		2008		2007
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$808,221		$1,227,319		$1,274,516
Operating costs and expenses:
Cost of sales (2)	691,651		1,117,712		1,158,260
Selling, general and administrative expenses	94,725		97,172		81,933
Depreciation and amortization	13,464		13,674		10,245

Total operating costs and expenses	799,840		1,228,558		1,250,438

Gain (loss) on disposition of assets	(549)		—		68

Operating income (loss)	$7,832		$(1,239)		$24,146

KEY OPERATING STATISTICS AND OTHER DATA:
Integrated branded fuel sales (thousands of gallons) (3)	260,629		225,474		254,044
Integrated branded fuel margin (cents per gallon) (3)	5.9	¢	4.4	¢	9.2	¢
Non-Integrated branded fuel sales (thousands of gallons) (3)	13,472		113,626		204,537
Non-Integrated branded fuel margin (cents per gallon) (3)	3.3	¢	(0.3)	¢	1.3	¢

Number of stores (end of period)	308		306		307
Retail fuel sales (thousands of gallons)	120,697		96,974		91,946
Retail fuel sales (thousands of gallons per site per month) (4)	33		27		30
Retail fuel margin (cents per gallon) (5)	13.9	¢	19.7	¢	21.2	¢
Retail fuel sales price (dollar per gallon) (6)	$2.29		$3.26		$2.82
Merchandise sales	$268,785		$261,144		$220,807
Merchandise sales (per site per month) (4)	73		72		72
Merchandise margin (7)	30.7%		30.9%		32.0%
Capital expenditures	$3,822		$2,928		$9,797

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for 2007 has been recast to provide a comparison to the 2009 and 2008 results.

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $47.1 million, $37.5 million, and $35.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. Net sales also includes royalty and related net credit card fees of $0.9 million and $0.3 million for the years ended December 31, 2009 and 2008, respectively.

(2)	Cost of sales includes inter-segment purchases of motor fuels from our refining and unbranded marketing segment at prices which approximate market prices. These inter-segment purchases are eliminated through consolidation of our financial statements.

(3)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery, but due to the fire on February 18, 2008 at the Big Spring refinery, more fuel was purchased from third-party suppliers in 2008. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis and includes net credit card revenue from these sales.

(4)	Retail fuel and merchandise sales per site for 2009 were calculated using 306 stores for eleven months and 308 stores for one month. Retail fuel and merchandise sales per site for 2008 were calculated using 306 stores. Retail fuel and merchandise sales per site for 2007 were calculated using 206 stores for six months and 307 stores for six months due to the acquisition of Skinny’s, Inc. on June 29, 2007.

(5)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(6)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(7)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
Net Sales
     Consolidated. Net sales for 2009 were $3,915.7 million compared to $5,156.7 million for 2008, a decrease of $1,241.0 million or 24.1%. This decrease was primarily due to lower refined product prices, and was partially offset by higher sales volume from a full year of operations at our Big Spring and Krotz Springs refineries.
     Refining and Unbranded Marketing Segment. Net sales for our refining and unbranded marketing segment were $3,359.0 million for 2009, compared to $4,551.8 million for 2008, a decrease of $1,192.8 million or 26.2%. The decrease in net sales was primarily due to significantly lower refined product prices partially offset by the inclusion of an additional six months of sales from the Krotz Springs refinery acquired in July 2008 and lower 2008 throughput volumes as a result of the February 18, 2008 Big Spring refinery fire.
     The Big Spring refinery and California refineries combined throughput for 2009 averaged 91,028 bpd consisting of: 59,870 bpd at the Big Spring refinery and 31,158 bpd at the California refineries compared to average total refinery throughput for 2008 of 68,892 bpd, consisting of: 37,793 bpd at the Big Spring refinery and 31,099 bpd at the California refineries. The Krotz Springs refinery throughput for 2009 averaged 48,337 bpd and for the period from its acquisition effective July 1, 2008 through December 31, 2009 averaged 58,184 bpd.
     The decrease in refined product prices that our refineries experienced was similar to the price decreases experienced in each refinery’s respective markets. The average price of Gulf Coast gasoline for 2009 decreased 83.6 cpg, or 33.8%, to 163.5 cpg, compared to 247.1 cpg for 2008. The average Gulf Coast ultra low-sulfur diesel price for 2009 decreased 125.4 cpg, or 43.0%, to 166.4 cpg, compared to 291.8 cpg for 2008. The average price of West Coast LA CARBOB gasoline for 2009 decreased 82.7 cpg, or 30.9%, to 185.2 cpg, compared to 267.9 cpg for 2008. The average West Coast LA ultra low-sulfur diesel price for 2009 decreased 117.7 cpg, or 40.8%, to 170.6 cpg, compared to 288.3 cpg for 2008.
     Asphalt Segment. Net sales for our asphalt segment were $440.9 million for 2009, compared to $647.2 million for 2008, a decrease of $206.3 million or 31.9%. The decrease was due primarily to a decrease in the average asphalt sales price and lower asphalt sales volumes for the year 2009. For the year 2009, we sold 1.191 million tons of asphalt compared to 1.298 million tons of asphalt sold in 2008, a decrease of 0.107 million tons of asphalt or 8.2%. Also, the average blended asphalt sales price decreased 19.9% from $511.95 per ton for 2008 to $409.88 per ton for 2009 and the average non-blended asphalt sales price decreased 46.1% from $315.48 per ton for 2008 to $170.05 per ton for 2009. The blended asphalt sales accounted for 92% of total asphalt sales for 2009. The percentage decrease in the blended asphalt sales price of 19.9% was less than the 37.9% decrease in WTI prices for 2009.
     Retail and Branded Marketing Segment. Net sales for our retail and branded marketing segment were $808.2 million for 2009, compared to $1,227.3 million for 2008, a decrease of $419.1 million or 34.1%. This decrease was primarily due to a 100.2 million gallon reduction in wholesale non-integrated branded fuel sales related to the net decline of 130 retail outlets that we supplied with motor fuel and lower sales prices. This net decline in retail outlets supplied by us was a result of our efforts to reduce our exposure in markets not integrated with our Big Spring refinery by allowing fuel supply agreements to expire by their terms. This reduction was partially offset by higher integrated branded fuel sales, retail fuel sales and merchandise sales.

Cost of Sales
     Consolidated. Cost of sales was $3,502.8 million for 2009, compared to $4,853.2 million for 2008, a decrease of $1,350.4 million or 27.8%. This decrease was primarily due to decreased costs in all segments due to lower crude oil prices, and was partially offset by higher cost of sales volume from a full year of operations at our Big Spring and Krotz Springs refineries.
     Refining and Unbranded Marketing Segment. Cost of sales for our refining and unbranded marketing segment were $3,117.5 million for 2009, compared to $4,505.1 million for 2008, a decrease of $1,387.6 million or 30.8%. This decrease was primarily due to lower crude oil costs, partially offset by the inclusion of an additional six months of cost of sales from the Krotz Springs refinery acquired in July 2008 and lower 2008 throughput volumes at the Big Spring refinery from the February 2008 fire. The average price per barrel of WTI for 2009 decreased $37.74 per barrel to an average of $61.82 per barrel, compared to an average of $99.56 per barrel for 2008, a decrease of 37.9%.
     Asphalt Segment. Cost of sales for our asphalt segment were $386.0 million for 2009, compared to $500.0 million for 2008, a decrease of $114.0 million or 22.8%. The decrease was due to the decreased cost of crude oil and lower asphalt sales volumes in 2009.
     Retail and Branded Marketing Segment. Cost of sales for our retail and branded marketing segment was $691.7 million for 2009, compared to $1,117.7 million for 2008, a decrease of $426.0 million or 38.1%. This decrease was primarily due to a 100.2 million gallon reduction in wholesale non-integrated branded fuel sales related to the net decline of 130 retail outlets that we supplied with motor fuel and lower product costs. This reduction was partially offset by higher integrated branded fuel sales, retail fuel sales and merchandise sales.
Direct Operating Expenses
     Consolidated. Direct operating expenses were $265.5 million for 2009, compared to $216.5 million for 2008, an increase of $49.0 million or 22.6%. This increase was primarily due to the direct operating expenses associated with the Krotz Springs refinery acquired in July 2008 and higher throughput volumes at the Big Spring refinery for 2009 compared to 2008.
     Refining and Unbranded Marketing Segment. Direct operating expenses for our refining and unbranded marketing segment for 2009 were $221.4 million, compared to $173.1 million for 2008, an increase of $48.3 million or 27.9%. This increase was primarily due to the inclusion of an additional six months of direct operating expenses associated with the Krotz Springs refinery acquired in July 2008 and higher throughput volumes at the Big Spring refinery for 2009 compared to 2008. This was partially offset by lower natural gas prices in 2009.
     Asphalt Segment. Direct operating expenses for our asphalt segment for 2009 were $44.1 million, compared to $43.4 million for 2008, an increase of $0.7 million or 1.6%.
Selling, General and Administrative Expenses
     Consolidated. SG&A expenses for 2009 were $129.4 million, compared to $119.9 million for 2008, an increase of $9.5 million or 7.9%. This increase was primarily due to the inclusion of an additional six months of SG&A costs associated with the Krotz Springs refinery acquired in July 2008 and an increase of $3.3 million in allowance for doubtful accounts.
     Refining and Unbranded Marketing Segment. SG&A expenses for our refining and unbranded marketing segment for 2009 were $29.4 million, compared to $17.8 million for 2008, an increase of $11.6 million or 65.2%. This increase was primarily due to the inclusion of an additional six months of SG&A costs associated with the Krotz Springs refinery acquired in July 2008 and an increase of $3.3 million in allowance for doubtful accounts.
     Asphalt Segment. SG&A expenses for our asphalt segment for 2009 were $4.6 million, compared to $4.3 million for 2008, an increase of $0.3 million or 7.0%.

     Retail and Branded Marketing Segment. SG&A expenses for our retail and branded marketing segment for 2009 were $94.7 million, compared to $97.2 million for 2008, a decrease of $2.5 million or 2.6%. This decrease was primarily attributable to implementation of improved inventory control procedures to reduce shrinkage.
Depreciation and Amortization
     Depreciation and amortization for 2009 was $97.2 million, compared to $66.8 million for 2008, an increase of $30.4 million or 45.5%. This increase was primarily attributable to a full year of depreciation of the assets acquired from the acquisition of the Krotz Springs refinery and depreciation on the capital expenditures related to the rebuild of the Big Spring refinery.
Operating Income (Loss)
     Consolidated. Operating income (loss) for 2009 was ($80.8) million, compared to $223.5 million for 2008, a decrease of $304.3 million. This decrease was primarily due to gains recorded in 2008 for the involuntary conversion of assets and business interruption recovery associated with the Big Spring refinery fire, partially offset by fire related costs. Operating income in 2008 also included a gain on disposition of assets related to the HEP transaction. Refining margins at our Big Spring refinery and California refineries were higher for 2009 compared to the same period last year, and the Krotz Springs refinery acquired in July 2008 included six months of operating margin in 2008 and twelve months of operating margin in 2009.
     Refining and Unbranded Marketing Segment. Operating income (loss) for our refining and unbranded marketing segment was ($86.5) million for 2009, compared to $128.8 million for 2008, a decrease of $215.3 million. This decrease was primarily due to gains recorded in 2008 for the involuntary conversion of assets of $279.7 million and business interruption recovery of $55.0 million associated with the Big Spring refinery fire, offset by fire related costs of $56.9 million. Additionally, gains on disposition of assets of $45.2 million were recorded in 2008 related to the HEP transaction. Partially offsetting these 2008 gains were higher refining margins at our Big Spring refinery and California refineries for 2009 compared to the same period last year. In addition, the Krotz Springs refinery acquired in July 2008 included six months of operating margin in 2008 and twelve months of operating margin in 2009.
     Refinery operating margin at the Big Spring refinery was $4.35 per barrel for 2009 compared to ($3.18) per barrel for 2008. This increase was primarily due to the depressed margins experienced in conjunction with the fire at the Big Spring refinery in 2008. The Big Spring refinery light product yields were approximately 82% for 2009 and 70% for 2008. Refinery operating margin at the California refineries was $1.80 per barrel for 2009 compared to $1.65 per barrel for 2008. The Krotz Springs refinery operating margin for 2009 was $5.66 per barrel compared to $7.25 per barrel for the period from its acquisition effective July 1, 2008 through December 31, 2008. The lower Krotz Springs refinery operating margin is due primarily to lower Gulf coast 2/1/1 high sulfur diesel margins in 2009.
     Asphalt Segment. Operating income (loss) for our asphalt segment was ($0.6) million for 2009, compared to $97.4 million for 2008, a decrease of $98.0 million. The decrease was primarily due to the lower sales prices and sales volumes in 2009.
     Retail and Branded Marketing Segment. Operating income (loss) for our retail and branded marketing segment was $7.8 million for 2009, compared to ($1.2) million for 2008, an increase of $9.0 million. This increase was primarily attributable to higher branded fuel margins.
Interest Expense
     Interest expense was $111.1 million for 2009, compared to $67.6 million in 2008, an increase of $43.5 million or 64.3%. The increase is primarily due to interest on our borrowings and letter of credit fees related to the Krotz Springs refinery acquisition in July 2008, interest expenses related to the liquidation of our heating oil hedge in 2009 of $5.7 million and the write-off of unamortized debt issuance costs of $20.5 million as a result of the prepayment of the Krotz Term Loan in 2009.

Income Tax Expense (Benefit)
     Income tax expense (benefit) was ($64.9) million in 2009, compared to $62.8 million in 2008, a decrease of $127.7 million. The decrease in income tax expense (benefit) was attributable to our lower 2009 taxable income compared to 2008. Our effective tax rate for 2009 was 38.8% compared to 40.3% for 2008.
Non-controlling Interest in Income (Loss) of Subsidiaries
     Non-controlling interest in income (loss) of subsidiaries represents the proportional share of net income related to non-voting common stock owned by non-controlling interest stockholders in two of our subsidiaries, Alon Assets and Alon Operating. Non-controlling interest in income (loss) of subsidiaries was ($8.6) million for 2009, compared to $5.9 million for 2008, a decrease of $14.5 million.
Accumulated Dividends on Preferred Stock of Subsidiary
     Accumulated dividends on preferred stock of subsidiary for the year ended December 31, 2009, represent dividends of $12.9 million for the conversion of the preferred stock into Alon common stock. Also included for the year ended December 31, 2009 is $8.6 million of accumulated dividends.
Net Income (Loss) Available to Common Stockholders
     Net income (loss) available to common stockholders was ($115.2) million for 2009, compared to $82.9 million for 2008, a decrease of $198.1 million. This decrease was attributable to the factors discussed above.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
Net Sales
     Consolidated. Net sales for 2008 were $5,156.7 million compared to $4,542.2 million for 2007, an increase of $614.5 million or 13.5%. This increase was primarily due to the acquisition of the Krotz Springs refinery and higher refined product prices, offset by lower sales volume in all of our segments.
     Refining and Unbranded Marketing Segment. Net sales for our refining and unbranded marketing segment were $4,551.8 million for 2008, compared to $4,090.6 million for 2007, an increase of $461.2 million or 11.3%. The increase in net sales was primarily due to the inclusion six months of sales from the Krotz Springs refinery acquired in July 2008 and to significantly higher refined product prices offset by reduced production at the Big Spring refinery due to the February 18, 2008 fire and reduced production at the California refineries to manage refining economics. Refinery production averaged 37,074 bpd at the Big Spring refinery and 30,210 bpd at the California refineries during 2008 compared to 67,601 bpd at the Big Spring refinery and 60,341 bpd at the California refineries in 2007, a decrease in total refinery production of 47.4%. The average production from the Krotz Springs refinery for the six months since the acquisition averaged 58,837 bpd. The production decrease at the Big Spring refinery is due to the fire on February 18, 2008. Production ceased at the Big Spring refinery until the re-start of the crude unit in a hydroskimming mode on April 5, 2008 with a return to normal operation of the FCCU on September 26, 2008. The production at our California refineries was reduced as a result of the economics of these refineries and record prices for production inputs. The increase in refined product prices that our Big Spring refinery experienced was similar to the price increases experienced in the Gulf Coast markets. The increase in refined product prices that our California refineries experienced was similar to the price increases experienced in the West Coast markets. The average price of Gulf Coast gasoline in 2008 increased 42.6 cpg, or 20.8%, to 247.1 cpg, compared to 204.5 cpg in 2007. The average Gulf Coast diesel price in 2008 increased 77.1 cpg, or 35.9%, to 291.8 cpg compared to 214.7 cpg in 2007. The average price of West Coast LA CARBOB gasoline in 2008 increased 23.7 cpg, or 9.7%, to 267.9 cpg, compared to 244.2 cpg in 2007. The average West Coast LA diesel price in 2008 increased 64.6 cpg, or 28.9%, to 288.3 cpg compared to 223.7 cpg in 2007.
     Asphalt Segment. Net sales for our asphalt segment were $647.2 million for 2008, compared to $642.9 million for 2007, an increase of $4.3 million or 0.7%. This increase was due primarily to an increase in the average asphalt sales price. The average asphalt sales price was $498.63 per ton in 2008 compared to $333.65 per ton in 2007, an increase of $164.98 per ton or 49.4%. This increase in asphalt price was partially offset by a decrease in asphalt sales volume. Asphalt sales volume was 1.298 million tons in 2008 and 1.927 million tons in 2007, a decrease of 0.629 million tons or 32.6%.

     Retail and Branded Marketing Segment. Net sales for our retail and branded marketing segment were $1,227.3 million for 2008, compared to $1,274.5 million for 2007, a decrease of $47.2 million or 3.7%. This decrease was primarily due to a 119.5 million gallon reduction in wholesale fuel sales related to the net decline of 60 retail outlets that we supplied with motor fuel. This net decline in retail outlets supplied by us was a result of our efforts to reduce our exposure in markets not integrated with our Big Spring refinery by allowing fuel supply agreements to expire by their terms. This reduction was partially offset by higher retail motor fuel and merchandise sales from 102 convenience stores acquired in June 2007 and higher motor fuel prices compared to 2007.
Cost of Sales
     Consolidated. Cost of sales was $4,853.2 million for 2008, compared to $3,999.3 million for 2007, an increase of $853.9 million or 21.4%. This increase was primarily due to the acquisition of the Krotz Springs refinery and higher crude oil prices during 2008 as compared to 2007, offset by reduced production at our Big Spring and California refineries and lower purchase volumes in our asphalt segments and retail and branded marketing segment.
     Refining and Unbranded Marketing Segment. Cost of sales for our refining and unbranded marketing segment was $4,505.1 million for 2008, compared to $3,714.2 million for 2007, an increase of $790,9 million or 21.3%. This increase was primarily due to production costs from the Krotz Springs refinery acquired in July 2008. The reduction in cost of sales at our Big Spring and California refineries were offset by substantial increases in the price of crude costs. The average price per barrel of WTS for 2008 increased $28.46 per barrel to $95.78 per barrel, compared to $67.32 per barrel for 2007, an increase of 42.3%.
     Asphalt Segment. Cost of sales for our asphalt segment was $500.0 million for 2008, compared to $592.7 million for 2007, a decrease of $92.7 million or 15.6%. This decrease was due primarily to lower asphalt sales volumes in 2008 as 1.298 million tons were sold compared to 1.927 million tons sold in 2007, a decrease of 0.629 million tons or 32.6%.
     Retail and Branded Marketing Segment. Cost of sales for our retail and branded marketing segment was $1,117.7 million for 2008, compared to $1,158.3 million for 2007, a decrease of $40.6 million or 3.5%. This decrease was primarily due to a 119.5 million gallon reduction in wholesale fuel sales related to the net decline of 60 retail outlets that we supplied with motor fuel. This reduction was partially offset by higher retail motor fuel and merchandise sales from 102 convenience stores acquired in June 2007 and higher motor fuel prices compared to 2007.
Direct Operating Expenses
     Consolidated. Direct operating expenses were $216.5 million for 2008, compared to $201.2 million for 2007, an increase of $15.3 million or 7.6%. This increase was primarily attributable to the addition of the operating expenses associated with the acquisition of the Krotz Springs refinery.
     Refining and Unbranded Marketing Segment. Direct operating expenses for our refining and unbranded marketing segment were $173.1 million for 2008, compared to $154.3 million for 2007, an increase of $18.8 million or 12.2%. This increase was primarily attributable to the addition of the operating expenses associated with the Krotz Springs refinery acquisition.
     Asphalt Segment. Direct operating expenses for our asphalt segment were $43.4 million for 2008, compared to $46.9 million for 2007, a decrease of $3.5 million or 7.5%. This decrease was due primarily to the reallocation of operating expenses as a result of the fire at the Big Spring refinery on February 18, 2008.

Selling, General and Administrative Expenses
     Consolidated. SG&A expenses for 2008 were $119.9 million, compared to $105.4 million for 2007, an increase of $14.5 million or 13.8%. This increase was primarily due to a full year of costs associated with the 102 Skinny’s stores acquired on June 29, 2007, partially offset by decreases in certain employee costs.
     Refining and Unbranded Marketing Segment. SG&A expenses for our refining and unbranded marketing segment for 2008 were $17.8 million compared to $20.1 million for 2007, a decrease of $2.3 million or 11.4%. This decrease was primarily attributable to decreases in certain employee costs and stock compensation expense to minority share holders, partially offset by increases attributable to the Krotz Springs refinery acquisition.
     Asphalt Segment. SG&A expenses for our asphalt segment were $4.3 million for 2008, compared to $2.8 million for 2007, an increase of $1.5 million or 53.6%.
     Retail and Branded Marketing Segment. SG&A expenses for our retail and branded marketing segment for 2008 were $97.2 million, compared to $81.9 million for 2007, an increase of $15.3 million or 18.7%. This increase was primarily attributable to the acquisition of 102 Skinny’s stores on June 29, 2007.
Depreciation and Amortization
     Depreciation and amortization for 2008 was $66.8 million, compared to $57.4 million for 2007, an increase of $9.4 million or 16.4%. This increase was primarily attributable to the acquisition of the Krotz Springs refinery and capital expenditures related to the rebuild of the Big Spring refinery.
Operating Income
     Consolidated. Operating income for 2008 was $223.5 million compared to $186.1 million for 2007, an increase of $37.4 million or 20.1%. Excluding $277.8 million in net gains associated with the Big Spring refinery fire and $45.2 million of gains from the disposition of assets primarily relating to the HEP transaction, operating loss for 2008 was $99.5 million compared to operating income of $178.9 million for 2007 (excluding $7.2 million in gains on the disposition of assets primarily related to the HEP transaction), a decrease of $278.4 million. Management believes these exclusions enhance period-to-period comparability. This decrease in operating income was primarily attributable to lower operating income in our refining and unbranded marketing segment and retail and branded marketing segment as a result of decreased operating margins as a result of higher crude prices and the effects of the fire at the Big Spring refinery, partially offset by higher operating income in our asphalt segment.
     Refining and Unbranded Marketing Segment. Operating income for our refining and unbranded marketing segment was $128.8 million for 2008, compared to $165.1 million for 2007, a decrease of $36.3 million or 22.0%. The operating income for our refining and unbranded marketing segment in 2008, excluding $277.8 million in net gains associated with the Big Spring refinery fire and $45.2 million of gains from the disposition of assets primarily relating to the HEP transaction, is an operating loss for 2008 of $194.2 million compared to operating income of $158.0 million for 2007 (excluding $7.1 million in gains on the disposition of assets primarily related to the HEP transaction), a decrease of $352.2 million. This decrease was primarily attributable to the decrease in our refinery operating margin at the Big Spring refinery due to the fire. The operating margin for our Big Spring refinery for 2008 decreased $16.01 per barrel to ($3.18) per barrel in 2008 from $12.83 per barrel in 2007. The Big Spring refinery operated in a hydroskimming mode from April 5, 2008 to September 26, 2008 due to the fire, which resulted in lower refinery light product yields and as a result a lower refinery operating margin was realized. Light product yields were approximately 70% for 2008 and 83% for 2007. Our operating margin for our California refineries decreased $1.08 per barrel to $1.65 per barrel, or 39.6%. Refining and unbranded marketing segment operating income was also affected by a decrease in the Gulf Coast 3/2/1 crack spread from an average of $15.00 per barrel in 2007 to $10.47 per barrel in 2008, a decrease of 30.2%, as well as a decrease of the sweet/sour spread from $5.00 per barrel in 2007 to $3.78 per barrel for 2008, a decrease of 24.4%.
     Asphalt Segment. Operating income for our asphalt segment was $97.4 million for 2008, compared to a loss of $1.7 million for 2007, an increase of $99.1 million. This increase was primarily due to an increase in our asphalt margin of $113.43 per ton in 2008, compared to $26.07 per ton in 2007, an increase of $87.36 per ton.

     Retail and Branded Marketing Segment. Operating loss for our retail and branded marketing segment was $1.2 million for 2008, compared to operating income of $24.1 million for 2007, a decrease of $25.3 million. This decrease was primarily attributable to lower fuel volumes and lower wholesale motor fuel margins.
Interest Expense
     Interest expense was $67.6 million for 2008, compared to $47.7 million in 2007, an increase of $19.9 million or 41.7%. The increase is primarily due to interest on our borrowings to fund our borrowings for the Krotz Springs refinery acquisition in July 2008 as well as borrowings associated with the repair of the Big Spring refinery.
Income Tax Expense
     Income tax expense was $62.8 million for 2008, compared to $46.2 million in 2007, an increase of $16.6 million or 35.9%. The increase in income tax expense was attributable to our higher 2008 taxable income compared to 2007, as well as a $5.5 million benefit in 2007 resulting from the true-up of the prior year income tax expense and a 2007 benefit of $4.8 million resulting from a change in the effective state income tax rate. Our effective tax rate for 2008 was 40.3% compared to 29.6% for 2007.
Non-controlling Interest in Income of Subsidiaries
     Non-controlling interest in income of subsidiaries represents the proportional share of net income related to non-voting common stock owned by minority shareholders in two of our subsidiaries, Alon Assets and Alon Operating. Non-controlling interest in income of subsidiaries was $5.9 million for 2008, compared to $6.0 million for 2007, an increase of $0.1 million or 1.6%.
Net Income Available to Common Stockholders
     Net income available to common stockholders was $82.9 million for 2008, compared to $103.9 million for 2007, a decrease of $21.0 million or 20.2%. This decrease was attributable to the factors discussed above and accumulated dividends on shares of preferred stock issued by a subsidiary in conjunction with the Krotz Springs refinery acquisition of $4.3 million.
Liquidity and Capital Resources
     Our primary sources of liquidity are cash on hand, cash generated from our operating activities and borrowings under our revolving credit facilities. We believe that the aforementioned sources of funds and other sources of capital available to us will be sufficient to satisfy the anticipated cash requirements associated with our business during the next 12 months.
     On March 9, 2010, we entered into a credit facility for the issuance of letters of credit in an amount not to exceed $60.0 million and with a sub-limit for borrowings not to exceed $30.0 million. This facility will terminate on January 31, 2013.
     On March 15, 2010, Alon Refining Krotz Springs terminated its revolving credit facility and repaid all outstanding amounts thereunder. On March 15, 2010, Alon Refining Krotz Springs also entered into a new $65.0 million credit facility with the lenders party thereto and Bank Hapoalim B.M., as administrative agent. Alon Refining Krotz Springs borrowed $65.0 million and used approximately $51.0 million to repay the outstanding amounts under its revolving credit facility that was terminated. Borrowings under the new credit facility bear interest at LIBOR plus 3.00%. Alon Refining Krotz Springs will use the new credit facility as a bridge facility that will terminate on June 15, 2010. The Alon Refining Krotz Springs Board of Directors has approved an entrance into a new multi year facility with another financial institution which is expected to close by March 31, 2010. This multi year facility compared to its revolving credit facility is expected to reduce borrowing costs and to eliminate the existing limitation on the Krotz Springs refinery throughput.
     Our ability to generate sufficient cash from our operating activities depends on our future performance, which is subject to general economic, political, financial, competitive and other factors beyond our control. Certain of our credit facilities contain financial covenants for which we must maintain compliance; the most restrictive of these covenants is contained in the Alon USA LP Credit Facility agreement which requires a subsidiary of ours, Alon USA, Inc., to maintain a net debt to EBITDA ratio, as defined, of no more than 4 to 1. We currently anticipate we will be in compliance with this and all other financial covenants contained in our credit agreements. In addition, our future capital expenditures and other cash requirements could be higher than we currently expect as a result of various factors, including the costs of such future capital expenditures related to the expansion of our business.

     Depending upon conditions in the capital markets and other factors, we will from time to time consider the issuance of debt or equity securities, or other possible capital markets transactions, the proceeds of which could be used to refinance current indebtedness, extend or replace existing revolving credit facilities or for other corporate purposes. Pursuant to our growth strategy, we will also consider from time to time acquisitions of, and investments in, assets or businesses that complement our existing assets and businesses. Acquisition transactions, if any, are expected to be financed through cash on hand and from operations, bank borrowings, the issuance of debt or equity securities or a combination of two or more of those sources.
Cash Flow
     The following table sets forth our consolidated cash flows for the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31
	2009	2008	2007
	(dollars in thousands)
Cash provided by (used in):
Operating activities	$283,145	$(812)	$123,950
Investing activities	(138,691)	(610,322)	(147,254)
Financing activities	(122,471)	560,973	27,753

Net increase (decrease) in cash and cash equivalents	$21,983	$(50,161)	$4,449

Cash Flows Provided By (Used in) Operating Activities
     Net cash provided by (used in) operating activities in 2009 was $283.1 million, compared to ($0.8) million in 2008. The change of $283.9 million in net cash provided by operating activities in 2009 was attributable to the receipt of proceeds from the liquidation of our heating oil crack spread hedge in 2009 for $133.6 million, receipt of income tax receivables in 2009 of $113.0 million and the change in net income compared to 2008, adjusted for non-cash reconciling items such as deferred income tax expense, gain on involuntary conversion of assets, gain on the disposition of assets and depreciation.
     Net cash provided by (used in) operating activities for 2008 was ($0.8) million, compared to $124.0 million for 2007. The change of $124.8 million in net cash used in operating activities was primarily attributable to the decrease in net income, net of heating oil hedge gain, gain on involuntary conversion of assets and gain on disposition of assets all net of income tax effect, partially offset by $133.0 million due to optimization of working capital including inventory reductions (excluding the $143.4 million of inventories acquired in the Krotz Springs refinery acquisition) offset by increases in income tax receivables.
Cash Flows Used In Investing Activities
     Net cash used in investing activities was $138.7 million in 2009 compared to $610.3 million in 2008. The change in cash used in investing activities of $471.6 million was primarily due to the July 3, 2008 acquisition of the Krotz Springs refinery of $481.0 million and 2008 capital expenditures to rebuild the Big Spring refinery, net of insurance proceeds. This was partially offset by higher capital expenditures, $106.4 million in 2009 compared to $72.3 million in 2008, and earnout payments made to Valero of $19.7 million as part of the Krotz Springs refinery acquisition in 2009.
     Net cash used in investing activities was $610.3 million in 2008 compared to $147.3 million in 2007. The change in cash used in investing activities of $463.0 million is due to the July 3, 2008 acquisition of the Krotz Springs refinery of $481.0 million and the capital expenditures for the rebuild of the Big Spring refinery of $362.2 million offset by the proceeds from insurance recoveries related to the rebuild of $270.9 million, sale of short-term investments of $27.3 million, and the $75.3 million used to acquire the stock of Skinny’s, Inc. in 2007.

Cash Flows Provided By (Used In) Financing Activities
     Net cash provided by (used in) financing activities was ($122.5) million in 2009 compared to $561.0 million in 2008. The change in net cash used in financing activities of $683.5 million was primarily attributable to proceeds received in 2008 from the Krotz Term Loan of $252.0 million to purchase the Krotz Springs refinery and $276.8 million of borrowings on the revolving credit facilities plus an $80.0 million investment from our parent. These proceeds were partially offset by debt issuance costs of $28.1 million and payments on long-term debt of $11.9 million. In 2009, the prepayment of the Krotz Term Loan and repayments of borrowings under revolving credit facilities of $322.2 million were made from proceeds associated with the receipt of income tax receivables, the liquidation of the heating oil crack spread hedge and net proceeds received from the issuance of the senior notes of $205.4 million. 2009 also included cash used of $17.8 million for debt issuance cost, associated with the senior secured notes, and $20.2 million of cash received from an inventory supply agreement.
     Net cash provided by (used in) financing activities was $561.0 million in 2008 compared to $27.8 million in 2007. The change in net cash provided by financing activities in 2008 of $533.2 million was primarily attributable to $276.8 million of borrowings under the revolving credit facilities and activities related to the Krotz Springs acquisition which included additions to long-term debt of $252.0 million and $80.0 million received from the sale of preferred stock of a subsidiary net of debt issuance costs of $28.1 million, partially offset by repayment of long-term debt of $11.9 million compared to an increase in long term debt of $46.3 million to partially fund the acquisition of Skinny’s, Inc. and repayment of long-term debt of $8.4 million in 2007 offset by debt issuance costs of $2.2 million.
Cash and Cash Equivalents and Indebtedness
     We consider all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value and are invested in conservative, highly-rated instruments issued by financial institutions or government entities with strong credit standings.
     As of December 31, 2009, our total cash and cash equivalents were $40.4 million and we had total debt of $937.0 million.
     Summary of Indebtedness. The following table sets forth the principal amounts outstanding under our bank credit facilities, retail mortgages and equipment loans at December 31, 2009:

	As of December 31, 2009
	Amount Outstanding	Total Facilities	Total Availability (1)
	(dollars in thousands)
Debt, including current portion:
Term loan credit facilities	$434,250	$434,250	$—
Revolving credit facilities	216,577	790,000	149,445
Senior secured notes	205,693	205,693	—
Retail credit facilities	80,504	80,504	—

Totals	$937,024	$1,510,447	$149,445

(1)	Total availability was calculated as the lesser of (a) the total size of the facilities less outstanding borrowings and letters of credit as of December 31, 2009 which was $423.7 million, or (b) total borrowing base less outstanding borrowings and letters of credit, if applicable, as of December 31, 2009 which was $149.4 million.
Credit Facilities
Alon USA Energy, Inc. Credit Facilities
     Term Loan Credit Facility. We have a term loan (the “Alon Energy Term Loan”) that will mature on August 2, 2013. Principal payments of $4.5 million per annum are paid in quarterly installments, subject to reduction from mandatory events.

     Borrowings under the Alon Energy Term Loan bear interest at a rate based on a margin over the Eurodollar rate from between 1.75% to 2.50% per annum based upon the ratings of the loans by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. Currently, the margin is 2.25% over the Eurodollar rate.
     The Alon Energy Term Loan is jointly and severally guaranteed by all of our subsidiaries except for our retail subsidiaries and those subsidiaries established in conjunction with the Krotz Springs refinery acquisition. The Alon Energy Term Loan is secured by a second lien on cash, accounts receivable and inventory and a first lien on most of the remaining assets excluding those of our retail subsidiaries and those subsidiaries established in conjunction with the Krotz Springs refinery acquisition.
     The Alon Energy Term Loan contains restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations, and certain restricted payments. The Alon Energy Term Loan does not contain any maintenance financial covenants.
     At December 31, 2009 and 2008, the Alon Energy Term Loan had an outstanding balance of $434.3 million and $437.8 million, respectively.
     Letters of Credit Facilities.
     On July 30, 2008, we entered into an unsecured credit facility for the issuance of letters of credit in an amount not to exceed $60.0 million. We used letters of credit under this facility to support the purchase of crude oil for the Big Spring refinery. We terminated this facility in May 2009. At December 31, 2008, we had $51.3 million of outstanding letters of credit under this credit facility.
     On March 9, 2010, we entered into a credit facility for the issuance of letters of credit in an amount not to exceed $60.0 million and with a sub-limit for borrowings not to exceed $30.0 million. This facility will terminate on January 31, 2013.
Alon USA, LP Credit Facilities
     Revolving Credit Facility. We have a $240.0 million revolving credit facility (the “Alon USA LP Credit Facility”) that will mature on January 1, 2013. The Alon USA LP Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
     Borrowings under the Alon USA LP Credit Facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
     The Alon USA LP Credit Facility is secured by (i) a first lien on our cash, accounts receivables, inventories and related assets, excluding those of Alon Paramount Holdings, Inc. (“Alon Holdings”), our subsidiary, and its subsidiaries other than Alon Pipeline Logistics, LLC (“Alon Logistics”), those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and those of our retail subsidiaries and (ii) a second lien on our fixed assets excluding assets held by Alon Holdings (excluding Alon Logistics), those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and our retail subsidiaries.
     The Alon USA LP Credit Facility contains certain restrictive covenants including financial covenants.
     Borrowings of $88.0 million and $118.0 million were outstanding under the Alon USA LP Credit Facility at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, outstanding letters of credit under the Alon USA LP Credit Facility were $129.0 million and $30.6 million, respectively.
Paramount Petroleum Corporation Credit Facility
     Revolving Credit Facility. Paramount Petroleum Corporation has a $300.0 million revolving credit facility (the “Paramount Credit Facility”) that will mature on February 28, 2012. The Paramount Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
     Borrowings under the Paramount Credit Facility bear interest at the Eurodollar rate plus a margin based on excess availability. Based on the excess availability at December 31, 2009, the margin was 1.75%.
     The Paramount Credit Facility is primarily secured by the assets of Alon Holdings (excluding Alon Logistics).

     The Paramount Credit Facility contains certain restrictive covenants related to working capital, operations and other matters.
     Borrowings of $45.3 million and $11.7 million were outstanding under the Paramount Credit Facility at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, outstanding letters of credit under the Paramount Credit Facility were $18.0 million and $12.2 million, respectively.
Alon Refining Krotz Springs, Inc. Credit Facilities
     Term Loan Credit Facility. On July 3, 2008, Alon Refining Krotz Springs, Inc. (“ARKS”) entered into a $302.0 million Term Loan Agreement (the “Krotz Term Loan”).
     On April 9, 2009, ARKS and Alon Refining Louisiana, Inc. (“ARL”) entered into a first amendment agreement to the Krotz Term Loan. As part of the first amendment, the parties agreed to liquidate the heating oil crack spread hedge and use the proceeds of $133.6 million to reduce the Krotz Term Loan principal balance.
     In October 2009, ARKS made a prepayment of $163.8 million, representing the outstanding principal balance of the Krotz Term Loan, with the proceeds received from the issuance of the ARKS senior secured notes (see “Senior Secured Notes”). As a result of the prepayment of the Krotz Term Loan, a write-off of unamortized debt issuance costs of $20.5 million is included as interest expense in the consolidated statements of operations for the year ended December 31, 2009.
     At December 31, 2008, the Krotz Term Loan had an outstanding balance of $302.0 million.
     Senior Secured Notes. In October 2009, ARKS issued $216.5 million in aggregate principal amount of 13.50% senior secured notes (the “Senior Secured Notes”) in a private offering. The Senior Secured Notes were issued at an offering price of 94.857%. The Senior Secured Notes will mature on October 15, 2014 and the entire principal amount is due at maturity. Interest is payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2010.
     ARKS received gross proceeds of $205.4 million from the sale of the Senior Secured Notes (before fees and expenses related to the offering). In connection with the closing, ARKS prepaid in full all outstanding obligations under the Krotz Term Loan. The remaining proceeds from the offering may be used for general corporate purposes.
     The terms of the Senior Secured Notes are governed by an indenture (the “Indenture”) and the obligations under the indenture are secured by a first priority lien on ARKS’ property, plant and equipment and a second priority lien on ARKS’ cash, accounts receivable and inventory.
     The indenture also contains restrictive covenants such as restrictions on loans, mergers, sales of assets, additional indebtedness and restricted payments. The Indenture does not contain financial covenants.
     Additionally, ARKS must under certain circumstances offer to purchase some of the Senior Secured Notes at par plus accrued interest or at 101% if excess cash flow is generated if assets are sold. If there is a change of control, then the holders of the Senior Secured Notes may require ARKS to purchase the Senior Secured Notes at a price of 101%. Additionally, we may redeem up to 35% of the aggregate principal amount outstanding with the proceeds of certain equity offerings.
     The Senior Secured Notes are also redeemable by ARKS on or after October 15, 2012 at par, accrued interest and Special Interest.
     On February 13, 2010, ARKS announced that it had exchanged $215.9 million of Senior Secured Notes for an equivalent amount of Senior Secured Notes (“Exchange Notes”) registered under the Securities Act of 1933. The Exchange Notes are substantially identical to the Senior Secured Notes, except that the Exchange Notes have been registered and will not have any of the transfer restrictions or other related matters as in the Senior Secured Notes.
     At December 31, 2009, the Senior Secured Notes had an outstanding balance of $205.7 million, net of unamortized discount of $10.8 million. Alon is amortizing the original issue discount using the effective interest method over the life of the Senior Secured Notes.

     Revolving Credit Facility. On July 3, 2008, ARKS entered into a revolving credit facility agreement (the “ARKS Facility”) that had a maturity of July 3, 2013. The ARKS Facility had an original commitment of $400.0 million, was reduced in December 2008 to $300.0 million, and in April 2009 to $250.0 million. The ARKS Facility can be used both for borrowings and the issuance of letters of credit subject to a facility limit of the lesser of the facility or the amount of the borrowing base under the facility.
     On December 18, 2008, ARKS entered into an amendment to the ARKS Facility with its lender. This amendment increased the applicable margin, amended certain elements of the borrowing base calculation and the timing of submissions under certain circumstances, and reduced the commitment from $400.0 million to $300.0 million. Under these circumstances, the facility limit will be the lesser of $300.0 million or the amount of the borrowing base, although the amendment contains a feature that will allow for an increase in the facility size to $400.0 million subject to approval by both parties.
     On April 9, 2009, the ARKS Facility was further amended to include among other things, a reduction to the commitment from $300.0 million to $250.0 million with the ability to increase the facility size to $275.0 million upon request by ARKS and under certain circumstances up to $400.0 million. This amendment also increased the applicable margin, amended certain elements of the borrowing base calculation and required a monthly fixed charge coverage ratio.
     The ARKS credit facility was also amended on October 22, 2009 to allow for the issuance of the Senior Secured Notes, certain Indenture provisions and certain hedging transactions. The amendment also adjusted certain elements of the Borrowing Base definition as well as the delivery of the Borrowing Base certification.
     Borrowings under the ARKS Facility bear interest at a rate based on a margin over the Eurodollar rate based on a fixed charge coverage ratio. Currently that margin is 4.0%.
     This ARKS Facility is guaranteed by ARL and is secured by a first lien on cash, accounts receivable, and inventory of ARKS and ARL and a second lien on the remaining assets.
     The ARKS Facility contains customary restrictive covenants, such as restrictions on liens, mergers, consolidation, sales of assets, capital expenditures, additional indebtedness, investments, hedging transactions, and certain restricted payments. Additionally, the ARKS Facility contains one financial covenant.
     Borrowings of $83.3 million and $147.1 million were outstanding under the ARKS Facility at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, outstanding letters of credit under the ARKS Facility were $2.8 million and $68.3 million, respectively.
     On March 15, 2010, ARKS terminated the ARKS Facility and repaid all outstanding amounts thereunder. On March 15, 2010, ARKS also entered into a new $65.0 million credit facility with the lenders party thereto and Bank Hapoalim B.M., as administrative agent. ARKS borrowed $65.0 million and used approximately $51.0 million to repay the outstanding amounts under the ARKS Facility that was terminated. Borrowings under the new credit facility bear interest at LIBOR plus 3.00%. ARKS will use the new credit facility as a bridge facility that will terminate on June 15, 2010. ARKS’ Board of Directors has approved an entrance into a new multi year facility with another financial institution which is expected to close by March 31, 2010. This multi year facility compared to the ARKS Facility is expected to reduce borrowing costs and to eliminate the existing limitation on the Krotz Springs refinery throughput.
Retail Credit Facilities
     Southwest Convenience Stores, LLC (“SCS”), a subsidiary of Alon, has a credit agreement (the “SCS Credit Agreement”) that will mature on July 1, 2017. Monthly principal payments are based on a 15-year amortization term.
     Borrowings under the SCS Credit Agreement bear interest at a Eurodollar rate plus 1.50% per annum.
     Obligations under the SCS Credit Agreement are jointly and severally guaranteed by Alon, Alon USA Interests, LLC, Skinny’s, LLC and all of the subsidiaries of SCS. The obligations under the SCS Credit Agreement are secured by a pledge on substantially all of the assets of SCS and Skinny’s, LLC and each of their subsidiaries, including cash, accounts receivable and inventory.

     The SCS Credit Agreement also contains customary restrictive covenants on its activities, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, investments, certain lease obligations and certain restricted payments. The SCS Credit Agreement also includes one annual financial covenant.
     At December 31, 2009 and 2008, the SCS Credit Agreement had an outstanding balance of $79.7 million and $86.0 million, respectively, and there were no further amounts available for borrowing.
Other Retail Related Credit Facilities
     In 2003, Alon obtained $1.5 million in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.5% and 9.7%, with 5 to 15 year payment terms. At December 31, 2009 and 2008, the outstanding balances were $0.8 million and $0.9 million, respectively.
Capital Spending
     Each year our Board of Directors approves capital projects, including regulatory and planned turnaround projects that our management is authorized to undertake in our annual capital budget. Additionally, at times when conditions warrant or as new opportunities arise, other projects or the expansion of existing projects may be approved. Our capital expenditure budgets, including expenditures for chemical catalyst and turnarounds, for 2010 and 2011 are $71.9 million and $112.2 million respectively. The following table summarizes our expected capital expenditures for 2010 and 2011 by operating segment and major category:

	2010	2011
	(dollars in thousands)
Refining and Unbranded Marketing Segment:
Sustaining maintenance	$32,791	$54,595
Growth/profit improvement/other	439	10,700
Chemical catalyst and turnaround	14,635	22,776

Total	47,865	88,071

Asphalt Segment:
Sustaining maintenance	5,546	4,000
Growth/profit improvement	1,425	8,680

Total	6,971	12,680

Retail and Branded Marketing Segment:
Sustaining maintenance	7,316	5,045
Growth/profit improvement	6,818	3,000

Total	14,134	8,045

Corporate Segment:
Sustaining	2,975	3,421

Total Capital Expenditures	$71,945	$112,217

     Turnaround and Chemical Catalyst Costs. Our 2009 turnaround and chemical catalyst costs were $24.7 million.
     Between our major turnarounds, we also perform periodic scheduled turnaround projects on various units at our Big Spring, Krotz Springs and California refineries. A summary of our expected turnaround and chemical catalyst costs for the following five years are as follows:

	2010	2011	2012	2013	2014
	(dollars in thousands)
Scheduled turnaround costs	$2,400	$4,050	$7,800	$17,400	$5,100
Chemical catalyst costs	12,235	18,726	11,343	11,667	24,368

Total	$14,635	$22,776	$19,143	$29,067	$29,468

Contractual Obligations and Commercial Commitments
     Information regarding our known contractual obligations of the types described below as of December 31, 2009 is set forth in the following table:

	Payments Due by Period
	Less Than			More Than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total
	(dollars in thousands)
Long-term debt obligations	$10,946	$67,192	$810,533	$48,353	$937,024
Operating lease obligations	35,950	56,072	25,707	65,025	182,754
Pipelines and Terminals Agreement (1)	27,549	55,098	55,099	151,572	289,318
Other commitments (2)	2,828	5,655	5,654	20,499	34,636

Total obligations	$77,273	$184,017	$896,993	$285,449	$1,443,732

(1)	Balances represent the minimum committed volume multiplied by the tariff and terminal rates pursuant to the terms of the Pipelines and Terminals Agreement with HEP, as well as our minimum requirements with Sunoco.

(2)	Other commitments include refinery maintenance services costs.
     As of December 31, 2009, we did not have any material capital lease obligations or any agreements to purchase goods or services, other than those included in the table above, that were binding on us.
     Our “other non-current liabilities” are described in our consolidated financial statements included elsewhere in this Annual Report on Form 10-K. For most of these liabilities, timing of the payment of such liabilities is not fixed and therefore cannot be determined as of December 31, 2009. However, certain expected payments related to our anticipated pension contributions in 2009 and other post-retirement benefits obligations are discussed in Note 14 of our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Off-Balance Sheet Arrangements
     We have no material off-balance sheet arrangements.
Critical Accounting Policies
     Our accounting policies are described in the notes to our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K. We prepare our consolidated financial statements in conformity with GAAP. In order to apply these principles, we must make judgments, assumptions and estimates based on the best available information at the time. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over. Our critical accounting policies, which are discussed below, could materially affect the amounts recorded in our consolidated financial statements.
     Inventory. Crude oil, refined products and blendstocks for the refining and unbranded marketing segment and asphalt for the asphalt segment are priced at the lower of cost or market value. Cost is determined using the LIFO valuation method. Under the LIFO valuation method, we charge the most recent acquisition costs to cost of sales, and we value inventories at the earliest acquisition costs. We selected this method because we believe it more accurately reflects the cost of our current sales. If the market value of inventory is less than the inventory cost on a LIFO basis, then the inventory is written down to market value. An inventory write-down to market value results in a non-cash accounting adjustment, decreasing the value of our crude oil and refined products inventory and increasing our cost of sales. For example, in the second half of 2001, market prices were significantly lower than our inventory cost determined under our LIFO valuation method, which resulted in our recording a non-cash charge of $23.2 million to cost of sales and a corresponding decrease in the value of our crude oil and refined products inventory. In 2002, market prices rose substantially, allowing us to recover $18.6 million of the 2001 inventory write-down to market value with a corresponding non-cash credit to cost of sales. Any such recovery results in a non-cash accounting adjustment, increasing the value of our crude oil and refined products inventory and decreasing our cost of sales. Our results of operations could continue to include such non-cash write-downs and recoveries of inventory if market prices for crude oil and refined products return to levels comparable to those in 2001. A reduction of inventory volumes during 2009, 2008 and 2007 resulted in a liquidation of LIFO inventory layers carried at lower costs which prevailed in previous years. The liquidation decreased cost of sales by approximately

$10.2 million, $4.1 million, and $4.6 million in 2009, 2008 and 2007, respectively. Market values of crude oil, refined products, asphalts and blendstocks exceeded LIFO costs by $100.5 million and $4.0 million at December 31, 2009 and 2008, respectively.
     Environmental and Other Loss Contingencies. We record liabilities for loss contingencies, including environmental remediation costs, when such losses are probable and can be reasonably estimated. Our environmental liabilities represent the estimated cost to investigate and remediate contamination at our properties. Our estimates are based upon internal and third-party assessments of contamination, available remediation technology and environmental regulations. Accruals for estimated liabilities from projected environmental remediation obligations are recognized no later than the completion of the remedial feasibility study. These accruals are adjusted as further information develops or circumstances change. We do not discount environmental liabilities to their present value unless payments are fixed and determinable. At December 31, 2009, for those payments the Company considered fixed and determinable, payments were discounted at a 4% rate. We record them without considering potential recoveries from third parties. Recoveries of environmental remediation costs from third parties are recorded as assets when receipt is deemed probable. We update our estimates to reflect changes in factual information, available technology or applicable laws and regulations.
     Turnarounds and Chemical Catalyst Costs. We record the cost of planned major refinery maintenance, referred to as turnarounds, and chemical catalyst used in the refinery process units, which are typically replaced in conjunction with planned turnarounds, in “other assets” in our consolidated financial statements. Turnaround and catalyst costs are currently deferred and amortized on a straight-line basis beginning the month after the completion of the turnaround and ending immediately prior to the next scheduled turnaround. The amortization of deferred turnaround and chemical catalysts costs are presented in “depreciation and amortization” in our consolidated financial statements.
     Impairment of Long-Lived Assets. We account for impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Superseded by ASC topic 360-10). In evaluating our assets, long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its expected future cash flows, an impairment loss is recognized based on the excess of the carrying value of the impaired asset over its fair value. These future cash flows and fair values are estimates based on our judgment and assumptions. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs of disposition.
     Deferred Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Asset Retirement Obligations. Effective January 1, 2003, we adopted Statement No. 143, Accounting for Asset Retirement Obligations (Superseded by ASC topic 410-20), which established accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement costs. An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made.
     In order to determine fair value, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are subjective.

     Goodwill and Intangible Assets. Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized and intangible assets with finite useful lives are amortized on a straight-line basis over 1 to 40 years. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. Alon uses December 31 of each year as the valuation date for annual impairment testing purposes.
     At December 31, 2009, Alon had three reporting units with goodwill; California refining, California asphalt, and Retail operations. The fair values of our reporting units in 2009 that contain goodwill were determined using two methods, one based on discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses and the other based on market earnings multiples. Each reporting unit was evaluated separately. Cash flows were discounted at rates that approximate a market participants’ weighted average cost of capital; 11% for both California refining and California asphalt and 10% for Retail operations. We believe these two approaches are appropriate valuation techniques for the purposes of our impairment testing. Therefore, we concluded from our valuations, based on business conditions and market values that existed at December 31, 2009, that none of our goodwill was impaired. However, the market value of our common stock continues to reflect the effects of the difficult economic environment and significant competition in most of our markets. If, among other factors, (1) our equity value remains depressed or declines further, (2) the fair value of our reporting units decline, or (3) the adverse impacts of economic or competitive factors are worse than anticipated, we could conclude in future periods that impairment losses are required in order to reduce the carrying value of our goodwill, and, to a lesser extent, long-lived assets. Depending on the severity of the changes in the key factors underlying the valuation of our reporting units, such losses could be significant.
New Accounting Standards and Disclosures
     In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162 (“SFAS No. 168”) (superseded by Accounting Standards Codification (“ASC”) topic 105-10-5). SFAS No. 168 stipulates the FASB Accounting Standards Codification is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption did not have any effect on our consolidated financial statements.
     In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”) (superseded by ASC topic 855-10-5). SFAS No. 165 provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. SFAS No. 165 is effective prospectively for interim and annual periods ending after June 15, 2009. There was no effect on Our results of operations or financial position, and the required disclosures are included in Note 23 of our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
     In December 2008, the FASB issued FASB Staff Position FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plans (“FSP FAS 132(R)-1”) (superseded by ASC topic 715-20-50), which amends FASB Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on employers’ disclosures about plan assets of defined benefit pension or other postretirement plans. The disclosures are intended to provide users of financial statements an understanding of the determination of investment allocations, the major categories of plan assets, inputs and valuation techniques used to measure fair value of plan assets, and significant concentrations of credit risk with plan assets. FAS 132(R)-1 is effective for years ending after December 15, 2009. Since FSP FAS 132 (R)-1 only affects disclosure requirements, there was no effect on our results of operations or financial position.
     In November 2008, the FASB ratified its consensus on EITF Issue No. 08-6, Equity Method Investment Accounting Considerations. The scope of the Issue applies to all investments accounted for under the equity method. The Issue covers the initial measurement of an equity method investment, recognition of other-than-temporary impairments, and the effects on ownership of the investor due to the issuance of shares by the investee. The Issue is effective for fiscal years beginning on or after December 15, 2008. The adoption did not have any effect on our consolidated financial statements.
     In June 2008, the FASB ratified its consensus on EITF Issue No. 08-3, Accounting by Lessees for Maintenance Deposits, which applies to the lessee’s accounting for maintenance deposits paid by a lessee under an arrangement accounted for as a lease that are refunded only if the lessee performs specified maintenance activities and deposits within the scope of the Issue shall be accounted for as deposit assets. The effect of the change shall be recognized as a change in accounting principle as of the beginning of the fiscal year in which the consensus is initially applied for all arrangements existing at the effective date. This Issue is effective for fiscal years beginning after December 15, 2008. The adoption did not have any effect on our consolidated financial statements.
     In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) (superseded by ASC topic 350-50-4). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The adoption did not have any effect on our consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities (“SFAS No. 161”) (superseded by ASC topic 815-10-65), which established disclosure requirements for hedging activities. SFAS No. 161 requires that entities disclose the purpose and strategy for using derivative instruments, include discussion regarding the method for accounting for the derivative and the related hedged items under SFAS No. 133 and the derivative and related hedged items’ effect on a company’s financial statements. SFAS No. 161 also requires quantitative disclosures about the fair values of derivative instruments and their gains or losses in tabular format as well as discussion regarding contingent credit-risk features in derivative agreements and counterparty risk. SFAS No. 161 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2008. There was no effect on our results of operations or financial position, and the required disclosures are included in Note 8. The adoption did not have any effect on Our consolidated financial statements.
     Effective January 1, 2008, Alon adopted the provisions of SFAS No. 157, Fair Value Measurements (superseded by ASC topic 820-10), which pertain to certain balance sheet items measured at fair value on a recurring basis. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about such measurements that are permitted or required under other accounting pronouncements. While SFAS No. 157 may change the method of calculating fair value, it does not require any new fair value measurements.
     In February 2008, the FASB issued FASB Staff Position FAS 157-2, Partial Deferral of the Effective Date of Statement 157 (“FSP FAS 157-2”) (superseded by ASC topic 820-10-65). FSP FAS 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The adoption did not have any effect on Our consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption did not have any effect on Our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS No. 160”) (superseded by ASC topic 810-20-65), which requires non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity. SFAS No. 160 is effective for periods beginning on or after December 15, 2008 and earlier application was prohibited and changes the presentation of income in the consolidated statements of operations. Information must be recast to classify non-controlling interests in equity, attribute net income and other comprehensive income to non-controlling interests, and provide other disclosures required by SFAS No. 160.

     The effect of the adoption of SFAS No. 160 on the consolidated balance sheet as of December 31, 2008 is summarized below.

	December 31,		December 31,
	2008	Adjustments	2008
	(as
	previously
	reported)		(recast)
Total stockholders’ equity	$431,919	$2,732	$434,651
Non-controlling interest in subsidiaries (1)	—	17,916	17,916
Preferred stock of subsidiary including accumulated dividends (1)	—	84,300	84,300

Total equity	$431,919	$104,948	$536,867

(1)	Previously reported outside of equity.
     The adjustments reflect the attribution of unrealized gains or losses historically recorded to accumulated other comprehensive loss, net of income tax, to non-controlling interest in subsidiaries, and the reclassification of non-controlling interest in subsidiaries and preferred stock of subsidiary including accumulated dividends, into equity.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (superseded by ASC topic 805-10), which requires that the purchase method of accounting be used for all business combinations. SFAS No. 141(R) requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination be recorded at “full fair value.” SFAS No. 141(R) applies to all business combinations, including combinations by contract alone. SFAS No. 141(R) is effective for periods beginning on or after December 15, 2008 and earlier application is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date.
Reconciliation of Amounts Reported Under Generally Accepted Accounting Principles
     Reconciliation of Adjusted EBITDA to amounts reported under generally accepted accounting principles in financial statements.
     For the years ended December 31, 2009, 2008 and 2007, Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
     Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
     Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
     The following table reconciles net income (loss) to Adjusted EBITDA for the years ended December 31, 2009, 2008 and 2007, respectively:

	For the Year Ended December 31,
	2009	2008	2007
	(in thousands)
Net income (loss)	$(115,156)	$82,883	$103,936
Non-controlling interest in income (loss) of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	12,949	10,241	5,979
Income tax expense (benefit)	(64,877)	62,781	46,199
Interest expense	111,137	67,550	47,747
Depreciation and amortization	97,247	66,754	57,403
(Gain) loss on disposition of assets	1,591	(45,244)	(7,206)

Adjusted EBITDA	$42,891	$244,965	$254,058

     Adjusted EBITDA for the year ended December 31, 2008 includes a gain on involuntary conversion of assets of $279.7 million representing the insurance proceeds received with respect to property damage resulting from the Big Spring refinery fire in excess of the net book value of the assets impaired; net costs associated with the fire at the Big Spring refinery of $56.9 million; and a charge for inventory adjustments related to the Krotz Springs acquisition of $127.4 million.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
Quantitative and Qualitative Disclosure About Market Risk
     Changes in commodity prices and purchased fuel prices are our primary sources of market risk. Our risk management committee oversees all activities associated with the identification, assessment and management of our market risk exposure.
Commodity Price Risk
     We are exposed to market risks related to the volatility of crude oil and refined product prices, as well as volatility in the price of natural gas used in our refinery operations. Our financial results can be affected significantly by fluctuations in these prices, which depend on many factors, including demand for crude oil, gasoline and other refined products, changes in the economy, worldwide production levels, worldwide inventory levels and governmental regulatory initiatives. Our risk management strategy identifies circumstances in which we may utilize the commodity futures market to manage risk associated with these price fluctuations.
     In order to manage the uncertainty relating to inventory price volatility, we have consistently applied a policy of maintaining inventories at or below a targeted operating level. In the past, circumstances have occurred, such as timing of crude oil cargo deliveries, turnaround schedules or shifts in market demand that have resulted in variances between our actual inventory level and our desired target level. Upon the review and approval of our risk management committee, we may utilize the commodity futures market to manage these anticipated inventory variances.
     We maintain inventories of crude oil, refined products, blendstocks and asphalt, the values of which are subject to wide fluctuations in market prices driven by world economic conditions, regional and global inventory levels and seasonal conditions. As of December 31, 2009, we held approximately 3.3 million barrels of crude oil and product inventories valued under the LIFO valuation method with an average cost of $45.55 per barrel. Market value exceeded carrying value of LIFO costs by $100.5 million. We refer to this excess as our LIFO reserve. If the market value of these inventories had been $1.00 per barrel lower, our LIFO reserve would have been reduced by $3.3 million.

     The following table provides information about our derivative commodity instruments as of December 31, 2009:

	Contract	Wtd Avg
	Volume	Purchase	Wtd Avg	Contract
Description of Activity	(in barrels)	Price	Sales Price	Value	Fair Value	Gain (Loss)
Futures-long (Crude)	240,000	$71.95	$—	$17,268	$19,046	$1,778
Futures-short (Crude)	(240,000)	—	80.63	(17,895)	(19,351)	(1,456)

	Contract
	Volume	Wtd Avg	Wtd Avg	Contract
Description of Activity	(in barrels)	Contract	Sales Price	Value	Fair Value	Gain (Loss)
Futures-crack spread (Heating Oil)	364,800	$11.38	$11.62	$4,150	$4,239	$89
Futures-long (SPR swaps)	278,322	95.92	81.59	26,696	22,708	(3,988)
Futures-short (SPR swaps)	(278,322)	60.05	81.59	(16,713)	(22,708)	(5,995)
Interest Rate Risk
     As of December 31, 2009, $730.5 million of our outstanding debt was at floating interest rates out of which approximately $88.0 million was at the Eurodollar rate plus 3.00%, subject to a minimum interest rate of 4.00%. As of December 31, 2009, we had interest rate swap agreements with a notional amount of $350.0 million with remaining periods ranging from less than a year to three years and fixed interest rates ranging from 4.25% to 4.75%. An increase of 1% in the Eurodollar rate on indebtedness net of the weighted average notional amount of the interest rate swap agreements outstanding in 2009 and the instrument subject to the minimum interest rate would result in an increase in our interest expense of approximately $3.4 million per year.
     In accordance with SFAS No. 133 (superseded by ASC topic 815-10), all commodity futures contracts are recorded at fair value and any changes in fair value between periods is recorded in the profit and loss section of our consolidated financial statements. “Forwards” represent physical trades for which pricing and quantities have been set, but the physical product delivery has not occurred by the end of the reporting period. “Futures” represent trades which have been executed on the New York Mercantile Exchange which have not been closed or settled at the end of the reporting period. A “long” represents an obligation to purchase product and a “short” represents an obligation to sell product.
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
     The Consolidated Financial Statements and Schedule are included as an annex of this Annual Report on Form 10-K. See the Index to Consolidated Financial Statements and Schedule on page F-1.
ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
     None.
ITEM 9A. CONTROLS AND PROCEDURES.
Disclosure Controls and Procedures
     Our management has evaluated, with the participation of our principal executive and principal financial officers, the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) as of the end of the period covered by this report, and has concluded that our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or furnish under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms including, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or furnish under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosures.

Management’s Report on Internal Control over Financial Reporting
     Our management is responsible for establishing and maintaining adequate “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) for Alon. Our management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2009. In management’s evaluation, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Management believes that as of December 31, 2009, our internal control over financial reporting was effective based on those criteria.
Changes in Internal Control Over Financial Reporting
     There has been no change in our internal control over financial reporting during the quarter ended December 31, 2009 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
Certifications
     Included in this Annual Report on Form 10-K are certifications of our Chief Executive Officer and Chief Financial Officer which are required in accordance with Rule 13a-14 of the Exchange Act. This section includes the information concerning the controls and controls evaluation referred to in the certifications.
ITEM 9B. OTHER INFORMATION.
     None.

PART III
ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.
     The information concerning our directors set forth under “Corporate Governance Matters — The Board of Directors” in the proxy statement for our 2010 annual meeting of stockholders (the “Proxy Statement”) is incorporated herein by reference. Certain information concerning our executive officers is set forth under the heading “Business and Properties — Executive Officers of the Registrant” in Items 1 and 2 of this Annual Report on Form 10-K, which is incorporated herein by reference. The information concerning compliance with Section 16(a) of the Exchange Act set forth under “Section 16(a) Beneficial Ownership Reporting Compliance” in the Proxy Statement is incorporated herein by reference.
     The information concerning our audit committee set forth under “Corporate Governance Matters — Committees of the Board and — Audit Committee” in the Proxy Statement is incorporated herein by reference.
     The information regarding our Code of Ethics set forth under “Corporate Governance Matters — Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters” in the Proxy Statement is incorporated herein by reference.
ITEM 11. EXECUTIVE COMPENSATION.
     The information set forth under “Executive Compensation” in the Proxy Statement is incorporated herein by reference.
ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.
     The information set forth under “Security Ownership of Certain Beneficial Holders and Management” in the Proxy Statement is incorporated herein by reference. The information regarding our equity plans under which shares of our common stock are authorized for issuance as set forth under “Equity Compensation Plan Information” in the Proxy Statement is incorporated herein by reference.
ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.
     The information set forth under “Certain Relationships and Related Transactions” and under “Corporate Governance Matters — Independent Directors” in the Proxy Statement is incorporated herein by reference.
ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES.
     The information set forth under “Independent Public Accountants” in the Proxy Statement is incorporated herein by reference.

PART IV
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)	The following documents are filed as part of this report:

(1)	Consolidated Financial Statements and Schedule, see “Index to Consolidated Financial Statements and Schedule” on page F-1.

(a)	Schedule II — Valuation and Qualifying accounts is included in the Notes to Consolidated Financial Statements.

(2)	Exhibits: Reference is made to the Index of Exhibits immediately preceding the exhibits hereto, which index is incorporated herein by reference.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

3.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1/A, filed by the Company on July 14, 2005, SEC File No. 333-124797).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

4.2	Indenture, dated as of October 22, 2009, by and among Alon Refining Krotz Springs, Inc. and Wilmington Trust FSB, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.1	Trademark License Agreement, dated as of July 31, 2000, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P. (incorporated by reference to Exhibit 10.3 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.2	First Amendment to Trademark License Agreement, dated as of April 11, 2001, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P. (incorporated by reference to Exhibit 10.4 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.3	Pipeline Lease Agreement, dated as of December 12, 2007, between Plains Pipeline, L.P. and Alon USA, L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on February 2, 2008, SEC File No. 001-32567).

10.4	Pipeline Lease Agreement, dated as of February 21, 1997, between Navajo Pipeline Company and American Petrofina Pipe Line Company (incorporated by reference to Exhibit 10.6 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.5	Amendment and Supplement to Pipeline Lease Agreement, dated as of August 31, 2007, by and between HEP Pipeline Assets, Limited Partnership and Alon USA, LP (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on November 8, 2007).

10.6	Contribution Agreement, dated as of January 25, 2005, among Holly Energy Partners, L.P., Holly Energy Partners — Operating, L.P., T & R Assets, Inc., Fin-Tex Pipe Line Company, Alon USA Refining, Inc., Alon Pipeline Assets, LLC, Alon Pipeline Logistics, LLC, Alon USA, Inc. and Alon USA, LP (incorporated by reference to Exhibit 10.7 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.7	Pipelines and Terminals Agreement, dated as of February 28, 2005, between Alon USA, LP and Holly Energy Partners, L.P. (incorporated by reference to Exhibit 10.8 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.8	Pipeline Lease Agreement, dated as of December 12, 2007, between Plains Pipeline, L.P. and Alon USA, LP (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on February 5, 2008, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.9	Liquor License Purchase Agreement, dated as of May 12, 2003, between Southwest Convenience Stores, LLC and SCS Beverage, Inc. (incorporated by reference to Exhibit 10.34 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.10	Premises Lease, dated as of May 12, 2003, between Southwest Convenience Stores, LLC and SCS Beverage, Inc. (incorporated by reference to Exhibit 10.35 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.11	Registration Rights Agreement, dated as of July 6, 2005, between Alon USA Energy, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.22 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

10.12	Registration Rights Agreement, dated October 22, 2009, between Alon Refining Krotz Springs, Inc. and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.13	Amended Revolving Credit Agreement, dated as of June 22, 2006, among Alon USA, LP, EOC Acquisition, LLC, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on June 26, 2006, SEC File No. 001-32567).

10.14	First Amendment to Amended Revolving Credit Agreement, dated as of August 4, 2006, to the Amended Revolving Credit Agreement, dated as of June 22, 2006, among Alon USA, LP, EOC Acquisition, LLC, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.25 to Form 10-K, filed by the Company on March 15, 2007 SEC File No. 001-32567).

10.15	Waiver, Consent, Partial Release and Second Amendment, dated as of February 28, 2007, to the Amended Revolving Credit Agreement, dated as of June 22, 2006, Alon USA, LP, Edgington Oil Company, LLC, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on March 5, 2007, SEC File No. 001-32567).

10.16	Third Amendment to Amended Revolving Credit Agreement, dated as of June 29, 2007, to the Amended Revolving Credit Agreement, dated as of June 22, 2006, among Alon USA Energy, Inc., Alon USA, LP, the guarantor companies and financial institutions named therein, Israel Discount Bank of New York and Bank Leumi USA (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on July 20, 2007, SEC File No. 001-32567).

10.17	Waiver, Consent, Partial Release and Fourth Amendment, dated as of July 2, 2008, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.4 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.18	Fifth Amendment to Amended Revolving Credit Agreement, dated as of July 31, 2009, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.3 to Form 10-Q, filed by the Company on August 6, 2009, SEC File No. 001-32567).

10.19	Credit Agreement, dated as of July 30, 2008, among Alon USA Energy, Inc., the financial institutions from time to time party thereto, Israel Discount Bank and Bank Leumi USA (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 1, 2008, SEC File No. 001-32567).

10.20	Amended and Restated Credit Agreement, dated as of June 29, 2007, among Southwest Convenience Stores, LLC, the lenders party thereto and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on July 2, 2007, SEC File No. 001-32567).

10.21	Credit Agreement, dated as of June 22, 2006, among Alon USA Energy, Inc., the lenders party thereto and Credit Suisse (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on June 26, 2006, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.22	Amendment No. 1 to the Credit Agreement, dated as of February 28, 2007, by and among Alon USA Energy, Inc., the lenders party thereto and Credit Suisse (incorporated by reference to Exhibit 10.3 to Form 8-K, filed by the Company on March 5, 2007, SEC File No. 001-32567).

10.23	Second Amended and Restated Credit Agreement, dated as of February 28, 2007, among Paramount Petroleum Corporation, Bank of America, N.A. and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on March 5, 2007, SEC File No. 001-32567).

10.24	First Amendment to Second Amended and Restated Credit Agreement, dated as of March 30, 2007, among Paramount Petroleum Corporation, Bank of America, N.A. and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.37 to Form 10-K, filed by the Company on March 11, 2008, SEC File No. 001-32567).

10.25	Term Loan Agreement, dated as of July 3, 2008, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Credit Suisse, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.26	First Amendment Agreement, dated as of April 9, 2009, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Wells Fargo Bank, National Association, as successor to Credit Suisse, Cayman Islands Branch, as agent (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on August 6, 2009, SEC File No. 001-32567).

10.27	Loan and Security Agreement, dated as of July 3, 2008, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.28	First Amendment to Loan and Security Agreement, dated as of December 18, 2008, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Bank of America, N.A. (incorporated by reference to Exhibit 10.28 to Form 10-K, filed by the Company on April 10, 2009, SEC File No. 001-32567).

10.29	Second Amendment to Loan and Security Agreement, dated as of April 9, 2009, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Bank of America, N.A., as agent (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on April 27, 2009, SEC File No. 001-32567).

10.30	Amended and Restated Loan and Security Agreement, dated as of October 22, 2009 (as amended, supplemented or otherwise modified from time to time), among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank of America, N.A., as Agent (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.31	Purchase Agreement dated October 13, 2009, between Alon Refining Krotz Springs, Inc. and Jefferies & Co. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on October 19, 2009, SEC File No. 001-32567).

10.32	Management and Consulting Agreement, dated as of August 1, 2003, among Alon USA, Inc., Alon Israel Oil Company, Ltd. and Alon USA Energy, Inc. (incorporated by reference to Exhibit 10.21 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.33	Amendment, dated as of June 17, 2005, to the Management and Consulting Agreement, dated as of August 1, 2003, among Alon USA, Inc., Alon Israel Oil Company, Ltd. and Alon USA Energy, Inc. (incorporated by reference to Exhibit 10.21.1 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.34*	Executive Employment Agreement, dated as of July 31, 2000, between Jeff D. Morris and Alon USA GP, Inc., as amended by the Amendment to Executive/Management Employment Agreement, dated May 1, 2005 (incorporated by reference to Exhibit 10.23 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

Exhibit No.	Description of Exhibit

10.35*	Second Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Jeff D. Morris and Alon USA GP, LLC (incorporated by reference to Exhibit 10.9 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.36*	Executive Employment Agreement, dated as of July 31, 2000, between Claire A. Hart and Alon USA GP, Inc., as amended by the Amendment to Executive/Management Employment Agreement, dated May 1, 2005 (incorporated by reference to Exhibit 10.24 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.37*	Second Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Claire A. Hart and Alon USA GP, LLC (incorporated by reference to Exhibit 10.10 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.38*	Executive Employment Agreement, dated as of February 5, 2001, between Joseph A. Concienne, III and Alon USA GP, Inc., as amended by the Amendment to Executive/Management Employment Agreement, dated May 1, 2005 (incorporated by reference to Exhibit 10.25 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.39*	Second Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Joseph A. Concienne, III and Alon USA GP, LLC. (incorporated by reference to Exhibit 10.11 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.40*	Amended and Restated Management Employment Agreement, dated as of August 9, 2006, between Harlin R. Dean and Alon USA GP, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 10, 2006, SEC File No. 001-32567).

10.41*	Amendment to Amended and Restated Management Employment Agreement, dated as of November 4, 2008, between Harlin R. Dean and Alon USA GP, LLC (incorporated by reference to Exhibit 10.12 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.42*	Management Employment Agreement, dated as of September 1, 2000, between Yosef Israel and Alon USA GP, LLC (incorporated by reference to Exhibit 10.33 to Form 10-K, filed by the Company on March 15, 2006, SEC File No. 001-32567).

10.43*	Amendment to Executive/Management Employment Agreement, dated as of May 1, 2005 between Yosef Israel and Alon USA GP, LLC (incorporated by reference to Exhibit 10.34 to Form 10-K, filed by the Company on March 15, 2006, SEC File No. 001-32567).

10.44*	Second Amendment to Executive/Management Employment Agreement, dated as of November 4, 2008, between Yosef Israel and Alon USA GP, LLC (incorporated by reference to Exhibit 10.13 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.45*	Executive Employment Agreement, dated as of August 1, 2003, between Shai Even and Alon USA GP, LLC (incorporated by reference to Exhibit 10.49 to Form 10-K, filed by the Company on March 15, 2007, SEC File No. 001-32567).

10.46*	Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Shai Even and Alon USA GP, LLC. (incorporated by reference to Exhibit 10.14 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.47*	Agreement of Principles of Employment, dated as of July 6, 2005, between David Wiessman and Alon USA Energy, Inc. (incorporated by reference to Exhibit 10.50 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

10.48*	Management Employment Agreement, dated as of October 30, 2008, between Michael Oster and Alon USA GP, LLC (incorporated by reference to Exhibit 10.71 to Form 10-K, filed by the Company on April 10, 2009, SEC File No. 001-32567).

10.49*	Annual Cash Bonus Plan (incorporated by reference to Exhibit 10.27 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.50*	Description of 10% Bonus Plan (incorporated by reference to Exhibit 10.28 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.51*	Description of Annual Bonus Plans (incorporated by reference to Exhibit 10.2 to Form 10-Q, filed by the Company on May 6, 2008, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.52*	Change of Control Incentive Bonus Program (incorporated by reference to Exhibit 10.29 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.53*	Description of Director Compensation (incorporated by reference to Exhibit 10.30 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.54*	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.31 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.55*	Form of Officer Indemnification Agreement (incorporated by reference to Exhibit 10.32 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.56*	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.33 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.57*	Alon Assets, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.36 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.58*	Alon USA Operating, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.37 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.59*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Jeff D. Morris, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.38 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.60*	Second Amendment to Incentive Stock Option Agreement, dated as of November 4, 2008, between Jeff D. Morris and Alon Assets, Inc. (incorporated by reference to Exhibit 10.15 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.61	Shareholder Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Jeff D. Morris, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.39 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.62*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Jeff D. Morris, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.40 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.63*	Second Amendment to Incentive Stock Option Agreement, dated as of November 4, 2008, between Jeff D. Morris and Alon USA Operating, Inc. (incorporated by reference to Exhibit 10.16 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.64	Shareholder Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Jeff D. Morris, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.41 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.65*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Claire A. Hart, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 and July 25, 2002 (incorporated by reference to Exhibit 10.42 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.66	Shareholder Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Claire A. Hart, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.43 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.67*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Claire A. Hart, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 and July 25, 2002 (incorporated by reference to Exhibit 10.44 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

Exhibit No.	Description of Exhibit

10.68	Shareholder Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Claire A. Hart, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.45 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.69*	Incentive Stock Option Agreement, dated as of February 5, 2001, between Alon Assets, Inc. and Joseph A. Concienne, III, as amended by the Amendment to the Incentive Stock Option Agreement, dated July 25, 2002 (incorporated by reference to Exhibit 10.46 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.70	Shareholder Agreement, dated as of February 5, 2001, between Alon Assets, Inc. and Joseph A. Concienne, III (incorporated by reference to Exhibit 10.47 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.71*	Incentive Stock Option Agreement, dated as of February 5, 2001, between Alon USA Operating, Inc. and Joseph A. Concienne, III, as amended by the Amendment to the Incentive Stock Option Agreement, dated July 25, 2002 (incorporated by reference to Exhibit 10.48 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.72	Shareholder Agreement, dated as of February 5, 2001, between Alon USA Operating, Inc. and Joseph A. Concienne, III (incorporated by reference to Exhibit 10.49 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.73	Agreement, dated as of July 6, 2005, among Alon USA Energy, Inc., Alon USA, Inc., Alon USA Capital, Inc., Alon USA Operating, Inc., Alon Assets, Inc., Jeff D. Morris, Claire A. Hart and Joseph A. Concienne, III (incorporated by reference to Exhibit 10.52 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

10.74*	Alon USA Energy, Inc. 2005 Incentive Compensation Plan, as amended on November 7, 2005 (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on November 8, 2005, SEC File No. 001-32567).

10.75*	Form of Restricted Stock Award Agreement relating to Director Grants pursuant to Section 12 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 5, 2005, SEC File No. 001-32567).

10.76*	Form of Restricted Stock Award Agreement relating to Participant Grants pursuant to Section 8 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 23, 2005, SEC File No. 001-32567).

10.77*	Form II of Restricted Stock Award Agreement relating to Participant Grants pursuant to Section 8 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to Form 8-K, filed by the Company on November 8, 2005, SEC File No. 001-32567).

10.78*	Form of Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on March 12, 2007, SEC File No. 001-32567).

10.79*	Form of Amendment to Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on January 27, 2010, SEC File No. 001-32567).

10.80*	Form II of Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on January 27, 2010, SEC File No. 001-32567).

10.81	Purchase and Sale Agreements, dated as of February 13, 2006, between Alon Petroleum Pipe Line, LP and Sunoco Pipelines, LP, (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on February 13, 2006, SEC File No. 001-32567).

10.82	Stock Purchase Agreement, dated as of April 28, 2006, among Alon USA Energy, Inc., The Craig C. Barto and Gisele M. Barto Living Trust, Dated April 5, 1991, The Jerrel C. Barto and Janice D. Barto Living Trust, Dated March 18, 1991, W. Scott Lovejoy, III and Mark R. Milano (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on May 2, 2006, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.83	First Amendment to Stock Purchase Agreement, dated as of June 30, 2006, among Alon USA Energy, Inc., The Craig C. Barto and Gisele M. Barto Living Trust, Dated April 5, 1991, The Jerrel C. Barto and Janice D. Barto Living Trust, Dated March 18, 1991, W. Scott Lovejoy III and Mark R. Milano (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on November 14, 2006, SEC File No. 001-32567).

10.84	Second Amendment to Stock Purchase Agreement, dated as of July 31, 2006, among Alon USA Energy, Inc., The Craig C. Barto and Gisele M. Barto Living Trust, Dated April 5, 1991, The Jerrel C. Barto and Janice D. Barto Living Trust, Dated March 18, 1991, W. Scott Lovejoy III and Mark R. Milano (incorporated by reference to Exhibit 10.2 to Form 10-Q, filed by the Company on November 14, 2006, SEC File No. 001-32567).

10.85	Agreement and Plan of Merger, dated as of April 28, 2006, among Alon USA Energy, Inc., Apex Oil Company, Inc., Edgington Oil Company, and EOC Acquisition, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on May 2, 2006, SEC File No. 001-32567).

10.86	Agreement and Plan of Merger, dated March 2, 2007, by and among Alon USA Energy, Inc., Alon USA Interests, LLC, ALOSKI, LLC, Skinny’s, Inc. and the Davis Shareholders (as defined therein) (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on March 6, 2007, SEC File No. 001-32567).

10.87	Stock Purchase Agreement, dated May 7, 2008, between Valero Refining and Marketing Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on May 13, 2008, SEC File No. 001-32567).

10.88	First Amendment to Stock Purchase Agreement, dated as of July 3, 2008, by and among Valero Refining and Marketing Company, Alon Refining Krotz Springs, Inc. and Valero Refining Company-Louisiana (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.89	Series A Preferred Stock Purchase Agreement, dated as of July 3, 2008, by and between Alon Refining Louisiana, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.5 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.90	Stockholders Agreement, dated as of July 3, 2008, by and among Alon USA Energy, Inc., Alon Refining Louisiana, Inc., Alon Louisiana Holdings, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.6 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.91	Amended and Restated Stockholders Agreement dated as of March 31, 2009, by and among Alon USA Energy, Inc., Alon Refining Louisiana, Inc., Alon Louisiana Holdings, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.88 to Form 10-K, filed by the Company on April 10, 2009, SEC File No. 001-32567).

10.92	First Amendment to Amended and Restated Stockholders Agreement dated as of December 31, 2009, by and among Alon USA Energy, Inc., Alon Refining Louisiana, Inc., Alon Louisiana Holdings, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on January 5, 2010, SEC File No. 001-32567).

10.93†	Offtake Agreement, dated as of July 3, 2008, by and between Valero Marketing and Supply Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.9 to Form 10-Q, filed by the Company on August 8, 2008, SEC File No. 001-32567).

10.94†	Earnout Agreement, dated as of July 3, 2008, by and between Valero Refining and Marketing Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.10 to Form 10-Q, filed by the Company on August 8, 2008, SEC File No. 001-32567).

10.95†	First Amendment to Earnout Agreement, dated as of August 27, 2009, by and between Valero Refining and Marketing Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on November 6, 2009, SEC File No. 001-32567).

10.96	Revolving Credit Line Agreement dated March 9, 2010 by and between the Company and Israel Discount Bank of New York.

10.97	Credit Agreement dated as of March 15, 2010 (as amended, supplemented or otherwise modified from time to time), among the Company, each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

Exhibit No.	Description of Exhibit

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Alon USA Energy, Inc.

23.1	Consent of KPMG LLP.

31.1	Certifications of Chief Executive Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

31.2	Certifications of Chief Financial Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002.

*	Identifies management contracts and compensatory plans or arrangements.

†	Filed under confidential treatment request.

ALON USA ENERGY, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
     We have audited the accompanying consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alon USA Energy, Inc. and its subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
     Effective January 1, 2008, the Company adopted the authoritative guidance for fair value measurements as it relates to financial instruments.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2009 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Dallas, Texas
March 16, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
     We have audited Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Alon USA Energy, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, Alon USA Energy, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 16, 2010 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Dallas, Texas
March 16, 2010

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	As of December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$40,437	$18,454
Accounts and other receivables, net	103,094	204,576
Income tax receivable	65,418	116,564
Inventories	214,999	232,320
Deferred income tax asset	7,700	—
Prepaid expenses and other current assets	4,188	81,758

Total current assets	435,836	653,672

Equity method investments	43,052	37,661
Property, plant, and equipment, net	1,477,426	1,448,959
Goodwill	105,943	105,943
Other assets	70,532	167,198

Total assets	$2,132,789	$2,413,433

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$248,253	$233,004
Accrued liabilities	92,380	111,317
Current portion of long-term debt	10,946	28,397
Deferred income tax liability	—	30,570

Total current liabilities	351,579	403,288

Other non-current liabilities	95,076	104,190
Long-term debt	926,078	1,075,172
Deferred income tax liability	328,138	293,916

Total liabilities	1,700,871	1,876,566

Commitments and contingencies (Note 21)
Stockholders’ equity:
Preferred stock, par value $0.01, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01, 100,000,000 shares authorized; 54,170,913 and 46,814,021 shares issued and outstanding at December 31, 2009 and 2008, respectively	542	468
Additional paid-in capital	289,853	183,642
Accumulated other comprehensive loss, net of income tax	(32,871)	(37,354)
Retained earnings	165,248	287,895

Total stockholders’ equity	422,772	434,651

Non-controlling interest in subsidiaries	9,146	17,916
Preferred stock of subsidiary including accumulated dividends	—	84,300

Total equity	431,918	536,867

Total liabilities and equity	$2,132,789	$2,413,433

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Year Ended December 31,
	2009	2008	2007
Net sales (1)	$3,915,732	$5,156,706	$4,542,151
Operating costs and expenses:
Cost of sales	3,502,782	4,853,195	3,999,287
Direct operating expenses	265,502	216,498	201,196
Selling, general and administrative expenses	129,446	119,852	105,352
Net costs associated with fire	—	56,854	—
Business interruption recovery	—	(55,000)	—
Depreciation and amortization	97,247	66,754	57,403

Total operating costs and expenses	3,994,977	5,258,153	4,363,238

Gain on involuntary conversion of assets	—	279,680	—
Gain (loss) on disposition of assets	(1,591)	45,244	7,206

Operating income (loss)	(80,836)	223,477	186,119
Interest expense	(111,137)	(67,550)	(47,747)
Equity earnings (losses) of investees	24,558	(1,522)	11,177
Other income, net	331	1,500	6,565

Income (loss) before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries, and accumulated dividends on preferred stock of subsidiary	(167,084)	155,905	156,114
Income tax expense (benefit)	(64,877)	62,781	46,199

Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(102,207)	93,124	109,915
Non-controlling interest in income (loss) of subsidiaries	(8,551)	5,941	5,979
Accumulated dividends on preferred stock of subsidiary	21,500	4,300	—

Net income (loss) available to common stockholders	$(115,156)	$82,883	$103,936

Earnings (loss) per share, basic	$(2.46)	$1.77	$2.22

Weighted average shares outstanding, basic (in thousands)	46,829	46,788	46,763

Earnings (loss) per share, diluted	$(2.46)	$1.72	$2.16

Weighted average shares outstanding, diluted (in thousands)	46,829	49,583	46,804

Cash dividends per share	$0.16	$0.16	$0.16

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $47,137, $37,483 and $35,808 for the years ended December 31, 2009, 2008, and 2007, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in thousands)

			Accumulated
		Additional	Other		Total
	Common	Paid-In	Comprehensive	Retained	Stockholders’	Non-controlling	Total
	Stock	Capital	Income (Loss)	Earnings	Equity	Interest (1)	Equity
Balance at December 31, 2006	$468	$181,622	$(7,400)	$116,056	$290,746	$9,116	$299,862
Stock compensation expense	—	1,310	—	—	1,310	1,112	2,422
Dividends	—	—	—	(7,490)	(7,490)	(468)	(7,958)
Income before non-controlling interest in income of subsidiaries	—	—	—	103,936	103,936	5,979	109,915
Other comprehensive income (loss):
Defined benefit pension plans, net of tax of $958	—	—	1,532	—	1,532	99	1,631
Fair value of interest rate swaps, net of tax of $1,050	—	—	(1,832)	—	(1,832)	(118)	(1,950)

Total comprehensive income					103,636	5,960	109,596

Balance at December 31, 2007	468	182,932	(7,700)	212,502	388,202	15,720	403,922
Stock compensation expense	—	710	—	—	710	(1,062)	(352)
Dividends	—	—	—	(7,490)	(7,490)	(386)	(7,876)
Sale of preferred stock by subsidiary (1)	—	—	—	—	—	80,000	80,000
Income before non-controlling interest in income of subsidiaries and accumulated dividends on preferred stock of subsidiary (1)	—	—	—	82,883	82,883	10,241	93,124
Other comprehensive income (loss):
Defined benefit pension plans, net of tax of $8,780	—	—	(13,481)	—	(13,481)	(1,044)	(14,525)
Fair value of commodity derivative contracts, net of tax of $677	—	—	(1,071)	—	(1,071)	(83)	(1,154)
Fair value of interest rate swaps, net of tax of $6,828	—	—	(15,102)	—	(15,102)	(1,170)	(16,272)

Total comprehensive income					53,229	7,944	61,173

Balance at December 31, 2008	468	183,642	(37,354)	287,895	434,651	102,216	536,867
Stock compensation expense	—	485	—	—	485	17	502
Dividends	—	—	—	(7,491)	(7,491)	(576)	(8,067)
Conversion of preferred stock of subsidiary for common stock	74	105,726	—	—	105,800	(105,800)	—
Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary (1)	—	—	—	(115,156)	(115,156)	12,949	(102,207)
Other comprehensive income (loss):
Defined benefit pension plans, plus tax of $887	—	—	2,110	—	2,110	162	2,272
Fair value of commodity derivative contracts, net of tax of $2,000	—	—	(3,166)	—	(3,166)	(243)	(3,409)
Fair value of interest rate swaps, net of tax of $3,207	—	—	5,539	—	5,539	421	5,960

Total comprehensive income (loss)					(110,673)	13,289	(97,384)

Balance at December 31, 2009	$542	$289,853	$(32,871)	$165,248	$422,772	$9,146	$431,918

(1)	Includes $80,000 in sale of preferred stock by subsidiary in connection with the Krotz Springs refinery acquisition in July 2008 and accumulated dividends of $21,500 and $4,300 through December 31, 2009 and 2008, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss) available to common stockholders	$(115,156)	$82,883	$103,936
Adjustments to reconcile net income (loss) available to common stockholders to cash provided by (used in) operating activities:
Depreciation and amortization	97,247	66,754	57,403
Stock compensation	502	173	2,264
Deferred income tax expense (benefit)	(5,451)	177,797	(2,984)
Non-controlling interest in income (loss) of subsidiaries	(8,551)	5,941	5,979
Accumulated dividends on preferred stock of subsidiary	21,500	4,300	—
Equity (earnings) losses of investees (net of dividends)	(5,391)	4,296	(1,876)
Amortization of debt issuance costs	7,112	4,128	2,093
Amortization of original issuance discount	328	—	—
Write-off of unamortized debt issuance costs	20,482	—	—
Mark-to-market of heating oil hedge	—	(117,452)	—
Gain on involuntary conversion of assets	—	(279,680)	—
(Gain) loss on disposition of assets	1,591	(45,244)	(7,206)
Changes in operating assets and liabilities, net of acquisition effects:
Accounts and other receivables, net	67,357	59,336	(144,068)
Income tax receivable	51,146	(81,320)	—
Inventories	17,321	213,373	16,715
Heating oil crack spread hedge	117,485	—	—
Prepaid expenses and other current assets	2,164	5,933	794
Other assets	5,992	(5,264)	7,561
Accounts payable	40,892	(108,458)	82,141
Accrued liabilities	(25,197)	17,419	8,312
Other non-current liabilities	(8,228)	(5,727)	(7,114)

Net cash provided by (used in) operating activities	283,145	(812)	123,950

Cash flows from investing activities:
Capital expenditures	(81,660)	(62,356)	(42,204)
Capital expenditures to rebuild the Big Spring refinery	(46,769)	(362,178)	—
Capital expenditures for turnarounds and catalysts	(24,699)	(9,958)	(9,842)
Proceeds from insurance to rebuild the Big Spring refinery	34,125	270,885	—
Proceeds from disposition of assets	—	7,000	—
Earnout payments related to Krotz Springs refinery acquisition	(19,688)	—	—
Sale (purchase) of short-term investments, net	—	27,296	(27,296)
Acquisition of Krotz Springs refinery	—	(481,011)	—
Acquisition of Skinny’s, Inc. stock	—	—	(75,329)
Acquisition of Paramount Petroleum Corporation stock	—	—	7,417

Net cash used in investing activities	(138,691)	(610,322)	(147,254)

Cash flows from financing activities:
Dividends paid to non-controlling interest shareholders	(576)	(386)	(468)
Dividends paid to shareholders	(7,491)	(7,490)	(7,490)
Proceeds from sale of preferred stock by subsidiary	—	80,000	—
Cash received from inventory supply agreement	20,237	—	—
Deferred debt issuance costs	(17,768)	(28,105)	(2,235)
Revolving credit facilities, net	(60,241)	276,818	—
Additions to long-term debt	205,365	252,000	46,334
Payments on long-term debt	(261,997)	(11,864)	(8,388)

Net cash provided by (used in) financing activities	(122,471)	560,973	27,753

Net increase (decrease) in cash and cash equivalents	21,983	(50,161)	4,449
Cash and cash equivalents, beginning of period	18,454	68,615	64,166

Cash and cash equivalents, end of period	$40,437	$18,454	$68,615

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$87,164	$58,504	$48,686

Cash (received) paid for income tax, net of refunds	$(111,791)	$(30,334)	$91,781

Non-cash activities:
Financing activity — payments on long-term debt from deposit held to secure heating oil crack spread hedge	$50,000	$—	$—

Financing activity — proceeds from borrowings retained by bank as deposit for hedge related activities for Krotz Springs refinery acquisition	$—	$50,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
(1) Description and Nature of Business
     In this document, Alon may refer to Alon USA Energy, Inc. and its consolidated subsidiaries or to Alon USA Energy, Inc. or an individual subsidiary.
     Alon USA Energy, Inc. and its subsidiaries engage in the business of refining and marketing of petroleum products, primarily in the South Central, Southwestern and Western regions of the United States. Alon’s business consists of three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing.
     Refining and Unbranded Marketing Segment. Our refining and unbranded marketing segment includes sour and heavy crude oil refineries that are located in Big Spring, Texas; and Paramount and Long Beach, California; and a light sweet crude oil refinery located in Krotz Springs, Louisiana. Because we operate the Long Beach refinery as an extension of the Paramount refinery and due to their physical proximity to one another, we refer to the Long Beach and Paramount refineries together as our “California refineries.” Our refineries have a combined throughput capacity of approximately 240,000 barrels per day (“bpd”). At our refineries we refine crude oil into petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals, feedstocks and asphalts, which are marketed primarily in the South Central, Southwestern, and Western United States.
     We market transportation fuels produced at our Big Spring refinery in West and Central Texas, Oklahoma, New Mexico and Arizona. We refer to our operations in these regions as our “physically integrated system” because we supply our retail and branded marketing segment convenience stores and unbranded distributors in this region with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals which we either own or have access to through leases or long-term throughput agreements.
     We market refined products produced at our Paramount refinery to wholesale distributors, other refiners and third parties primarily on the West Coast. Our Long Beach refinery produces asphalt products. Unfinished fuel products and intermediates produced at our Long Beach refinery are transferred to our Paramount refinery via pipeline and truck for further processing or sold to third parties.
     The Krotz Springs refinery supplies multiple demand centers in the Southern and Eastern United States markets through the Colonial products pipeline system. Krotz Springs’ liquid product yield is approximately 101.5% of total feedstock input, meaning that for each 100 barrels of crude oil and feedstocks input into the refinery, it produces 101.5 barrels of refined products. Of the 101.5%, on average 99.0% is light finished products such as gasoline and distillates, including diesel and jet fuel, petrochemical feedstocks and liquefied petroleum gas, and the remaining 2.5% is primarily heavy oils.
     Asphalt Segment. Alon’s asphalt segment markets asphalt produced at its Big Spring and California refineries included in the refining and unbranded marketing segment and at our Willbridge, Oregon refinery. Asphalt produced by the refineries in our refining and unbranded marketing segment is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. The Willbridge refinery is an asphalt topping refinery and has a crude oil throughput capacity of 12,000 bpd. The Willbridge refinery processes primarily heavy crude oils with approximately 70% of its production sold as asphalt products.
     Alon’s asphalt segment markets asphalt through 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia), and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright Asphalt Products Company, LLC (“Wright”). We produce both paving and roofing grades of asphalt, including performance-graded asphalts, emulsions and cutbacks.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     Retail and Branded Marketing Segment. Our retail and branded marketing segment operates 308 convenience stores primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public, primarily under the 7-Eleven and FINA brand names. Historically, substantially all of the motor fuel sold through our retail operations and the majority of the motor fuel marketed in our branded business was supplied by our Big Spring refinery. As a result of the February 18, 2008 fire at our Big Spring refinery, branded marketing primarily acquired motor fuel from third-party suppliers during the period the refinery was down and continued to acquire motor fuels to a lesser extent when the refinery began partial production on April 5, 2008 through September 30, 2008. We market gasoline and diesel under the FINA brand name through a network of approximately 650 locations, including our convenience stores. Additionally, our retail and branded marketing segment licenses the use of the FINA brand name and provides credit card processing services to approximately 300 licensed locations that are not under fuel supply agreements with us. Branded distributors that are not part of our integrated supply system, primarily in Central Texas, are supplied with motor fuels we obtain from third-party suppliers.
(2) Summary of Significant Accounting Policies
     (a) Basis of Presentation
     The consolidated financial statements include the accounts of Alon USA Energy, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated.
     (b) Adoption of New Accounting Standards
     As previously disclosed in Alon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, Alon adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS No. 160”), effective January 1, 2009. SFAS No. 160 requires retrospective reclassification for all periods presented for non-controlling interests (previously referred to as minority interests) to the equity section of the consolidated balance sheets and changes in the presentation of income in the consolidated statements of operations.
     These consolidated financial statements present changes required under SFAS No. 160 for periods prior to the adoption as of January 1, 2009. For further information on the impacts of the adoption of SFAS No. 160 on our consolidated financial statements, refer to “— (w) New Accounting Standards and Disclosures”.
     (c) Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     (d) Revenue Recognition
     Revenues from sales of refined products are earned and realized upon transfer of title to the customer based on the contractual terms of delivery (including payment terms and prices). Title primarily transfers at the refinery or terminal when the refined product is loaded into the common carrier pipelines, trucks or railcars (free on board origin). In some situations, title transfers at the customer’s destination (free on board destination).
     Alon occasionally enters into refined product buy/sell arrangements, which involve linked purchases and sales related to refined product sales contracts entered into to address location, quality or grade requirements. These buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     In the ordinary course of business, logistical and refinery production schedules necessitate the occasional sale of crude oil to third parties. All purchases and sales of crude oil are recorded net, in cost of sales in the consolidated statements of operations.
     Sulfur credits purchased to meet federal gasoline sulfur regulations are recorded in inventory at the lower of cost or market. Cost is computed on an average cost basis. Purchased sulfur credits are removed from inventory and charged to cost of sales in the consolidated statements of operations as they are utilized. Sales of excess sulfur credits are recognized in earnings and included in net sales in the consolidated statements of operations.
     Alon’s present excise taxes on sales by Alon’s retail and branded marketing segment is presented on a gross basis with supplemental information regarding the amount of such taxes included in revenues provided in a footnote on the face of the consolidated statements of operations. All other excise taxes are presented on a net basis in the consolidated statements of operations.
     (e) Cost Classifications
     Refining and unbranded marketing cost of sales includes crude oil and other raw materials, inclusive of transportation costs. Asphalt cost of sales includes costs of purchased asphalt, blending materials and transportation costs. Retail and branded marketing cost of sales includes cost of sales for motor fuels and for merchandise. Motor fuel cost of sales represents the net cost of purchased fuel, including transportation costs and associated motor fuel taxes. Merchandise cost of sales includes the delivered cost of merchandise purchases, net of merchandise rebates and commissions. Cost of goods excludes depreciation and amortization, which is presented separately in the consolidated statements of operations.
     Direct operating expenses, which relate to Alon’s refining and unbranded marketing and asphalt segments, include costs associated with the actual operations of the refineries and terminals, such as energy and utility costs, routine maintenance, labor, insurance and environmental compliance costs. Operating costs associated with Alon’s crude oil and product pipelines are considered to be transportation costs and are reflected in cost of sales in the consolidated statements of operations.
     Selling, general and administrative expenses consist primarily of costs relating to the operations of the convenience stores, including labor, utilities, maintenance and retail corporate overhead costs. Refining and unbranded marketing and asphalt segments corporate overhead and marketing expenses are also included in selling, general and administrative expenses.
     Interest expense consists of interest expense, letters of credit and financing fees, amortization of deferred debt issuance costs and the write-off of unamortized debt issuance costs but excludes capitalized interest.
     (f) Cash and Cash Equivalents
     All highly-liquid instruments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.
     (g) Accounts Receivable
     The majority of accounts receivable is due from companies in the petroleum industry. Credit is extended based on evaluation of the customer’s financial condition and in certain circumstances, collateral, such as letters of credit or guarantees, are required. Credit losses are charged to reserve for bad debts when accounts are deemed uncollectible. Reserve for bad debts is based on a combination of current sales and specific identification methods.
     (h) Inventories
     Crude oil, refined products and blendstocks for the refining and unbranded marketing segment and asphalt for the asphalt segment are stated at the lower of cost or market. Cost is determined under the last-in, first-out (“LIFO”)

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
valuation method. Cost of crude oil, refined products, asphalt and blendstock inventories in excess of market value are charged to cost of sales. Such charges are subject to reversal in subsequent periods, not to exceed LIFO cost, if prices recover. Materials and supplies are stated at average cost. Cost for the retail and branded marketing segment merchandise inventories is determined under the retail inventory method and cost for retail and branded marketing segment fuel inventories is determined under the first-in, first-out (“FIFO”) method.
     (i) Hedging Activity
     All derivative instruments are recorded in the consolidated balance sheet as either assets or liabilities measured at their fair value. Alon generally considers all commodity forwards, futures, swaps, and option contracts to be part of its risk management strategy. Alon has elected not to designate these commodity contracts as cash flow hedges for financial accounting purposes. Accordingly, net unrealized gains and losses for changes in the fair value on open commodity derivative contracts are recognized in cost of sales.
     Alon selectively designates certain commodity derivative contracts and interest rate derivatives as cash flow hedges. The effective portion of the gains or losses associated with these derivative contracts designated and qualifying as cash flow hedges are initially recorded in accumulated other comprehensive income in the consolidated balance sheet and reclassified into the statement of operations in the period in which the underlying hedged forecasted transaction affects income. The amounts recorded into the consolidated statement of operations for commodity derivative contracts is recorded as a part of cost of sales and the amounts recorded for interest rate derivatives are recognized as interest expense. The ineffective portion of the gains or losses on the derivative contracts, if any, is recognized in the statement of operations as it is incurred.
     (j) HEP Investment
     The investment in Holly Energy Partners, LP (“HEP”) consists of 937,500 of subordinated class B limited partnership units in HEP and is accounted for under the equity method. These units may be converted into common units after March 2010, or before as described in the limited partnership agreement. The fair market value of 937,500 HEP common units as of December 31, 2009 was $36,482.
     (k) Property, Plant, and Equipment
     The carrying value of property, plant, and equipment includes the fair value of the asset retirement obligation and has been reflected in the consolidated balance sheets at cost, net of accumulated depreciation.
     Property, plant, and equipment, net of salvage value, are depreciated using the straight-line method at rates based on the estimated useful lives for the assets or groups of assets, beginning in the month following acquisition or completion. Alon capitalizes interest costs associated with major construction projects based on the effective interest rate on aggregate borrowings.
     Leasehold improvements are depreciated on the straight-line method over the shorter of the contractual lease terms or the estimated useful lives.
     Expenditures for major replacements and additions are capitalized. Refining and unbranded marketing segment and asphalt segment expenditures for routine repairs and maintenance costs are charged to direct operating expense as incurred. Retail and branded marketing segment routine repairs and maintenance costs are charged to selling, general and administrative expense as incurred. The applicable costs and accumulated depreciation of assets that are sold, retired, or otherwise disposed of are removed from the accounts and the resulting gain or loss is recognized.
     (l) Impairment of Long-Lived Assets and Assets To Be Disposed Of
     Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
expected to be generated by the asset. If the carrying value of an asset exceeds its expected future cash flows, an impairment loss is recognized based on the excess of the carrying value of the impaired asset over its fair value. These future cash flows and fair values are estimates based on management’s judgment and assumptions. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs of disposition.
     (m) Asset Retirement Obligations
     Alon uses SFAS No. 143, Accounting for Asset Retirement Obligations (superseded by Accounting Standards Codification (“ASC”) topic 410-20), which established accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement costs. The provisions of SFAS No. 143 apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset. Alon also uses Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Retirement Obligations (“FIN 47”) (superseded by ASC topic 410-20), which requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event, if the amount can be reasonably estimated (Note 13).
     (n) Turnarounds and Chemical Catalyst Costs
     Alon records the cost of planned major refinery maintenance, referred to as turnarounds, and chemical catalyst used in the refinery process units, which are typically replaced in conjunction with planned turnarounds, in “other assets” in the consolidated balance sheets. Turnaround and catalyst costs are currently deferred and amortized on a straight-line basis beginning the month after the completion of the turnaround and ending immediately prior to the next scheduled turnaround. The amortization of deferred turnaround and chemical catalyst costs are presented in “depreciation and amortization” in the consolidated statements of operations.
     (o) Income Taxes
     Alon accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     (p) Stock-Based Compensation
     Alon uses the grant date fair-value based method for calculating and accounting for stock-based compensation.
     Alon previously accounted for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options was measured as the excess of the estimated fair value of the common stock over the exercise price and was recognized over the scheduled vesting period on an accelerated basis. All pre-initial public offering (“IPO”) stock-based awards continue to be accounted for using the intrinsic value method.
     Stock compensation expense is presented as selling, general and administrative expenses in the consolidated statements of operations (Note 20).

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (q) Environmental Expenditures
     Alon accrues for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated. Environmental liabilities represent the estimated costs to investigate and remediate contamination at Alon’s properties. This estimate is based on internal and third-party assessments of the extent of the contaminations, the selected remediation technology and review of applicable environmental regulations.
     Accruals for estimated costs from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value unless payments are fixed and determinable. Recoveries of environmental remediation costs from other parties are recorded as assets when the receipt is deemed probable (Note 12). Estimates are updated to reflect changes in factual information, available technology or applicable laws and regulations.
     (r) Earnings Per Share
     Earnings per share are computed by dividing net income (loss) available to common stockholders by the weighted average of the common shares outstanding during the reporting period. Diluted earnings per share are calculated to give effect to all potentially dilutive common shares that were outstanding during the period (Note 19).
     (s) Other Comprehensive Income (Loss)
     Comprehensive income (loss) consists of net income (loss) and other gains and losses affecting stockholders’ equity that, under United States generally accepted accounting principles, are excluded from net income (loss), such as defined benefit pension plan adjustments and gains and losses related to certain derivative instruments. The balance in other comprehensive income (loss), net of tax reported in the consolidated statements of stockholders’ equity consists of defined benefit pension plans, fair value of interest rate swap adjustments, and the fair value of commodity derivative contract adjustments.
     (t) Defined Benefit Pension and Other Postretirement Plans
     Alon recognizes the overfunded or underfunded status of its defined benefit pension and postretirement plans as an asset or a liability in the statement of financial position and recognizes changes in that funded status through comprehensive income in the year the changes occur.
     (u) Commitments and Contingencies
     Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability.
     (v) Goodwill and Intangible Assets
     Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized and intangible assets with finite useful lives are amortized on a straight-line basis over 1 to 40 years. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. Alon uses December 31 of each year as the valuation date for annual impairment testing purposes.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (w) New Accounting Standards and Disclosures
     In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162 (“SFAS No. 168”) (superseded by ASC topic 105-10-5). SFAS No. 168 stipulates the FASB Accounting Standards Codification is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption did not have any effect on Alon’s consolidated financial statements.
     In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”) (superseded by ASC topic 855-10-5). SFAS No. 165 provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. SFAS No. 165 is effective prospectively for interim and annual periods ending after June 15, 2009. There was no effect on Alon’s results of operations or financial position, and the required disclosures are included in Note 23.
     In December 2008, FASB issued FASB Staff Position FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plans (“FSP FAS 132(R)-1”), which amends FASB Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on employers disclosures about plan assets of defined benefit pension or other postretirement plan. The disclosures are intended to provide users of financial statements an understanding of the determination of investment allocations, the major categories of plan assets, inputs and valuation techniques used to measure fair value of plan assets, and significant concentrations of credit risk with plan assets. FSP FAS 132(R)-1 is effective for years ending after December 15, 2009. Since FSP FAS 132(R)-1 only affects disclosure requirements, there was no effect on Alon’s results of operations or financial position.
     In November 2008, the FASB ratified its consensus on Emerging Issues Task Force (“EITF”) Issue No. 08-6, Equity Method Investment Accounting Considerations. The scope of the Issue applies to all investments accounted for under the equity method. The Issue covers the initial measurement of an equity method investment, recognition of other-than-temporary impairments, and the effects on ownership of the investor due to the issuance of shares by the investee. The Issue is effective for fiscal years beginning after December 15, 2008. The adoption did not have any effect on Alon’s consolidated financial statements.
     In June 2008, the FASB ratified its consensus on EITF Issue No. 08-3, Accounting by Lessees for Maintenance Deposits, which applies to the lessee’s accounting for maintenance deposits paid by a lessee under an arrangement accounted for as a lease that are refunded only if the lessee performs specified maintenance activities and deposits within the scope of the Issue shall be accounted for as deposit assets. The effect of the change shall be recognized as a change in accounting principle as of the beginning of the fiscal year in which the consensus is initially applied for all arrangements existing at the effective date. This Issue is effective for fiscal years beginning after December 15, 2008. The adoption did not have any effect on Alon’s consolidated financial statements.
     In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The adoption did not have any effect on Alon’s consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities (“SFAS No. 161”) (superseded by ASC topic 815-10-65), which established disclosure requirements for hedging activities. SFAS No. 161 requires that entities disclose the purpose and strategy for using derivative instruments, include discussion regarding the method for accounting for the derivative and the related hedged items under SFAS No. 133 and the derivative and related hedged items’ effect on a company’s financial statements. SFAS No. 161 also requires quantitative disclosures about the fair values of derivative instruments and their gains or losses in tabular format as well as discussion regarding contingent credit-risk features in derivative agreements and counterparty risk. The statement is

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
effective for fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2008. There was no effect on Alon’s results of operations or financial position, and the required disclosures are included in Note 8.
     Effective January 1, 2008, Alon adopted the provisions of SFAS No. 157, Fair Value Measurements (superseded by ASC topic 741-10), which pertain to certain balance sheet items measured at fair value on a recurring basis. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about such measurements that are permitted or required under other accounting pronouncements. While SFAS No. 157 may change the method of calculating fair value, it does not require any new fair value measurements.
     In February 2008, the FASB issued FASB Staff Position FAS 157-2, Partial Deferral of the Effective Date of Statement 157 (“FSP FAS 157-2”) (superseded by ASC topic 820-10-65). FSP FAS 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The adoption did not have any effect on Alon’s consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, which requires non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity and changes the presentation of income in the consolidated statements of operations. For consolidated subsidiaries that are less than wholly-owned, the third-party holdings of equity interests are referred to as non-controlling interests. The portion of income attributable to non-controlling interests is presented as non-controlling interest in income (loss) of subsidiaries in the consolidated statements of operations and the portion of total equity of such subsidiaries is presented as non-controlling interest in subsidiaries in the consolidated balance sheets. Additionally, SFAS No. 160 requires that comprehensive income (loss) be attributed to non-controlling interests. SFAS No. 160 was effective for periods beginning on or after December 15, 2008 and earlier application was prohibited.
     As previously mentioned in Note 2(b), Alon adopted the provisions of SFAS No. 160 effective January 1, 2009. SFAS No. 160 requires comparative period information to be recast to classify non-controlling interests in equity, attribute net income and other comprehensive income to non-controlling interests, and provide other disclosures.
     The effect of the adoption of SFAS No. 160 on the consolidated balance sheet as of December 31, 2008 is summarized below:

	December 31,		December 31,
	2008	Adjustments	2008
	(as previously
	reported)		(recast)
Total stockholders’ equity	$431,919	$2,732	$434,651
Non-controlling interest in subsidiaries (1)	—	17,916	17,916
Preferred stock of subsidiary including accumulated dividends (1)	—	84,300	84,300

Total equity	$431,919	$104,948	$536,867

(1)	Previously reported outside of equity.
     The adjustments reflect the attribution of unrealized gains or losses historically recorded to accumulated other comprehensive loss, net of income tax, to non-controlling interest in subsidiaries, and the reclassification of non-controlling interest in subsidiaries and preferred stock of subsidiary including accumulated dividends, into equity.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (superseded by ASC topic 805-10), which requires that the purchase method of accounting be used for all business combinations. SFAS No. 141(R) requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination be recorded at “full fair value.” SFAS No. 141(R) applies to all business combinations, including combinations by contract alone. SFAS No. 141(R) is effective for periods beginning on or after December 15, 2008 and earlier application is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (x) Reclassifications
     Certain reclassifications have been made to the prior period balances to conform to the current presentation.
     (3) Big Spring Refinery Fire
     On February 18, 2008, a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units. The re-start of the crude unit in a hydroskimming mode began on April 5, 2008 and the Fluid Catalytic Cracking Unit (“FCCU”) resumed operations on September 26, 2008. Substantially all of the repairs to the units damaged in the fire have been completed.
     Alon’s insurance policies at the time of the fire provided a combined single limit of $385,000 for property damage, with a $2,000 deductible, and business interruption coverage with a 45 day waiting period. Alon also had third party liability insurance which provided coverage with a limit of $150,000 and a $5,000 deductible.
     For purposes of financial reporting, Alon recorded costs associated with the fire on a pre-tax basis net of anticipated insurance recoveries and reflected this as a separate line item on the consolidated statements of operations. For the year ended December 31, 2008, Alon recorded pre-tax costs of $56,854 associated with the fire. The components of net costs associated with fire as of December 31, 2008 include: $51,064 for expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5,000 for Alon’s third party liability insurance deductible under the insurance policy described above; and depreciation for the temporarily idled facilities of $790.
     Alon received $330,000 of insurance proceeds on work performed through December 31, 2008 and $55,000 for business interruption recovery as a result of the fire with all proceeds received in 2008 and January 2009.
     With the insurance proceeds received of $330,000 an involuntary pre-tax gain on conversion of assets was recorded of $279,680 for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $24,990 incurred through December 31, 2008. Pre-tax income of $55,000 was also recorded in 2008 for business interruption recovery.
     (4) Acquisitions
          Krotz Springs Refinery Acquisition
     On July 3, 2008, Alon completed the acquisition of all the capital stock of the refining business located in Krotz Springs, Louisiana, from Valero Energy Corporation (“Valero”). The effective date of the acquisition was July 1, 2008. The purchase price was $333,000 in cash plus $141,494 for working capital, including inventories (the “Purchase Price”). The completion of the Krotz Springs refinery acquisition increased Alon’s crude refining capacity by 50% to approximately 250,000 bpd including our refineries located on the West Coast and in West Texas.
     The Krotz Springs refinery, with a nameplate crude capacity of approximately 83,100 bpd, supplies multiple demand centers in the Southern and Eastern United States markets through a pipeline operated by the Colonial product pipeline system. Krotz Springs’ liquid product yield is approximately 101.5% of total feedstock input, meaning that for each 100 barrels of crude oil and feedstocks input into the refinery, it produces 101.5 barrels of refined products. Of the 101.5%, on average 99.0% is light finished products such as gasoline and distillates, including diesel and jet fuel, petrochemical feedstocks and liquefied petroleum gas, and the remaining 2.5% is primarily heavy oils.
     The cash portion of the Purchase Price and working capital payment were funded in part by borrowings under a $302,000 term loan credit facility and borrowings under a $400,000 revolving credit facility (Note 15).

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     Additionally, funds for a portion of the Purchase Price were provided through an $80,000 equity investment by Alon Israel Oil Company, Ltd., the Company’s majority stockholder, in preferred stock of a new Alon holding company subsidiary, which may be exchanged for shares of Alon common stock (Note 17). The shares of the new subsidiary have a par value of $1,000.00 per share and accrue dividends at a rate of 10.75% per annum. The dividends are cumulative and paid upon approval of Alon’s board of directors. In addition, Alon Israel Oil Company, Ltd. provided for the issuance of $55,000 in letters of credit to support increased borrowing capacity under the $400,000 revolving credit facility. A committee of independent and disinterested members of Alon’s board of directors negotiated and approved these transactions.
     The Purchase Price has been allocated based on fair values of the assets and liabilities acquired at the date of acquisition. The Purchase Price has been determined as set forth below:

Cash paid	$474,494
Transaction costs	6,517

Total Purchase Price	$481,011

     The Purchase Price was allocated as follows:

Current assets	$145,859
Property, plant and equipment	376,702
Current liabilities	(29,309)
Other non-current liabilities	(12,241)

Total Purchase Price	$481,011

     In connection with the acquisition, Alon entered into an earnout agreement with Valero, dated as of July 3, 2008, that provided for up to three annual payments to Valero based on the average market prices for crude oil, regular unleaded gasoline, and ultra low-sulfur diesel in each of the three twelve month periods following the acquisition. In August 2009, Alon amended the earnout agreement with Valero to replace future earnout payments with fixed future payments. As a result, Alon has paid Valero approximately $19,688 in 2009 and has agreed to pay Valero an additional sum of $15,312 in seven installments of approximately $2,188 per quarter through the third quarter of 2011 for earnout payments in an aggregate amount of $35,000. As a result, $35,000 is reflected as an addition to property, plant and equipment with increases of $8,750 to accrued liabilities and $6,562 to other non-current liabilities on the consolidated balance sheet at December 31, 2009 after giving effect to the 2009 payments.
     Alon and Valero also entered into an offtake agreement that provides for Valero to purchase at market prices, certain specified products and other products as may be mutually agreed upon from time to time. These products include regular and premium unleaded gasoline, ultra low-sulfur diesel, jet fuel, light cycle oil, high sulfur diesel, No. 2 blendstock, butane/butylene, poly C4, normal butane, LPG mix, propane/propylene, high sulfur slurry, low-sulfur atmospheric tower bottoms and ammonium thiosulfate. The term of the offtake agreement as it applies to the products produced by the refinery is as follows: (i) five years for light cycle oil and straight run diesel; (ii) one year for regular and premium unleaded gasoline; and (iii) three months for the remaining refined products (each such term beginning October 2008).
     Unaudited Pro Forma Financial Information
     The consolidated statements of operations include the results of the Krotz Springs refinery acquisition from July 1, 2008. The following unaudited pro forma financial information for Alon assumes:
•	The acquisition of the Krotz Springs refining business occurred on January 1, 2008;

•	$302,000 of term debt and $141,494 of borrowings under the revolving credit facility was incurred on January 1, 2008 to fund the acquisition and buy initial inventories; and

•	Depreciation expense was higher beginning January 1, 2008 based upon the revaluation of estimated asset values as of that date.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)

	Year Ended
	December 31,
	2009	2008
		(pro forma)
Net sales	$3,915,732	$6,696,335
Operating income (loss)	(80,836)	167,096
Net income (loss) available to common stockholders	(115,156)	31,027
Earnings (loss) per share, basic	$(2.46)	$0.66

Earnings (loss) per share, diluted	$(2.46)	$0.66

     (5) Contribution and Sale of Pipelines and Terminals
     HEP Transaction. On February 28, 2005, Alon completed the contribution of the Fin-Tex, Trust and River product pipelines, the Wichita Falls and Abilene product terminals and the Orla tank farm to HEP. In exchange for this contribution, which is referred to as the HEP transaction, Alon received $120,000 in cash, prior to closing costs of approximately $2,000, and 937,500 subordinated Class B limited partnership units of HEP (“Units”).
     Simultaneously with this transaction, Alon entered into a Pipelines and Terminals Agreement with HEP providing continued access to these assets for an initial term of 15 years and three additional five year renewal terms exercisable at Alon’s sole option. Pursuant to the Pipelines and Terminals Agreement, Alon has committed to transport and store minimum volumes of refined products in these pipelines and terminals. The tariff rates applicable to the transportation of refined products on the pipelines are variable, with a base fee which is reduced for volumes exceeding defined volumetric targets. The agreement provides for the reduction of the minimum volume requirement under certain circumstances. The service fees for the storage of refined products in the terminals are initially set at rates competitive in the marketplace.
     The entire cash consideration of $120,000 was financed by high-yield debt issued by HEP with a 10-year maturity (“HEP Debt”). Alon Pipeline Logistics, LLC, a majority-owned subsidiary of Alon (“Alon Logistics”) entered into an agreement with the general partner of HEP providing for Alon Logistics to indemnify the general partner for cash payments such general partner has to make toward satisfaction of the principal or interest under the HEP Debt following a default by HEP (provided that such cash payments exceed the difference between the amount of HEP Debt over the indemnity amount). The initial indemnity amount was limited to the lower of (a) $110,850 or (b) the outstanding amount of HEP Debt. The indemnity terminates at such time as Alon Logistics no longer holds any HEP units and subject to other terms described in the indemnification agreement. The indemnification amount may be reduced from time to time per terms described in the indemnification agreement. The indemnification obligation is specific to Alon Logistics and does not extend to other Alon entities, even if the HEP units are transferred to such other entities.
     In the second quarter of 2008, Alon recorded a gain of $42,935 that represented the remaining deferred gain associated with the HEP transaction. The gain was recorded due to the termination of the indemnification agreement with HEP.
     (6) Segment Data
     Alon’s revenues are derived from three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing. The operating segments adhere to the accounting policies used for Alon’s consolidated financial statements as described in Note 2. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income.
     (a) Refining and Unbranded Marketing Segment
     Alon’s refining and unbranded marketing segment includes sour and heavy crude oil refineries located in Big Spring, Texas, and Paramount and Long Beach, California (the “California refineries”) and a light sweet crude oil

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
refinery located in Krotz Springs, Louisiana. At these refineries, Alon refines crude oil into products including gasoline, diesel, jet fuel, petrochemicals, feedstocks, asphalts and other petroleum products, which are marketed primarily in the South Central, Southwestern and Western regions of the United States. Finished products and blendstocks are also marketed through sales and exchanges with other major oil companies, state and federal governmental entities, unbranded wholesale distributors and various other third parties. Alon also acquires finished products through exchange agreements and third-party suppliers.
     (b) Asphalt Segment
     Alon’s asphalt segment includes the Willbridge, Oregon refinery and 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia), and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright which specializes in marketing patented tire rubber modified asphalt products. Alon produces both paving and roofing grades of asphalt and, depending on the terminal, can manufacture performance-graded asphalts, emulsions and cutbacks. The operations in which Alon has a 50% interest (Fernley and Wright), are recorded under the equity method of accounting, and the investments are included as total assets in the asphalt segment data.
     (c) Retail and Branded Marketing Segment
     Alon’s retail and branded marketing segment operates 308 convenience stores located primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public primarily under the 7-Eleven and FINA brand names. Alon’s branded marketing business markets gasoline and diesel under the FINA brand name, primarily in the Southwestern and South Central United States through a network of approximately 650 locations, including Alon’s convenience stores. Historically, substantially all of the motor fuel sold through Alon’s convenience stores and the majority of the motor fuels marketed in Alon’s branded business have been supplied by Alon’s Big Spring refinery. As a result of the February 18, 2008 fire, branded marketing primarily acquired motor fuels from third-party suppliers during the period the refinery was down and continued to acquire motor fuels to a lesser extent when the refinery began partial production on April 5, 2008 through September 30, 2008.
     (d) Corporate
     Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarter operating and depreciation expenses.
     Segment data as of and for the years ended December 31, 2009, 2008, and 2007 is presented below.

	Refining and		Retail and
	Unbranded		Branded		Consolidated
Year ended December 31, 2009	Marketing	Asphalt	Marketing	Corporate	Total
Net sales to external customers	$2,666,596	$440,915	$808,221	$—	$3,915,732
Intersegment sales/purchases	692,447	(233,212)	(459,235)	—	—
Depreciation and amortization	76,252	6,807	13,464	724	97,247
Operating income (loss)	(86,533)	(654)	7,832	(1,481)	(80,836)
Total assets	1,757,436	172,995	185,185	17,173	2,132,789
Capital expenditures to rebuild the Big Spring refinery	46,769	—	—	—	46,769
Turnaround, chemical catalyst and capital expenditures	96,254	2,579	3,822	3,704	106,359

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)

	Refining and		Retail and
	Unbranded		Branded		Consolidated
Year ended December 31, 2008	Marketing	Asphalt	Marketing	Corporate	Total
Net sales to external customers	$3,282,166	$647,221	$1,227,319	$—	$5,156,706
Intersegment sales/purchases	1,269,603	(369,505)	(900,098)	—	—
Depreciation and amortization	50,047	2,139	13,674	894	66,754
Operating income (loss)	128,772	97,442	(1,239)	(1,498)	223,477
Total assets	1,973,324	231,921	193,815	14,373	2,413,433
Capital expenditures to rebuild the Big Spring refinery	362,178	—	—	—	362,178
Turnaround, chemical catalyst and capital expenditures	67,534	644	2,928	1,208	72,314

	Refining and		Retail and
	Unbranded		Branded		Consolidated
Year ended December 31, 2007	Marketing	Asphalt	Marketing	Corporate	Total
Net sales to external customers	$2,624,698	$642,937	$1,274,516	$—	$4,542,151
Intersegment sales/purchases	1,465,909	(502,924)	(962,985)	—	—
Depreciation and amortization	44,107	2,145	10,245	906	57,403
Operating income (loss)	165,073	(1,671)	24,146	(1,429)	186,119
Total assets	1,086,020	238,423	237,015	19,928	1,581,386
Turnaround, chemical catalyst and capital expenditures	38,511	2,167	9,797	1,571	52,046
     Operating income (loss) for each segment consists of net sales less cost of sales; direct operating expenses; selling, general and administrative expenses; depreciation and amortization; and gain (loss) on disposition of assets. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.
     Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts and other receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.
     (7) Fair Value
     The carrying amounts of Alon’s cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amount of long-term debt approximates fair value. Derivative financial instruments are carried at fair value, which is based on quoted market prices.
     Alon must determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, Alon utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy. Alon generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at December 31, 2009 and 2008, respectively:

	Quoted Prices
	in
	Active Markets	Significant
	for Identical	Other	Significant
	Assets or	Observable	Unobservable
	Liabilities	Inputs	Inputs	Consolidated
Year ended December 31, 2009	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Futures and forwards	$322	$—	$—	$322
Commodity swaps	—	89	—	89
Liabilities:
Commodity swaps	—	9,983	—	9,983
Interest rate swaps	—	16,933	—	16,933

Year ended December 31, 2008
Assets:
Commodity swaps	$—	$117,485	$—	$117,485
Liabilities:
Futures and forwards	1,197	—	—	1,197
Commodity swaps	—	25,473	—	25,473
Interest rate swaps	—	26,100	—	26,100
(8) Derivative Instruments
     Commodity Derivatives — Mark to Market
     Alon selectively utilizes commodity derivatives to manage its exposure to commodity price fluctuations and uses crude oil and refined product commodity derivative contracts to reduce risk associated with potential price changes on committed obligations. Alon does not speculate using derivative instruments. There is not a significant credit risk on Alon’s derivative instruments which are transacted through counterparties meeting established collateral and credit criteria.
     Alon has elected not to designate the following commodity derivatives as cash flow hedges for financial accounting purposes. Therefore, changes in the fair value of the commodity derivatives are included in income in the period of the change.
     At December 31, 2009, Alon held futures contracts for purchases and sales of 240,000 barrels of crude oil at an average price of $73.26 per barrel. Accordingly, the contracts are recorded at their fair market values and an unrealized gain of $322 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2009.
     At December 31, 2009, Alon held futures contracts for 364,800 barrels of heating oil swaps at an average spread of $11.38 per barrel. Accordingly, the contracts are recorded at their fair market values and an unrealized gain of $89 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2009.
     At December 31, 2009, Alon held futures contracts for purchases and sales of 278,322 barrels of crude oil at an average price of $77.99 per barrel. Accordingly, the contracts are recorded at their fair market values and an unrealized loss of $9,983 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2009.
     At December 31, 2008, Alon held futures contracts for 12,000,125 barrels of heating oil swaps at an average spread of $21.95 per barrel. These futures contracts were designated as hedges at inception, but were subsequently marked to market when the contracts no longer qualified for cash flow hedge accounting. Accordingly, the contracts

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
are recorded at their fair market values and an unrealized gain of $117,485 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     At December 31, 2008, Alon held futures contracts for 672,000 barrels of crude oil at an average price of $89.34 per barrel. Accordingly, the contracts are recorded at their fair market values and an unrealized loss of $25,473 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     At December 31, 2008, Alon held net forward contracts for sales of 200,000 barrels of refined products at an average price of $42.24. Accordingly, the contracts are recorded at their fair market values and an unrealized loss of $1,203 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     At December 31, 2008, Alon held futures contracts for net sales of 5,000 barrels of gasoline and net sales of 67,000 barrels of heating oil at an average price of $59.55 per barrel. Accordingly, the contracts are recorded at their fair market values and an unrealized gain of $6 has been included in cost of sales in the consolidated statements of operations for the year ended December 31, 2008.
     Cash Flow Hedges
     To designate a derivative as a cash flow hedge, Alon documents at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the item hedged. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the item hedged. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transaction occurs.
     Interest Rate Derivatives. Alon selectively utilizes interest rate related derivative instruments to manage its exposure to floating-rate debt instruments. Alon periodically uses interest rate swap agreements to manage its floating to fixed rate position by converting certain floating-rate debt to fixed-rate debt. As of December 31, 2009, Alon had interest rate swap agreements with a notional amount of $350,000 with remaining periods ranging from less than a year to three years and fixed interest rates ranging from 4.25% to 4.75%. All of these swaps were accounted for as cash flow hedges.
     For cash flow hedges, gains and losses reported in accumulated other comprehensive income in stockholders’ equity are reclassified into interest expense when the forecasted transactions affect income. During the years ended December 31, 2009 and 2008, Alon recognized in accumulated other comprehensive income an unrealized after-tax gain of $5,960 and an unrealized after-tax loss of $16,272; respectively, for the fair value measurement of the interest rate swap. There were no amounts reclassified from accumulated other comprehensive income into interest expense as a result of the discontinuance of cash flow hedge accounting.
     For the years ended December 31, 2009 and 2008, there was no hedge ineffectiveness recognized in income. No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
     Commodity Derivatives. In May 2008, as part of financing the acquisition of the Krotz Springs refinery (Note 4), Alon entered into futures contracts for the forward purchase of crude oil and the forward sale of distillates of 14,849,750 barrels. These futures contracts were designated as cash flow hedges for accounting purposes. Gains and losses for the futures contracts designated as cash flow hedges reported in accumulated other comprehensive income in the balance sheet are reclassified into cost of sales when the forecasted transactions affect income. In the fourth quarter of 2008, Alon determined during its retrospective assessment of hedge effectiveness that the hedge was no longer highly effective. Cash flow hedge accounting was discontinued in the fourth quarter of 2008 and all changes in value subsequent to the discontinuance were recognized into earnings. The current portion of the mark-

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
to-market adjustment of $75,405 was recorded to prepaid expenses and other current assets and the non-current portion of $42,080 was recorded to other assets in the consolidated balance sheet at December 31, 2008.
     At the time Alon discontinued hedge accounting for the commodity derivative contracts, the balance in accumulated other comprehensive income was $1,313. After-tax gains of $3,409 and $2,467 have been reclassified from accumulated other comprehensive income to earnings since the discontinuance of cash flow hedge accounting for the years ended December 31, 2009 and 2008, respectively. All remaining adjustments from accumulated comprehensive income to cost of sales will occur either over the 10 month period beginning January 1, 2010 or earlier if it is determined that the forecasted transactions are not likely to occur. No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
     The table below summarizes our derivative balances by counterparty credit quality (negative amounts represent our net obligations to pay the counterparty).

December 31,
Counterparty Credit Quality (1)	2009

AAA	$322
AA	(17,856)
A	(8,971)
Lower than A	—

Total	$(26,505)

(1)	As determined by nationally recognized statistical ratings organizations.
     The following table presents the effect of derivative instruments on the consolidated statements of financial position.

	As of December 31, 2009
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments under FAS 133:
Commodity contracts (futures, forwards and SPR swaps)	Accounts receivable	$411	Accrued liabilities	$(9,983)

Total derivatives not designated as hedging instruments under FAS 133		$411		$(9,983)

Derivatives designated as hedging instruments under FAS 133:

Interest rate swaps		$—	Other non-current liabilities	$(16,933)

Total derivatives designated as hedging instruments under FAS 133		—		(16,933)

Total derivatives		$411		$(26,916)

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The following tables present the effect of derivative instruments on Alon’s consolidated statements of operations and accumulated other comprehensive income (“OCI”).

				Gain (Loss) Reclassified
				from Accumulated OCI into
				Income (Ineffective
		Gain (Loss) Reclassified from		Portion and Amount
Cash Flow Hedging	Gain (Loss)	Accumulated OCI into Income		Excluded from
Relationships	Recognized in OCI	(Effective Portion)		Effectiveness Testing)
		Location	Amount	Location	Amount
For the Year Ended December 31, 2009
Commodity swaps (heating oil swaps)	$—	Cost of sales	$5,409	$—
Interest rate swaps	9,167	Interest expense	(14,590)	—

Total derivatives	$9,167		$(9,181)	$—

Derivatives not designated as hedging instruments
under FAS 133:

	Gain (Loss) Recognized in Income
	Location	Amount
For the Year Ended December 31, 2009
Commodity contracts (futures & forwards)	Cost of sales	$(14,325)
Commodity contracts (heating oil swaps)	Cost of sales	48,956
Commodity contracts (SPR swaps)	Cost of sales	(11,058)

Total derivatives		$23,573

     (9) Accounts and Other Receivables
     Financial instruments that potentially subject Alon to concentration of credit risk consist primarily of trade accounts receivables. Credit risk is minimized as a result of the ongoing credit assessment of Alon’s customer base and a lack of concentration in Alon’s customer base. Alon performs ongoing credit evaluations of its customers and requires letters of credit, prepayments or other collateral or guarantees as management deems appropriate. Valero and BP North America were the only customers that accounted for more than 10% of Alon’s net sales for any year in the three-year period ended December 31, 2009. As part of the Krotz Springs refinery acquisition, Alon and Valero entered into an offtake agreement that provides for Valero to purchase at market prices, certain specified products and other products as may be mutually agreed upon from time to time. Alon’s allowance for doubtful accounts is reflected as a reduction of accounts receivable in the consolidated balance sheets.
     Alon’s accounts and other receivables at December 31, 2009 and 2008 consisted of:

	December 31,
	2009	2008
Trade accounts receivable	$115,063	$172,513
Insurance receivable	—	34,125
Other receivables	11,898	18,782

Total accounts and other receivables	$126,961	$225,420

     Alon received insurance proceeds of $34,125 in January 2009.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The following table sets forth the allowance for doubtful accounts for the years 2009, 2008, and 2007.

	Balance at	Additions
	Beginning of	Charged to		Balance at End
	Period	Expense (1)	Deductions (2)	of Period
	(amounts in thousands)
Allowance for doubtful accounts:
2009	$20,844	3,300	(277)	$23,867
2008	$1,593	20,122	(871)	$20,844
2007	$1,251	161	181	$1,593

(1)	Substantially all of the additions charged to expense in 2009 and 2008 relate to the SEMGroup, LP bankruptcy.

(2)	Amounts written off net of recoveries.
     (10) Inventories
     Alon’s inventories are stated at the lower of cost or market. Cost is determined under the LIFO method for crude oil, refined products, asphalt, and blendstock inventories. Materials and supplies are stated at average cost. Cost for convenience store merchandise inventories is determined under the retail inventory method and cost for convenience store fuel inventories is determined under the FIFO method.
     Carrying value of inventories consisted of the following:

	December 31,
	2009	2008
Crude oil, refined products, asphalt and blendstocks	$150,370	$192,997
Crude oil, inventory consigned to others	22,558	—
Materials and supplies	18,069	16,456
Store merchandise	18,856	19,875
Store fuel	5,146	2,992

Total inventories	$214,999	$232,320

     Crude oil, refined products, asphalt, and blendstock inventories totaled 3,301 barrels and 4,003 barrels as of December 31, 2009 and 2008, respectively. A reduction of inventory volumes during 2009, 2008, and 2007 resulted in a liquidation of LIFO inventory layers carried at lower costs which prevailed in previous years. The liquidation decreased cost of sales by approximately $10,169 in 2009, $4,133 in 2008, and $4,601 in 2007.
     Market values of crude oil, refined products, asphalt, and blendstock inventories exceeded LIFO costs by $100,496 and $4,022 at December 31, 2009 and 2008, respectively.
     (11) Property, Plant, and Equipment, Net
     Property, plant, and equipment consisted of the following:

	December 31,
	2009	2008
Refining facilities	$1,535,841	$1,430,896
Pipelines and terminals	39,213	39,161
Retail	137,150	134,263
Other	16,747	13,052

Property, plant and equipment, gross	1,728,951	1,617,372
Less accumulated depreciation	(251,525)	(168,413)

Property, plant and equipment, net	$1,477,426	$1,448,959

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The useful lives on depreciable assets used to determine depreciation expense were as follows:

Refining facilities	3 — 20 years; average 18 years
Pipelines and terminals	5 — 25 years; average 23 years
Retail	5 — 40 years; average 8 years
Other	3 — 15 years; average 5 years
     Alon capitalized interest of $1,692 and $3,417 for the years ended December 31, 2009 and 2008, respectively. No interest was capitalized for the year ended December 31, 2007.
     (12) Other Assets
     Other assets consisted of the following:

	December 31,
	2009	2008
Deferred turnaround and chemical catalyst cost	$24,387	$11,684
Environmental receivables	3,448	8,524
Deferred debt issuance costs	25,822	35,648
Intangible assets	8,516	7,055
Deposit for hedge related activities for Krotz Springs refinery acquisition	—	50,000
Commodity swaps	—	42,080
Other	8,359	12,207

Total other assets	$70,532	$167,198

     In connection with the acquisition of the Big Spring refinery, pipeline and terminal assets from Atofina Petrochemicals, Inc. (“FINA”) in August 2000, FINA agreed to indemnify Alon for the costs of environmental investigations, assessments, and clean-ups of known conditions that existed at the acquisition date. Such indemnification is limited to an aggregate of $20,000 over a ten-year period. Annual indemnification is limited to a ceiling of $5,000 except that the ceiling may be increased by the amount (up to $5,000) in cases by which the previous year’s ceiling exceeded actual costs. FINA retains liability for third-party claims received within ten years of the acquisition alleging personal injury or property damage resulting from FINA’s use of the acquired assets prior to the acquisition. Paramount Petroleum Corporation also has indemnification agreements with a prior owner for part of the remediation expenses at its refineries and offsite tank farm. Alon has recorded current receivables of $2,593 and $2,815 and non-current receivables of $3,448 and $8,524 at December 31, 2009 and 2008, respectively, and corresponding accrued environmental liabilities (Note 21).
     Debt issuance costs are amortized over the term of the related debt using the effective interest method. Amortization of debt issuance costs was $7,112, $4,128, and $2,093 for the years ended December 31, 2009, 2008, and 2007, respectively, and is recorded as interest expense in the consolidated statements of operations. Additionally, $20,482 of unamortized debt issuance costs was written off in 2009 (Note15).

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (13) Accrued Liabilities and Other Non-Current Liabilities
     Accrued liabilities and other non-current liabilities at December 31, 2009 and 2008 consisted of the following:

	December 31,
	2009	2008
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$20,205	$27,789
Employee costs	6,716	4,884
Commodity swaps	9,983	26,670
Valero earnout liability (Note 4)	8,750	—
Other	46,726	51,974

Total accrued liabilities	$92,380	$111,317

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net (Note 14)	$34,902	$35,989
Environmental accrual (Note 21)	27,350	33,181
Asset retirement obligations	8,789	8,386
Interest rate swap valuations	16,933	26,100
Valero earnout liability (Note 4)	6,562	—
Other	540	534

Total other non-current liabilities	$95,076	$104,190

     Alon has asset retirement obligations with respect to its refineries due to various legal obligations to clean and/or dispose of these assets at the time they are retired. However, the majority of these assets can be used for extended and indeterminate periods of time provided that they are properly maintained and/or upgraded. It is Alon’s practice and intent to continue to maintain these assets and make improvements based on technological advances. When a date or range of dates can reasonably be estimated for the retirement of these assets or any component part of these assets, Alon will estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.
     Alon has recorded asset retirement obligations for the removal of underground storage tanks and the removal of brand signage at Alon’s owned and leased retail sites. The asset retirement obligation for storage tank removal on leased retail sites is accreted over the expected life of the underground storage tank which approximates the average retail site lease term.
     The following table summarizes the activity relating to the asset retirement obligations for the years ended December 31, 2009 and 2008:

	December 31,
	2009	2008
Balance at beginning of year	$8,386	$7,378
Accretion expense	421	342
Additional accretion due to change in risk free interest rate	—	—
Retirements	(90)	(150)
Additions	72	816

Balance at end of year	$8,789	$8,386

Approximately $816 of the additions relates to the acquisition in 2008 (Note 4).
     (14) Employee and Postretirement Benefits
     (a) Retirement Plans
     Alon has three defined benefit pension plans covering substantially all of its refining and unbranded marketing segment employees, excluding West Coast employees and employees of SCS. The benefits are based on years of

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
service and the employee’s final average monthly compensation. Alon’s funding policy is to contribute annually not less than the minimum required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future.
     The measurement dates used to determine pension benefit measures for the pension plan is December 31, 2009 and 2008. Financial information related to Alon’s pension plans is presented below.

	Pension Benefits
	2009	2008
Change in projected benefit obligation:
Benefit obligation at beginning of year	$56,213	$45,409
Service cost	3,347	2,307
Interest cost	3,362	2,889
Plan participants contributions	—	—
Plan amendments	—	276
Actuarial loss (gain)	3,467	6,767
Benefits paid	(1,616)	(1,435)

Projected benefit obligations at end of year	$64,773	$56,213

Change in plan assets:
Fair value of plan assets at beginning of year	23,834	35,324
Actual (loss) gain on plan assets	7,100	(13,380)
Employer contribution	4,165	3,325
Plan participants contributions	—	—
Benefits paid	(1,616)	(1,435)

Fair value of plan assets at end of year	$33,483	$23,834

Reconciliation of funded status:
Fair value of plan assets at end of year	$33,483	$23,834
Less projected benefit obligations at end of year	64,773	56,213

Under-funded status at end of year	$(31,290)	$(32,379)

     The pre-tax amounts related to our defined benefit plans recognized in our consolidated balance sheets as of December 31, 2009 and 2008 were as follows:

	Pension Benefits
	2009	2008
Amounts recognized in the consolidated balance sheets:
Pension benefit liability	$(31,290)	$(32,379)

     The pre-tax amounts in accumulated other comprehensive income (loss) as of December 31, 2009 and 2008 that have not yet been recognized as components of net periodic benefit cost were as follows:

	Pension Benefits
	2009	2008
Net actuarial loss	$(32,178)	$(33,563)
Prior service credit	545	603

Total	$(31,633)	$(32,960)

     The following amounts included in accumulated other comprehensive income (loss) as of December 31, 2009 are expected to be recognized as components of net periodic benefit cost during the year ending December 31, 2010:

Pension
Benefits
Amortization of prior service cost (credit)	$(58)
Amortization of loss	1,599

Total	$1,541

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     As of December 31, 2009 and 2008, the accumulated benefit obligation for each of Alon’s pension plans was in excess of the fair value of plan assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans were as follows:

	December 31,
	2009	2008
Projected benefit obligation	$64,773	$56,213
Accumulated benefit obligation	58,022	48,460
Fair value of plan assets	33,483	23,834
     The weighted-average assumptions used to determine benefit obligations at December 31, 2009, 2008, and 2007 were as follows:

	Pension Benefits
	2009	2008	2007
Discount rate	5.93%	6.07%	6.46%
Rate of compensation increase	2.50%	3.50%	3.50%
     The discount rate used reflects the expected future cash flow based on Alon’s funding valuation assumptions and participant data as of the beginning of the plan year. The expected future cash flow is discounted by the Citigroup Pension Liability Index yield curve for the fiscal year end. The Citigroup yield curve has been used because it is well documented, and has been specifically designed to help pension funds comply with statutory funding guidelines.
     The weighted-average assumptions used to determine net periodic benefit costs for the years ended December 31, 2009, 2008, and 2007 were as follows:

	Pension Benefits
	2009	2008	2007
Discount rate	6.07%	6.46%	5.75%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	3.50%	3.50%	3.50%
     Alon’s overall expected long-term rate of return on assets is 9.0%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The components of net periodic benefit cost for the years and periods are as follows:

	Pension Benefits
	Year Ended December 31
	2009	2008	2007
Components of net periodic benefit cost:
Service cost	$3,347	$2,307	$1,979
Interest cost	3,362	2,889	2,568
Amortization of prior service costs	(58)	(78)	(41)
Expected return on plan assets	(3,359)	(3,284)	(2,809)
Recognized net actuarial loss	1,109	481	766

Net periodic benefit cost	$4,401	$2,315	$2,463

     Plan Assets
     The weighted-average asset allocation of Alon’s pension benefits at December 31, 2009 and 2008 was as follows:

	Pension Benefits
	Plan Assets
	2009	2008
Asset Category:
Equity securities	78.0%	74.0%
Debt securities	13.0%	16.0%
Real estate investment trust	9.0%	10.0%

Total	100.0%	100.0%

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The fair value of Alon’s pension assets by category as of December 31, 2009 were as follows:

	Quoted Prices
	in
	Active Markets	Significant
	for Identical	Other	Significant
	Assets or	Observable	Unobservable
	Liabilities	Inputs	Inputs	Consolidated
Year ended December 31, 2009	(Level 1)	(Level 2)	(Level 3)	Total
Equity securities:
U.S companies	$20,658	$—	$—	$20,658
International companies	5,488	—	—	5,488

Debt securities:
Preferred securities	2,118	—	—	2,118
Bond & mortgage backed securities	—	2,197	—	2,197

Real estate securities	3,022			3,022

Total	$31,286	$2,197	$—	$33,483

     The investment policies and strategies for the assets of Alon’s pension benefits is to, over a five year period, provide returns in excess of the benchmark. The portfolio is expected to earn long-term returns from capital appreciation and a stable stream of current income. This approach recognizes that assets are exposed to price risk and the market value of the plans’ assets may fluctuate from year to year. Risk tolerance is determined based on Alon’s specific risk management policies. In line with the investment return objective and risk parameters, the plans’ mix of assets includes a diversified portfolio of equity, fixed-income and real estate investments. Equity investments include domestic and international stocks of various sizes of capitalization. The asset allocation of the plan is reviewed on at least an annual basis.
     Cash Flows
     Alon contributed $4,165 and $3,325 to the pension plan for the years ended December 31, 2009 and 2008, respectively, and expects to contribute $6,706 to the pension plan in 2010. There were no employee contributions to the plans.
     The benefits expected to be paid in each year 2010 — 2014 are $1,920; $2,522; $2,405; $2,823 and $3,200, respectively. The aggregate benefits expected to be paid in the five years from 2015 — 2019 are $22,840. The expected benefits are based on the same assumptions used to measure Alon’s benefit obligation at December 31, 2009 and include estimated future employee service.
      Alon sponsors a 401(k) plan in which employees of Alon’s retail marketing segment may participate by contributing up to 50% of their pay after completing three months of service. Alon matches from 1% to 4.5% of employee compensation. This match is limited to 4.5% of employee pay with full vesting of matching and contributions occurring after two years of service. Alon’s contribution for the years ended December 31, 2009 and 2008 was $343 and $518, respectively.
     For Alon’s Krotz Springs refining employees, Alon sponsors a 401(k) savings plan available to all employees. In 2008 and 2009 Alon matched 75% of individual participant contributions up to 8% of compensation. This match was limited to 6% of employee pay. Alon’s contribution for the years ended December 31, 2009 and 2008 was $1,025 and $457, respectively. Starting in 2010, Alon no longer matches 401(k) contributions for Krotz Springs employees.
     For West Coast employees, Alon sponsors a 401(k) savings plan available to all employees who are at least 21 years of age. Participants may contribute a minimum of 1% up to a maximum of 50% of base pay subject to limits established by the Internal Revenue Service. Alon matches 100% of individual participant contributions based on the first 6% of compensation with full vesting of matching and contributions occurring after two years of service. Alon’s contribution for the years ended December 31, 2009 and 2008 was $1,678 and $1,457, respectively.
     (b) Postretirement Medical Plan
     In addition to providing pension benefits, Alon adopted an unfunded postretirement medical plan covering certain health care and life insurance benefits (other benefits) for active and certain retired employees who meet eligibility requirements in the plan documents. The health care benefits in excess of certain limits are insured. The accrued benefit liability reflected in the consolidated balance sheets was $3,837 and $3,775 at December 31, 2009 and 2008, respectively, related to this plan.
     As of December 31, 2009, the total accumulated postretirement benefit obligation under the postretirement medical plan was $3,613.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (15) Long-Term Debt
     Long-term debt consisted of the following:

	December 31,
	2009	2008
Term loan credit facilities	$434,250	$739,810
Revolving credit facilities	216,577	276,818
Senior secured notes	205,693	—
Retail credit facilities	80,504	86,941

Total debt	937,024	1,103,569
Less current portion	(10,946)	(28,397)

Total long-term debt	$926,078	$1,075,172

     (a) Alon USA Energy, Inc. Credit Facilities
     Term Loan Credit Facility. Alon has a term loan (the “Alon Energy Term Loan”) that will mature on August 2, 2013. Principal payments of $4,500 per annum are paid in quarterly installments, subject to reduction from mandatory events.
     Borrowings under the Alon Energy Term Loan bear interest at a rate based on a margin over the Eurodollar rate from between 1.75% to 2.50% per annum based upon the ratings of the loans by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. Currently, the margin is 2.25% over the Eurodollar rate.
     The Alon Energy Term Loan is jointly and severally guaranteed by all of Alon’s subsidiaries except for Alon’s retail subsidiaries and those subsidiaries established in conjunction with the Krotz Springs refinery acquisition (Note 4). The Alon Energy Term Loan is secured by a second lien on cash, accounts receivable and inventory and a first lien on most of the remaining assets of Alon excluding those of Alon’s retail subsidiaries and those subsidiaries established in conjunction with the Krotz Springs refinery acquisition.
     The Alon Energy Term Loan contains restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations, and certain restricted payments. The Alon Energy Term Loan does not contain any maintenance financial covenants.
     At December 31, 2009 and 2008, the Alon Energy Term Loan had an outstanding balance of $434,250 and $437,810, respectively.
     Letters of Credit Facilities.
      On July 30, 2008, Alon entered into an unsecured credit facility for the issuance of letters of credit in an amount not to exceed $60,000. Letters of credit under this facility were used by Alon to support the purchase of crude oil for the Big Spring refinery. This facility was terminated by Alon in May 2009. At December 31, 2008, Alon had $51,283 of outstanding letters of credit under this credit facility.
      On March 9, 2010, Alon entered into a credit facility for the issuance of letters of credit in an amount not to exceed $60,000 and with a sub-limit for borrowings not to exceed $30,000. This facility will terminate on January 31, 2013.
     (b) Alon USA, LP Credit Facilities
     Revolving Credit Facility. Alon has a $240,000 revolving credit facility (the “Alon USA LP Credit Facility”) that will mature on January 1, 2013. The Alon USA LP Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
     Borrowings under the Alon USA LP Credit Facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
     The Alon USA LP Credit Facility is secured by (i) a first lien on Alon’s cash, accounts receivables, inventories and related assets, excluding those of Alon Paramount Holdings, Inc. (“Alon Holdings”), a subsidiary of Alon, and

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
its subsidiaries other than Alon Pipeline Logistics, LLC (“Alon Logistics”), those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and those of Alon’s retail subsidiaries and (ii) a second lien on Alon’s fixed assets excluding assets held by Alon Holdings (excluding Alon Logistics), those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and Alon’s retail subsidiaries.
     The Alon USA LP Credit Facility contains certain restrictive covenants including financial covenants.
     Borrowings of $88,000 and $118,000 were outstanding under the Alon USA LP Credit Facility at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, outstanding letters of credit under the Alon USA LP Credit Facility were $128,963 and $30,561, respectively.
     (c) Paramount Petroleum Corporation Credit Facility
     Revolving Credit Facility. Paramount Petroleum Corporation has a $300,000 revolving credit facility (the “Paramount Credit Facility”) that will mature on February 28, 2012. The Paramount Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
     Borrowings under the Paramount Credit Facility bear interest at the Eurodollar rate plus a margin based on excess availability. Based on the excess availability at December 31, 2009, the margin was 1.75%.
     The Paramount Credit Facility is primarily secured by the assets of Alon Holdings (excluding Alon Logistics).
     The Paramount Credit Facility contains certain restrictive covenants related to working capital, operations and other matters.
     Borrowings of $45,290 and $11,713 were outstanding under the Paramount Credit Facility at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, outstanding letters of credit under the Paramount Credit Facility were $17,999 and $12,212, respectively.
     (d) Alon Refining Krotz Springs, Inc. Credit Facilities
     Term Loan Credit Facility. On July 3, 2008, Alon Refining Krotz Springs, Inc. (“ARKS”) entered into a $302,000 Term Loan Agreement (the “Krotz Term Loan”).
     On April 9, 2009, ARKS and Alon Refining Louisiana, Inc. (“ARL”) entered into a first amendment agreement to the Krotz Term Loan. As part of the first amendment, the parties agreed to liquidate the heating oil crack spread hedge and use the proceeds of $133,581 to reduce the Krotz Term Loan principal balance.
     In October 2009, ARKS made a prepayment of $163,819, representing the outstanding principal balance of the Krotz Term Loan, with the proceeds received from the issuance of the ARKS senior secured notes (see “Senior Secured Notes”). As a result of the prepayment of the Krotz Term Loan, a write-off of unamortized debt issuance costs of $20,482 is included as interest expense in the consolidated statements of operations for the year ended December 31, 2009.
     At December 31, 2008, the Krotz Term Loan had an outstanding balance of $302,000.
     Senior Secured Notes. In October 2009, ARKS issued $216,500 in aggregate principal amount of 13.50% senior secured notes (the “Senior Secured Notes”) in a private offering. The Senior Secured Notes were issued at an offering price of 94.857%. The Senior Secured Notes will mature on October 15, 2014 and the entire principal amount is due at maturity. Interest is payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2010.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     ARKS received gross proceeds of $205,365 from the sale of the Senior Secured Notes (before fees and expenses related to the offering). In connection with the closing, ARKS prepaid in full all outstanding obligations under the Krotz Term Loan. The remaining proceeds from the offering may be used for general corporate purposes.
     The terms of the Senior Secured Notes are governed by an indenture (the “Indenture”) and the obligations under the Indenture are secured by a first priority lien on ARKS’ property, plant and equipment and a second priority lien on ARKS’ cash, accounts receivable and inventory.
     The Indenture also contains restrictive covenants such as restrictions on loans, mergers, sales of assets, additional indebtedness and restricted payments. The Indenture does not contain financial covenants.
     Additionally, ARKS must under certain circumstances offer to purchase some of the Senior Secured Notes at par plus accured interest or at 101% if excess cash flow is generated if assets are sold. If there is a change of control, then the holders of the Senior Secured Notes may require ARKS to purchase the Senior Secured Notes at a price of 101%. Additionaly, ARKS may redeem up to 35% of the aggregate principal amount outstanding with the proceeds of certain equity offerings.
     The Senior Secured Notes are also redeemable by ARKS on or after October 15, 2012 at par, accrued interest and Special Interest.
     On February 13, 2010, ARKS announced that it had exchanged $215,920 of Senior Secured Notes for an equivalent amount of Senior Secured Notes (“Exchange Notes”) registered under the Securities Act of 1933. The Exchange Notes are substantially identical to the Senior Secured Notes, except that the Exchange Notes have been registered and will not have any of the transfer restrictions or other related matters as in the Senior Secured Notes.
     At December 31, 2009, the Senior Secured Notes had an outstanding balance of $205,693, net of unamortized discount of $10,807. Alon is amortizing the original issue discount using the effective interest method over the life of the Senior Secured Notes.
     Revolving Credit Facility. On July 3, 2008, ARKS entered into a revolving credit facility agreement (the “ARKS Facility”) that had a maturity of July 3, 2013. The ARKS Facility had an original commitment of $400,000, was reduced in December 2008 to $300,000, and in April 2009 to $250,000. The ARKS Facility can be used both for borrowings and the issuance of letters of credit subject to a facility limit of the lesser of the facility or the amount of the borrowing base under the facility.
     On December 18, 2008, ARKS entered into an amendment to the ARKS Facility with its lender. This amendment increased the applicable margin, amended certain elements of the borrowing base calculation and the timing of submissions under certain circumstances, and reduced the commitment from $400,000 to $300,000. Under these circumstances, the facility limit will be the lesser of $300,000 or the amount of the borrowing base, although the amendment contains a feature that will allow for an increase in the facility size to $400,000 subject to approval by both parties.
     On April 9, 2009, the ARKS Facility was further amended to include among other things, a reduction to the commitment from $300,000 to $250,000 with the ability to increase the facility size to $275,000 upon request by ARKS and under certain circumstances up to $400,000. This amendment also increased the applicable margin, amended certain elements of the borrowing base calculation and required a monthly fixed charge coverage ratio.
     The ARKS credit facility was also amended on October 22, 2009 to allow for the issuance of the Senior Secured Notes, certain Indenture provisions and certain hedging transactions. The amendment also adjusted certain elements of the Borrowing Base definition as well as the delivery of the Borrowing Base certification.
     Borrowings under the ARKS Facility bear interest at a rate based on a margin over the Eurodollar rate based on a fixed charge coverage ratio. Currently that margin is 4.0%.
     This ARKS Facility is guaranteed by ARL and is secured by a first lien on cash, accounts receivable, and inventory of ARKS and ARL and a second lien on the remaining assets.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The ARKS Facility contains customary restrictive covenants, such as restrictions on liens, mergers, consolidation, sales of assets, capital expenditures, additional indebtedness, investments, hedging transactions, and certain restricted payments. Additionally, the ARKS Facility contains one financial covenant.
     Borrowings of $83,287 and $147,105 were outstanding under the ARKS Facility at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, outstanding letters of credit under the ARKS Facility were $2,765 and $68,273, respectively.
     On March 15, 2010, ARKS terminated the ARKS Facility and repaid all outstanding amounts thereunder. On March 15, 2010, ARKS also entered into a new $65,000 credit facility with the lenders party thereto and Bank Hapoalim B.M., as administrative agent. ARKS borrowed $65,000 and used approximately $51,000 to repay the outstanding amounts under the ARKS Facility that was terminated. Borrowings under the new credit facility bear interest at LIBOR plus 3.00%. ARKS will use the new credit facility as a bridge facility that will terminate on June 15, 2010. ARKS’ Board of Directors has approved an entrance into a new multi year facility with another financial institution which is expected to close by March 31, 2010. This multi year facility compared to the ARKS Facility is expected to reduce borrowing costs and to eliminate the existing limitation on the Krotz Springs refinery throughput.
     (e) Retail Credit Facilities
     Southwest Convenience Stores, LLC (“SCS”), a subsidiary of Alon, has a credit agreement (the “SCS Credit Agreement”) that will mature on July 1, 2017. Monthly principal payments are based on a 15-year amortization term.
     Borrowings under the SCS Credit Agreement bear interest at a Eurodollar rate plus 1.50% per annum.
     Obligations under the SCS Credit Agreement are jointly and severally guaranteed by Alon, Alon USA Interests, LLC, Skinny’s, LLC and all of the subsidiaries of SCS. The obligations under the SCS Credit Agreement are secured by a pledge on substantially all of the assets of SCS and Skinny’s, LLC and each of their subsidiaries, including cash, accounts receivable and inventory.
     The SCS Credit Agreement also contains customary restrictive covenants on its activities, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, investments, certain lease obligations and certain restricted payments. The SCS Credit Agreement also includes one annual financial covenant.
     At December 31, 2009 and 2008, the SCS Credit Agreement had an outstanding balance of $79,694 and $86,028, respectively, and there were no further amounts available for borrowing.
     (f) Other Retail Related Credit Facilities
     In 2003, Alon obtained $1,545 in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.5% and 9.7%, with 5 to 15 year payment terms. At December 31, 2009 and 2008, the outstanding balances were $810 and $913, respectively.
     (g) Maturity of Long-Term Debt
     The aggregate scheduled maturities of long-term debt for each of the five years subsequent to December 31, 2009 are as follows: 2010 — $10,946; 2011 — $10,954; 2012 — $56,238; 2013 — $598,458; 2014 — $212,075 and thereafter — $48,353.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (h) Interest and Financing Expense
     Interest and financing expense included the following:

	December 31,
	2009	2008	2007
Interest expense	$63,627	$56,706	$39,559
Letters of credit and finance charges	21,280	10,133	6,095
Amortization of debt issuance costs (includes write-off of unamortized debt issuance costs in 2009 of $20,482)	27,594	4,128	2,093
Amortization of original issuance discount	328	—	—
Capitalized interest	(1,692)	(3,417)	—

Total interest expense	$111,137	$67,550	$47,747

     (16) Income Taxes
     Income tax expense (benefit) included the following:

	December 31,
	2009	2008	2007
Current:
Federal	$(60,282)	$(117,679)	$49,237
State	856	2,663	(54)

Total current	(59,426)	(115,016)	49,183

Deferred:
Federal	4,675	170,869	(2,762)
State	(10,126)	6,928	(222)

Total deferred	(5,451)	177,797	(2,984)

Income tax expense (benefit)	$(64,877)	$62,781	$46,199

     A reconciliation between the income tax expense (benefit) computed on pretax income (loss) at the statutory federal rate and the actual provision for income tax expense (benefit) is as follows:

	December 31,
	2009	2008	2007
Computed expected tax expense (benefit)	$(58,479)	$54,567	$54,640
State and local income taxes, net of federal benefit	(6,705)	6,234	(4,960)
Deduction for qualified production income	1,972	4,343	(3,403)
Other, net	(1,665)	(2,363)	(78)

Income tax expense (benefit)	$(64,877)	$62,781	$46,199

     State and local income taxes, net of federal benefit for 2007 include a benefit of $3,565 resulting from the true up of the prior year income tax expense as well as a benefit of $3,108 resulting from a change in the effective state income tax rate.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.

	December 31,
	2009	2008
Deferred income tax assets:
Accounts receivable, allowance	$212	$352
Accrued liabilities and other	2,720	10,735
Post retirement benefits	13,262	12,416
Non-current accrued liabilities and other	23,003	4,125
Net operating loss carryover	23,337	17,062
Tax credits	1,815	1,583
Other	612	736

Deferred income tax assets	64,961	47,009

Deferred income tax liabilities:
Deferred charges	(91)	(1,938)
Unrealized Gains	(33,725)	(54,556)
Property, plant, and equipment	(333,107)	(289,959)
Other non-current	(8,070)	(9,957)
Inventories	(6,226)	(15,085)
Intangibles	(4,180)	—

Deferred income tax liabilities	$(385,399)	$(371,495)

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of taxable income and projections for future taxable income, over the periods which the deferred tax assets are deductible, management believes it is more likely than not that Alon will realize the benefits of these deductible differences in future periods.
     At December 31, 2009, Alon has net operating loss carryforwards for Federal income tax purposes of $19,437 which are available to offset future Federal taxable income through 2026. In addition Alon has net operating loss carryforwards for state and local income tax purposes of $316,016 which are available to offset future state taxable income in various years through 2029.
     Alon has elected to recognize interest expense related to the underpayment of income taxes in interest expense, and penalties relating to underpayment of income taxes as a reduction to other income, net, in the consolidated statements of operations. Alon is subject to U.S. federal income tax, and income tax in multiple state jurisdictions with California, Texas, and Louisiana comprising the majority of the Company’s state income tax. The federal tax years 2000 to 2005 are closed to audit, with 2006 through 2008 remaining open to audit. In general, the state tax years open to audit range from 2002 to 2008. The Company’s liability for unrecognized tax benefits and accrued interest did not increase during the year ended December 31, 2009, as there were no unrecognized tax benefits recorded in 2009.
     (17) Related-Party Transactions
     (a) Consulting Agreement
     Alon and Alon Israel are parties to a consulting agreement whereby Alon Israel provides strategic planning and management consulting services to Alon. In July 2005, the term of the agreement was extended until December 31, 2009 and Alon’s payment obligations under the agreement were terminated in exchange for an aggregate payment to Alon Israel of $6,000, $2,000 of which was paid and expensed in 2005 and the remainder of which was paid in January 2006 and amortized over the remaining term of the contract. Alon Israel’s obligations to provide consulting services under the amended agreement remained in effect through the end of the term of the agreement.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     (b) Sale of Preferred Shares
     On July 3, 2008, Alon completed the acquisition from Valero of all of the capital stock of Valero Refining Company-Louisiana, a corporation that owned Valero’s refining business and related assets located in Krotz Springs, Louisiana, through ARKS. The purchase price was $333,000 in cash plus approximately $141,494 for working capital, including inventories. The cash portion of the purchase price and working capital payment were funded in part by proceeds from the sale to Alon Israel Oil Company, Ltd., the majority stockholder of Alon, (“Alon Israel”) of 80,000 shares of Series A Preferred Stock, par value $1,000.00 per share (the “Original Preferred Shares”), of ARL, for an aggregate purchase price of $80,000. The sale of the Original Preferred Shares was completed pursuant to the Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 3, 2008, by and between ARL and Alon Israel. Pursuant to the terms of the Stock Purchase Agreement, Alon Israel was also required to cause letters of credit in the amount of $55,000 (the “Original L/Cs”) to be issued for the benefit of BOA in order to support the borrowing base of ARKS. Alon Israel issued an additional $25,000 of letters of credit in the first quarter of 2009.
     In connection with the Stock Purchase Agreement, Alon, ARL, Alon Israel and Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”), a subsidiary of Alon and the holder of all of the outstanding shares of common stock of ARL, entered into a Stockholders Agreement, dated as of July 3, 2008 and further amended and restated on March 31, 2009, Alon, ARL, Alon Israel and Alon Louisiana Holdings entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) pursuant to which Alon Israel agreed to cause additional letters of credit in an aggregate amount up to $25,000 to be issued for the benefit of ARKS (the “Additional L/Cs” and, together with the Original L/Cs, the “L/Cs”), and Alon Israel was granted an option (the “L/C Option”), exercisable at any time the L/Cs are outstanding (but subject to the terms of the credit facilities and other binding obligations of ARL), to withdraw all or part of the L/Cs and acquire shares of Series A Preferred Stock of ARL at their par value of $1,000.00 per share, in an amount equal to such withdrawn L/Cs (the “L/C Preferred Shares,” and, together with the Original Preferred Shares, the “Preferred Shares”).
     Under the terms of the Stockholders Agreement, (i) with respect to the Original Preferred Shares, during the 18-month period beginning on July 3, 2008, and (ii) with respect to the L/C Preferred Shares, during the period beginning on the date of issuance of any Preferred Shares in connection with the exercise of the L/C Option and ending on December 31, 2010, each of Alon Louisiana Holdings and Alon have the option to purchase from Alon Israel all or a portion of the then-outstanding Preferred Shares at a price per share equal to the par value plus accrued but unpaid dividends (the “Call Option”), subject to the prior release of all of the L/Cs and conditioned upon approval of the purchase by Alon’s Audit Committee.
     If the Call Option is not exercised by Alon Louisiana Holdings or Alon, the Preferred Shares are exchangeable for shares of Alon common stock in accordance with the terms of the Stockholders Agreement. Specifically, (i) the Preferred Shares may be exchanged at the election of either Alon or Alon Israel, for shares of Alon common stock upon a change of control of either ARL or Alon; (ii) in the event that the Call Option is not exercised, Alon Israel will have the option to exchange Preferred Shares it then holds for Alon common stock during a 5-business day period beginning on the first day on which Alon’s securities trading window is open after each of January 3, 2010, July 1, 2010 and January 1, 2011; and (iii) if not so exchanged, all of the Preferred Shares will be mandatorily exchanged for shares of Alon common stock on July 3, 2011.
     Pursuant to the Stockholders Agreement, in the event that any L/C is drawn upon by beneficiaries of an L/C, a promissory note will be issued by Alon Louisiana Holdings in favor of Alon Israel for the amount of any such drawn L/Cs. This promissory note will provide that Alon may exchange the promissory note for shares of Alon common stock.
     On December 31, 2009, Alon Israel, Alon, ARL and Alon Louisiana Holdings, entered into an amendment (the “First Amendment”) to the Stockholders Agreement. The First Amendment provided for (i) the original mandatory exchange date for all Original Preferred Shares to be accelerated from July 3, 2011 to the date of the First Amendment and (ii) the issuance of 7,351,051 shares of Alon common stock to Alon Israel in exchange for the outstanding Original Preferred Shares. 7,351,051 represents the aggregate number of shares of Alon common stock which would have been issued on the original mandatory exchange date of July 3, 2011 determined by dividing

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
(i) the aggregate par value of the outstanding Original Preferred Shares plus the amount of dividends accruing on the Original Preferred Shares through such date, by (ii) $14.3925 (the per share value for the Alon common stock established for purposes of the exchange under the Stockholders Agreement). As a result, $12,900 of dividends on preferred stock of subsidiary was recorded in 2009 relating to the period January 1, 2010 to the original mandatory exchange date of July 3, 2011.
     (18) Stockholders’ Equity
     (a) Common and preferred stock
     The authorized capital stock of Alon consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Issued and outstanding shares of common stock were 54,170,913 and 46,814,021 as of December 31, 2009 and 2008, respectively. There were no issued and outstanding shares of preferred stock as of December 31, 2009 and 2008.
     For the years ended December 31, 2009, 2008, and 2007, activity in the number of common stock was as follows:

Common
Stock
(in thousands)
Balance as of December 31, 2007	46,808
Shares forfeited	—
Shares issued in connection with stock plans (Note 20)	6

Balance as of December 31, 2008	46,814
Shares forfeited	—
Shares issued in connection with stock plans (Note 20)	6
Shares exchanged for preferred stock of subsidiary (Note 17)	7,351

Balance as of December 31, 2009	54,171

     (b) Dividends
     Alon paid regular quarterly cash dividends of $0.04 per share on Alon’s common stock in 2007 on each of the following dates: March 14, 2007; June 14, 2007; September 14, 2007; and December 14, 2007. In connection with Alon’s cash dividend payments to stockholders, the non-controlling interest stockholders of Alon Assets and Alon Operating received aggregate cash dividends of $468.
     In 2008, Alon paid regular quarterly cash dividends of $0.04 per share on Alon’s common stock on each of the following dates: March 14, 2008; June 13, 2008; September 12, 2008; and December 12, 2008. Additionally, the non-controlling interest stockholders of Alon Assets and Alon Operating received aggregate cash dividends of $386.
     In 2009, Alon paid regular quarterly cash dividends of $0.04 per share on Alon’s common stock on each of the following dates: April 2, 2009; June 15, 2009; September 15, 2009; and December 15, 2009. Additionally, the non-controlling interest stockholders of Alon Assets and Alon Operating received aggregate cash dividends of $576.
     (19) Earnings per Share
     Basic earnings per share are calculated as net income available to common stockholders divided by the average number of shares of common stock outstanding. Diluted earnings per share include the dilutive effect of restricted shares and SARs using the treasury stock method and the dilutive effect of convertible preferred shares using the if-converted method.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The calculation of earnings per share, basic and diluted for the years ended December 31, 2009, 2008, and 2007 is as follows:

	December 31
	2009	2008	2007
Net income (loss) available to common stockholders	$(115,156)	$82,883	$103,936
Average number of shares of common stock outstanding	46,829	46,788	46,763
Dilutive restricted shares, SARs, and convertible preferred shares	—	2,795	41

Average number of shares of common stock outstanding assuming dilution	46,829	49,583	46,804

Earnings per share — basic	$(2.46)	$1.77	$2.22

Earnings per share — diluted *	$(2.46)	$1.72	$2.16

*	For the purpose of calculating diluted earnings per share, net income (loss) available to common stockholders was reduced to adjust for the effects of options issued by Alon’s subsidiaries. The adjustment to net income (loss) available to common stockholders for options issued for the calculation of diluted earnings per share for December 31, 2009 was anti-dilutive and therefore excluded from the calculation, for 2008 and 2007 the adjustment was $1,449, and $2,391, respectively. Additionally, net income (loss) available to common stockholders for the year ended December 31, 2008 was adjusted $3,991 for preferred stock dividends that would no longer be paid if the preferred stock was converted to shares of common stock. On December 31, 2009, the preferred stock was converted to shares of common stock (Note 17).
     (20) Stock Based Compensation
     Alon has two employee incentive compensation plans, (i) the 2005 Incentive Compensation Plan and (ii) the 2000 Incentive Stock Compensation Plan.
     (a) 2005 Incentive Compensation Plan (share value in dollars)
     The 2005 Incentive Compensation Plan was approved by the stockholders in November 2005, and is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, SARs, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. Other than the restricted share grants and SARs discussed below, there have been no stock-based awards granted under the 2005 Incentive Compensation Plan.
     Restricted Stock. Non-employee directors are awarded an annual grant of shares of restricted stock valued at $25. All restricted shares granted under the 2005 Incentive Compensation Plan vest over a period of three years, assuming continued service at vesting.
     Compensation expense for the restricted stock grants amounted to $75, $138, and $279 for the years ended December 31, 2009, 2008, and 2007, respectively and is included in selling, general and administrative expenses in the consolidated statements of operations. There is no material difference between intrinsic value under Opinion 25 and fair value under SFAS No. 123R for pro forma disclosure purposes. The following table summarizes the restricted share activity from January 1, 2009:

		Weighted Average
Nonvested Shares	Shares	Grant Date Fair Values
Nonvested at January 1, 2009	7,662	$19.58
Granted	5,841	12.84
Vested	(3,277)	22.89
Forfeited	—	—

Nonvested at December 31, 2009	10,226	$14.67

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     As of December 31, 2009, there was $63 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Incentive Compensation Plan. That cost is expected to be recognized over a weighted-average period of 1.8 years. The fair value of shares vested in 2009 was $42.
     Stock Appreciation Rights. In March 2007, Alon granted awards of 361,665 Stock Appreciation Rights (“SARs”) to certain officers and key employees at a grant price equal to $28.46. The March 2007 SARs vest as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011 and, pursuant to an amendment to the grant agreements on January 25, 2010, are exercisable during the three-year period following the date of vesting.
     In July 2008, Alon granted awards of 12,000 SARs to certain employees at the close of the Krotz Springs refinery acquisition at a grant price equal to $14.23. The July 2008 SARs vest as follows: 50% on July 1, 2010, 25% on July 1, 2011 and 25% on July 1, 2012 and are exercisable during the 365-day period following the date of vesting.
     In December 2008, Alon granted an award of 10,000 SARs at a grant price equal to $14.23. The December 2008 SARs vest as follows: 25% on December 1, 2010, 25% on December 1, 2011, 25% on December 1, 2012 and 25% on December 1, 2013 and are exercisable during the 365-day period following the date of vesting.
     In January 2010, Alon granted awards of 177,250 SARs to certain officers and key employees at a grant price equal to $16.00. The January 2010 SARs vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting.
     In March 2010, Alon granted awards of 10,000 SARs at a grant price equal to $16.00 and 10,000 SARs at a grant price equal to $10.00 to an executive officer. The March 2010 SARs vest as follows: 50% on March 1, 2012, 25% on March 1, 2013 and 25% on March 1, 2014 and are exercisable during the 365-day period following the date of vesting.
     When exercised, all SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.
     Compensation expense for the SARs grants amounted to $479, $1,101, and $885 for the years ended December 31, 2009, 2008, and 2007, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
     (b) 2000 Incentive Stock Compensation Plan
     On August 1, 2000, Alon Assets, Inc. (“Alon Assets”) and Alon USA Operating, Inc. (“Alon Operating”), majority owned, fully consolidated subsidiaries of Alon, adopted the 2000 Incentive Stock Compensation Plan pursuant to which Alon’s board of directors may grant stock options to certain officers and members of executive management. The 2000 Incentive Stock Compensation Plan authorized grants of options to purchase up to 16,154 shares of common stock of Alon Assets and 6,066 shares of common stock of Alon Operating. All authorized options were granted in 2000 and there have been no additional options granted under this plan. All stock options have ten-year terms. The options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the option holder for the exercise price of the shares and under certain circumstances the related federal and state taxes payable as a result of such exercises (gross-up liability). This plan was closed to new participants subsequent to August 1, 2000, the initial grant date. Total compensation expense (benefit) recognized under this plan was $(52), $(1,066), and $1,100 for the years ended December 31, 2009, 2008, and 2007, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     The following table summarizes the stock option activity for Alon Assets and Alon Operating for the years ended December 31, 2009 and 2008:

	Alon Assets		Alon Operating
		Weighted		Weighted
	Number of	Average	Number of	Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price
Outstanding at December 31, 2007	5,216	$100	1,959	$100
Granted	—	—	—	—
Exercised	(2,423)	100	(910)	100
Forfeited and expired	—	—	—	—

Outstanding at December 31, 2008	2,793	$100	1,049	$100
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and expired	—	—	—	—

Outstanding at December 31, 2009	2,793	$100	1,049	$100

     The intrinsic value of total options exercised in 2009 was $0.
     (21) Commitments and Contingencies
     (a) Leases
     Alon has long-term lease commitments for land, office facilities, retail facilities and related equipment and various equipment and facilities used in the storage and transportation of refined products. Alon also has long-term lease commitments for land at its Krotz Springs refinery. In most cases Alon expects that in the normal course of business, Alon’s leases will be renewed or replaced by other leases. Alon has commitments under long-term operating leases for certain buildings, land, equipment, and pipelines expiring at various dates over the next twenty years. Certain long-term operating leases relating to buildings, land and pipelines include options to renew for additional periods. At December 31, 2009, minimum lease payments on operating leases were as follows:

Year ending December 31:
2010	$35,950
2011	30,279
2012	25,793
2013	14,340
2014	11,367
2015 and thereafter	65,025

Total	$182,754

     Total rental expense was $25,208, $38,089, and $15,425 for the years ended December 31, 2009, 2008, and 2007, respectively. Contingent rentals and subleases were not significant.
     (b) Other Commitments
     In the normal course of business, Alon has long-term commitments to purchase services such as natural gas, electricity and water for use by its refineries, terminals, pipelines and retail locations. Alon is also party to various refined product and crude oil supply and exchange agreements. These agreements are typically short-term in nature or provide terms for cancellation.
     Under the terms of the Pipelines and Terminals Agreement with HEP, Alon has committed to transport and store minimum volumes of refined products in the pipelines and terminals acquired by HEP for an initial period of 15 years. Tariffs and services fees are set at competitive rates and the agreement provides for a reduction of the minimum volume requirement under certain circumstances.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     In conjunction with the sale of the Amdel and White Oil pipelines in 2006, Alon entered into a 10-year Throughput and Deficiency Agreement with Sunoco, with an option to extend the agreement by four additional thirty-month periods. The Throughput and Deficiency Agreement gives Alon transportation rights to ship a minimum of 15,000 bpd of crude oil on the Amdel and White Oil pipelines from the Gulf Coast and from Midland to the Big Spring refinery.
     To further diversify crude oil delivery sources to the Big Spring refinery, Alon entered into a 15-year arrangement with Centurion in 2006. This arrangement gives Alon transportation pipeline capacity to ship a minimum of 21,500 bpd of crude oil from Midland to the Big Spring refinery using Centurion’s approximately forty-mile long pipeline system from Midland to Roberts Junction and Alon’s three-mile pipeline from Roberts Junction to the Big Spring refinery which Alon leases to Centurion.
     In connection with the Krotz Springs refinery acquisition (Note 4), Alon and Valero entered into an offtake agreement that provides for Valero to purchase, at market prices, certain specified products and other products as may be mutually agreed upon from time to time. These products include regular and premium unleaded gasoline, ultra low-sulfur diesel, jet fuel, light cycle oil, high sulfur No. 2 blendstock, butane/butylene, poly C4, normal butane, LPG mix, propane/propylene, high sulfur slurry, low sulfur atmospheric tower bottoms and ammonium thiosulfate. The term of the offtake agreement as it applies to the products produced by the refinery is as follows: (i) five years for light cycle oil and straight run diesel; (ii) one year for regular and premium unleaded gasoline; and (iii) three months for the remaining refined products (each such term beginning in October 2008).
     Alon is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Alon’s financial position, results of operations or liquidity.
      (c) Environmental
     Alon is subject to loss contingencies pursuant to federal, state, and local environmental laws and regulations. These rules regulate the discharge of materials into the environment and may require Alon to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites; to compensate others for damage to property and natural resources and for remediation and restoration costs. These possible obligations relate to sites owned by Alon and are associated with past or present operations. Alon is currently participating in environmental investigations, assessments and cleanups under these regulations at service stations, pipelines, and terminals. Alon may in the future be involved in additional environmental investigations, assessments and cleanups. The magnitude of future costs will depend on factors such as the unknown nature and contamination at many sites, the unknown timing, extent and method of the remedial actions which may be required, and the determination of Alon’s liability in proportion to other responsible parties.
     Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Substantially all amounts accrued are expected to be paid out over the next 15 years. The level of future expenditures for environmental remediation obligations is impossible to determine with any degree of reliability.
     In connection with the HEP transaction, Alon entered into an Environmental Agreement with HEP pursuant to which Alon agreed to indemnify HEP against costs and liabilities incurred by HEP to the extent resulting from the existence of environmental conditions at the pipelines or terminals prior to February 28, 2005 or from violations of environmental laws with respect to the pipelines and terminals occurring prior to February 28, 2005. Alon’s environmental indemnification obligations under the Environmental Agreement expire after February 28, 2015. In addition, Alon’s indemnity obligations are subject to HEP first incurring $100 of damages as a result of pre-existing environmental conditions or violations. Alon’s environmental indemnity obligations are further limited to an aggregate indemnification amount of $20,000, including any amounts paid by Alon to HEP with respect to indemnification for breaches of Alon’s representations and warranties under the Contribution Agreement. With

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
respect to any remediation required for environmental conditions existing prior to February 28, 2005, Alon has the option under the Environmental Agreement to perform such remediation itself in lieu of indemnifying HEP for their costs of performing such remediation. Pursuant to this option, Alon is continuing to perform the ongoing remediation at the Wichita Falls terminal which is subject to Alon’s environmental indemnity from FINA. Any remediation required under the terms of the Environmental Agreement is limited to the standards under the applicable environmental laws as in effect at February 28, 2005.
     In connection with the sale of the Amdel and White Oil Pipelines, on March 1, 2006, Alon entered into a Purchase and Sale Agreement with Sunoco pursuant to which Alon agreed to indemnify Sunoco against costs and liabilities incurred by Sunoco to the extent resulting from the existence of environmental conditions at the pipelines prior to March 1, 2006 or from violations of environmental laws with respect to the pipelines occurring prior to March 1, 2006. With respect to any remediation required for environmental conditions existing prior to March 1, 2006, Alon has the option under the Purchase and Sale Agreement to perform such remediation itself in lieu of indemnifying Sunoco for their costs of performing such remediation.
     Alon has accrued environmental remediation obligations of $29,454 ($2,104 current payable and $27,350 non-current liability) at December 31, 2009 and $35,833 ($2,652 current payable and $33,181 non-current liability) at December 31, 2008. The net environmental obligations (net of discount of $8,351) for which discounting were applied were $24,002. Those obligations were discounted at a rate of 4%. The aggregate gross disbursements for Alon’s discounted environmental obligations for each of the five years subsequent to December 31, 2009 are as follows: 2010 — $2,418; 2011 — $2,418; 2012 — $2,418; 2013 — $2,418; 2014 — $2,396 and thereafter — $20,285.
      (22) Quarterly Information (unaudited)
     Selected financial data by quarter is set forth in the table below:

	Quarters
	First	Second	Third	Fourth	Full Year
2009
Net sales	$722,180	$1,106,398	$1,253,113	$834,041	$3,915,732
Operating income (loss)	59,581	(10,007)	(34,343)	(96,067)	(80,836)
Net income (loss) available to common stockholders	17,351	(15,340)	(26,558)	(90,609)	(115,156)
Earnings (loss) per share, basic	$0.37	$(0.33)	$(0.57)	$(1.93)	$(2.46)
Weighted average shares outstanding	46,806	46,809	46,810	46,890	46,829
2008
Net sales	$1,020,763	$1,244,671	$1,905,106	$986,166	$5,156,706
Operating income (loss)	(47,273)	40,573	92,505	137,672	223,477
Net income (loss) available to common stockholders	(33,578)	18,227	37,297	60,937	82,883
Earnings (loss) per share, basic	$(0.72)	$0.39	$0.80	$1.30	$1.77
Weighted average shares outstanding	46,782	46,782	46,786	46,800	46,788
     (23) Subsequent Events
     Bakersfield Refinery
     On February 2, 2010, Alon announced it had been selected as the “stalking horse” bidder for the Bakersfield, California refinery from Big West of California, LLC, a subsidiary of Flying J Inc. Completion of the acquisition is subject to an auction process, bankruptcy court approval and customary regulatory approval.
     The Bakersfield refinery is located in California’s Central Valley and has the capacity to refine up to 70,000 bpd of crude oil. The refinery is supplied by crude oil produced in the San Joaquin Valley with its products marketed in California, and is a major provider of motor fuels in central California.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)
     If the acquisition is successfully completed, Alon anticipates using certain equipment from the Bakersfield refinery at its other refineries and connecting the Bakersfield refinery by pipeline to its refinery in Paramount, California so that vacuum gas oil may be sent from Paramount to Bakersfield for further processing. The purchase price of the Bakersfield transaction, including the acquisition of most of Big West’s permitted Clean Fuels Project equipment, consists of $40,000 in cash and an amount equal to the value of acquired inventory as of the closing date of the transaction.
     Related Party Transaction
     In January 2010, Alon sold 150,200 HEP units each to Dor-Alon Energy in Israel (1988) Ltd. and Blue Square — Israel, Ltd., both affiliates of Alon and Alon also exchanged 287,258 HEP units for auction rate securities held by Alon Israel. The HEP units sold and exchanged were based on a price per unit based on the average closing price of HEP’s publically traded Class A limited partnership units for the 30 trading days preceding the closing of such transaction for a total of $22,640.

SIGNATURES
     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 16, 2010	By:	/s/ Jeff D. Morris

Jeff D. Morris
Chief Executive Officer
     Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons on behalf of the registrant and in the capacities and on the dates indicated have signed this report below.

March 16, 2010	By:	/s/ David Wiessman

David Wiessman
Executive Chairman of the Board

March 16, 2010	By:	/s/ Jeff D. Morris

Jeff D. Morris
Chief Executive Officer and Director

March 16, 2010	By:	/s/ Shai Even

Shai Even
Senior Vice President and Chief Financial Officer

March 16, 2010	By:	/s/ Ron W. Haddock

Ron W. Haddock
Director

March 16, 2010	By:	/s/ Itzhak Bader

Itzhak Bader
Director

March 16, 2010	By:	/s/ Avraham Baiga Shochat

Avraham Baiga Shochat
Director

March 16, 2010	By:	/s/ Yeshayahu Pery

Yeshayahu Pery
Director

March 16, 2010	By:	/s/ Zalman Segal

Zalman Segal
Director

March 16, 2010	By:	/s/ Boaz Biran

Boaz Biran
Director

March 16, 2010	By:	/s/ Avinadav Grinshpon

Avinadav Grinshpon
Director

March 16, 2010	By:	/s/ Shlomo Even

Shlomo Even
Director

Exhibit Index

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

3.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1/A, filed by the Company on July 14, 2005, SEC File No. 333-124797).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

4.2	Indenture, dated as of October 22, 2009, by and among Alon Refining Krotz Springs, Inc. and Wilmington Trust FSB, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.1	Trademark License Agreement, dated as of July 31, 2000, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P. (incorporated by reference to Exhibit 10.3 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.2	First Amendment to Trademark License Agreement, dated as of April 11, 2001, among Finamark, Inc., Atofina Petrochemicals, Inc. and SWBU, L.P. (incorporated by reference to Exhibit 10.4 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.3	Pipeline Lease Agreement, dated as of December 12, 2007, between Plains Pipeline, L.P. and Alon USA, L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on February 2, 2008, SEC File No. 001-32567).

10.4	Pipeline Lease Agreement, dated as of February 21, 1997, between Navajo Pipeline Company and American Petrofina Pipe Line Company (incorporated by reference to Exhibit 10.6 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.5	Amendment and Supplement to Pipeline Lease Agreement, dated as of August 31, 2007, by and between HEP Pipeline Assets, Limited Partnership and Alon USA, LP (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on November 8, 2007).

10.6	Contribution Agreement, dated as of January 25, 2005, among Holly Energy Partners, L.P., Holly Energy Partners — Operating, L.P., T & R Assets, Inc., Fin-Tex Pipe Line Company, Alon USA Refining, Inc., Alon Pipeline Assets, LLC, Alon Pipeline Logistics, LLC, Alon USA, Inc. and Alon USA, LP (incorporated by reference to Exhibit 10.7 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.7	Pipelines and Terminals Agreement, dated as of February 28, 2005, between Alon USA, LP and Holly Energy Partners, L.P. (incorporated by reference to Exhibit 10.8 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.8	Pipeline Lease Agreement, dated as of December 12, 2007, between Plains Pipeline, L.P. and Alon USA, LP (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on February 5, 2008, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.9	Liquor License Purchase Agreement, dated as of May 12, 2003, between Southwest Convenience Stores, LLC and SCS Beverage, Inc. (incorporated by reference to Exhibit 10.34 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.10	Premises Lease, dated as of May 12, 2003, between Southwest Convenience Stores, LLC and SCS Beverage, Inc. (incorporated by reference to Exhibit 10.35 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.11	Registration Rights Agreement, dated as of July 6, 2005, between Alon USA Energy, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.22 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

10.12	Registration Rights Agreement, dated October 22, 2009, between Alon Refining Krotz Springs, Inc. and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.13	Amended Revolving Credit Agreement, dated as of June 22, 2006, among Alon USA, LP, EOC Acquisition, LLC, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on June 26, 2006, SEC File No. 001-32567).

10.14	First Amendment to Amended Revolving Credit Agreement, dated as of August 4, 2006, to the Amended Revolving Credit Agreement, dated as of June 22, 2006, among Alon USA, LP, EOC Acquisition, LLC, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.25 to Form 10-K, filed by the Company on March 15, 2007 SEC File No. 001-32567).

10.15	Waiver, Consent, Partial Release and Second Amendment, dated as of February 28, 2007, to the Amended Revolving Credit Agreement, dated as of June 22, 2006, Alon USA, LP, Edgington Oil Company, LLC, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on March 5, 2007, SEC File No. 001-32567).

10.16	Third Amendment to Amended Revolving Credit Agreement, dated as of June 29, 2007, to the Amended Revolving Credit Agreement, dated as of June 22, 2006, among Alon USA Energy, Inc., Alon USA, LP, the guarantor companies and financial institutions named therein, Israel Discount Bank of New York and Bank Leumi USA (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on July 20, 2007, SEC File No. 001-32567).

10.17	Waiver, Consent, Partial Release and Fourth Amendment, dated as of July 2, 2008, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.4 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.18	Fifth Amendment to Amended Revolving Credit Agreement, dated as of July 31, 2009, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.3 to Form 10-Q, filed by the Company on August 6, 2009, SEC File No. 001-32567).

10.19	Credit Agreement, dated as of July 30, 2008, among Alon USA Energy, Inc., the financial institutions from time to time party thereto, Israel Discount Bank and Bank Leumi USA (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 1, 2008, SEC File No. 001-32567).

10.20	Amended and Restated Credit Agreement, dated as of June 29, 2007, among Southwest Convenience Stores, LLC, the lenders party thereto and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on July 2, 2007, SEC File No. 001-32567).

10.21	Credit Agreement, dated as of June 22, 2006, among Alon USA Energy, Inc., the lenders party thereto and Credit Suisse (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on June 26, 2006, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.22	Amendment No. 1 to the Credit Agreement, dated as of February 28, 2007, by and among Alon USA Energy, Inc., the lenders party thereto and Credit Suisse (incorporated by reference to Exhibit 10.3 to Form 8-K, filed by the Company on March 5, 2007, SEC File No. 001-32567).

10.23	Second Amended and Restated Credit Agreement, dated as of February 28, 2007, among Paramount Petroleum Corporation, Bank of America, N.A. and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on March 5, 2007, SEC File No. 001-32567).

10.24	First Amendment to Second Amended and Restated Credit Agreement, dated as of March 30, 2007, among Paramount Petroleum Corporation, Bank of America, N.A. and certain other guarantor companies and financial institutions from time to time named therein (incorporated by reference to Exhibit 10.37 to Form 10-K, filed by the Company on March 11, 2008, SEC File No. 001-32567).

10.25	Term Loan Agreement, dated as of July 3, 2008, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Credit Suisse, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.26	First Amendment Agreement, dated as of April 9, 2009, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Wells Fargo Bank, National Association, as successor to Credit Suisse, Cayman Islands Branch, as agent (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on August 6, 2009, SEC File No. 001-32567).

10.27	Loan and Security Agreement, dated as of July 3, 2008, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.28	First Amendment to Loan and Security Agreement, dated as of December 18, 2008, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Bank of America, N.A. (incorporated by reference to Exhibit 10.28 to Form 10-K, filed by the Company on April 10, 2009, SEC File No. 001-32567).

10.29	Second Amendment to Loan and Security Agreement, dated as of April 9, 2009, by and among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., the lenders party thereto and Bank of America, N.A., as agent (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on April 27, 2009, SEC File No. 001-32567).

10.30	Amended and Restated Loan and Security Agreement, dated as of October 22, 2009 (as amended, supplemented or otherwise modified from time to time), among Alon Refining Louisiana, Inc., Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank of America, N.A., as Agent (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.31	Purchase Agreement dated October 13, 2009, between Alon Refining Krotz Springs, Inc. and Jefferies & Co. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on October 19, 2009, SEC File No. 001-32567).

10.32	Management and Consulting Agreement, dated as of August 1, 2003, among Alon USA, Inc., Alon Israel Oil Company, Ltd. and Alon USA Energy, Inc. (incorporated by reference to Exhibit 10.21 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.33	Amendment, dated as of June 17, 2005, to the Management and Consulting Agreement, dated as of August 1, 2003, among Alon USA, Inc., Alon Israel Oil Company, Ltd. and Alon USA Energy, Inc. (incorporated by reference to Exhibit 10.21.1 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.34*	Executive Employment Agreement, dated as of July 31, 2000, between Jeff D. Morris and Alon USA GP, Inc., as amended by the Amendment to Executive/Management Employment Agreement, dated May 1, 2005 (incorporated by reference to Exhibit 10.23 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

Exhibit No.	Description of Exhibit

10.35*	Second Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Jeff D. Morris and Alon USA GP, LLC (incorporated by reference to Exhibit 10.9 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.36*	Executive Employment Agreement, dated as of July 31, 2000, between Claire A. Hart and Alon USA GP, Inc., as amended by the Amendment to Executive/Management Employment Agreement, dated May 1, 2005 (incorporated by reference to Exhibit 10.24 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.37*	Second Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Claire A. Hart and Alon USA GP, LLC (incorporated by reference to Exhibit 10.10 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.38*	Executive Employment Agreement, dated as of February 5, 2001, between Joseph A. Concienne, III and Alon USA GP, Inc., as amended by the Amendment to Executive/Management Employment Agreement, dated May 1, 2005 (incorporated by reference to Exhibit 10.25 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.39*	Second Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Joseph A. Concienne, III and Alon USA GP, LLC. (incorporated by reference to Exhibit 10.11 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.40*	Amended and Restated Management Employment Agreement, dated as of August 9, 2006, between Harlin R. Dean and Alon USA GP, LLC (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 10, 2006, SEC File No. 001-32567).

10.41*	Amendment to Amended and Restated Management Employment Agreement, dated as of November 4, 2008, between Harlin R. Dean and Alon USA GP, LLC (incorporated by reference to Exhibit 10.12 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.42*	Management Employment Agreement, dated as of September 1, 2000, between Yosef Israel and Alon USA GP, LLC (incorporated by reference to Exhibit 10.33 to Form 10-K, filed by the Company on March 15, 2006, SEC File No. 001-32567).

10.43*	Amendment to Executive/Management Employment Agreement, dated as of May 1, 2005 between Yosef Israel and Alon USA GP, LLC (incorporated by reference to Exhibit 10.34 to Form 10-K, filed by the Company on March 15, 2006, SEC File No. 001-32567).

10.44*	Second Amendment to Executive/Management Employment Agreement, dated as of November 4, 2008, between Yosef Israel and Alon USA GP, LLC (incorporated by reference to Exhibit 10.13 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.45*	Executive Employment Agreement, dated as of August 1, 2003, between Shai Even and Alon USA GP, LLC (incorporated by reference to Exhibit 10.49 to Form 10-K, filed by the Company on March 15, 2007, SEC File No. 001-32567).

10.46*	Amendment to Executive Employment Agreement, dated as of November 4, 2008, between Shai Even and Alon USA GP, LLC. (incorporated by reference to Exhibit 10.14 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.47*	Agreement of Principles of Employment, dated as of July 6, 2005, between David Wiessman and Alon USA Energy, Inc. (incorporated by reference to Exhibit 10.50 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

10.48*	Management Employment Agreement, dated as of October 30, 2008, between Michael Oster and Alon USA GP, LLC (incorporated by reference to Exhibit 10.71 to Form 10-K, filed by the Company on April 10, 2009, SEC File No. 001-32567).

10.49*	Annual Cash Bonus Plan (incorporated by reference to Exhibit 10.27 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.50*	Description of 10% Bonus Plan (incorporated by reference to Exhibit 10.28 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.51*	Description of Annual Bonus Plans (incorporated by reference to Exhibit 10.2 to Form 10-Q, filed by the Company on May 6, 2008, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.52*	Change of Control Incentive Bonus Program (incorporated by reference to Exhibit 10.29 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.53*	Description of Director Compensation (incorporated by reference to Exhibit 10.30 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.54*	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.31 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.55*	Form of Officer Indemnification Agreement (incorporated by reference to Exhibit 10.32 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.56*	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.33 to Form S-1, filed by the Company on May 11, 2005, SEC File No. 333-124797).

10.57*	Alon Assets, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.36 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.58*	Alon USA Operating, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 10.37 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.59*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Jeff D. Morris, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.38 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.60*	Second Amendment to Incentive Stock Option Agreement, dated as of November 4, 2008, between Jeff D. Morris and Alon Assets, Inc. (incorporated by reference to Exhibit 10.15 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.61	Shareholder Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Jeff D. Morris, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.39 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.62*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Jeff D. Morris, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.40 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.63*	Second Amendment to Incentive Stock Option Agreement, dated as of November 4, 2008, between Jeff D. Morris and Alon USA Operating, Inc. (incorporated by reference to Exhibit 10.16 to Form 10-Q, filed by the Company on November 7, 2008, SEC File No. 001-32567).

10.64	Shareholder Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Jeff D. Morris, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.41 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.65*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Claire A. Hart, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 and July 25, 2002 (incorporated by reference to Exhibit 10.42 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.66	Shareholder Agreement, dated as of July 31, 2000, between Alon Assets, Inc. and Claire A. Hart, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.43 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.67*	Incentive Stock Option Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Claire A. Hart, as amended by the Amendment to the Incentive Stock Option Agreement, dated June 30, 2002 and July 25, 2002 (incorporated by reference to Exhibit 10.44 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

Exhibit No.	Description of Exhibit

10.68	Shareholder Agreement, dated as of July 31, 2000, between Alon USA Operating, Inc. and Claire A. Hart, as amended by the Amendment to the Shareholder Agreement, dated June 30, 2002 (incorporated by reference to Exhibit 10.45 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.69*	Incentive Stock Option Agreement, dated as of February 5, 2001, between Alon Assets, Inc. and Joseph A. Concienne, III, as amended by the Amendment to the Incentive Stock Option Agreement, dated July 25, 2002 (incorporated by reference to Exhibit 10.46 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.70	Shareholder Agreement, dated as of February 5, 2001, between Alon Assets, Inc. and Joseph A. Concienne, III (incorporated by reference to Exhibit 10.47 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.71*	Incentive Stock Option Agreement, dated as of February 5, 2001, between Alon USA Operating, Inc. and Joseph A. Concienne, III, as amended by the Amendment to the Incentive Stock Option Agreement, dated July 25, 2002 (incorporated by reference to Exhibit 10.48 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.72	Shareholder Agreement, dated as of February 5, 2001, between Alon USA Operating, Inc. and Joseph A. Concienne, III (incorporated by reference to Exhibit 10.49 to Form S-1/A, filed by the Company on June 17, 2005, SEC File No. 333-124797).

10.73	Agreement, dated as of July 6, 2005, among Alon USA Energy, Inc., Alon USA, Inc., Alon USA Capital, Inc., Alon USA Operating, Inc., Alon Assets, Inc., Jeff D. Morris, Claire A. Hart and Joseph A. Concienne, III (incorporated by reference to Exhibit 10.52 to Form S-1/A, filed by the Company on July 7, 2005, SEC File No. 333-124797).

10.74*	Alon USA Energy, Inc. 2005 Incentive Compensation Plan, as amended on November 7, 2005 (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on November 8, 2005, SEC File No. 001-32567).

10.75*	Form of Restricted Stock Award Agreement relating to Director Grants pursuant to Section 12 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 5, 2005, SEC File No. 001-32567).

10.76*	Form of Restricted Stock Award Agreement relating to Participant Grants pursuant to Section 8 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 23, 2005, SEC File No. 001-32567).

10.77*	Form II of Restricted Stock Award Agreement relating to Participant Grants pursuant to Section 8 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to Form 8-K, filed by the Company on November 8, 2005, SEC File No. 001-32567).

10.78*	Form of Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on March 12, 2007, SEC File No. 001-32567).

10.79*	Form of Amendment to Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on January 27, 2010, SEC File No. 001-32567).

10.80*	Form II of Appreciation Rights Award Agreement relating to Participant Grants pursuant to Section 7 of the Alon USA Energy, inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on January 27, 2010, SEC File No. 001-32567).

10.81	Purchase and Sale Agreements, dated as of February 13, 2006, between Alon Petroleum Pipe Line, LP and Sunoco Pipelines, LP, (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on February 13, 2006, SEC File No. 001-32567).

10.82	Stock Purchase Agreement, dated as of April 28, 2006, among Alon USA Energy, Inc., The Craig C. Barto and Gisele M. Barto Living Trust, Dated April 5, 1991, The Jerrel C. Barto and Janice D. Barto Living Trust, Dated March 18, 1991, W. Scott Lovejoy, III and Mark R. Milano (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on May 2, 2006, SEC File No. 001-32567).

Exhibit No.	Description of Exhibit

10.83	First Amendment to Stock Purchase Agreement, dated as of June 30, 2006, among Alon USA Energy, Inc., The Craig C. Barto and Gisele M. Barto Living Trust, Dated April 5, 1991, The Jerrel C. Barto and Janice D. Barto Living Trust, Dated March 18, 1991, W. Scott Lovejoy III and Mark R. Milano (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on November 14, 2006, SEC File No. 001-32567).

10.84	Second Amendment to Stock Purchase Agreement, dated as of July 31, 2006, among Alon USA Energy, Inc., The Craig C. Barto and Gisele M. Barto Living Trust, Dated April 5, 1991, The Jerrel C. Barto and Janice D. Barto Living Trust, Dated March 18, 1991, W. Scott Lovejoy III and Mark R. Milano (incorporated by reference to Exhibit 10.2 to Form 10-Q, filed by the Company on November 14, 2006, SEC File No. 001-32567).

10.85	Agreement and Plan of Merger, dated as of April 28, 2006, among Alon USA Energy, Inc., Apex Oil Company, Inc., Edgington Oil Company, and EOC Acquisition, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by the Company on May 2, 2006, SEC File No. 001-32567).

10.86	Agreement and Plan of Merger, dated March 2, 2007, by and among Alon USA Energy, Inc., Alon USA Interests, LLC, ALOSKI, LLC, Skinny’s, Inc. and the Davis Shareholders (as defined therein) (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on March 6, 2007, SEC File No. 001-32567).

10.87	Stock Purchase Agreement, dated May 7, 2008, between Valero Refining and Marketing Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on May 13, 2008, SEC File No. 001-32567).

10.88	First Amendment to Stock Purchase Agreement, dated as of July 3, 2008, by and among Valero Refining and Marketing Company, Alon Refining Krotz Springs, Inc. and Valero Refining Company-Louisiana (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.89	Series A Preferred Stock Purchase Agreement, dated as of July 3, 2008, by and between Alon Refining Louisiana, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.5 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.90	Stockholders Agreement, dated as of July 3, 2008, by and among Alon USA Energy, Inc., Alon Refining Louisiana, Inc., Alon Louisiana Holdings, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.6 to Form 8-K, filed by the Company on July 10, 2008, SEC File No. 001-32567).

10.91	Amended and Restated Stockholders Agreement dated as of March 31, 2009, by and among Alon USA Energy, Inc., Alon Refining Louisiana, Inc., Alon Louisiana Holdings, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.88 to Form 10-K, filed by the Company on April 10, 2009, SEC File No. 001-32567).

10.92	First Amendment to Amended and Restated Stockholders Agreement dated as of December 31, 2009, by and among Alon USA Energy, Inc., Alon Refining Louisiana, Inc., Alon Louisiana Holdings, Inc. and Alon Israel Oil Company, Ltd. (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on January 5, 2010, SEC File No. 001-32567).

10.93†	Offtake Agreement, dated as of July 3, 2008, by and between Valero Marketing and Supply Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.9 to Form 10-Q, filed by the Company on August 8, 2008, SEC File No. 001-32567).

10.94†	Earnout Agreement, dated as of July 3, 2008, by and between Valero Refining and Marketing Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.10 to Form 10-Q, filed by the Company on August 8, 2008, SEC File No. 001-32567).

10.95†	First Amendment to Earnout Agreement, dated as of August 27, 2009, by and between Valero Refining and Marketing Company and Alon Refining Krotz Springs, Inc. (incorporated by reference to Exhibit 10.1 to Form 10-Q, filed by the Company on November 6, 2009, SEC File No. 001-32567).

10.96	Revolving Credit Line Agreement dated March 9, 2010 by and between the Company and Israel Discount Bank of New York.

10.97	Credit Agreement dated as of March 15, 2010 (as amended, supplemented or otherwise modified from time to time), among the Company, each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

Exhibit No.	Description of Exhibit

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Alon USA Energy, Inc.

23.1	Consent of KPMG LLP.

31.1	Certifications of Chief Executive Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

31.2	Certifications of Chief Financial Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002.

*	Identifies management contracts and compensatory plans or arrangements.

†	Filed under confidential treatment request.

Exhibit 10.96
March 9th, 2010
Mr. Shai Even
Alon USA Energy Inc.
7616 LBJ Freeway, Suite 300
Dallas, TX 75251-7030

Re:	Line Letter for $60,000,000.00 Line of Credit
Dear Mr. Even:
     Israel Discount Bank of New York (“IDB”) is pleased to advise you that it is extending to Alon USA Energy Inc. (the “Borrower”), a corporation organized and in good standing under the laws of the State of Delaware, a line of credit (“Line” or “Credit Facility”) in the maximum principal amount of $60,000,000.00, subject to the following terms and conditions of this line letter agreement (“Line Letter”) used forth below:

Credit Facility:	IDB establishes for the benefit of the Borrower the Credit Facility pursuant to which IDB may, and pursuant to the Borrower’s requests, make advances under a revolving credit line (“Revolving Credit Line” as further described below in subparagraph (a)) or issue letters of credit (each, an “L/C” and collectively, the “L/Cs”, as further described below in subparagraph (b) ) in the aggregate amount of the lesser of (i) $60,000,000.00 or (ii) 200% of the Collateral (as defined herein) (“Maximum Credit Amount”).
(a)	Revolving Credit Line. Advances under the Revolving Credit Line shall be evidenced by IDB’s Promissory Note (the “Note”) in the principal amount of $30,000,000.00.

(b)	Standby letters of credit (each, an “L/C” and collectively, the “L/Cs”) in the aggregate amount of $60,000,000.00. Each L/C shall be denominated in U.S. Dollars. The maximum tenor for each L/C shall be one year. Each L/C issued under the Line shall be governed by the terms and conditions set forth in IDB’s Continuing Letter of Credit Agreement or similar document then in effect. The fees payable in respect of each L/C are set forth in IDB’s Schedule of Letters of Credit Fees & Collection, as supplemented by Schedule 1. In the event that there are any L/Cs outstanding past the Expiration Date and IDB or the Borrower shall have decided not to renew the Line, all such outstanding L/Cs must be promptly cash secured by the Borrower for the full amount of such L/Cs or IDB indemnified

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

by a new lender pursuant to an indemnification agreement reasonably satisfactory in all respects to IDB.

Purpose:	The purpose of the Credit Facility shall be for working capital purposes.

Expiration Date:	Borrower may utilize this Line until January 31, 2013 (the “Expiration Date”).

Interest and Principal	Interest.

Payments:	(a)	Rate. Each advance under the Revolving Credit Line shall bear interest at a rate to be elected by the Borrower at the time of each advance request equal to either:
(i)	Prime Rate Option: A rate of interest established by IDB as its prime rate of interest, as determined by IDB (the “Prime Rate”), plus a margin of 100 basis points. Any change in the Prime Rate shall take effect on the date of the change in the Prime Rate; or

(ii)	LIBOR Rate Option: A rate of interest equal to the London interbank offered rate of interest, as determined by IDB two business days before the beginning of each interest period, or as otherwise determined from time to time by IDB from IDB’s internal rate sheet (“LIBOR Rate”), as such term is defined in the Note, plus a margin of 300 basis points for interest periods of two or three months.
(b) Interest Payments. Interest on the unpaid principal balance of the Note from time to time outstanding shall be payable monthly pursuant to the terms of the Note.

(c) Interest Rate Floor. There shall be an interest rate floor of 4.00% for all borrowings under the Credit Facility.

Principal.

Prior to the Expiration Date and further provided that no Event of Default has occurred, the unpaid principal amount due under the Line may be repaid and reborrowed in accordance with and pursuant to the terms of the Note.

All amounts of interest, principal and other fees and other charges shall be payable no later than the Expiration Date, or upon the occurrence and continuation of an Event of Default.

Fees and Charges:	Fees and charges applicable to L/Cs are set forth in the IDB’s current Schedule of Letters of Credit Fees & Collections, as supplemented by Schedule 1, and other fees and charges applicable to the Credit Facility are

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set forth on Schedule 2. Additionally, other fees may be applicable to deposit accounts and other financial products and services offered by IDB, which are set forth in separate account agreements and schedules applicable to such accounts and products, and are subject to change. IDB shall have the unconditional right and discretion to charge Borrower’s operating and/or deposit account(s) for the payment of any of IDB’s fees set forth in this Line Letter, including, but not limited to, IDB’s documentation fees.

Collateral:	The Credit Facility shall be secured by a security interest in a deposit account and/or a time deposit(s) maintained at IDB and evidenced by IDB’s Assignment of Time Deposit Agreement and such other and further documentation as IDB determines necessary in its discretion.

Covenants and Conditions:	The Credit Facility is subject to the following financial covenants and conditions:
1.	Interest Coverage Ratio. The Borrower’s Interest Coverage Ratio shall be no less than 1.25 to 1.0 commencing December 31, 2010, to be tested within 45 days after the end of each fiscal quarter and within 90 days after fiscal year end. The term “Interest Coverage Ratio” shall mean and include, with respect to the fiscal period of the Borrower, the ratio of (a) EBITDA for such period to (b) interest expenses for such period. (EBITDA shall mean earnings before interest, taxes, depreciation and amortization plus cash proceeds not otherwise included in net income less cash expenses not included in net income.

2.	Funded Debt/EBITDA. The Borrower’s Funded Debt/EBITDA Ratio shall not exceed 4.5 to 1 commencing December 31, 2010, to be tested within 45 days after the end of each fiscal quarter and within 90 days after fiscal year end. The term “Funded Debt/EBITDA Ratio” used herein shall mean Total Indebtedness divided by EBITDA. The term “Total Indebtedness” shall mean all funded indebtedness of Borrower evidenced by a written instrument (including, but not limited to notes, and bankers acceptances).

3.	Current Ratio. Maintain a minimum Current Ratio of 1.0 to 1 commencing December 31, 2010, to be tested within 45 days after the end of each fiscal quarter and within 90 days after such fiscal year end. The “Current Ratio” is defined as all Current Assets divided by all Current Liabilities. “Current Assets” and “Current Liabilities” are to be determined in accordance with generally accepted accounting principles.

4.	No Losses. The Borrower agrees that if Borrower incurs a net loss on a combined basis in any fiscal quarter determined for Borrower and its subsidiaries on a consolidated basis commencing with the third fiscal quarter of 2010 and thereafter, the Maximum Credit

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Amount available to Borrower shall be the lesser of (i) $30,000.000.00 or (ii) the value of the Collateral of the time in question.

5.	Covenant Compliance. If Borrower shall not be in compliance with financial covenants listed above for any fiscal quarter, then the interest rate and the standby L/C Fee shall each increase by 0.5% per annum, until compliance is achieved in subsequent quarters. If Borrower shall not be in compliance with same financial covenants for two consecutive quarters, such noncompliance shall constitute an Event of Default. Upon such or other continuing Event of Default and/or any violation of a negative covenant (listed below), then the Maximum Credit Amount shall be the lesser of (i) $30,000,000.00 or (ii) the value of the Collateral.

6.	Compliance; Existence. The Borrower shall materially comply with laws and contractual obligations, payment of obligations and preserve its existence.

7.	No Change of Name. The Borrower shall not change its name without the prior written consent of IDB.

Conditions Precedent:	Prior to the Borrower’s initial and each subsequent request for an advance or financial accommodation under the Credit Facility, it shall have provided to IDB the following:
1.	A copy of the resolutions passed by the Borrower’s Board of Directors certified by its Secretary as being in full force and effect authorizing the borrowing described herein, incumbency certificate for Borrower identifying all authorized officers with specimen signatures and the execution of all documents and agreements required by IDB to evidence and secure the Credit Facilities, which shall include this Line Letter, Note, General Security Agreements and such other documents, all in form and substance acceptable to IDB and its counsel in their sole discretion;

2.	Copies of the certificates of incorporation of the Borrower;

3.	Payment of all fees, expenses and charges invoiced by IDB;

4.	The absence of any action, suit, investigation or proceeding pending or threatened in any court of before any arbitrator or governmental authority that purports (a) to materially and adversely impact the Borrower or its subsidiaries, or (b) to affect any transaction contemplated hereby or the ability of the Borrower or its subsidiaries to perform their respective obligations under the Credit Facility.

Financial Information:	The Borrower agrees that, so long as any obligations under the Credit Facility remain outstanding, the Borrower shall furnish to IDB:
1.	Within 90 days after the end of each of its fiscal years, the financial statements of the Borrower dated as of the end of the reported fiscal

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

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year, which shall be audited by a certified public accountant acceptable to IDB and be without material exception or qualification, along with consolidating schedules of the Borrower;

2.	Within 45 days of the fiscal quarter ending 3/31, 6/30 and 9/30 the financial statements of the Borrower dated as of the end of the reported fiscal quarter. These statements shall be reviewed by a certified public accountant acceptable to IDB;

4.	Delivery of quarterly compliance certificates with financial covenant calculations and officer’s statements as to no event of default within 45 days from the end of each fiscal quarter ending 3/31, 6/30 and 9/30 and within 90 days of the fiscal quarter ending 12/31;

5.	Monthly cash flow, balance sheet and income statement forecasts for the 12-month fiscal period ending 12/31 shall be submitted no later than 90 days after fiscal year end;

6.	Notice of default, litigation, proceedings or investigations, and material changes in accounting or financing reporting practices.

Examinations:	The Borrower shall allow representatives of IDB to examine any of its books, records and collateral, at any reasonable time and shall be for the account of the Borrower.

Documentation:	The utilization of the Credit Facility will be subject to the execution and delivery to IDB of such agreements, documents, instruments, and certificates as may be requested by IDB and its counsel to evidence the Credit Facility, guarantees, security interests and other matters relating to the Credit Facility in form and substance satisfactory to IDB and its counsel, in their sole discretion. Reasonable legal fees and costs shall be for the account of the Borrower.

Negative Covenants:	The Borrower is prohibited from: (i) incurring additional debt; (ii) granting liens; (iii), entering into agreements for joint ventures, mergers or sales of all or substantially all of Borrower’s assets; (iv) guaranteeing the indebtedness of other persons or entities other than its subsidiaries; (v) unless no Event of Default shall occur or arise therefrom, issuing dividends or capital expenditures, it being understood that Borrower shall provide to IDB a pro-forma certificate prior to any major distribution; (vi) making loans and advances to officers and related entities; or (vii) making material changes in the nature of its business.

USA Patriot Act:	To comply with applicable law, the Borrower and beneficial owners of the Borrower shall provide IDB with verifiable information including: name, address, and corporate tax identification number, date of birth and social security number (if an individual) and other information. This information may be shared with government agencies and regulators as required by applicable law. The Borrower further confirms and represents that it is in

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compliance with all applicable terms and conditions under the USA PATRIOT Act.

General Information:	The Borrower shall supply IDB with other such information, reports, and statements as it may reasonably request, and agrees to cooperate with IDB in order to comply with the terms and conditions of this Line Letter.

Events of Default:	The following shall constitute events of default (“Events of Default”) under the Line, entitling IDB to pursue all rights and remedies available under the loan documents and applicable law:
1.	Nonpayment of principal or interest due under the Credit Facility not cured within 3 business days from the due date;

2.	Nonpayment of fees or other amounts due under the Credit Facility and such nonpayment is not cured within 5 business days from the due date;

3.	Any representation or warranty providing to have been materially incorrect when made or confirmed;

4.	Failure to perform or observe covenants set forth in the loan documents within 20 business days from such failure;

5.	Commencement of a bankruptcy or insolvency proceeding against the Borrower (and, in cases of an involuntary proceeding only, such action is not dismissed within 20 days);

6.	Actual or asserted invalidity of any loan document related to the Credit Facility;

7.	Change in control or ownership of Borrower; and

8.	Any other Events of Default set forth in the Note.

9.	Default on any other lending facility of the Borrower and/or its subsidiaries shall occur, and shall continue after the applicable grace period, if any, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of outstanding indebtedness under such facility.

General Indemnity:	Borrower shall indemnify IDB, its affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party, Borrower or its affiliates arising out of, in connection with, or as a result of the execution and delivery of the loan documents for the Credit Facility or any related agreement or instrument contemplated, the performance by the parties to the loan documents or their respective obligations under such agreements or the consummation of the transactions contemplated by such agreements.

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

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Waiver; Jurisdiction:	IT IS UNDERSTOOD AND AGREED THAT IN THE EVENT OF ANY LITIGATION OR ACTION ARISING OUT OF OR RELATING TO THE CREDIT FACILITY OR THEIR BANKING RELATIONSHIP, THE UNDERSIGNED PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE TRIAL BY JURY AND CONSENT TO THE JURISDICTION OF THE COURTS OF (I) THE STATE OF NEW YORK OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK. No waiver of any terms or conditions of this Line Letter or any other loan documents shall be effective unless set forth in writing and executed by the Borrower and officers of IDB.

Applicable Law:	This Letter and the terms and conditions contained herein are to be construed according to and governed by the internal laws of the State of New York.

Acceptance:	By signing below, the Borrower agrees to the terms and conditions set forth in this Line Letter, which terms may not be amended or modified unless in a writing executed by the Borrower and IDB.

Unused Line Fee:	Borrower shall pay to IDB, on the 5th day of each month, an unused line fee in an amount equal to one-half percent (0.50%) per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) multiplied by the amount by which the Maximum Credit Amount exceeds the sums of the average daily outstanding amount of the Credit Facility during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Expiration Date. This unused line fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.
     Please indicate your agreement and acceptance of the foregoing by signing and returning the enclosed copy of this letter by March 9, 2010. Should you have any questions, please contact the undersigned at your convenience at (212) 551-8126.

Very truly yours, ISRAEL DISCOUNT BANK OF NEW YORK
By:	/s/ Amir Barash
Amir Barash, SVP

By:	/s/ Itai Zalutzki
Itai Zalutzki, AVP

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500	[P:\JKS\ALON\LINE LETTER — REDLINED]

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AGREED AND ACCEPTED:
Borrower:

ALON USA ENERGY INC.
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

ISRAEL DISCOUNT BANK OF NEW YORK • MEMBER FDIC
511 FIFTH AVE. NEW YORK, NY 10017-4997 • TEL: (212) 551-8500

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Exhibit 10.97
EXECUTION VERSION
$65,000,000
CREDIT AGREEMENT
dated as of
March 15, 2010
By and among
ALON REFINING KROTZ SPRINGS, INC.,
and
EACH OTHER PARTY JOINED AS A BORROWER HEREUNDER
as Borrower,
The Lenders Party Hereto
and
BANK HAPOALIM B.M.,
as Administrative Agent

SCHEDULES:
Schedule 2.01 — Commitments
Schedule 3.09 — Litigation
Schedule 3.17 — Environmental Matters
Schedule 3.18 — Insurance
Schedule 6.01 — Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
EXHIBITS:
Exhibit A — Form of Administrative Questionnaire
Exhibit B — Form of Assignment and Acceptance
Exhibit C — Form of Borrowing Request
Exhibit D — Form of Note
Exhibit E — Form of BH Letter of Credit Termination Letter

CREDIT AGREEMENT dated as of March 15, 2010, among ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (and together with each other party joined as a borrower pursuant to Section 5.12, the “Borrower”), the Lenders (as defined in Article I), and BANK HAPOALIM B.M., a bank organized under the laws of Israel, acting through its New York branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
          The Borrower has requested the Lenders to provide a term loan facility (the “Facility”) available in the form of a single Borrowing on the Closing Date in an aggregate principal amount of $65,000,000 to be used to repay the Revolving Credit Facility and for the general corporate purposes of the Borrower. Capitalized terms used but not defined in this paragraph shall have the meanings given them in Article I.
          The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions; Construction; Incorporation by Reference
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “1-Month LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the 1-Month LIBOR Rate.
          “1-Month LIBOR Rate” shall mean the LIBOR Rate applicable to an Interest Period of one month, plus 3.00%.
          “2-Week LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the 2-Week LIBOR Rate.
          “2-Week LIBOR Rate” shall mean the LIBOR Rate applicable to an Interest Period of two weeks, plus 3.00%.
          “ABL Priority Collateral” shall be as defined in the Intercreditor Agreement; provided that, if Discharge (as defined in the Intercreditor Agreement) of the Non-ABL Obligations (as defined in the Intercreditor Agreement) shall have occurred, “ABL Priority Collateral” shall mean all Collateral.
          “Acquisition” shall mean the acquisition of (A) a controlling equity interest in another person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (B) assets of another person which constitute all or substantially all of the assets of such person or of a line or lines of business conducted by such person.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified.
          “Asset Sale” shall have the meaning assigned to such term in Section 6.06.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
          “Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by
(2)	the sum of all such payments.
          “Bankruptcy Code” shall mean Title 11 of the United States Code.
          “BH Letters of Credit” shall mean (i) that certain irrevocable standby letter of credit No. 459-02-000069/2 for $20,000,000 issued on June 26, 2008, as amended, (ii) that certain irrevocable standby letter of credit No. 459-02-000070/9 for $20,000,000 issued on June 26, 2008, as amended, (iii) that certain irrevocable standby letter of credit No. 459-02-000071/8 for $15,000,000 issued on June 26, 2008, as amended and (iv) that certain irrevocable standby letter of credit No. 459-02-000087/0 for $10,000,000 issued on March 16, 2009, as amended, each issued by Bank Hapoalim B.M., Tel Aviv, at the request of Alon Fuel Supply in Jerusalem (1998) Ltd. in favor of Bank of America N.A.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Board of Directors” with respect to a person shall mean the Board of Directors of such person or any committee thereof duly authorized to act on behalf of

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such Board; provided, however, that for purposes of the definition of “Change of Control”, the term “Board of Directors” with respect to a person shall mean the Board of Directors of such person, but not any committee thereof.
          “Borrowed Money” shall mean, with respect to any Obligor, without duplication, its (a) Indebtedness that (A) arises from the lending of money by any person to such Obligor, (B) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (C) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (D) was issued or assumed as full or partial payment for property; (b) Capital Lease Obligations and Synthetic Lease Obligations; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another person.
          “Borrowing” shall mean Loans of the same Type (i) made on the same date or (ii) converted into Loans of another Type on the same date, in each case, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be reasonably acceptable to the Administrative Agent.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CFC” shall mean (a) each subsidiary of the Borrower that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.
          A “Change of Control” shall be deemed to have occurred if:
(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified

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person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);
(2)	individuals who on the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;
(3)	the adoption of a plan relating to the liquidation or dissolution of the Borrower; or
(4)	the merger or consolidation of the Borrower with or into another person or the merger of another person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, (i) holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion to each other as before the transaction or (ii) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Loans and either (i) is or becomes a subsidiary of the transferor of such assets or (ii) is or becomes a person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

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          “Closing Date” shall mean March 15, 2010, or such other date designated by the Borrower, in a notice delivered to the Administrative Agent not fewer than two Business Days prior to such date, as the date on which the Borrowing is to be made under this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all the “Collateral” as defined in any Security Document.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable.
          “Commodity Agreement” shall mean in respect of a person any commodity or raw material futures contract, commodity or raw materials option or other agreement or arrangement designed to protect such person against fluctuations in commodity or raw materials prices, other than hydrocarbons.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Crack Spread Hedging Agreement” shall mean any Hedging Agreement or combination of Hedging Agreements to which any Obligor is a party that hedges against fluctuations in the difference between the price of crude oil and the price of refined petroleum products, together with the schedules and exhibits thereto.
          “Crack Spread Hedging Cash Collateral” shall mean cash deposited by the Borrower or its Affiliates with, or for the benefit of, (a) the Crack Spread Hedging Counterparty as support for the Borrower’s obligations under the Crack Spread Hedging Agreement or (b) the issuer of the Crack Spread Hedging Support LC as support for the Borrower’s obligations under the Crack Spread Hedging Support LC as the account party thereunder; provided, that the total amount of such cash shall not exceed the lesser of (i) $50,000,000, or (ii) the sum of (1) the net proceeds retained by the Borrower from issuance of the Notes following repayment of the Term Loan Facility and (2) cash collateral contributed for such purpose by Parent and its Affiliates (other than Holdings and its subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or its subsidiaries by Parent and its Affiliates (other than Holdings and its subsidiaries)).
          “Crack Spread Hedging Cash Collateral Account” shall be as defined in the Intercreditor Agreement.

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          “Crack Spread Hedging Counterparty” shall mean any person that is party to a Crack Spread Hedging Agreement as the counterparty to any Obligor thereunder and a party to the Intercreditor Agreement pursuant to an intercreditor joinder agreement.
          “Crack Spread Hedging Documents” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Liens” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Obligations” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Secured Party” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Support LC” shall mean one or more letters of credit issued for the benefit of a Crack Spread Hedging Counterparty as support for the Borrower’s obligations under any Crack Spread Hedging Agreement in the aggregate face amount not to exceed the lesser of (a) $50,000,000, or (b) the sum of (i) the net proceeds retained by the Borrower from issuance of the Notes following repayment of the Term Loan Facility and (ii) cash collateral contributed by Parent and its Affiliates (other than Holdings and its subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or its subsidiaries by Parent and its Affiliates (other than Holdings and its subsidiaries)) to support reimbursement obligations in respect of such letters of credit.
          “Currency Agreement” shall mean in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Deposit Account” shall be as defined in accordance with the UCC in effect in the State of New York from time to time.
          “Deposit Account Control Agreements” shall mean the deposit account control agreements, in form and substance acceptable to the Administrative Agent, to be executed by each institution maintaining a Deposit Account for the Borrower (to the extent the financial institution at which such Deposit Account is maintained does not prohibit such Deposit Accounts from being subject to control agreements) and to the extent required under the Guarantee and Collateral Agreement, in favor of the Administrative Agent, for the benefit of Secured Parties, as security for the Obligations incurred under the Loan Documents, and in favor of such other parties as is contemplated by the Intercreditor Agreement.

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          “Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, in any such case on or prior to the date that is 91 days after the date on which the Loans hereunder mature. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders of the capital stock have the right to require the Borrower to repurchase such capital stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such capital stock provide that the Borrower may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.08. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean any subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Earnout Agreement” shall mean the Earnout Agreement entered into on July 3, 2008 by and between the Borrower and Valero pursuant to the Stock Purchase Agreement, as amended from time to time.
          “EBITDA” for any period and with respect to any person, shall mean such person’s consolidated net income for such period, plus (a) without duplication and to the extent included in the calculation of such net income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations), determined on a consolidated basis in accordance with GAAP, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) the Transaction Costs, (v) any non-recurring loss to the extent the Borrower or any of its consolidated subsidiaries has received during such period in cash an indemnification payment in respect of such loss pursuant to the indemnification provisions of the Stock Purchase Agreement, (vi) earnout expense for such period relating to the Earnout Agreement, and (vii) any noncash charges for such period (excluding inventory write-offs, any bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period); provided, that any cash payment made with respect to any noncash items added back in computing EBITDA for any prior period pursuant to this clause (a) shall be subtracted in computing EBITDA for the period in which such cash payment is made; plus (b) without duplication and to the extent not included in determining such net income, all cash proceeds of business interruption

7

insurance received by the Borrower or any of its consolidated subsidiaries during such period; and minus (c) without duplication and to the extent included in determining such net income, (i) any extraordinary gains for such period and (b) noncash items of income for such period (excluding any noncash items of income (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) that represents the reversal of any accrual for, or cash reserves for, anticipated cash charges in any prior period), all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA for any period shall be calculated to exclude any unrealized non-cash gain or loss for such period in respect of Hedging Agreements resulting from the application of the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, or a successor thereto, and the related tax effects.
          “Effective Date” shall mean the date on which the conditions to the initial borrowing hereunder set forth in Section 4.01 shall have been satisfied.
          “Environment” shall mean soil, land surface, subsurface, surface waters (whether permanent or ephemeral), groundwater, drinking water, wetlands, sediments, ambient air (including, without limitation, indoor air), plant life, animal life, microorganisms and any and all other natural media or resources.
          “Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements, in each case, relating to protection of the Environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” shall mean all liabilities, obligations, prohibitions, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including, without limitation, administrative oversight costs, natural resource damages, financial assistance and remediation costs necessary to meet state, federal or local cleanup levels, regardless of whether there may be a current obligation to remediate), whether contingent or otherwise, arising out of or relating to actual or alleged (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equipment” shall be as defined in the UCC.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or

8

giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a Administrative Agent to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt from any Multiemployer Plan by the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any subsidiary.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excluded Contributions” means net cash proceeds or marketable securities received by the Borrower from contributions to its common equity capital designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or

9

measured by) its net income by the United States of America or any State or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(a)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).
          “Existing Parent Revolving Credit Agreement” shall mean that certain Amended Revolving Credit Agreement, dated as of June 22, 2006 by and among Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership, as a borrower, such other subsidiaries of the Parent as may be designated as a borrower thereunder, Parent and all direct and indirect subsidiaries of the Parent (other than the “Excluded Subsidiaries” as defined therein), each as a guarantor, the financial institutions from time to time party thereto as lenders, Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the lenders, and Bank Leumi USA, as co-arranger for the lenders, as amended and as the same may from time to time be amended, restated or otherwise modified.
          “Existing Parent Term Credit Agreement” shall mean the Credit Agreement dated as of June 22, 2006, as amended, among Parent, the lenders party thereto and Credit Suisse, as administrative agent.
          “ExxonMobil Pipeline Supply Contract” shall mean any agreement pursuant to which Holdings or any of its subsidiaries obtains crude oil through any ExxonMobil Pipeline, and any agreement relating thereto, other than any tariff rules and regulations and similar agreements of general application from time to time published by ExxonMobil Pipeline Company.
          “ExxonMobil Pipelines” shall mean the pipeline systems known as (a) the “Southbend/Sunset System” and (b) the “Northline System”, each operated by ExxonMobil Pipeline Company.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

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          “Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, treasurer or controller of such person.
          “First Purchaser Lien” shall mean a statutory Lien created in connection with the sale and purchase of Petroleum Product, including the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma, or any other state.
          “Foreign Lender” shall mean any Lender that is organized under the laws of, or the applicable lending office of which is located in, a jurisdiction outside the United States of America.
          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or legislative or regulatory body.
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean a Guarantee and Collateral Agreement reasonably satisfactory in form and substance to each Lender and the Borrower under which (i) the Borrower and the Subsidiary Guarantors shall assign and pledge the Collateral (as defined therein) to secure the Obligations (as defined therein) and (ii) each Subsidiary Guarantor shall guarantee the due and punctual payment and performance of the Obligations (as defined therein) for the ratable benefit of the Secured Parties.
          “Guarantee and Collateral Requirement” shall mean, at any time, the requirement that:
          (a) the Administrative Agent shall have received from each Obligor either (i) a counterpart of the Guarantee and Collateral Agreement, duly executed on behalf of such Obligor or (ii) in the case of any person that becomes a Obligor after the Effective

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Date, a supplement to such agreement, in the form specified therein, duly executed on behalf of such Obligor;
          (b) all outstanding Equity Interests held by the Borrower and any Subsidiary Guarantor (limited, in the case of any CFC, to 65% of the voting Equity Interests of such subsidiary), shall have been pledged pursuant to the Guarantee and Collateral Agreement or another agreement in form and substance reasonably satisfactory to the Administrative Agent, and the Collateral Agent shall have received, in the case of any certificated Equity Interests (except to the extent otherwise provided in the Intercreditor Agreement), the certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto duly endorsed in blank;
          (c) all Indebtedness of the Borrower, any of its subsidiaries or any other person that is owing to any Obligor shall have been pledged pursuant to the Guarantee and Collateral Agreement and any obligation in an amount greater than $250,000 included in such Indebtedness shall be evidenced by a writing (which, if such writing is a promissory note, shall have been delivered to the Collateral Agent, except to the extent otherwise provided in the Intercreditor Agreement, together with instruments of transfer with respect thereto endorsed in blank);
          (d) all documents and instruments, including all Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created by the Guarantee and Collateral Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and
          (e) each Obligor shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
The Collateral Agent may grant, in its discretion, extensions of time for the perfection of security interests in or the obtaining of necessary consents (including extensions beyond the Effective Date for the perfection of security interests in or the obtaining of necessary consents with respect to the assets of the Obligors on such date).
          “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all solvents, hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons, greenhouse gases and all ozone-depleting substances, (b) toxic or pathogenic microorganisms and (c) any other chemical, material, substance, organism or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
          “Hedging Agreement” shall mean any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.

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          “Hedging Obligations” of any person shall mean the obligations of such person pursuant to any Hedging Agreement.
          “Holdings” shall mean Alon Refining Louisiana, Inc., a Delaware corporation.
          “Hydrocarbon Agreement” shall mean in respect of a person any purchase or hedging agreement of hydrocarbons or refined products therefrom, future contract or option or other agreement or arrangement designed to protect such person against fluctuations in the price of hydrocarbons or refined products therefrom.
          “Inactive Subsidiary” any subsidiary of the Borrower (a) that does not conduct any business operations, (b) has assets with a book value of $100,000 or less and (c) does not have any Indebtedness outstanding.
          “Incur” shall mean issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a person existing at the time such person becomes a subsidiary of the Borrower (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a subsidiary of the Borrower. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:
(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;
(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and
(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;
will each not be deemed to be the Incurrence of Indebtedness.
          “Indebtedness” shall mean, with respect to any person on any date of determination (without duplication), (a) all obligations of such person for borrowed money or with respect to deposits or advances by other persons of any kind, (b) all monetary obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all monetary obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person (excluding trade accounts payable incurred in the ordinary course of business), (d) all monetary obligations of such person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation, (iii) any purchase price adjustment under the Stock Purchase Agreement and (iv) any earnout payment under the Earnout Agreement), (e) all

13

Capital Lease Obligations and Synthetic Lease Obligations of such person, (f) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, and (i) all Guarantees by such person of Indebtedness of others. The Indebtedness of any person shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such other person, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. For the avoidance of doubt, the term “Indebtedness” shall not include any obligation of the Borrower or any of its subsidiaries (including any obligations under the Crack Spread Hedging Agreement or any other Hedging Agreement) solely as a result of such obligation being reflected as a liability on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except to the extent such obligation is of the type set forth in clauses (a) through (i) above.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indenture” shall mean the Indenture dated as of October 22, 2009 between the Borrower and Wilmington Trust FSB, as trustee, as amended, supplemented, restated or otherwise modified from time to time, pursuant to which the Borrower issued the Notes.
          “Intellectual Property” shall mean all intellectual and similar property of a person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
          “Intellectual Property Claim” shall mean any claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s or any of its subsidiaries’ ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property violates another person’s Intellectual Property.
          “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of October 22, 2009, as amended, by and between the Note Collateral Agent, each Crack Spread Hedging Secured Party a party thereto from time to time, and, upon execution of a joinder agreement thereto on the date hereof, the Administrative Agent.
          “Interest Payment Date” shall mean, with respect to any Loan, the last Business Day of each Interest Period applicable to the Borrowing of which such Loan is a part.

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          “Interest Period” shall mean (a) with respect to any 1-Month LIBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1 month thereafter, (b) with respect to any 2-Week LIBOR Loan, the period commencing on the date of such Borrowing and ending two weeks thereafter or (c) with respect to any Prime Rate Loan, the period commencing on the date of such Borrowing and ending one day thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided, further, that such Interest Period shall end on the date on which such Loan is repaid or prepaid in full. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interest Rate Agreement” shall mean in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.
          “Inventory” shall be as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, crude oil, natural gas, natural gas liquids, gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, and other hydrocarbons and other refined products and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the Borrower’s business (but excluding Equipment).
          “Investment” in any person shall mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and extensions of trade credit) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
          “Lenders” shall mean (a) the persons listed on Schedule 2.01 and (b) any other person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).
          “LIBOR Rate” shall mean, for any Interest Period, (a) the rate per annum (expressed as a percentage per annum and rounded upwards, if necessary, to the next 1/16

15

of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on a page or service (whether provided by Bridge Telerate, Reuters, Bloomberg or any other service) that displays a British Bankers Association Interest Settlement Rate for U.S. Dollar deposits in the London interbank market in the approximate amount of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, determined as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, or, if the Administrative Agent determines that for any reason such rate is not available, (b) the rate determined (i) on the basis of the offered rates for dollar deposits approximately equal to the Borrowing and for a maturity comparable to such Interest Period, which are offered by four major banks selected by the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period or (ii) by applying such other recognized source of London eurodollar deposit rates as the Administrative Agent may determine from time to time.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” shall mean this Agreement and the Security Documents.
          “Loans” shall mean the loans made by the Lenders to the Borrower pursuant to Section 2.01.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, results of operations or financial condition of the Borrower and its subsidiaries taken as a whole, (b) a material impairment of the ability of the Obligors to perform any of their material obligations under any Loan Document to which any of them is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any

16

netting agreements) that the Borrower or such subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” shall mean June 15, 2010, provided, however, that if such date falls on a day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day with interest continuing to accrue at the rate in effect on the date falling three months from the Closing Date.
          “Moody’s” shall mean Moody’s Investors Service Inc.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” shall mean, with respect to an Asset Sale, proceeds (including, when received, any deferred or escrowed payments) received by any Obligor in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities and post-closing purchase price adjustments, until such reserves are no longer needed.
          “Non-ABL Obligations” shall mean the Note Obligations and the Crack Spread Hedging Obligations.
          “Non-ABL Priority Collateral” shall be as defined in the Intercreditor Agreement.
          “Note Collateral Agent” shall mean Wilmington Trust FSB acting in its capacity as collateral agent for the secured parties under the Notes and any successor or assignee thereof.
          “Note Documents” shall be as defined in the Intercreditor Agreement.
          “Note Obligations” shall be as defined in the Intercreditor Agreement.
          “Notes” shall mean the Borrower’s 13 1/2% Secured Notes due 2014 issued pursuant to the terms and conditions of the Indenture, as amended from time to time.
          “Obligations” shall mean, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
          “Obligor” shall mean the Borrower and each Subsidiary Guarantor.
          “Officer” shall mean the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Borrower.

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          “Officers’ Certificate” shall mean a certificate signed by two Officers.
          “Offtake Agreement” shall mean the Offtake Agreement dated on July 3, 2008 by and among the Borrower, Valero Refining Company-Louisiana and Valero Marketing and Supply Company, a Delaware corporation.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Parent” shall mean Alon USA Energy, Inc. a Delaware corporation.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Perfection Certificate” shall mean a certificate in a form approved by the Administrative Agent setting forth information required or reasonably requested by the Collateral Agent to enable the Collateral Agent to determine whether the Liens created by the Security Documents have been properly perfected.
          “Permitted Acquisition” shall mean any Acquisition with respect to which (a) the person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrower, (b) the person to be acquired has reported positive EBITDA (calculated substantially as defined in this Agreement) for the period of four consecutive fiscal quarters most recently preceding such Acquisition, (c) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition, (d) the Borrower shall have furnished to the Administrative Agent a certificate of a Financial Officer certifying that no none of the liabilities or other obligations assumed, acquired or arising in connection with the Acquisition could reasonably be expected to have a Material Adverse Effect, and (e) the person acquired shall become a subsidiary of the Borrower or be merged into the Borrower or a subsidiary of the Borrower immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a subsidiary of the Borrower).
          “Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Borrower is engaged on the Closing Date and any business activities reasonably incidental thereto.
          “Permitted Encumbrances” shall mean the following:
          (a) Liens for Taxes that are not yet due or are being contested in compliance with Section 5.03;

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          (b) (i) Liens imposed or arising by operation of law and (ii) Liens, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, consignors’, repairmen’s and other like Liens, arising in the ordinary course of business;
          (c) pledges or Liens incurred and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, completion bonds and other obligations of a like nature, in each case in the ordinary course of business, provided that such obligations otherwise are in compliance with this Agreement and the other Loan Documents;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under Article VII, clause (j);
          (f) easements, servitudes, reservations, conditions, limitations, covenants, zoning and land use restrictions, rights-of-way, minor survey exceptions and similar encumbrances or Liens on or defects or imperfections in the title with respect to real property that, in each case, do not secure any monetary obligations and, individually or in the aggregate, do not materially detract from the value of the affected property or the rights or remedies of the Secured Parties with respect thereto or interfere with the ordinary conduct of business of the Borrower or any of its subsidiaries, including the operation of the Krotz Springs Refinery or the use thereof;
          (g) banker’s liens, rights of setoff and similar Liens with respect to cash and Temporary Cash Investments on deposit in one or more bank accounts in the ordinary course of business incurred in connection with the maintenance of such bank accounts;
          (i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and its subsidiaries in the ordinary course of business; and
          (j) any Liens to which any underlying fee interest of the owners of real property leased by the Borrower or any of its subsidiaries is subject, including any Liens that apply to the leasehold interests of the Borrower or any of its subsidiaries by virtue of the underlying fee interests being subject to such Liens, subject, however, to the terms of such leases and any fee owner consent delivered with respect thereto;
          provided, however, that, except in the case of any Lien referred to in clause (h) above (insofar as such Lien secures obligations constituting Indebtedness), the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Holders” means, individually or collectively in any combination, Alon Israel Oil Company, Ltd., a private company organized under the laws of Israel, any person that controls Alon Israel Oil Company, Ltd. as of the Effective Date,

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and David Wiessman (or any trustee acting on behalf of David Wiessman), together with any Person that is controlled by any of the foregoing, individually or collectively in any combination and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is comprised primarily (in terms of economic interests) of any of the foregoing, individually, collectively or in any combination.
          “Permitted Investment” shall mean an Investment by the Borrower or any of its subsidiaries in:
(1)	the Borrower, any of its subsidiaries or a person that will, upon the making of such Investment, become a subsidiary of the Borrower; provided, however, that the primary business of such subsidiary is a Related Business;
(2)	another person if, as a result of such Investment, such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a subsidiary of the Borrower; provided, however, that such person’s primary business is a Related Business;
(3)	cash and Temporary Cash Investments;
(4)	receivables owing to the Borrower or any subsidiary of the Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such subsidiary deems reasonable under the circumstances;
(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)	loans or advances to officers, directors or employees made in the ordinary course of business of the Borrower or such subsidiary in an aggregate amount not to exceed $750,000;
(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any of its subsidiaries or in satisfaction of judgments;
(8)	any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale as permitted pursuant to Section 6.06;
(9)	any person where such Investment is acquired by the Borrower or any of its subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such subsidiary in connection with

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or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(10)	any person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any of its subsidiaries;
(11)	any person to the extent such Investment consists of Hedging Obligations otherwise permitted by Section 6.01;
(12)	loans or advances in the ordinary course of business and consistent with past practice to distributors or wholesalers of products of the Borrower or any of its subsidiaries in an aggregate amount not to exceed $15,000,000;
(13)	any person to the extent such Investment is in existence on the Closing Date; and
(14)	so long as no Default has occurred and is continuing (or would result therefrom), any person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (14), does not exceed $5,000,000.
          “Permitted Liens” shall be as defined in Section 6.02.
          “Permitted Parent Payments” means payments in cash to Parent or any of its subsidiaries on account of Parent’s corporate expense allocation to the Borrower and its subsidiaries; provided that such payments shall not exceed $8,000,000 per annum.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Petroleum Product” shall mean crude oil, intermediate feedstocks, blendstocks, and finished and unfinished petroleum products, including without limitation, asphalt, gasoline, diesel fuels, fuel oil, jet fuels, and atmospheric gas oil; provided that such term shall not include solvents.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

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          “Prime Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest, for any day, at the rate determined from time to time by the Administrative Agent’s New York branch and which is stated as the “prime rate” in its books and records, plus 1.75%. The Administrative Agent’s New York branch’s determination of its prime rate shall be conclusive and final and such prime rate is a reference rate and does not necessarily reflect the lowest interest rate charged by the Administrative Agent’s New York branch. Promptly after the Borrower’s request, the Administrative Agent will advise the Borrower of the then applicable Prime Rate.
          “Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Indebtedness” shall mean Indebtedness that Refinances any Indebtedness of the Borrower or any of its subsidiaries outstanding or permitted to be Incurred by the Borrower on the Closing Date under the terms of this Agreement or Incurred after the Closing Date in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and
(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;
          provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary of the Borrower that Refinances Indebtedness of the Borrower.
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Business” shall mean any business in which the Borrower or any of its subsidiaries was engaged on the Closing Date and any business related, ancillary or complementary to any business of the Borrower or any of its subsidiaries in which the Borrower or any of its subsidiaries was engaged on the Closing Date.
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any money market account, investment account, fund or other account that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such person and such person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration (1) into or through the Environment, (2) from any vehicle (including, without limitation, surface vehicles, ships and aircraft) or (3) within or upon any building, structure, facility, vehicle or fixture.
          “Required Lenders” shall mean, at any time, Lenders holding a majority in principal amount of the Loans outstanding at such time or, if no Loans shall be outstanding, Lenders representing a majority in principal amount of the Commitments.
          “Responsible Officer” of any person shall mean any of the chairman of the board of directors, chief executive officer and chief financial officer of such person and, with respect to the Borrower only, Harlin Dean (Vice President and Secretary of the Borrower).
          “Restricted Payment” shall be as defined in Section 6.08.
          “Revolving Credit Facility” shall mean the Amended and Restated Loan and Security Agreement, dated as of October 22, 2009, by and among, inter alia, the Borrower, Holdings, certain financial institutions and Bank of America, N.A., as agent thereunder.
          “S&P” shall mean Standard & Poor’s Rating Service.
          “Sale/Leaseback Transaction” shall mean an arrangement relating to property owned by the Borrower or any of its subsidiaries on the Closing Date or thereafter acquired by the Borrower or any of its subsidiaries whereby the Borrower or any such subsidiary transfers such property to a person (other than to the Borrower or any other subsidiary) and the Borrower or any such subsidiary, as applicable, leases it from such person.

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          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
          “Security Documents” shall mean the Guarantee and Collateral Agreement, and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.09.
          “Stated Maturity” shall mean, with respect to any security or obligation, the date specified in such security as the fixed date on which the final payment of principal of such security or obligation is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or obligation at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
          “Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of May 7, 2008, among Valero, the Borrower and, for the limited purposes set forth therein, Valero Refining Company-Louisiana, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto (including agreements identified therein as the “Other Agreements”).
          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary Guarantor” shall mean each subsidiary of the Borrower other than any subsidiary that is a CFC. There are no Subsidiary Guarantors as of the Closing Date.
          “Subsidiary Guaranty” shall mean a Guarantee by a Subsidiary Guarantor of the Borrower’s obligations with respect to the Loans.
          “Synthetic Lease” shall mean as to any person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.
          “Synthetic Lease Obligations” shall mean as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic

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Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
          “Temporary Cash Investments” shall mean any of the following:
(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;
(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), Israel Discount Bank of New York, Bank Leumi USA, Bank Hapoalim or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(4)	investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and
(5)	investments in securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

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          “Term Loan Facility” shall mean that certain term loan agreement entered into by the Borrower and Holdings that provided for a term loan facility in the aggregate principal amount of $302,000,000 in connection with the acquisition by the Borrower of all the issued and outstanding Equity Interests Valero Refining Company-Louisiana.
          “Transaction Costs” shall mean the fees and expenses incurred by, or required to be reimbursed or paid by, the Borrower in connection with the initial closing contemplated by the Transactions.
          “Transactions” shall have the meaning assigned to such term in Section 3.02.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the 1-Month LIBOR Rate, the 2-Week LIBOR Rate and the Prime Rate.
          “Valero” means Valero Refining and Marketing Company, a Delaware corporation
          “Voting Stock” of a person shall mean all classes of Equity Interests or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
          “wholly owned” shall mean, in respect of any subsidiary of any person, that Equity Interests representing 100% of the Equity Interests (except for directors’ qualifying shares and shares issued to management or employees) of such subsidiary are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference to any document, instrument or agreement includes

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any amendments, waivers and other modifications, extensions or renewals thereto and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
ARTICLE II
The Credits
          SECTION 2.01. Commitments and Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan in dollars to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment under the Facility. Amounts paid or prepaid in respect of the Loans may not be reborrowed.
          SECTION 2.02. Loans. (a) Each Loan shall be made as part of a single Borrowing consisting of the Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
          (a) Subject to Section 2.14, each Borrowing shall be comprised entirely of 1-Month LIBOR Loans, 2-Week LIBOR Loans or Prime Rate Loans as the Borrower may request pursuant to Section 2.03 or 2.09. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) be inconsistent with the obligations of such Lender under Section 2.20.
          (b) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the

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Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          SECTION 2.03. Borrowing Procedure.
          (a) In order to request the Borrowing under Section 2.01, the Borrower shall hand deliver, telecopy or send by electronic communication to the Administrative Agent a duly completed Borrowing Request prior to the Closing Date. The Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing is to be a 1-Month LIBOR Loan, a 2-Week LIBOR Loan or a Prime Rate Loan and (ii) the number and location of the account to which funds are to be disbursed; and (iii) the amount of the Borrowing; provided, however, that, notwithstanding any contrary specification in the Borrowing Request, the Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in the notice, then the requested Borrowing shall be a Prime Rate Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
          (b) If the conditions of lending set forth at Article IV have been satisfied on or before the Closing Date, the Lenders shall, on the Closing Date, make a Loan in dollars to the Borrower in a principal amount equal to such Lender’s Commitment under the Facility.
          SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the Loan of such Lender as provided in Section 2.10.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

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          (b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.
          (c) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          (d) Any Lender may request that the Loan made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in the form set forth at Exhibit D or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          SECTION 2.05. [Intentionally Omitted]
          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07 and 9.09, the Loans comprising each 1-Month LIBOR Borrowing, 2-Week LIBOR Borrowing and Prime Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when a Borrowing bears interest at the Prime Rate and over a year of 360 days at all other times and, in all cases, calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the 1-Month LIBOR Rate, the 2-Week LIBOR Rate or the Prime Rate, respectively.
          (b) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.
          (c) The applicable 1-Month LIBOR Rate, 2-Week LIBOR Rate or Prime Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.07. Default Interest. At any time when a Default or an Event of Default shall have occurred and be continuing, each of the interest rates referred to in Section 2.06 shall be increased by 2.00% per annum. If the Borrower shall default in the payment of any amount (other than the principal of any Loan) becoming due hereunder or

29

under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment), at the rate per annum that would be applicable to a Loan under Section 2.06 plus 2.00% per annum.
          SECTION 2.08. Termination of Commitments. The Commitments shall automatically terminate at 5:00 p.m., New York City time, on March 19, 2010.
          SECTION 2.09. Conversion of Borrowings. (a) The Borrower shall have the right at any time upon prior irrevocable telephonic notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert any Borrowing into another Type of Borrowing, followed by prompt written notice, subject in each case to the following:
          (i) each conversion shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
          (ii) if less than all the outstanding principal amount of any Borrowing shall be converted, then each resulting Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than three Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings;
          (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
          (iv) if any Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15; and
          (v) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted.
          (b) Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted, (ii) the Type of Borrowing to which such Borrowing is to be converted, and (iii) the date of such conversion (which shall be a Business Day). The Administrative Agent shall advise the Lenders of any notice given pursuant to this

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Section and of each Lender’s portion of any converted Borrowing. If the Borrower shall not have given notice in accordance with this Section to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a Borrowing of the same Type it was immediately prior to such continuation into a new Interest Period.
          SECTION 2.10. Repayment of Borrowings. (a) To the extent not previously paid, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the Maturity Date, the principal amount of all outstanding Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
          (b) All repayments pursuant to this Section 2.10 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.
          SECTION 2.11. Optional Prepayments(a) . (a) The Borrower may at any time prepay any Borrowing, in whole or in part, upon, either (i) in the case of any 1-month LIBOR Loan or a 2-Week LIBOR Loan, at least three Business Days’ or (ii) in the case of any PRIME Rate Loan, at least one Business Day’s, prior written or telecopy notice or notice by electronic communication (or telephone notice promptly confirmed by written or telecopy notice or notice by electronic communication); provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.11 and of each Lender’s portion of any prepayment.
          (b) Optional prepayments of Loans shall be applied pro rata against the outstanding principal due in respect of the Loans under Section 2.10(a).
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.
          (d) All prepayments under this Section shall be accompanied by accrued and unpaid interest on the principal amount prepaid to but excluding the date of payment.
          SECTION 2.12. Mandatory Prepayments.
          (a) Subject to the terms and conditions of the Intercreditor Agreement, in the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, apply all such Net Cash Proceeds to prepay outstanding Loans.

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          (b) Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata among the Loans and applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Sections 2.10(a)(i), (ii) and (iii).
          (c) The Borrower shall, to the extent practicable, notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment under this Section, either (i) in the case of any 1-month LIBOR Loan or a 2-Week LIBOR Loan, at least three Business Days or (ii) in the case of any PRIME Rate Loan, at least one Business Day, before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amounts prepaid. All prepayments of Borrowings under this Section shall be subject to Section 2.15, but shall otherwise be without premium or penalty.
          (d) Notwithstanding any other provision of this Section, the Borrower may defer any prepayment of less than $1,000,000 that would otherwise be required to be made under this Section until the aggregate amount of all prepayments so deferred shall exceed $1,000,000, at which time the Borrower shall make all such deferred prepayments.
          (e) All amounts required to be paid pursuant to this Section 2.12 shall be applied first, to prepay outstanding Loans of Lenders that accept the same. Any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.12, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). All such accepted prepayments shall be applied first, to the scheduled installments of principal due in respect of the Loans under Section 2.10 within 12 months of the date on which such prepayment is made and second, pro rata to the remaining scheduled installments of principal due in respect of the Loans under Section 2.10. Thereafter, the remaining Declined Proceeds shall be retained by the Borrower.
          (f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. If at the time of any prepayment pursuant to Section 2.12 there shall be outstanding Borrowings of different Types, and if some but not all Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to the outstanding Borrowings of the accepting Lenders.

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          SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 20 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.14. Change in Legality. If it shall be unlawful for any Lender to make, maintain or fund any Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Administrative Agent and the Borrower describing such illegality. Effective immediately upon the giving of such notice, the obligation of such Lender to make Loans shall be suspended for the duration of such illegality and, if and when such illegality ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Borrower.

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          SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any 1-Month LIBOR Loan or 2-Week LIBOR Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any 1-Month LIBOR Loan or 2-Week LIBOR Loan into a Prime Rate Loan, or (iii) any 1-Month LIBOR Loan or 2-Week LIBOR Loan to be made by such Lender (including any 1-Month LIBOR Loan or 2-Week LIBOR Loan to be made pursuant to a conversion under Section 2.09) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.
          SECTION 2.16. Pro rata Treatment. Except as required under Sections 2.12(f) and 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Obligor, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of

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banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
          SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at 1177 Avenue of the Americas, New York, NY 10036.
          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.
          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date of any payment that the Borrower will not make the payment, the Administrative Agent may assume that the Borrower has made the payment in accordance with paragraph (a) above and the Administrative Agent may, in reliance upon such assumption, disburse such payment to the Lenders in accordance with this Agreement. If the Administrative Agent shall have so disbursed the payment to the Lenders, to the extent that the Borrower shall not have made the payment to the Administrative Agent, each Lender agrees to return any amount paid to it by the Administrative Agent in reliance on this clause (c) forthwith on demand together with interest thereon, for each day from the date such demand until the date such amount is returned to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
          SECTION 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Obligor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the

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Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Obligor shall make such deductions and (iii) the Borrower or such Obligor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Obligor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other person.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Obligor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is

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located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19 or (iv) any Lender withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 9.08, and that has been consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, (1) require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (2) in the case of clause (iv) only, prepay all Loans of such Lender; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.13 and Section 2.15; provided further that, if prior to any such transfer and assignment in accordance with clause (i), (ii) or (iii), the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13 or notice under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.19, then such Lender shall use reasonable

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efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
          SECTION 3.01. Organization; Powers. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
          SECTION 3.02. Authorization. The execution, delivery and performance by each Obligor of each of the Loan Documents to which it is a party, the borrowings hereunder, the use of the proceeds of such borrowings, the creation of the Liens created by the Security Documents and the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action of such Obligor and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of such Obligor, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement to which such Obligor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its subsidiaries

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(other than any Lien created hereunder or under the Security Documents). Each of the Borrower and its subsidiaries has been duly designated as, and constitutes, an “Unrestricted Subsidiary” under, and as defined in, the Existing Parent Term Credit Agreement. The Borrower and its subsidiaries have been duly designated as, and constitute, “Alon Louisiana Subsidiaries” under, and as defined in, the Existing Parent Revolving Credit Agreement, and the provisions of the Waiver, Consent, Partial Release and Fourth Amendment dated as of July 2, 2008 executed in connection with the Existing Parent Revolving Credit Agreement have not been amended or otherwise modified.
          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Obligor that is a party thereto will constitute, a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or material filing with or other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and (b) those which will have been made or obtained and which will be in full force and effect on the Closing Date.
          SECTION 3.05. Financial Statements. The financial statements of the Borrower contained in the Borrower’s registration statement on Form S-4 (registration number 333-163942) filed with the SEC on December 12, 2009, at the time such registration statement became effective, present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods. The balance sheets incorporated therein, and, with respect to the annual and quarterly statements, the notes thereto incorporated therein, disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
          SECTION 3.06. No Material Adverse Change. Since December 31, 2008, no event or condition has occurred or existed that has resulted, or could reasonably be expected to result, in a materially adverse effect on the business, assets, results of operations, financial condition or prospects of the Borrower and its subsidiaries, taken as a whole.
          SECTION 3.07. Title to Properties; Possession Under Leases.
          (a) The Borrower and each of its subsidiaries has good and indefeasible title to, or good and valid leasehold interests in, all its material properties and assets, except for Permitted Liens and minor defects in title that in each case or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted

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or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
          (b) The Borrower and each of its subsidiaries has complied with all material obligations under all leases to which it is a party and all such leases are in full force and effect. The Borrower and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases where the Borrower and each of its subsidiaries is a lessee.
          SECTION 3.08. Subsidiaries. The Borrower has no subsidiaries.
          SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) None of the Borrower or any of its subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any such material properties, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. Agreements. (a) Neither the Borrower nor any of its subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Borrower nor any of its subsidiaries (nor, to the knowledge of the Borrower or any of its subsidiaries, any other person) is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness (including the Offtake Agreement or any ExxonMobil Pipeline Supply Contract), or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

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          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          SECTION 3.12. Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.
          SECTION 3.14. Tax Returns. Each of the Borrower and its subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such subsidiary, as applicable, has set aside on its books adequate reserves.
          SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; provided that to the extent such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed to be reasonable in light of the circumstances when made and due care in the preparation of such information, report, financial statement, exhibit or schedule
          SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

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          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its subsidiaries or otherwise covering the Collateral as of the date hereof and the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
          SECTION 3.19. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and, when the deliveries of certificates representing pledged Equity Interests and Indebtedness that are certificated have been made and financing statements in appropriate form have been filed in the offices specified on Schedule 5 to the Perfection Certificate, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the security interests in such Collateral not required to be perfected pursuant to the terms of the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 and as otherwise provided in the Intercreditor Agreement, where applicable.
          SECTION 3.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its subsidiaries pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its subsidiaries, or for which any claim may be made against the Borrower or any of its subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such subsidiary, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its subsidiaries is bound.

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          SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and each Subsidiary Guarantor will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and each Subsidiary Guarantor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and each Subsidiary Guarantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and each Subsidiary Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date on which the Loans are made hereunder.
          SECTION 3.22. Senior Indebtedness. Obligations of the Borrower hereunder constitute senior indebtedness (however denominated) in respect of any subordinated Indebtedness of the Borrower or any Subsidiary Guarantor.
          SECTION 3.23. Sanctioned Persons. None of the Borrower or its subsidiaries or, to the knowledge of the Borrower or its subsidiaries, any director, officer, agent, employee or Affiliate of the Borrower or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Borrower will not directly or indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
          SECTION 3.24. Intellectual Property. The Borrower and each of its subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to the Borrower’s knowledge, threatened Intellectual Property Claim with respect to the Borrower, any of its subsidiaries or any of their property (including any Intellectual Property) that has had or could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.25. First Purchaser Liens. None of the Petroleum Product owned or purchased by the Obligors is subject to a First Purchaser Lien except as the Obligors may have previously notified the Agent in accordance with Section 5.05(d).
ARTICLE IV
Conditions of Lending
          SECTION 4.01. Conditions of Lending. The obligations of the Lenders to make Loans as part of any Borrowing hereunder are subject to the satisfaction of the following conditions:

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          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.
          (b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) The Borrower and each other Obligor shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed on or prior to the date of such Borrowing, and at the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.
          (d) The Administrative Agent shall have received to its satisfaction, on behalf of itself and the Lenders, a written opinion of Jones Day.
          (e) All legal matters related to this Agreement, the other Loan Documents and the Transactions shall be satisfactory to the Lenders and to the Administrative Agent and, to the extent previously requested, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Section 326 of the USA Patriot Act.
          (f) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other organizational documents, including all amendments thereto, of each Obligor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Obligor as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Obligor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or comparable document of such Obligor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such Obligor authorizing the execution, delivery and performance of the Loan Documents to which such Obligor is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Obligor have not been amended since the date of the copy certified by the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Obligor; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

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          (g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions precedent set forth in paragraphs (b) and (c) above and paragraph (i) below.
          (h) The Administrative Agent shall have received all amounts due and payable on or prior to the date of the initial borrowing hereunder, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
          (i) The Guarantee and Collateral Requirement shall be satisfied.
          (j) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Obligors in the states (or other jurisdictions) specified by the Collateral Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) are permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
          (k) The Collateral Agent shall have received a Perfection Certificate dated the Closing Date and duly executed by a Responsible Officer of the Borrower.
          (l) The Administrative Agent shall have received evidence that insurance required by Section 5.02 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as loss payee thereunder and naming the Administrative Agent, the Collateral Agent and the Lenders as additional insured, in each case to the extent required by Section 5.02.
          (m) The Administrative Agent shall have received one or more Environmental assessment reports, in form and substance and from an independent Environmental assessment firm satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied as to the amount and nature of any Environmental and employee health and safety exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such subsidiaries with respect thereto.
          (n) The Lenders shall have received the audited and unaudited financial statements and reports referred to in Section 3.05, which financial statements and reports shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.
          (o) All requisite Governmental Authorities shall have approved or consented to the Transactions to the extent required by applicable law or regulation, all applicable appeal periods shall have expired and there shall not be any pending or, to the knowledge of the Borrower, threatened litigation or governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or to result in a Material Adverse Effect.

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          (p) After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans hereunder and (ii) the Indebtedness permitted under Section 6.01(a)(ii), (iii), (iv), (vii), (viii) and (x). All Indebtedness under the Revolving Credit Facility shall be repaid on the Closing Date and all lending commitments in respect thereof shall be terminated and all Liens securing such Indebtedness shall be released or arrangements, to the satisfaction of the Administrative Agent, shall have been made for such release.
          (q) The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
          (r) The Administrative Agent shall have received from Bank Hapoalim B.M., Israel, a letter of undertaking providing for cash collateral in an amount equal to the aggregate Commitments to be held by Bank Hapoalim B.M., Israel, to secure the Obligations of the Borrower pursuant to this Agreement.
          (s) Arrangements shall have been made, to the satisfaction of the Administrative Agent, for the cancellation of the BH Letters of Credit and the delivery to the Administrative Agent of (i) the BH Letters of Credit and (ii) a letter of termination in the form set forth at Exhibit E.
ARTICLE V
Affirmative Covenants
          The Borrower covenants and agrees with each Lender that on the Closing Date and so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its subsidiaries to:
          SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times

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maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by insurers reasonably acceptable to the Collateral Agent and in amounts and limits of deductibles (if the Lender so permits) reasonably acceptable to the Lender and forms reasonably acceptable to the Lender; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law; provided, however that in no event shall the Borrower’s insurance for property and business interruption be for less than a combined single limit of $100,000,000.
          (b) Subject to the rights of the Trustee (as defined in the Indenture) and/or the Note Collateral Agent (as defined in the Intercreditor Agreement) under the Indenture Documents (as defined in the Indenture), use best efforts to cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable/additional insured endorsements, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Subsidiary Guarantors under such policies directly to the Collateral Agent; cause any distribution payable under any such policy that is not so endorsed to be payable for the joint account of the Borrower and the Collateral Agent (and not payable individually to the Borrower) and promptly take all steps necessary to cause such distribution to be payable for the sole account of the Collateral Agent, acting on behalf of the Lenders; cause all such policies to provide that none of the Borrower, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent, on behalf of the Lenders and the Secured Parties, respectively, may reasonably require from time to time to protect their interests; deliver certificates of insurance evidencing the insurance required herein to the Collateral Agent; and cause each such policy to provide that it shall not be canceled, modified or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Borrower and the Lenders (which notice the Borrower hereby agrees to deliver to the Collateral Agent within one Business Day of receipt); and deliver to the Collateral Agent, ten Business Days prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal reasonably satisfactory to

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the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof that would otherwise not be permitted by Section 6.02; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.
          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which will distribute to each Lender:
          (a) within 45 days after the end of each fiscal quarter (or, if such fiscal quarter end is also the end of the Borrower’s fiscal year, 90 days after the end of such fiscal year), the Borrower’s consolidated and consolidating balance sheet and related consolidated and consolidating statements of income and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of their operations and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year with comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes provided, however, that such obligation shall be satisfied if the Borrower timely files with the SEC all quarterly and annual reports that the Borrower is required to file with the SEC on Forms 10-Q and 10-K, provided, further, that the availability of the foregoing materials on the SEC’s EDGAR service (or its successor) will be deemed to satisfy the Borrower’s delivery obligation;
          (b) concurrently with any delivery, or deemed delivery, of financial statements under paragraph (a) above, a certificate of a Responsible Officer certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
          (c) promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its

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ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
          (d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice within five Business Days of the following:
          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (d) any purchase of Petroleum Product from a person who may be the beneficiary of a First Purchaser Lien or may belong to the class of persons intended to be protected by a statute or other law providing for a First Purchaser Lien, at least five (5) Business Days before the initial purchase from such person; or
          (e) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, provided, however, that if the Borrower files with the SEC any notice or other filing relating to any of the matters referenced in paragraph (a) above, the Borrower shall, by 5:30 p.m. New York City time on the day of filing, furnish to the Administrative Agent a copy of such filing.
          SECTION 5.06. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Obligor will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any of its subsidiaries during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and

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condition of the Borrower or any of its subsidiaries with the officers thereof and independent accountants therefor.
          SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13.
          SECTION 5.08. Senior Indebtedness Designation. In the event that the Borrower or any of its subsidiaries shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of the Borrower or such subsidiary, take all actions necessary to cause the obligations of the Borrower hereunder to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the obligations of the Borrower hereunder are hereby designated as “senior indebtedness” and, to the extent applicable, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness.
          SECTION 5.09. Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and fixture filings and other documents), which may be required under any applicable law, or which the Administrative Agent or the Collateral Agent may reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times, all at the expense of the Borrower and the Subsidiary Guarantors. The Borrower also agrees to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) Furnish to the Collateral Agent prior written notice of any change (i) in the corporate name of the Borrower or any Subsidiary Guarantor, (ii) in the identity or corporate structure or jurisdiction of formation of the Borrower or any Subsidiary Guarantor and (iii) in the Federal Taxpayer Identification Number of the Borrower or any Subsidiary Guarantor. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or are simultaneously made) under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and the Borrower agrees to take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees to notify the Administrative Agent, within five Business Days of such occurrence, if any material portion of the Collateral is damaged or destroyed.

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          (c) In the case of the Borrower, upon request of the Administrative Agent, deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.
          (d) The Administrative Agent may request, at the Borrower’s expense, a market value appraisal, in form and substance reasonably satisfactory to the Administrative Agent, of the Collateral, with such appraisal conducted by an appraiser selected by the Borrower and reasonably satisfactory to the Administrative Agent (i) after the occurrence, and during the continuance of a Default or (ii) if the Administrative Agent provides a certificate to the Borrower to the effect that it has reasonable grounds to believe that (x) there has been a material reduction in the value of the Collateral or (y) any appraisal conducted with respect to the Collateral was inaccurate in any material respect.
          SECTION 5.10. [Intentionally Omitted]
          SECTION 5.11. Crack Spread Hedging Agreement. Prior to entering into any Crack Spread Hedging Agreement, the Borrower shall, if requested by the Administrative Agent, provide to the Administrative Agent such Crack Spread Hedging Agreement for the Administrative Agent’s review and approval to its reasonable satisfaction. In no event shall any Crack Spread Hedging Liens attach to (a) any of the ABL Priority Collateral or (b) any cash or Permitted Investments of any Obligor other than proceeds from the issuance of the Notes following repayment of the Term Loan Facility and cash collateral contributed for such purpose by Parent and its Affiliates (other than Holdings and any of its subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or any of its subsidiaries by Parent and its Affiliates (other than Holdings and its subsidiaries)); provided, that it is acknowledged and agreed that any such cash or Permitted Investments that become subject to Crack Spread Hedging Liens upon deposit in a Crack Spread Hedging Cash Collateral Account will be ABL Priority Collateral prior to such deposit.
          SECTION 5.12. Additional Subsidiaries. If any subsidiary of the Borrower (other than any Inactive Subsidiary or a subsidiary of the Borrower that is a CFC) is formed or acquired after the Closing Date or if any such subsidiary that was previously an Inactive Subsidiary ceases to qualify as an Inactive Subsidiary, the Borrower will, as promptly as practicable and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing) after such event, notify the Administrative Agent thereof and cause such subsidiary to become a party to the Guarantee and Collateral Agreement and execute and delivery such Loan Documents and other documents as the Administrative Agent may reasonably request, and take such other actions as the Administrative Agent shall require to evidence and perfect a Lien in favor of the Administrative Agent (for the benefit of Secured Parties) on all assets of such subsidiary and any Equity Interests issued by such subsidiary consistent with the terms of this Agreement, including delivery of such Deposit Account Control Agreements and

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legal opinions as it shall deem appropriate, all in form and substance acceptable to the Administrative Agent.
          SECTION 5.13. Compliance with Law; Maintenance of Licenses. Each Obligor shall comply, and shall cause each of its subsidiaries to comply, in all material respects with all applicable laws (including the Federal Fair Labor Standards Act, all Environmental Laws, and, to the extent applicable to such Obligor or its subsidiaries, the Sarbanes-Oxley Act). Each Obligor shall, and shall cause each of its subsidiaries to, obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date.
ARTICLE VI
Negative Covenants
          SECTION 6.01. Limitation on Indebtedness. (a) Neither Borrower nor any of its subsidiaries will create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except the following:
          (i) Indebtedness created under the Loan Documents;
          (ii) Indebtedness created under the Indenture, or Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed the difference of (A) $320,000,000 less (B) 25% of all prepayments made of the principal amount thereof (other than prepayments from proceeds of Refinancing Indebtedness) (the “Permitted Note Facility”);
          (iii) Indebtedness set forth on Schedule 6.01, but not any extensions, renewals or replacements of any such Indebtedness;
          (iv) Guarantees incurred in compliance with Section 6.04(f).
          (v) Indebtedness of the Borrower or any of its subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,000,000 at any time outstanding;
          (vi) Indebtedness of any person that becomes a subsidiary of the Borrower (or of any person not previously a subsidiary of the Borrower that is merged or consolidated with or into a subsidiary of the Borrower in a Permitted Acquisition) after the date hereof, or Indebtedness of any person that is assumed

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by any such subsidiary in connection with an Acquisition of assets by such subsidiary in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such person becomes a subsidiary of the Borrower (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such person becoming a subsidiary (or such merger or consolidation) or such assets being acquired, (ii) the aggregate principal amount of Indebtedness permitted by this clause (vi)(e) shall not exceed $15,000,000 at any time outstanding and (iii) neither the Borrower nor any of its subsidiaries (other than such person or the subsidiary with which such person is merged or consolidated or that so assumes such person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
          (vii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
          (viii) Indebtedness under performance, surety, statutory, insurance, appeal or similar bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
          (ix) any Crack Spread Hedging Support LC and reimbursement obligations incurred in connection therewith;
          (x) Indebtedness incurred under Hedging Agreements permitted pursuant to Section 6.07;
          (xi) any other unsecured Indebtedness of the Borrower and/or its subsidiaries; and
          (xii) indebtedness secured by liens permitted under Section 6.02(h).
          (b) For purposes of determining compliance with Section 6.01(a) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described herein, the Borrower, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Borrower shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described herein, including under paragraph (a).
          SECTION 6.02. Liens. Neither the Borrower nor any of its subsidiaries will create, incur, assume or permit to exist any Lien on any asset now owned or leased or hereafter acquired or leased by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
          (a) Liens created under the Loan Documents;

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          (b) Permitted Encumbrances;
          (c) any Lien on any asset of the Borrower or any of its subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided, that (A) such Lien shall not apply to any other asset of the Borrower or any of its subsidiaries and (B) such Lien shall secure only those obligations that it secures on the Closing Date;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any of its subsidiaries; provided, that (A) such Liens secure Indebtedness permitted by Section 6.01(a)(v), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens shall not apply to any other asset of the Borrower or any of its subsidiaries;
          (e) any Lien existing on any asset prior to the Acquisition thereof by the Borrower or any of its subsidiaries; provided that (A) such Lien is not created in contemplation of or in connection with such Acquisition, (B) such Lien shall not apply to any other asset of the Borrower or any of its subsidiaries and (C) such Lien shall secure only those obligations that it secures on the date of such Acquisition;
          (f) Liens created under the Note Documents or any other definitive documentation for the Permitted Note Facility, or Refinancing Indebtedness in respect thereof; provided, that (A) such Liens secure only Indebtedness permitted by Section 6.01(a) and other obligations thereunder not constituting Indebtedness or are otherwise permitted under clause (g) below and (B) such Liens on Collateral (as defined in the Intercreditor Agreement) are subject to the terms of the Intercreditor Agreement;
          (g) Liens on the Non-ABL Priority Collateral to secure obligations of the Borrower under any Crack Spread Hedging Agreement or any Crack Spread Hedging Support LC; provided, that the aggregate principal amount of the Crack Spread Hedging Cash Collateral subject to the Liens permitted by this clause (g) shall not exceed the limitations set forth in the definition of Crack Spread Hedging Cash Collateral; and
          (h) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.
          Notwithstanding anything herein to the contrary, neither the Borrower nor any of its subsidiaries will create, incur, assume or permit to exist any consensual Lien on any asset now owned or hereafter acquired by it to secure the obligations of the Borrower under the Earnout Agreement.
          SECTION 6.03. Sale/Leaseback Transactions. Neither the Borrower nor any of its subsidiaries will enter into any Sale/Leaseback Transaction.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither the Borrower nor any of its subsidiaries will acquire (including

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pursuant to any merger or consolidation with any person that was not a wholly owned subsidiary prior thereto) assets other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and its subsidiaries, taken as a whole, or make or otherwise permit to exist any Investment in any other person or any Acquisition, except:
          (a) Permitted Acquisitions;
          (b) Investments in Permitted Investments;
          (c) Investments existing on the Closing Date and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Closing Date);
          (d) Investments by the Borrower and its subsidiaries in the Equity Interests of their respective subsidiaries; provided, that (A) such subsidiaries are subsidiaries prior to such Investments and (B) any such Equity Interests held by any Obligor shall be pledged pursuant to the Guarantee and Collateral Agreement;
          (e) loans or advances made by the Borrower or any of its subsidiaries to any subsidiary;
          (f) Permitted Guarantees and Guarantees by the Borrower or any of its subsidiaries of Indebtedness or other obligations of the Borrower or any other Obligor; provided, that (A) a subsidiary of the Borrower that is not also a Subsidiary Guarantor hereunder shall not Guarantee any Indebtedness or other obligations under or pursuant to the Indenture, and (B) no subsidiary of the Borrower shall Guarantee any Indebtedness or other obligation of the Borrower except for any such Guarantees under the Loan Documents or under the definitive documentation for the Permitted Note Facility;
          (g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (h) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.06;
          (i) Investments in the form of Hedging Agreements permitted by Section 6.07;
          (j) payroll, travel and similar advances to directors and employees of the Borrower or any of its subsidiaries to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

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          (k) loans or advances to directors and employees of the Borrower or any of its subsidiaries made in the ordinary course of business; provided, that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000;
          (l) purchases of crude oil and other inventory, supplies and materials in the ordinary course of business; and
          (m) other Investments (other than Permitted Acquisitions).
          SECTION 6.05. Mergers, Consolidations and Other Fundamental Changes. Neither the Borrower nor any of its subsidiaries will merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except if, at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (1) any subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (2) any subsidiary of the Borrower (other than an Obligor) may merge into or consolidate with any other subsidiary (other than an Obligor) in a transaction in which the surviving entity is a subsidiary and (3) any subsidiary that is an Inactive Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not adverse to the interests of the Lenders.
          SECTION 6.06. Asset Sales. Neither the Borrower nor any of its subsidiaries will sell, transfer, lease or otherwise dispose of (it being understood that a casualty to, or a condemnation of, any asset shall not be deemed to be a disposition thereof) any asset, including any Equity Interest owned by it, nor will any subsidiary of the Borrower issue any additional Equity Interest in such subsidiary (other than to the Borrower or any other of subsidiary of the Borrower in compliance with Sections 6.04 and 6.10) (each of the foregoing, an “Asset Sale”), except:
          (a) any single transaction or series of related transactions that involves the sale, lease, transfer or other disposition of assets having a fair market value of less than $5,000,000;
          (b) any sale, lease, conveyance or other disposition of products, services, inventory, accounts receivable or other assets or rights in the ordinary course of business and any sale, conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;
          (c) sales, leases, transfers and other dispositions (i) to the Borrower, (ii) between or among the Borrower and the Subsidiary Guarantors (if any) and/or (iii) of assets of or interests in Inactive Subsidiaries;
          (d) issuances and sales by the Borrower of its common stock to management or employees of the Borrower or any of its subsidiaries (the common stock so issued and sold in compliance with this clause (c) being referred to as the “Permitted Compensation Incentive Equity Interests”); provided that the Permitted Compensation Incentive Equity Interests (A) shall have no voting rights and (B) shall not, at any time,

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represent more than 5.0% of aggregate equity value represented by the issued and outstanding common stock of the Borrower;
          (e) licenses and sublicenses by the Borrower or any of its subsidiaries of intellectual property in the ordinary course of business;
          (f) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
          (g) the granting of Liens not prohibited by Section 6.02 and the exercise of any power of sale or other remedy under any such Lien;
          (h) the sale or other disposition of cash and/or Permitted Investments;
          (i) Restricted Payments that do not violate Section 6.08;
          (j) the disposition of cash and Permitted Investments into a Crack Spread Hedging Cash Collateral Account to the extent such cash and Permitted Investments constitute Crack Spread Hedging Cash Collateral upon such deposit; and
          (k) sales, transfers and other dispositions of assets (other than Equity Interests in any subsidiary of the Borrower) that are not permitted by any other clause of this Section; provided, that (i) the Borrower or any of its subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or issued or otherwise disposed of and (ii) at least 75% of the consideration received in such Asset Sale by the Borrower or any of its subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments; provided, however, that, for purposes of this clause (k) (but not for purposes of determining the Net Cash Proceeds from any Asset Sale), each of the following will be deemed cash: (A) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet or as would be reflected on a balance sheet, of the Borrower or any such subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations incurred by the Borrower under this Agreement) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Borrower or such subsidiary from further liability, (B) any securities, notes or other obligations received by the Borrower or any such subsidiary from such transferee that are converted by the Borrower or such subsidiary into cash within 90 days after their receipt, to the extent of the cash received in that conversion, and (C) any stock or assets that (1) are not classified as current assets under GAAP and are used or useful in a Permitted Business or (2) comprise the stock or assets of a Permitted Business that is or becomes a subsidiary of the Borrower.
          SECTION 6.07. Hedging Agreements.
          (a) Neither the Borrower nor any of its subsidiaries will enter into any Hedging Agreement except (A) Crack Spread Hedging Agreements, (B) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any of its

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subsidiaries has actual exposure (other than in respect of Indebtedness of the Borrower or any such subsidiary) and not for speculative purposes and (C) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its subsidiaries and not for speculative purposes.
          (b) During the term (including any extensions thereof) of any Crack Spread Hedging Agreement, neither the Borrower nor any of its subsidiaries will enter into any Hedging Agreement or other arrangement with any person the economic effect of which, in respect of the Borrower, is opposite to the economic effect of the Crack Spread Hedging Agreement.
          SECTION 6.08. Restricted Payments.
          (a) The Borrower will not, and will not permit any of its subsidiaries (other than Inactive Subsidiaries) to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any such subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its subsidiaries) or to the direct or indirect holders of the Borrower’s or any such subsidiaries’ Equity Interests solely in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends, payments or distributions payable to the Borrower or a subsidiary of the Borrower);
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; or
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Subsidiary Guarantor that is contractually subordinated in right of payment to the Obligations of the Borrower incurred under this Agreement (excluding any intercompany Indebtedness between or among the Borrower and any of its subsidiaries), except payments of interest or principal at the stated maturity thereof and payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case within one year of the due date thereof;
(all such declarations, payments, distributions, purchases, redemptions, acquisitions, retirements and defeasances set forth in these clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

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          (A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
          (B) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio, as defined in the Indenture, test set forth in Section 4.09(a) of the Indenture; and
          (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its subsidiaries (other than Inactive Subsidiaries) since the Closing Date (excluding Restricted Payments permitted by clauses (2) through (11) of Section 6.08(b)), is less than the sum, without duplication, of:
          (1) 50% of the consolidated net income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such consolidated net income for such period is a deficit, less 100% of such deficit); plus
          (2) 100% of the aggregate net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from (x) the issue or sale of Equity Interests of the Borrower or (y) from the issue or sale of convertible or exchangeable Disqualified Stock of the Borrower or convertible or exchangeable debt securities of the Borrower (including any additional net proceeds received by the Borrower upon such conversion or exchange) that, in the case of this clause (y), have been converted into or exchanged for Equity Interests of the Borrower (in each case, other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a subsidiary of the Borrower and Excluded Contributions); minus
          (3) 100% of the aggregate amount of payments made by the Company since the Closing Date to Valero in respect of the Company’s obligations under the Earnout Agreement.
          (b) The provisions of Section 6.08(a) will not prohibit:
          (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;
          (2) so long as no Event of Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment by conversion into or in exchange for or for consideration consisting of, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially

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concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (C)(2) of Section 6.08(a);
          (3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;
          (4) so long as no Event of Default has occurred and is continuing or would be caused thereby, the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Subsidiary Guarantor that is contractually subordinated to the Indebtedness incurred by the Borrower under this Agreement with the net cash proceeds from a substantially concurrent incurrence of Indebtedness in connection with a Refinancing of such subordinated Indebtedness;
          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any of its subsidiaries held by any current or former officer, director, consultant or employee (or any of their respective heirs or estates) of the Borrower or any of its subsidiaries or of Parent or any of its other subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $4.0 million;
          (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent all or a portion of the consideration received in connection with the exercise, conversion or exchange thereof or any taxes required to be withheld in connection therewith;
          (7) so long as no Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower issued on or after the Closing Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of the Indenture;
          (8) payments of cash by the Borrower or any of its subsidiaries in lieu of the issuance of fractional shares upon the exercise of options or warrants or the conversion or exchange of Equity Interests of any such Person;
          (9) so long as no Event of Default has occurred and is continuing or would be caused thereby, in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to Indebtedness of the Borrower incurred under this Agreement, in each case, at a purchase price not greater than 101% of the principal amount of such

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Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value of such Indebtedness), plus any accrued and unpaid interest thereon;
          (10) Restricted Payments that are made with Excluded Contributions; and
          (11) other Restricted Payments in an aggregate amount not to exceed $5,000,000.
          SECTION 6.09. Transactions with Affiliates.
          (a) Neither the Borrower nor any of its subsidiaries will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (including Parent), except the following:
          (i) transactions in the ordinary course of business that are at prices and on terms and conditions not materially less favorable to the Borrower or such subsidiary than those that would have been obtained in a comparable transaction by the Borrower or its subsidiaries with an unrelated person;
          (ii) transactions between or among the Borrower and its subsidiaries not involving any other Affiliate (including any person that becomes a subsidiary in connection with such transaction);
          (iii) any Restricted Payment that does not violate the provisions of Section 6.08;
          (iv) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its subsidiaries entered in the ordinary course of business;
          (v) Investments permitted under Section 6.04(d);
          (vi) loans, advances, payments and reimbursements permitted under Section 6.04(b), (c), (e), (f), (j) and (k);
          (vii) any employment, secondment or consulting agreement, employee benefit plan, stock option, stock repurchase, severance, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its subsidiaries in the ordinary course of business;
          (viii) transactions with a person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a subsidiary, an Equity Interest in, or controls, such person;

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          (ix) payment of reasonable and customary fees and reimbursements of expenses to, and the provision of indemnities (pursuant to indemnity arrangements or otherwise) to, officers, directors or employees of the Borrower or any of its subsidiaries;
          (x) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower or contribution to the common equity capital of the Borrower;
          (xi) loans or advances to employees in the ordinary course of business not to exceed $750,000 in the aggregate at any one time outstanding;
          (xii) any Permitted Parent Payments;
          (xiii) reimbursements of costs and expenses (such as payroll) incurred by Parent or its subsidiaries on behalf of the Borrower or its subsidiaries;
          (xiv) the incurrence of Indebtedness owing to an Affiliate not prohibited by Section 6.01;
          (xv) transactions pursuant to any contract, agreement or arrangement described in the Offering Memorandum, as defined in the Indenture, under the caption “Certain Relationships and Related Party Transactions” and in effect on the Issue Date, as defined in the Indenture, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in the Borrower’s good faith judgment, materially more disadvantageous to the Borrower or its subsidiaries than the contract, agreement or arrangement as in effect on the Issue Date.
          (b) Neither the Borrower nor any of its subsidiaries will permit Parent or any of its Affiliates (other than Holdings and its subsidiaries) to own or hold any material asset or Governmental Approval that is necessary for the ownership of the Krotz Springs Refinery and the operation thereof substantially in the manner as conducted on the Closing Date.
          SECTION 6.10. Permitted Business. Neither the Borrower nor any of its subsidiaries will engage at any time in any business or activity other than the ownership and operation of a Permitted Business and activities directly related or incidental thereto.
          SECTION 6.11. Restrictive Agreements. Neither the Borrower nor any of its subsidiaries will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any of its subsidiaries to create, incur or permit to exist any Lien on any of its assets to secure any Obligations incurred under the Loan Documents or (b) the ability of any subsidiary of the Borrower to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Domestic Subsidiary or the ability of the Borrower or any Domestic Subsidiary to Guarantee the Obligations incurred under the Loan Documents; provided, that (1) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document and (B) restrictions and conditions imposed by the Note Documents, as such restrictions and conditions are in effect on the Closing Date, or by

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the Intercreditor Agreement, and (2) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than the Permitted Note Facility) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof.
          SECTION 6.12. Amendment of Material Documents. Neither the Borrower nor any of its subsidiaries will amend, restate, supplement or otherwise modify any Note Document or any other definitive documentation for the Permitted Note Facility, the Stock Purchase Agreement or the Offtake Agreement, to the extent any of the foregoing could reasonably be expected to materially impair (a) the rights of or benefits available to the Lenders under any Loan Document in respect of any payment obligation of any Obligor thereunder or (b) the ability of any Obligor to perform any of its material obligations under any Loan Document.
          SECTION 6.13. Fiscal Year. Neither the Borrower nor any of its subsidiaries will change its Fiscal Year-end to a date other than December 31.
          SECTION 6.14. [Intentionally Omitted].
          SECTION 6.15. Parent Credit Agreement. Notwithstanding anything to the contrary set forth herein, including in Sections 6.01 and 6.04, neither the Borrower nor any of its subsidiaries will become a party to, or otherwise create, incur, assume or permit to exist any Indebtedness (whether as a principal obligor or a guarantor) of the Borrower or any of its subsidiaries under the Existing Parent Term Credit Agreement or the Existing Parent Revolving Credit Agreement.
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan (or any premium related thereto), when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

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          (c) default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
          (d) default shall be made in the due observance or performance by an Obligor of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower only), 5.02(a), 5.05(a) or 5.07 or in Article VI and such default shall continue unremedied for a period of 10 Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower;
          (e) default shall be made in the due observance or performance by the Obligors of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
          (f) (i) any Obligor shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall not be waived and shall continue after any applicable grace period therefor, or (ii) any other event or condition shall occur that results in any Material Indebtedness of an Obligor becoming due prior to its scheduled maturity or that would enable or permit (with or without the giving of notice, the lapse of time or both) the holder or lenders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition shall not be waived and shall continue after any applicable grace period therefor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (g) any person shall make any demand for payment or otherwise seek to exercise or enforce its rights under any Guarantee (and the amount so demanded or sought constitutes Material Indebtedness) by an Obligor of any Material Indebtedness of any Obligor;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of an Obligor, or of a substantial part of the property or assets of an Obligor, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Obligor or for a substantial part of the property or assets of the Obligor or (iii) the winding-up, liquidation or dissolution of the Obligor and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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          (i) an Obligor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of the property or assets of such Obligor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
          (j) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (net of all amounts as to which any insurance company or other indemnifying party (other than the Borrower or an Affiliate of the Borrower) has acknowledged liability) shall be rendered against any or all of the Obligors and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Obligors to enforce any such judgment;
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
          (l) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Obligor shall deny in writing that it has any further liability under any such Guarantee (other than as a result of the discharge of such Obligor in accordance with the terms of the Loan Documents);
          (m) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Obligor not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, such Security Document or the Intercreditor Agreement) security interest in any portion of the securities, assets or properties covered thereby having a fair market value in excess of $5,000,000, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement;
          (n) an Obligor or any of its senior officers is criminally indicted or convicted for (A) a felony committed in the conduct of the Obligor’s business, or (B) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property or any Collateral;

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          (o) the Intercreditor Agreement for any reason shall cease to be, or shall be asserted in writing by Holdings or any of its subsidiaries, not to be, binding on or enforceable against any party thereto (or on or against any person on whose behalf the Note Collateral Agent or any Crack Spread Hedging Secured Party (following it becoming a party thereto) makes any covenant or agreement therein), other than in accordance with its terms;
          (p) there shall have occurred any event or condition adversely affects the ability of the Obligors to access any ExxonMobil Pipeline for the purpose of obtaining delivery of crude oil to the Krotz Springs Refinery in each case that, in the opinion of the Required Lenders (taking into consideration the alternative arrangements available to the Borrowers and the Subsidiaries with respect to delivery of crude oil to and transportation of refined products from the Krotz Springs Refinery), could reasonably be expected to result in a Material Adverse Effect; or
          (q) a Change of Control occurs;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and (ii) declare the Loans then outstanding to be due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Loan Documents, together with such actions

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and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
          (b) The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its subsidiaries or other Affiliate thereof as if it were not an Agent hereunder.
          (c) Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          (d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may

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be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          (e) Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          (f) Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          (g) Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service,

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mailed by certified or registered mail or sent by telecopy or electronic communication, as follows:
          (a) if to the Borrower, to it at Park Central I, 7616 LBJ Freeway, Suite 300, Dallas, TX 75251, Attention of Chief Financial Officer (shai.even@alonusa.com; Telecopy No. (972) 367-3719);
          (b) if to the Administrative Agent or the Collateral Agent, Bank Hapoalim B.M. 1177 Avenue of the Americas, New York, New York 10036 Attention of Mr. Gabi Hamani, Executive Vice President, Israeli Business Department and Maxine M. Levy, First President, Israeli Business Department; Telephone No. (212) 782-2165 / (212) 782-2166; Telecopier No. (212) 782-2170; with a copy to Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, Attention of Steven G. Tepper, Esq; Telephone No. (212) 715-1140; Telecopier No. (212) 715-1399; and
          (c) if to a Lender, to it at its address (or telecopy number or email address) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic communication or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. The Borrower, the Administrative Agent and any Lender may each change the address or e-mail address for service of notice and other communications by a notice in writing to the other parties hereto.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.13, 2.15, 2.19, 9.01, 9.05, 9.07, 9.11, 9.15 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

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          SECTION 9.03. Binding Effect. This Agreement shall become binding when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.
          (b) No Lender may assign all or any portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) without the Borrower’s express written consent, which consent the Borrower may withhold for any reason in its sole discretion. Notwithstanding the foregoing, without the consent of the Borrower, (i) any Lender may assign all or any portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Affiliate of such Lender, but such Affiliate to which such assignment is made may not further assign its interest in such Loan or Commitment to any person other than an Affiliate of Bank Hapoalim B.M. and (ii) if there exists an Event of Default, any Lender may assign all or any portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any person. If a Lender is so permitted to make a such assignment, or if the Borrower consents in writing to any other assignment hereunder, (i) the assigning Lender shall provide notice to the Borrower and the Administrative Agent of such assignment, (ii) the amount of the outstanding Loans, as the case may be, of the assigning Lender and its Related Funds subject to each such assignment shall not be less than $1,000,000 unless the Administrative Agent consents to a lower amount (or, if less, the entire remaining amount of such Lender’s Commitment or outstanding Loans), (iii) the parties to each such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), and (iv) shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation (whether pursuant to Section 2.19(e) or otherwise reasonably requested by the Administrative Agent). Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an

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Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05). For purposes of this Section 9.04(b), (i) “Approved Fund” shall mean (A) a CLO and (B) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (ii) “CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment or the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by the Borrower or any of its subsidiaries in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any of its subsidiaries or the performance or observance by the Borrower or any of its subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

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          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (and all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) No Lender may without the Borrower’s express written consent, which consent the Borrower may withhold for any reason in its sole discretion, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it). Notwithstanding the foregoing, without the consent of the Borrower, (i) any Lender may sell participations in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) to an Affiliate of such Lender, but such Affiliate purchasing such participation may not sell its participation interest in such Loan or Commitment to any person other than an Affiliate of Bank Hapoalim B.M. and (ii) if an Event of Default exists, any Lender may sell participations in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) to any person. If a Lender is so permitted to make a such participation, or if the Borrower consents in writing to any other participation hereunder, (i) the obligations under this Agreement of the Lender selling such participation shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans,

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extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or substantially all the Subsidiary Guarantors or all or substantially all the Collateral, except as expressly provided in Section 9.17).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation permitted pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and its subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (h) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the credit facilities provided for herein (if any) and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Arnold & Porter LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.
          (b) The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of its

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subsidiaries, or any Environmental Liability related in any way to the Borrower or its subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time (or, if no Loans or Commitments shall then be outstanding or in effect, at the time Loans were most recently outstanding).
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
          (e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender, or waive or excuse any such payment or any part thereof, without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.04(h), the provisions of this Section or the definition of the term “Required Lenders”, or (except as expressly provided in Section 9.17) release all or substantially all the Subsidiary Guarantors or all or substantially all the Collateral, without the prior written consent of each Lender or (iv) contractually subordinate any of the Collateral Agent’s Liens without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, respectively.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest

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payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, trustees and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep

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such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
          (b) Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or otherwise (and any Affiliate thereof and any employee, representative or other agent of such party or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to it relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby. For this purpose, the tax treatment of the transactions contemplated hereby is the purported or claimed U.S. federal tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal tax treatment of such transactions.
          SECTION 9.17. Termination and Release. (a) Notwithstanding any contrary provision herein or in any other Loan Document, (i) this Agreement shall automatically terminate and the Liens on the Collateral shall automatically be released under the applicable Loan Documents upon the payment in full (or other satisfaction agreed to by the Administrative Agent and the Lenders) of all of the Obligations owed to the Agents and the Lenders under this Agreement and the other Loan Documents and (ii) the Borrower may request the release of Collateral to be sold, transferred or otherwise disposed of in a transaction that is not prohibited by this Agreement by delivering to the Collateral Agent a certificate to the effect that such sale or other disposition and the application of the proceeds thereof will comply with the terms of this Agreement, then the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the

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consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary from its Guarantee under the Guarantee and Collateral Agreement or the release of such Collateral, as the case may be, substantially simultaneously with or at any time after the completion of such sale or other disposition. Upon the Borrower’s written request, the Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate or further evidence the release of such Collateral.
          (b) Without limiting the provisions of Section 9.05, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section 9.17.
          SECTION 9.18. Patriot Act Notice. The Administrative Agent and the Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act, the Administrative Agent and the Lenders are required to obtain, verify and record information that identifies the Borrower, including its legal name, address, tax ID number and other information that will allow the Administrative Agent and the Lenders to identify it in accordance with the USA Patriot Act. The Administrative Agent and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Borrower’s management and owners, such as legal name, address, social security number and date of birth.
          SECTION 9.19. Intercreditor Agreement.
          (a) Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
          (b) The Lenders acknowledge that obligations of the Borrower and their subsidiaries under the Permitted Note Facility and the Crack Spread Hedging Documents, and certain obligations related thereto, will be secured by Liens on assets of the Borrowers and their subsidiaries that constitute Collateral (but, with respect to the Crack Spread Hedging Documents, such Liens shall be limited to Non-ABL Priority Collateral). At the request of the Borrower, the Administrative Agent shall enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and of the secured parties under the Permitted Note Facility and the Crack Spread Hedging Documents with respect to the Collateral. Each Lender hereby irrevocably (A) consents to the subordination of Liens provided for under the Intercreditor Agreement, (B) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any acknowledgements, agreements or documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, (C) agrees that, upon the execution and delivery thereof, such Lender will

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be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (D) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Administrative Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement as are contemplated thereby in connection with any extension, renewal, refinancing or replacement of the Notes or the Crack Spread Hedging Agreement, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.
          SECTION 9.20. Certifications Regarding Indenture. The Borrower certifies to the Administrative Agent and the Lenders that neither the execution nor the performance of the Loan Documents nor the incurrence of any Obligations incurred under the Loan Documents by the Borrowers violates the Indenture, including Section 4.09 thereof. The Borrower further certifies that the Obligations incurred under the Loan Documents constitute “Permitted Debt” under the Indenture and that the Commitments of the Lenders are not prohibited under the Indenture.
          SECTION 9.21. Reinstatement of Liability. If claim is ever made upon the Lenders for repayment or recovery of any amount or amounts received by the Lenders in payment or on account of any of the Obligations incurred under the Loan Documents of any Obligor and the Lenders repay all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Lenders or any of their property, or (b) any settlement or compromise of any such claim effected by the Lenders with any such claimant (including the Obligors), then any such judgment, decree, order, settlement or compromise shall be binding upon the Obligors, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any liability of such Obligor, and the Obligors shall be and remain liable to the Lenders hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders.
(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALON REFINING KROTZ SPRINGS, INC.,

By:	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
Title: Chief Executive Officer

BANK HAPOALIM B.M., New York Branch, individually and as Administrative Agent and Collateral Agent,

by:	/s/ Lee Stenner
Name: Lee Stenner Title: Senior Vice President

Exhibit 12.1
ALON USA ENERGY, INC. AND SUBSIDIARIES
Statement Regarding Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)

	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges:
Earnings:
Income before income tax expense (benefit), minority interest in income (loss) of subsidiaries, accumulated dividends on preferred stock of subsidiary and income (loss) from equity earnings (losses) of investees	$(191,642)	$157,427	$144,937	$256,416	$174,212

Add:
Fixed charges	121,232	83,663	52,889	35,832	23,998
Amortization of capitalized interest	425	344	394	441	311
Distributions from equity investees	19,167	2,774	9,301	2,422	1,617
Less:
Interest capitalized	(1,692)	(3,417)	—	—	(927)

Total earnings	$(52,510)	$240,791	$52,038	$295,111	$199,211

Fixed charges:
Interest expense, net	$111,137	$67,550	$47,747	$30,658	$19,326
Interest capitalized	1,692	3,417	—	—	927
Rental expense interest factor (A)	8,403	12,696	5,142	5,174	3,745

Total fixed charges	$121,232	$83,663	$52,889	$35,832	$23,998

Ratio of earnings to fixed charges	(B )	2.9x	3.9x	8.2x	8.3x

(A)	The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.

(B)	For the year ended December 31, 2009, our ratio of earnings to fixed charges was less than one-to-one, and our coverage deficiency was approximately $173.7 million.

Exhibit 21.1
Alon USA Energy, Inc. Subsidiaries
Alon Asphalt Bakersfield, Inc., a Delaware corporation
Alon Assets, Inc., a Delaware corporation
Alon Brands, Inc., a Delaware corporation
Alon Crude Pipeline, LLC, a Texas limited liability company
Alon Financial Services, Inc., a Texas corporation
Alon Louisiana Holdings, Inc., a Delaware corporation
Alon Paramount Holdings, Inc., a Delaware corporation
Alon Pipeline Logistics, LLC, a Delaware limited liability company
Alon Refining Krotz Springs, Inc., a Delaware corporation
Alon Refining Louisiana, Inc., a Delaware corporation
Alon USA Capital, Inc., a Delaware corporation
Alon USA Delaware, LLC, a Delaware limited liability company
Alon USA GP, LLC, a Delaware limited liability company
Alon USA, Inc., a Delaware corporation
Alon USA, LP, a Texas limited partnership
Alon USA Operating, Inc., a Delaware corporation
Alon USA Refining, Inc., a Delaware corporation
Edgington Oil Company, LLC, a Delaware limited liability company
GTS Licensing Company, Inc., a Texas corporation
Huntington E-P Pipeline Company, LLC, a California limited liability company
Paramount-Nevada Asphalt Company, LLC, a Nevada limited liability company
Paramount Petroleum Corporation, a Delaware corporation
Paramount Petroleum Corporation of Arizona, Inc., a Delaware corporation
Paramount of Oregon, LLC, a Delaware limited liability company
Paramount of Washington, LLC, a Delaware limited liability company
Skinny’s, LLC, a Texas limited liability company
Southwest Convenience Stores, LLC, a Texas limited liability company
Wright Asphalt Products Company LLC, a Delaware limited liability company

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Alon USA Energy, Inc.
We consent to the incorporation by reference in the registration statement (No. 333-127051) on Form S-8 and the registration statement (No. 333-163430) on Form S-1 of Alon USA Energy, Inc. (the “Company”) of our reports dated March 16, 2010, with respect to the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Alon USA Energy, Inc. Our report refers to the Company’s adoption of the authoritative guidance for fair value measurements as it relates to financial instruments, effective January 1, 2008.
/s/ KPMG LLP

Dallas, Texas
March 16, 2010

Exhibit 31.1
CERTIFICATIONS
I, Jeff D. Morris, certify that:
     1. I have reviewed this Annual Report on Form 10-K of Alon USA Energy, Inc.;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
     a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
     a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 16, 2010	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

Exhibit 31.2
CERTIFICATIONS
I, Shai Even, certify that:
     1. I have reviewed this Annual Report on Form 10-K of Alon USA Energy, Inc.;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
     a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
     a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 16, 2010	/s/ Shai Even
Shai Even
Senior Vice President and Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO 18 U.S.C. §1350,
AS ADOPTED PURSUANT TO §906
OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the filing of the Annual Report on Form 10-K of Alon USA Energy, Inc., a Delaware corporation (the “Company”), for the period ended December 31, 2009, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Report.

Date: March 16, 2010	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

/s/ Shai Even
Shai Even
Senior Vice President and Chief Financial Officer